                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            UNION PLANTERS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:


             (Regions Financial Logo)                        (Union Planters Corporation Logo)

                             ---------------------
                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Regions Financial Corporation and Union Planters Corporation have each unanimously approved a strategic merger designed to create a financial institution with a larger and more competitive presence in the mid-Southeast region of the U.S. and other markets we serve, with a leading regional banking, brokerage and mortgage business. We believe the combined company will create substantially more stockholder value than could be achieved by either company individually. After completion of the merger, we expect that current Regions stockholders will own approximately 59% of the combined company and Union Planters shareholders will own approximately 41% of the combined company. We will combine our companies by merging each into a newly-formed company, which we call "New Regions," and which will be renamed "Regions Financial Corporation" in the merger.

    IF THE MERGER IS COMPLETED, REGIONS STOCKHOLDERS WILL RECEIVE 1.2346 SHARES OF NEW REGIONS COMMON STOCK FOR EACH SHARE OF REGIONS COMMON STOCK HELD IMMEDIATELY PRIOR TO THE MERGER. UNION PLANTERS SHAREHOLDERS WILL RECEIVE ONE SHARE OF NEW REGIONS COMMON STOCK FOR EACH SHARE OF UNION PLANTERS COMMON STOCK HELD IMMEDIATELY PRIOR TO THE MERGER.


                                                                 REGIONS      UNION PLANTERS
                                                                 COMMON           COMMON
                                                                  STOCK           STOCK
                                                              CLOSING PRICE   CLOSING PRICE
                                                              -------------   --------------
January 22, 2004 (the day prior to announcement of the           $37.75           $31.36
  merger)...................................................
April 28, 2004..............................................     $34.85           $28.33


    You should obtain current market quotations for both Regions common stock and Union Planters common stock. Regions common stock is listed on the New York Stock Exchange under the symbol "RF." Union Planters common stock is listed on the New York Stock Exchange under the symbol "UPC."

    The merger will generally be tax-free to both Regions stockholders and Union Planters shareholders except for taxes on cash received instead of fractional New Regions shares.

    We cannot complete the merger unless the Regions stockholders and Union Planters shareholders approve it. Regions will hold a stockholders' meeting and Union Planters will hold a shareholders' meeting to vote on this merger proposal. YOUR VOTE IS IMPORTANT. Whether or not you plan to attend your meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions contained in this document. If you do not vote, it will have the same effect as voting against the merger. The places, dates and times of the meetings are as follows:


             FOR REGIONS STOCKHOLDERS:                       FOR UNION PLANTERS SHAREHOLDERS:
                   June 8, 2004                                        June 8, 2004
          Regions Bank Operations Center                 Union Planters Bank, National Association
                 201 Milan Parkway                            6200 Poplar Avenue, Main Floor
             Birmingham, Alabama 35209                           Memphis, Tennessee 38119
      REGIONS' BOARD OF DIRECTORS UNANIMOUSLY         UNION PLANTERS' BOARD OF DIRECTORS UNANIMOUSLY
     RECOMMENDS THAT REGIONS STOCKHOLDERS VOTE       RECOMMENDS THAT UNION PLANTERS SHAREHOLDERS VOTE
       FOR ADOPTION OF THE MERGER AGREEMENT                FOR APPROVAL OF THE MERGER AGREEMENT.


    This document describes the meetings, the merger, the documents related to the merger, and other related matters. PLEASE READ THIS ENTIRE DOCUMENT CAREFULLY. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

              /s/ CARL E. JONES, JR.                                /s/ JACKSON W. MOORE
--------------------------------------------------   --------------------------------------------------
                Carl E. Jones, Jr.                                    Jackson W. Moore
       Chairman of the Board, President and           Chairman, President and Chief Executive Officer
             Chief Executive Officer                             Union Planters Corporation
          Regions Financial Corporation

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE NEW REGIONS COMMON STOCK TO BE ISSUED
 UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY
                 STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE.

           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 THE SECURITIES TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.


    The date of this joint proxy statement/prospectus is April 29, 2004, and it is first being mailed or otherwise delivered to Regions stockholders and Union Planters shareholders on or about May 3, 2004.

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Regions and Union Planters from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

        REGIONS FINANCIAL CORPORATION                   UNION PLANTERS CORPORATION
            417 North 20th Street                           6200 Poplar Avenue
          Birmingham, Alabama 35202                      Memphis, Tennessee 38119
         Attention: Jenifer Goforth                    Attention: Richard W. Trigger
             Investor Relations                             Investor Relations
          Telephone: (205) 944-1300                      Telephone: (901) 580-5977


     You will not be charged for any of these documents that you request. Regions stockholders and Union Planters shareholders requesting documents should do so by June 1, 2004 in order to receive them before the meetings.



             See "WHERE YOU CAN FIND MORE INFORMATION" on page 145.


                      VOTE ELECTRONICALLY OR BY TELEPHONE

     Regions stockholders of record may submit their proxies:

     - through the internet, by visiting the website indicated on their proxy card and following the instructions; or

     - by telephone, by calling the toll-free number indicated on their proxy card on a touch-tone phone and following the recorded instructions.

     Union Planters shareholders of record may submit their proxies:

     - through the internet, by visiting the website indicated on their proxy card and following the instructions; or

     - by telephone, by calling the toll-free number indicated on their proxy card on a touch-tone phone and following the recorded instructions.

                           UNION PLANTERS CORPORATION
                               6200 POPLAR AVENUE
                            MEMPHIS, TENNESSEE 38119

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 8, 2004



     Union Planters Corporation will hold an annual meeting of shareholders at Union Planters Bank, National Association, 6200 Poplar Avenue, Main Floor, Memphis, Tennessee 38119 at 1:00 p.m., local time, on June 8, 2004 to consider and vote upon the following matters:


     - a proposal to approve the Agreement and Plan of Merger, dated as of January 22, 2004, by and between Union Planters Corporation and Regions Financial Corporation, pursuant to which Union Planters and Regions will each be merged with and into a newly-formed holding company, New Regions Financial Corporation;

     - the election of four Class II directors of Union Planters. If the merger is completed, the board of directors of New Regions will be reconstituted to consist of thirteen directors from Regions and thirteen directors from Union Planters, as described in the accompanying joint proxy statement/prospectus;

     - the ratification of the appointment of PricewaterhouseCoopers LLP as Union Planters' independent accountants for the 2004 fiscal year;

     - a shareholder proposal which the board of directors and management oppose regarding senior executive compensation;

     - a proposal to approve the adjournment of the Union Planters annual meeting, if necessary or appropriate, to solicit additional proxies; and

     - such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement of the meeting.

     In the merger, New Regions will be the surviving corporation, and each share of Union Planters common stock will be converted into one share of New Regions common stock and each share of Regions common stock will be converted into 1.2346 shares of New Regions common stock. Your attention is directed to the joint proxy statement/prospectus accompanying this notice for a complete discussion of the merger and the related transactions. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.


     The Union Planters board of directors has fixed the close of business on April 21, 2004 as the record date for the Union Planters annual meeting. This means that Union Planters shareholders of record at such time are entitled to notice of, and to vote at, the Union Planters annual meeting or any adjournment or postponement of the annual meeting. A complete list of Union Planters shareholders entitled to vote at the Union Planters annual meeting will be made available for inspection by any Union Planters shareholder at the Union Planters annual meeting. In order for the merger agreement to be approved, the holders of a majority of the Union Planters shares outstanding and entitled to vote thereon must vote in favor of approval of the merger agreement.


     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS. TO SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Union Planters common stock who is present at the Union Planters annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Union Planters annual meeting.

     THE UNION PLANTERS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT UNION PLANTERS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE

MERGER AGREEMENT, ELECTION OF THE NOMINEES FOR DIRECTOR, RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AND THE PROPOSAL TO ADJOURN THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. THE UNION PLANTERS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNION PLANTERS SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL REGARDING SENIOR EXECUTIVE COMPENSATION.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Samuel E. Upchurch, Jr.
                                                   E. James House, Jr.
                                                   Corporate Secretary

Memphis, Tennessee

April 29, 2004


     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD, OR VOTE VIA PHONE OR THE INTERNET PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    4
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
  REGIONS...................................................   11
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF UNION
  PLANTERS..................................................   13
SELECTED COMBINED CONDENSED CONSOLIDATED UNAUDITED PRO FORMA
  FINANCIAL DATA............................................   14
COMPARATIVE PER SHARE DATA..................................   16
RECENT DEVELOPMENTS.........................................   18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   19
REGIONS ANNUAL MEETING......................................   21
  Matters To Be Considered..................................   21
  Proxies...................................................   21
  Solicitation of Proxies...................................   22
  Record Date...............................................   22
  Voting Rights and Vote Required...........................   23
  Recommendation of the Board of Directors..................   23
  Attending the Meeting.....................................   24
  Participants in the Regions 401(k) Plan...................   24
  Voting by Telephone or the Internet.......................   24
THE UNION PLANTERS ANNUAL MEETING...........................   25
  Matters to Be Considered..................................   25
  Proxies...................................................   25
  Solicitation of Proxies...................................   26
  Record Date...............................................   26
  Voting Rights and Vote Required...........................   27
  Recommendation of the Board of Directors..................   27
  Attending the Meeting.....................................   28
  Participants in Union Planters' 401(k) Retirement Savings
     Plan...................................................   28
  Voting by Telephone or the Internet.......................   28
INFORMATION ABOUT THE COMPANIES.............................   29
THE MERGER..................................................   30
  General...................................................   30
  Structure.................................................   30
  Background of the Merger..................................   31
  Regions' Reasons for the Merger; Recommendation of
     Regions' Board of Directors............................   34
  Union Planters' Reasons for the Merger; Recommendation of
     Union Planters' Board of Directors.....................   37
  Opinions of Financial Advisors............................   39
  Opinion of UBS Securities LLC to Regions..................   39
  Opinion of Morgan Stanley & Co. Incorporated to Union
     Planters...............................................   47
  Board of Directors and Management of New Regions Following
     the Merger.............................................   52
  Union Planters' Directors and Officers Have Financial
     Interests in the Merger................................   53
  Regions' Directors and Officers Have Financial Interests
     in the Merger..........................................   57
  Distribution of New Regions Certificates..................   59
  Fractional Shares.........................................   59

                                                              PAGE
                                                              ----
  Public Trading Markets....................................   60
  New Regions Dividends.....................................   60
  Absence of Appraisal Rights...............................   60
  Regulatory Approvals Required for the Merger..............   60
THE MERGER AGREEMENT........................................   63
  Terms of the Merger.......................................   63
  Treatment of Options......................................   63
  Fractional Shares.........................................   64
  Closing and Effective Time of the Merger..................   64
  Representations, Warranties, Covenants and Agreements.....   64
  Declaration and Payment of Dividends......................   65
  Redemption of Union Planters Series E Preferred Stock.....   65
  Agreement Not to Solicit Other Offers.....................   65
  Corporate Governance......................................   66
  Expenses and Fees.........................................   66
  Restructuring Efforts.....................................   66
  Conditions to Completion of the Merger....................   67
  Possible Alternative Merger Structure.....................   67
  Amendment, Waiver and Termination of the Merger
     Agreement..............................................   67
  Resales of New Regions Stock by Affiliates................   69
  New Regions Employee Benefit Plans........................   69
ACCOUNTING TREATMENT........................................   70
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......   71
DESCRIPTION OF NEW REGIONS CAPITAL STOCK....................   73
  General...................................................   73
  Common Stock..............................................   73
  Preferred Stock...........................................   73
COMPARISON OF STOCKHOLDERS' RIGHTS..........................   74
  General...................................................   74
  Authorized Capital........................................   74
  Number of Directors.......................................   75
  Vacancies.................................................   76
  Special Meetings of the Board.............................   76
  Stockholder Rights Plans..................................   76
  Classified Board of Directors and Cumulative Voting.......   77
  Removal of Directors......................................   77
  Special Meetings of Stockholders..........................   77
  Actions by Stockholders without a Meeting.................   77
  Amendment of Certificate of Incorporation and Bylaws......   78
  Statutory Provisions......................................   79
  Stockholder Approval of Business Combinations with
     Interested Stockholders................................   80
  Stockholder Nominations...................................   80
  Stockholder Proposals.....................................   81
  Notice of Stockholders Meetings...........................   81
  Limitations on Director Liability.........................   82
  Indemnification...........................................   82

                                                              PAGE
                                                              ----
STOCK REPURCHASES...........................................   83
LITIGATION..................................................   83
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   84
PRO FORMA FINANCIAL INFORMATION.............................   85
VALIDITY OF COMMON STOCK....................................   97
EXPERTS.....................................................   97
OTHER MATTERS TO BE CONSIDERED AT THE REGIONS MEETING.......   98
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............   99
  Security Ownership of Certain Beneficial Owners...........   99
  Security Ownership of Directors and Management............   99
  Section 16(a) Beneficial Ownership Reporting Compliance...  100
PROPOSAL 2 -- ELECTION OF DIRECTORS.........................  101
  Information on Directors..................................  101
  The Board and Committees of the Board.....................  103
AUDIT COMMITTEE REPORT......................................  105
EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS...............  107
  Stock Options.............................................  108
  Long-Term Incentive Plan Awards in 2003...................  109
  Retirement Plans..........................................  109
  Change of Control Agreements..............................  110
  Directors' Compensation...................................  111
  Compensation Committee Interlocks and Insider
     Participation..........................................  112
REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE
  COMPENSATION..............................................  113
  Financial Performance.....................................  115
  Other Transactions........................................  115
  Code of Ethics............................................  116
PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT
  AUDITORS..................................................  116
  General...................................................  116
  Audit Fees, Audit-Related Fees, Tax Fees, and All Other
     Fees...................................................  116
PROPOSAL 4 -- ADJOURNMENT OF ANNUAL MEETING.................  117
  The Proposal..............................................  117
  Board of Directors' Recommendation........................  117
PROPOSAL 5 -- STOCKHOLDER PROPOSAL..........................  117
  The Proposal..............................................  117
  Board of Directors' Recommendation........................  118
OTHER MATTERS TO BE CONSIDERED AT THE UNION PLANTERS
  MEETING...................................................  119
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............  120
  Security Ownership of Directors and Management............  120
  Section 16(a) Beneficial Ownership Reporting Compliance...  121
PROPOSAL 2 -- ELECTION OF DIRECTORS.........................  121
  Information About Union Planters Directors and Nominees...  121
  Meetings and Committees of the Union Planters Board of
     Directors..............................................  124
AUDIT COMMITTEE REPORT......................................  126
COMPENSATION/NOMINATIONS/CORPORATE GOVERNANCE COMMITTEE
  REPORT....................................................  128

                                                              PAGE
                                                              ----
EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS...............  131
  Stock Options.............................................  132
AGGREGATED OPTIONS EXERCISES IN 2003 AND FISCAL YEAR-END
  OPTION VALUES.............................................  134
  Employment Contracts and Termination, Severance, and
     Change of Control Arrangements.........................  135
  Executive Benefit Plans...................................  137
  Directors' Compensation...................................  137
  Compensation Committee Interlocks and Insider
     Participation..........................................  138
  Certain Relationships and Transactions....................  138
  Financial Performance.....................................  138
PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT
  ACCOUNTANTS...............................................  139
  Audit Fees, Audit-Related Fees, Tax Fees and All Other
     Fees...................................................  139
PROPOSAL 4 -- ADJOURNMENT OF ANNUAL MEETING.................  140
  The Proposal..............................................  140
  Board of Directors' Recommendation........................  140
PROPOSAL 5 -- SHAREHOLDER PROPOSAL..........................  140
  Proposal..................................................  140
  Recommendation of the Board of Directors and Management
     Response...............................................  141
STOCKHOLDER PROPOSALS.......................................  143
  Regions 2005 Annual Meeting Stockholder Proposals.........  143
  Union Planters 2005 Annual Meeting Shareholder
     Proposals..............................................  143
  New Regions 2005 Annual Meeting Stockholder Proposals.....  143
WHERE YOU CAN FIND MORE INFORMATION.........................  145
                           APPENDICES:
APPENDIX A
  Agreement and Plan of Merger, dated as of January 22,
     2004, by and between Union Planters Corporation and
     Regions Financial Corporation..........................  A-1
APPENDIX B
  Opinion of UBS Securities LLC.............................  B-1
APPENDIX C
  Opinion of Morgan Stanley & Co. Incorporated..............  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT AM I BEING ASKED TO VOTE ON?

A:   You are being asked to vote on a merger
     agreement entered into between Regions Financial Corporation and Union Planters Corporation (referred to in this joint proxy statement/prospectus as the merger agreement). In the merger, Regions and Union Planters will each be merged into a newly-formed holding company, New Regions Financial Corporation.

     In addition, as a Regions stockholder or Union Planters shareholder, you are being asked to vote on customary proposals at the Regions or Union Planters annual meeting, as the case may be, including voting for directors, ratifying the independent auditor and voting on stockholder proposals.

Q:   HOW DOES MY BOARD OF DIRECTORS RECOMMEND I
     VOTE ON THE MERGER?

A: The board of directors of Regions unanimously recommends that you vote "FOR" adoption of the merger agreement. The board of directors of Union Planters unanimously recommends that you vote "FOR" approval of the merger agreement.

Q:   WHY IS MY BOARD OF DIRECTORS RECOMMENDING
     THAT I VOTE FOR ADOPTION OR APPROVAL OF THE MERGER AGREEMENT?

A: Your board of directors believes the merger is a unique strategic opportunity to combine two strong companies into a single, integrated market leader whose scale and capital is expected to create greater short- and long-term growth and stockholder value.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: In the merger, each share of Regions common stock will be converted into the right to receive 1.2346 shares of common stock of New Regions, and each share of Union Planters common stock will be converted into the right to receive one share of common stock of New Regions.

Q:   WHAT VOTE OF REGIONS STOCKHOLDERS AND UNION
     PLANTERS SHAREHOLDERS IS REQUIRED TO ADOPT OR APPROVE THE MERGER AGREEMENT?

A: The affirmative vote of the holders of at least a majority of the outstanding shares of each of Regions and Union Planters entitled to vote on adoption or approval of the merger agreement is required to adopt or approve the merger agreement.

Q:   CAN THE NUMBER OF SHARES OF NEW REGIONS
     COMMON STOCK TO BE ISSUED IN THE MERGER FOR EACH SHARE OF REGIONS COMMON STOCK OR UNION PLANTERS COMMON STOCK CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A:   No. The exchange ratio is a fixed ratio.
Therefore the number of shares of New Regions common stock to be received in exchange for shares of Regions common stock and Union Planters common stock will not fluctuate. The number of shares of New Regions common stock you will receive will not change if the trading price of shares of Regions common stock or Union Planters common stock changes between now and the time that the merger is completed.


     See "THE MERGER AGREEMENT--Terms of the Merger" beginning on page 63.


Q:   HOW MUCH OF THE COMBINED COMPANY WILL
REGIONS STOCKHOLDERS AND UNION PLANTERS SHAREHOLDERS OWN AFTER THE MERGER?


A: After the merger, former Regions stockholders will own approximately 59%, and former Union Planters shareholders will own approximately 41%, of the New Regions common stock (based on shares outstanding as of April 28, 2004).


Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. Alternatively, you may vote by telephone or the internet. This will enable your shares to be represented and voted at the Regions annual meeting or the Union Planters annual meeting, as the case may be.

Q:   WHY IS MY VOTE IMPORTANT?

A: The failure of a Regions stockholder or a Union Planters shareholder to vote for the merger agreement, by proxy or in person, will have the same effect as a vote against the merger agreement. The merger must be approved by the holders of a majority of the outstanding shares of Regions common stock and Union Planters common stock entitled to vote at the respective meetings. In addition, if you do not return your proxy card or vote by telephone, the internet or in person at the appropriate annual meeting, it will be more difficult for Regions and Union Planters to obtain the necessary quorum to hold their meetings.

     Regions stockholders and Union Planters shareholders are also being asked to vote on a number of additional items at their respective annual meetings, including the election of directors, the ratification of independent accountants and stockholder proposals. It is important that Regions stockholders and Union Planters shareholders vote on these matters as well.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares for the adoption or approval of the merger agreement without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or internet voting.

Q:   WHAT IF I FAIL TO INSTRUCT MY BROKER?

A: If you fail to instruct your broker to vote your shares with respect to the adoption or approval of the merger agreement, and the broker submits an unvoted proxy, the resulting broker non-vote will be counted toward a quorum at the respective meeting, but it will have the same effect as a vote against the merger agreement.

Q:   CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. Regions stockholders and Union Planters shareholders are invited to attend their respective meeting. Holders of shares of Regions common stock and Union Planters common stock of record can vote in person at their respective meeting. If a broker holds your shares in street name, then you are not the holder of record and you must ask your broker how you can vote at the annual meeting in person.

Q:   CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy (whether by mail, phone or the internet):

     - First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

     - Second, you may complete and submit a new proxy card or vote again by telephone or the internet. The latest vote actually received by Regions or Union Planters, as the case may be, before the annual meetings will be counted, and any earlier votes will be revoked.

     - Third, you may attend the Regions or Union Planters annual meeting, as the case may be, and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke your proxy.

     If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q: IF I AM A REGIONS STOCKHOLDER OR UNION PLANTERS SHAREHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. If we complete the merger, Regions stockholders and Union Planters shareholders will then need to exchange their Regions and Union Planters stock certificates for New Regions stock certificates. We will send you instructions for exchanging Regions and Union Planters stock certificates at that time.

Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger in mid-2004. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of our stockholders and shareholders at the meetings and the necessary regulatory approvals.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A: Regions stockholders should call the Regions Investor Relations Department at (205) 944-1300 with any questions about the merger and related transactions. Union Planters shareholders should call the Union Planters Investor Relations Department at (901) 580-6000 with any questions about the merger and related transactions.

                                    SUMMARY


     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE REFER IN ORDER TO FULLY UNDERSTAND THE MERGER AND THE RELATED TRANSACTIONS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 145. EACH ITEM IN THIS SUMMARY REFERS TO THE PAGE OF THIS DOCUMENT ON WHICH THAT SUBJECT IS DISCUSSED IN MORE DETAIL.



REGIONS STOCKHOLDERS WILL RECEIVE 1.2346 SHARES OF NEW REGIONS COMMON STOCK PER SHARE OF REGIONS COMMON STOCK (PAGE 30).


     As a result of the merger, each Regions stockholder will receive 1.2346 shares of New Regions common stock for each share of Regions common stock held immediately prior to the merger. We sometimes refer to this 1.2346-to-1 ratio as the Regions exchange ratio. New Regions will not issue any fractional shares. Regions stockholders entitled to a fractional share will instead receive an amount in cash based on the closing sale price of Regions common stock on the trading day immediately prior to the date on which the merger is completed, divided by the Regions exchange ratio.

     EXAMPLE: IF YOU HOLD 110 SHARES OF REGIONS COMMON STOCK, YOU WILL RECEIVE 135 SHARES OF NEW REGIONS COMMON STOCK AND A CASH PAYMENT FOR THE 0.8 OF A SHARE THAT YOU OTHERWISE WOULD HAVE RECEIVED (I.E., 110 SHARES X 1.2346 = 135.8 SHARES).


UNION PLANTERS SHAREHOLDERS WILL RECEIVE ONE SHARE OF NEW REGIONS COMMON STOCK PER SHARE OF UNION PLANTERS COMMON STOCK (PAGE 30).


     As a result of the merger, each Union Planters shareholder will receive one share of New Regions common stock for each share of Union Planters common stock held immediately prior to the merger. We sometimes refer to this 1-to-1 ratio as the Union Planters exchange ratio.

     EXAMPLE: IF YOU HOLD 110 SHARES OF UNION PLANTERS COMMON STOCK, YOU WILL RECEIVE 110 SHARES OF NEW REGIONS COMMON STOCK.

     The Regions exchange ratio and the Union Planters exchange ratio are both fixed ratios; therefore the number of shares of New Regions common stock to be received in exchange for shares of Regions common stock or Union Planters common stock, as the case may be, will not fluctuate. The number of shares of New Regions common stock to be received by holders of Regions common stock and Union Planters common stock in the merger will not change if the trading price of Regions common stock or Union Planters common shares changes between now and the time the merger is completed.

     The exchange ratios were determined through arm's length negotiations of the terms of the merger agreement, and were based on our assessment of the relative contributions of both companies to the business, operations, financial condition and prospects of the combined company.

     Upon completion of the merger, we expect that former Regions stockholders will own approximately 59% of the combined company and former Union Planters shareholders will own approximately 41% of the combined company.


COMPARATIVE MARKET PRICES AND SHARE INFORMATION (PAGE 84)



     Regions common stock is quoted on the New York Stock Exchange under the symbol "RF." Union Planters common stock is quoted on the New York Stock Exchange under the symbol "UPC." The following table sets forth the closing sale prices per share of Regions common stock and Union Planters common stock in each case as reported on the New York Stock Exchange on January 22, 2004, the last trading day before we announced the merger, and on April 28, 2004, the last practicable trading day before the distribution of this document.



                         REGIONS   UNION PLANTERS
                         COMMON        COMMON
                          STOCK        STOCK
                         -------   --------------
January 22, 2004.......  $37.75        $31.36
April 28, 2004.........  $34.85        $28.33


THE MARKET PRICES OF BOTH REGIONS COMMON STOCK AND UNION PLANTERS COMMON STOCK WILL FLUCTUATE PRIOR TO THE MERGER. THEREFORE, YOU SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR REGIONS COMMON STOCK AND UNION PLANTERS COMMON STOCK.

     We expect that the market price of New Regions shares following the completion of the merger will approximate the market price of Regions common stock immediately prior to the merger divided by the Regions exchange ratio, 1.2346. On this basis, if the merger would have been completed at the close of trading on the New York Stock Exchange on April 28, 2004, this estimated price per share would have equaled $28.23. At the time the merger is completed, we expect that this estimated price per share will be substantially the same as the price per share of Union Planters common stock immediately prior to the merger.



     Regions may from time to time repurchase shares of Regions common stock and Union Planters may from time to time repurchase shares of Union Planters common stock. The merger agreement permits both Regions and Union Planters to continue to repurchase their own shares in accordance with their respective previously announced repurchase plans. We provide this information to you to help you assess whether the repurchase of shares may have an impact on the market price of one or both of our stocks. See "STOCK REPURCHASES" on page 83.



REGIONS' FINANCIAL ADVISOR HAS PROVIDED AN OPINION TO THE REGIONS BOARD OF DIRECTORS AS TO THE FAIRNESS OF THE REGIONS EXCHANGE RATIO, FROM A FINANCIAL POINT OF VIEW, TO REGIONS STOCKHOLDERS (PAGE 39)


     In deciding to approve the merger, the Regions board of directors considered the opinion of its financial advisor, UBS Securities LLC, which we refer to as UBS in this document, which was given to the Regions board of directors on January 22, 2004, that, as of the date of such opinion, the Regions exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Regions common stock. A copy of this opinion is attached to this document as Appendix B. Regions stockholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by UBS in providing its opinion.


UNION PLANTERS' FINANCIAL ADVISOR HAS PROVIDED AN OPINION TO THE UNION PLANTERS BOARD OF DIRECTORS AS TO THE FAIRNESS OF THE UNION PLANTERS EXCHANGE RATIO, FROM A FINANCIAL POINT OF VIEW, TO UNION PLANTERS SHAREHOLDERS (PAGE 47)


     In deciding to approve the merger, the Union Planters board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, which we refer to in this document as Morgan Stanley, which was given to the Union Planters board of directors on January 22, 2004, that, as of the date of such opinion, the Union Planters exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Union Planters common stock. A copy of this opinion is attached to this document as Appendix C. Union Planters shareholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Morgan Stanley in providing its opinion.


TAX-FREE TRANSACTION TO REGIONS STOCKHOLDERS AND UNION PLANTERS SHAREHOLDERS (PAGE 71)


     The merger has been structured to qualify as a tax-free reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that Regions and Union Planters each receive a legal opinion that the merger will so qualify. In addition, in connection with the filing of the registration statement of which this document is a part, Regions and Union Planters have each received a legal opinion to the same effect. Accordingly, holders of Regions common stock and Union Planters common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their common stock for New Regions common stock in the merger, except for any gain or loss that may result from the receipt by Regions stockholders of cash instead of a fractional share of New Regions common stock.


THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO SOME HOLDERS OF REGIONS COMMON STOCK OR UNION PLANTERS COMMON STOCK, INCLUDING CERTAIN HOLDERS SPECIFICALLY REFERRED TO ON PAGE 71. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR INDIVIDUAL SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER IN YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE FROM THE LAWS OF ANY OTHER TAXING JURISDICTION.

OUR REASONS FOR THE MERGER (PAGES 34 AND 37)


     Our companies are proposing to merge because we believe that:

     - by combining with each other we can create a stronger company that will provide significant benefits to our stockholders and customers alike;

     - by bringing our customers and banking products together we can do a better job of increasing our combined revenues and earnings than we could if we did not merge; and

     - the merger will strengthen the combined company's position as a competitor in the financial services industry, which is rapidly changing and growing more competitive.


REGIONS' BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT, ELECTION OF THE NOMINATED DIRECTORS, APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND THE PROPOSAL TO ADJOURN THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES, AND "AGAINST" THE STOCKHOLDER PROPOSAL REGARDING THE REQUIRED STOCKHOLDER VOTE FOR ELECTION OF DIRECTORS (PAGE 21)


     Regions' board of directors believes that the merger is in the best interests of Regions and its stockholders and has unanimously approved the merger agreement. Regions' board of directors unanimously recommends that Regions stockholders vote "FOR" adoption of the merger agreement. In addition, Regions' board of directors unanimously recommends that Regions stockholders vote "FOR" election of the directors, ratifying Ernst & Young LLP as independent auditors and the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies. Regions' board of directors unanimously recommends that Regions stockholders vote "AGAINST" the stockholder proposal regarding the required stockholder vote for election of directors which would provide that directors must receive a majority of the shares entitled to vote in order to be elected to the board of directors.


UNION PLANTERS' BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, ELECTION OF THE NOMINATED DIRECTORS, APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS AND THE PROPOSAL TO ADJOURN THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES, AND "AGAINST" THE SHAREHOLDER PROPOSAL REGARDING SENIOR EXECUTIVE COMPENSATION (PAGE 25)


     Union Planters' board of directors believes that the merger is in the best interests of Union Planters and its shareholders and has unanimously approved the merger agreement. Union Planters' board of directors unanimously recommends that Union Planters shareholders vote "FOR" approval of the merger agreement. In addition, Union Planters' board unanimously recommends that Union Planters shareholders vote "FOR" election of the directors, ratifying PricewaterhouseCoopers LLP as independent accountants and the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies. Union Planters' board of directors unanimously recommends that Union Planters shareholders vote "AGAINST" the shareholder proposal regarding senior executive compensation which requests that Union Planters change its current system of executive compensation.


CERTAIN DIRECTORS AND OFFICERS HAVE ECONOMIC INTERESTS IN THE MERGER (PAGES 53 AND 57)


     Certain executive officers and directors of Regions and Union Planters have economic interests in the merger in addition to their interests as stockholders. Each of the Regions board of directors and the Union Planters board of directors considered these interests in its decision to approve the merger agreement.

     The executive officers of Regions and Union Planters have agreements that contain change in control provisions that will be triggered by the completion of the merger. These agreements provide enhanced severance benefits in the event of certain types of employment terminations following a change in control (which will include the completion of the merger).

     Notwithstanding the existing agreements, both Carl E. Jones, Jr., Chairman, President and Chief Executive Officer of Regions, and Jackson W. Moore, Chairman, President and Chief Executive Officer of Union Planters, have waived certain change in control rights in their agreements. Messrs. Jones and Moore will participate in the management of New Regions as discussed in

"THE MERGER -- Board of Directors and Management of New Regions Following the Merger." Mr. Moore's existing employment agreement with Union Planters has been revised to reflect the management succession plan and his waiver is conditioned on the implementation of this plan.

     Other interests of directors and executive officers of Regions and Union Planters may include rights under stock-based benefit programs and awards, rights to continued directorship with New Regions after the merger and rights to continued indemnification and insurance coverage by New Regions after the merger for acts or omissions occurring prior to the merger.

NEW REGIONS DIVIDENDS

     New Regions stockholders will be entitled to receive dividends when and if declared by the New Regions board of directors out of funds legally available for dividends. New Regions currently intends to pay a cash dividend of $0.333 per share per quarter following the merger, which is consistent with the current dividend rate paid by Regions and Union Planters. The New Regions board of directors will periodically consider the payment of dividends, taking into account New Regions' financial condition and level of net income, New Regions' future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations and tax treatment of dividends. Until the merger is completed, Regions is restricted by the merger agreement from declaring dividends of more than $0.4116 per share per quarter and Union Planters is restricted from declaring dividends of more than $0.3334 per share per quarter.


NEITHER REGIONS STOCKHOLDERS NOR UNION PLANTERS SHAREHOLDERS HAVE APPRAISAL RIGHTS (PAGE 60)


     Regions is incorporated under Delaware law and Union Planters is incorporated under Tennessee law. Under Delaware and Tennessee law, neither the stockholders of Regions nor the shareholders of Union Planters have any right to a court determination, in a proceeding known as an appraisal, of the fair value of their shares in connection with the merger.


INFORMATION ABOUT THE COMPANIES (PAGE 29)


  REGIONS FINANCIAL CORPORATION

     Regions Financial Corporation, headquartered in Birmingham, Alabama, is a full-service provider of banking, securities brokerage, mortgage and insurance products and services. As of December 31, 2003, Regions had $48.6 billion in assets and stockholders' equity of $4.5 billion. Based on assets, Regions is one of the top 25 financial holding companies in the United States. Its banking subsidiary, Regions Bank, operates more than 680 offices across a nine-state geographic footprint in the Southern U.S. and Texas. Its securities brokerage subsidiary, Morgan Keegan & Co., Inc., provides investment and brokerage services from more than 140 offices.

     Regions' principal executive officers are located at 417 North 20th Street, Birmingham, Alabama 35202 and its telephone number is (205) 944-1300.

  UNION PLANTERS CORPORATION

     Union Planters Corporation, headquartered in Memphis, Tennessee, with total assets of approximately $31.9 billion at December 31, 2003, is the largest bank holding company in Tennessee and among the 30 largest bank holding companies in the United States. Union Planters Bank, National Association, its principal banking subsidiary, was founded in 1869 and operates branches in 12 states:
Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. Union Planters offers a full range of commercial and consumer financial solutions through a network of 717 banking offices, 925 ATMs and the resources of specialized business units.

     Union Planters' principal executive offices are located at 6200 Poplar Avenue, Memphis, Tennessee 38119 and its telephone number is (901) 850-6000.

  NEW REGIONS FINANCIAL CORPORATION

     Regions and Union Planters formed New Regions solely for the purpose of effecting the merger. To date, New Regions has not conducted any activities other than those incident to its formation and the preparation of this joint proxy statement/prospectus. New Regions is jointly owned by Regions and Union Planters. Upon completion of the merger, Regions and Union Planters each will be merged with and into New Regions. New Regions will be the surviving corporation in the merger and will continue its corporate existence under the laws of the State of Delaware under the name "Regions Financial Corporation."

     New Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35202 and its telephone number is (205) 944-1300.


THE MERGER (PAGE 63)


     We encourage you to read the merger agreement, which is attached as Appendix A.

     The merger agreement provides for the following transactions:

     - Regions will merge with and into a newly-formed Delaware holding company, New Regions Financial Corporation, with New Regions as the surviving company. Each share of Regions common stock outstanding prior to the merger will automatically be converted in the merger into the right to receive 1.2346 shares of New Regions common stock.

     - Immediately after the Regions merger, Union Planters will merge with and into New Regions, with New Regions as the surviving company. Each share of Union Planters common stock outstanding prior to the merger will automatically be converted in the merger into the right to receive one share of New Regions common stock.

     The combined company will be renamed "Regions Financial Corporation." In this document, we refer to these mergers collectively as "the merger."


THE MERGER IS EXPECTED TO OCCUR BY MID-2004 (PAGE 64)


     The merger will occur only after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will be completed in mid-2004.


CONDITIONS THAT MUST BE SATISFIED OR WAIVED FOR THE MERGER TO OCCUR (PAGE 67)


     As more fully described in this document and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including receipt of stockholder and regulatory approvals and tax opinions.

     We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.


TERMINATION OF THE MERGER AGREEMENT (PAGE 67)


     We may agree to terminate the merger agreement before completing the merger, even after adoption or approval of the merger agreement by our stockholders, as long as the termination is approved by each of our boards of directors.

     In addition, either of us may decide to terminate the merger agreement, even after adoption or approval of the merger agreement by our stockholders, if certain conditions in the merger agreement have not been met, such as obtaining the necessary regulatory approvals, or the other party's material breach of a representation or warranty. A termination fee may be payable for specified terminations under the merger agreement, which generally relate to third party acquisition proposals. The amount of the fee would be $320 million if paid by Regions or $225 million if paid by Union Planters. This difference in amount generally reflects the respective market capitalizations of Regions and Union Planters.


BOARD OF DIRECTORS AND MANAGEMENT OF NEW REGIONS FOLLOWING THE MERGER (PAGE 52)


     Immediately after the merger is completed, the board of directors of New Regions will consist of thirteen former Regions directors and thirteen former Union Planters directors.

     Carl E. Jones, Jr., currently Chairman of the Board, President and Chief Executive Officer of Regions, will serve as Chairman of the Board and Chief Executive Officer of New Regions. Jackson W. Moore, currently Chairman, President and Chief Executive Officer of Union Planters, will serve as President and Chief Executive Officer-Designate of New Regions. Mr. Moore will assume Mr. Jones' duties as Chief Executive

Officer on July 1, 2005, and Mr. Moore will assume Mr. Jones' duties as Chairman of the Board on July 1, 2006. Mr. Moore's planned succession to Mr. Jones is a result of Mr. Jones' desire to retire from his positions with Regions within a reasonable time after the merger is completed and at the time of his previously planned retirement at age 65, and the parties' belief in the qualifications and ability of Mr. Moore to successfully lead the combined company.


NEW REGIONS' POST-MERGER MANAGEMENT (PAGE 53)


     Regions and Union Planters have designated other key members of the combined company's senior management team, which includes Richard D. Horsley, who is currently Vice Chairman and Chief Operating Officer of Regions, as Vice Chairman and Chief Operating Officer of New Regions, Allen B. Morgan, Jr., who is currently Vice Chairman of Regions and Chairman of Morgan Keegan & Company, as Vice Chairman of New Regions and Chairman of the Board of Morgan Keegan; D. Bryan Jordan, who is currently Executive Vice President and Chief Financial Officer of Regions, as Chief Financial Officer of New Regions; Robert A. Goethe, who is currently Chairman and Chief Executive Officer of Regions Mortgage, as Chairman of Mortgage Banking; and Bobby L. Doxey, who is currently Senior Executive Vice President and Chief Financial Officer of Union Planters, as Senior Executive Vice President of New Regions. Mr. Doxey and Mr. Horsley will co-lead the transition team.


ACCOUNTING TREATMENT OF THE MERGER BY NEW REGIONS (PAGE 70)


     New Regions will account for the merger as a purchase by Regions of Union Planters for financial reporting purposes.


A COMPARISON OF THE RIGHTS OF HOLDERS OF REGIONS COMMON STOCK AND HOLDERS OF UNION PLANTERS COMMON STOCK; THE RIGHTS OF REGIONS STOCKHOLDERS AND UNION PLANTERS SHAREHOLDERS WILL BE GOVERNED BY NEW GOVERNING DOCUMENTS AFTER THE MERGER (PAGE 74)


     The rights of Regions stockholders will change in only limited respects as a result of the merger due to the similarity of the New Regions and Regions governing documents and due to the fact that both companies are incorporated under Delaware law. The rights of Union Planters shareholders will change as a result of the merger due to the differences between Union Planters' and New Regions' governing documents and due to the fact that Union Planters is incorporated under Tennessee law and New Regions is incorporated under Delaware law. This document contains descriptions of the stockholder rights under each of the Regions, Union Planters and New Regions governing documents, and describes the material differences among them.


REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (PAGE 60)


     We cannot complete the merger unless we obtain the prior approval of the Board of Governors of the Federal Reserve System. We have made or will make the necessary filings with the Federal Reserve Board as well as various state banking departments. We have made or will make filings with several other regulatory agencies as well, including the National Association of Securities Dealers and the New York Stock Exchange.

     Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.


REGIONS WILL HOLD ITS ANNUAL MEETING ON JUNE 8, 2004 (PAGE 21)



     The Regions annual meeting will be held on June 8, 2004, at 10:00 a.m., local time, at Regions Bank Operations Center, 201 Milan Parkway, Birmingham, Alabama 35209. At the Regions annual meeting, Regions stockholders will be asked:


     - To adopt the merger agreement;

     - To approve the election of four nominee directors;

     - To ratify the appointment of Ernst & Young LLP as Regions' independent auditors for the year 2004;

     - To vote upon a stockholder proposal which the board of directors and management oppose regarding the required stockholder vote for election of directors;

     - To approve the adjournment of the Regions annual meeting, if necessary or appropriate, to solicit additional proxies; and

     - To act on such other business as may properly come before the Regions annual meeting.


     Record Date. Regions stockholders may cast one vote at the Regions annual meeting for each share of Regions common stock that was owned at the close of business on April 27, 2004. At that date, there were 218,881,793 shares of Regions common stock entitled to be voted at the annual meeting.


     Required Vote. To adopt the merger agreement, the holders of a majority of the outstanding shares of Regions common stock entitled to vote must vote in favor of adoption of the merger agreement. Because adoption is based on the affirmative vote of a majority of shares outstanding, a Regions stockholder's failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger.


     As of the Regions record date, directors and executive officers of Regions and their affiliates had the right to vote 8,083,560 shares of Regions common stock, or 3.7% of the outstanding Regions common stock entitled to be voted at the annual meeting. At that date, directors and executive officers of Union Planters and their affiliates, including Union Planters, had the right to vote 511,676 shares of Regions common stock entitled to be voted at the meeting, or 0.27% of the outstanding Regions common stock.



UNION PLANTERS WILL HOLD ITS ANNUAL MEETING ON JUNE 8, 2004 (PAGE 25)



     The Union Planters annual meeting will be held on June 8, 2004, at Union Planters Bank, National Association, 6200 Poplar Avenue, Main Floor, Memphis, Tennessee 38119, local time, at 1:00 p.m. At the Union Planters annual meeting, Union Planters shareholders will be asked:


     - To approve the merger agreement;

     - To approve the election of four Class II directors;

     - To ratify the appointment of PricewaterhouseCoopers LLP as Union Planters' independent accountants for the year 2004;

     - To vote upon a shareholder proposal which the board of directors and management oppose regarding senior executive compensation;

     - To approve the adjournment of the Union Planters annual meeting, if necessary or appropriate, to solicit additional proxies; and

     - To act on such other matters as may be properly brought before the Union Planters annual meeting.


     Record Date. Union Planters shareholders may cast one vote at the Union Planters annual meeting for each share of Union Planters common stock that was owned at the close of business on April 21, 2004. At that date, there were 190,012,086 shares of Union Planters common stock entitled to be voted at the annual meeting.


     Required Vote. To approve the merger agreement, the holders of a majority of the outstanding shares of Union Planters common stock entitled to be voted must vote in favor of the merger agreement. Because approval is based on the affirmative vote of a majority of shares outstanding, a Union Planters shareholder's failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger.


     As of the Union Planters record date, directors and executive officers of Union Planters and their affiliates had the right to vote 5,664,776 shares of Union Planters common stock, or 2.98% of the outstanding Union Planters common stock entitled to be voted at the annual meeting. At that date, directors and executive officers of Regions and their affiliates, including Regions, had the right to vote 885 shares of Union Planters common stock entitled to be voted at the meeting, or 0.0005% of the outstanding Union Planters common stock.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF REGIONS


     Set forth below are highlights from Regions' consolidated financial data as of and for the years ended December 31, 1999 through 2003. You should read this information in conjunction with Regions' consolidated financial statements and related notes included in Regions' Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this joint proxy statement/prospectus and from which this information is derived. See "WHERE YOU CAN FIND MORE INFORMATION" on page 145.


                                                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------------------
                                                           2003        2002(4)       2001           2000           1999
                                                        -----------   ----------  ----------     ----------     ----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS SUMMARY:
Total interest income.................................  $ 2,219,130   $2,536,989  $3,055,637     $3,234,243     $2,854,686
Total interest expense................................      744,532    1,039,401   1,630,144      1,845,446      1,428,831
                                                        -----------   ----------  ----------     ----------     ----------
Net interest income...................................    1,474,598    1,497,588   1,425,493      1,388,797      1,425,855
Provision for loan losses.............................      121,500      127,500     165,402        127,099        113,658
                                                        -----------   ----------  ----------     ----------     ----------
Net interest income after loan loss provision.........    1,353,098    1,370,088   1,260,091      1,261,698      1,312,197
Total non-interest income.............................    1,398,757    1,258,878   1,004,781        597,219        527,620
Total non-interest expense............................    1,840,283    1,759,726   1,546,921      1,117,191      1,054,791
Income tax expense....................................      259,731      249,338     209,017        214,203        259,640
                                                        -----------   ----------  ----------     ----------     ----------
Net income............................................  $   651,841   $  619,902  $  508,934     $  527,523     $  525,386
                                                        ===========   ==========  ==========     ==========     ==========
SHARE DATA:
Average number of shares outstanding..................      222,106      224,312     224,733        220,762        221,617
Average number of shares outstanding, diluted.........      225,118      227,639     227,063        221,989        223,967
Net income per share..................................  $      2.93   $     2.76  $     2.26     $     2.39     $     2.37
Net income per share -- diluted.......................  $      2.90   $     2.72  $     2.24     $     2.38     $     2.35
Cash dividend.........................................  $      1.24   $     1.16  $     1.12     $     1.08     $     1.00
Book value............................................  $     20.06   $    18.88  $    17.54     $    15.73     $    13.89
BALANCE SHEET SUMMARY:
Securities available-for-sale.........................  $ 9,056,861   $8,961,691  $7,813,109     $5,454,969     $6,858,765
Loans, net of unearned income.........................   32,184,323   30,985,774  30,885,348     31,376,463     28,144,675
Total assets..........................................   48,597,996   47,938,840  45,382,712     43,688,293     42,714,395
Total deposits........................................   32,732,535   32,926,201  31,548,323     32,022,491     29,989,094
Stockholders' equity..................................    4,452,115    4,178,422   4,035,765      3,457,944      3,065,112
PERFORMANCE RATIOS:
Return on average assets..............................         1.34%        1.34%       1.14%(a)       1.23%(b)       1.33%
Return on average stockholders' equity................        15.06        15.27       13.49(a)       16.31(b)       17.13
Dividend payout.......................................        42.32        42.03       49.56          45.19          42.19
Average equity to average assets......................         8.93         8.80        8.45           7.54           7.74
Net interest margin...................................         3.49         3.73        3.66           3.55           3.94
Efficiency(1).........................................        63.13        63.35       62.21(a)       54.27(b)       53.38
ASSET QUALITY RATIOS:
Allowance for loan losses to loans, net of unearned
  income..............................................         1.41%        1.41%       1.36%          1.20%          1.20%
Allowance for loan losses to non-performing
  loans(2)............................................       158.53%      147.07%     116.62%        152.90%        135.22%
Non-performing loans(2)...............................  $   286,417   $  297,249  $  359,416     $  246,249     $  250,246
Non-performing loans to loans, net of unearned
  income(2)...........................................         0.89%        0.96%       1.16%          0.78%          0.89%
Non-performing assets to total assets(3)..............         0.70%        0.74%       0.88%          0.63%          0.62%

---------------

(1) Noninterest expense divided by the sum of net interest income
    (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions. This ratio is commonly used by financial institutions as a measure of productivity.

(2) Non-performing loans include loans on a nonaccrual basis, restructured loans and loans 90 days or more past due.

(3) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due and foreclosed properties.

(4) In 2002, Regions adopted Financial Accounting Standard No. 142, which eliminated amortization of excess purchase price. See "Note 25 -- Recent Accounting Pronouncements" to the consolidated financial statements presented in the Regions 2003 Form 10-K incorporated by reference into this joint proxy statement/prospectus.

The ratios disclosed in the following footnotes exclude certain non-recurring items which management believes aid the reader in evaluating normalized trends:

(a) Ratios for 2001, excluding merger and other charges of $17.8 million (after tax) are as follows: Return on average assets -- 1.18%; Return on average stockholders' equity -- 13.96%; Efficiency -- 61.27%.

(b) Ratios for 2000, excluding $44 million (after tax) for gain on sale of credit card portfolio and $26.2 million (after tax) for loss on sale of securities are as follows: Return on average assets -- 1.19%; Return on average stockholders' equity -- 15.76%; Efficiency -- 56.10%.

       SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF UNION PLANTERS


     Set forth below are highlights from Union Planters' consolidated financial data as of and for the years ended December 31, 1999 through 2003. You should read this information in conjunction with Union Planters' consolidated financial statements and related notes included in Union Planters' Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this joint proxy statement/prospectus and from which this information is derived. See "WHERE YOU CAN FIND MORE INFORMATION" on page 145.



                                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------------------
                                                       2003         2002(3)        2001          2000          1999
                                                    -----------   -----------   -----------   -----------   -----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS SUMMARY:
  Total interest income...........................  $ 1,630,995   $ 1,903,264   $ 2,374,199   $ 2,527,717   $ 2,297,932
  Total interest expense..........................      434,397       613,683     1,098,119     1,296,538     1,041,401
                                                    -----------   -----------   -----------   -----------   -----------
  Net interest income.............................    1,196,598     1,289,581     1,276,080     1,231,179     1,256,531
  Provision for losses on loans...................      181,539       197,901       131,963        77,062        74,045
                                                    -----------   -----------   -----------   -----------   -----------
  Net interest income after provision for losses
    on loans......................................    1,015,059     1,091,680     1,144,117     1,154,117     1,182,486
  Total noninterest income........................      765,342       751,769       711,981       539,435       492,916
  Total noninterest expense.......................    1,114,631     1,076,538     1,180,679     1,082,936     1,056,570
  Income taxes....................................      167,657       237,924       231,869       201,306       298,834
                                                    -----------   -----------   -----------   -----------   -----------
  Net earnings....................................  $   498,113   $   528,987   $   443,550   $   409,310   $   409,998
                                                    ===========   ===========   ===========   ===========   ===========
COMMON SHARE DATA:
  Average shares outstanding (in thousands)
    Basic.........................................      195,030       201,927       205,543       202,756       212,781
    Diluted.......................................      197,383       204,609       208,043       204,983       215,975
  Net earnings per share
    Basic.........................................  $      2.55   $      2.61   $      2.15   $      2.01   $      1.92
    Diluted.......................................  $      2.52   $      2.59   $      2.13   $      2.00   $      1.90
  Cash dividends..................................  $      1.33   $      1.33   $      1.33   $      1.33   $      1.33
  Book value......................................  $     16.18   $     16.21   $     15.56   $     14.35   $     13.27
BALANCE SHEET SUMMARY:
  Investment securities...........................  $ 4,955,877   $ 5,467,283   $ 4,780,629   $ 6,843,670   $ 7,472,455
  Loans, net of unearned income...................   21,996,037    22,774,732    23,163,039    23,957,494    21,446,400
  Total assets....................................   31,910,729    34,144,363    33,197,604    34,720,718    33,280,353
  Total deposits..................................   23,146,184    23,330,440    23,430,502    23,113,383    23,372,116
  Total shareholders' equity......................    3,065,639     3,226,282     3,223,741     2,920,054     2,776,109
PERFORMANCE RATIOS:
  Return on average assets........................         1.50%         1.62%         1.30%         1.21%         1.25%
  Return on average common equity.................        15.77         16.55         14.34         14.63         13.80
  Common and preferred dividend payout ratio......        52.47         51.05         61.92         66.62         69.93
  Average shareholders' equity/average total
    assets........................................         9.53          9.82          9.06          8.29          9.06
  Net interest margin.............................         4.01          4.44          4.20          4.11          4.36
  Efficiency(2)...................................        53.56         50.09         54.17         55.79         55.34
ASSET QUALITY RATIOS:(1)
  Allowance for losses on loans/period-end
    loans.........................................         1.50%         1.54%         1.48%         1.40%         1.64%
  Allowance for losses on loans/non-performing
    loans.........................................          158%          133%          144%          242%          251%
  Non-performing loans............................  $   209,757   $   264,610   $   237,145   $   138,396   $   136,257
  Non-performing loans/total loans................         0.95%         1.16%         1.02%          .58%         0.64%
  Non-performing assets/total assets..............         0.82%         1.01%         0.92%         0.52%         0.52%


---------------


(1) Exclusive of loans held for resale.



(2) Union Planters calculates this ratio by dividing noninterest expense, less the amortization of intangibles, by the sum of fully taxable-equivalent net interest income and noninterest income, excluding the amortization of mortgage servicing rights.



(3) In 2002, Union Planters adopted Statement of Financial Accounting Standards No. 142, which required that goodwill no longer be amortized. See Note 1 to the consolidated financial statements presented in Union Planters' Annual Report on Form 10-K, incorporated by reference into this joint proxy statement/prospectus.

  SELECTED COMBINED CONDENSED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The following table shows information about our financial condition and operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma information in this joint proxy statement/prospectus. The table sets forth the information as if the merger had become effective on December 31, 2003, with respect to financial condition, and January 1, 2003, with respect to operations data. The pro forma data in the tables assume that the merger is accounted for as an acquisition by Regions of Union Planters using the purchase method of accounting. The pro forma financial information includes adjustments to record the assets and liabilities of Union Planters at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma statements of operations do not include the impact of restructuring and merger-related costs or amortization of certain intangibles which are expected to be incurred subsequent to the merger. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Regions and Union Planters which are incorporated by reference in this joint proxy statement/prospectus and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 145 and "PRO FORMA FINANCIAL INFORMATION" on page 85.


     We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of expected cost savings, opportunities to earn additional revenue or the costs and amortization referred to in the preceding paragraph and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

                                                                     AS OF
                                                               DECEMBER 31, 2003
                                                               -----------------
                                                                (IN THOUSANDS)
SELECTED STATEMENT OF FINANCIAL CONDITION DATA:
Total assets................................................      $83,979,440
Securities available-for-sale...............................       14,012,738
Securities held-to-maturity.................................           30,943
Loans, net of unearned income...............................       54,541,743
Deposits....................................................       56,000,552
Borrowed funds..............................................       15,392,254
Stockholders' equity........................................       10,540,418

                                                               FOR THE TWELVE MONTHS
                                                                       ENDED
                                                                 DECEMBER 31, 2003
                                                               ---------------------
                                                               (IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
SELECTED STATEMENTS OF INCOME DATA:
Interest income.............................................        $3,762,556
Interest expense............................................         1,068,794
                                                                    ----------
Net interest income.........................................         2,693,762
Provision for loan losses...................................           303,039
                                                                    ----------
Net interest income after provision for loan losses.........         2,390,723
Non-interest income.........................................         2,280,681
Non-interest expense........................................         3,139,052
                                                                    ----------
Income before income tax expense............................         1,532,352
Income tax expense..........................................           411,641
                                                                    ----------
Net income..................................................        $1,120,711
                                                                    ==========
WEIGHTED AVERAGE COMMON SHARES:
Basic.......................................................           469,976
Diluted.....................................................           475,314
PER COMMON SHARE DATA:
Basic earnings..............................................        $     2.38
Diluted earnings............................................              2.36
Book value..................................................             22.73



                                                               FOR THE TWELVE MONTHS
                                                                       ENDED
                                                                 DECEMBER 31, 2003
                                                               ---------------------
SELECTED FINANCIAL RATIOS(1):
Return on average assets(2).................................            1.35%
Return on average stockholders' equity(3)...................           10.78
Stockholders' equity to total assets........................           12.55
Efficiency ratio(4).........................................           62.43


---------------

(1) Return on average assets and return on average stockholders' equity for the periods presented were calculated assuming the merger was consummated on January 1, 2003.

(2) Calculated by dividing pro forma net income by pro forma average assets for the period reported.

(3) Calculated by dividing pro forma net income by pro forma average stockholders' equity for the period reported.

(4) Efficiency ratio represents pro forma non-interest expense divided by the sum of pro forma net interest income (taxable-equivalent basis) plus other pro forma non-interest income, excluding securities gains.

                           COMPARATIVE PER SHARE DATA


     The following table sets forth for Regions common stock and Union Planters common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on December 31, 2003, in the case of the book value data presented, and as if the merger had become effective January 1, 2003, in the case of the net income and dividends declared data presented. The pro forma data in the tables assume that the merger is accounted for as an acquisition by Regions of Union Planters using the purchase method of accounting. See "ACCOUNTING TREATMENT" on page 70. The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission and the pro forma financial information that appears elsewhere in this document. See "WHERE YOU CAN FIND MORE INFORMATION" on page 145 and "PRO FORMA FINANCIAL INFORMATION" on page 85.


     We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or the amortization of certain intangibles and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods. The Comparative Per Share Data Table for the year ended December 31, 2003 combines the historical income per share data of Regions and subsidiaries and Union Planters and subsidiaries giving effect to the merger as if the merger had become effective January 1, 2003, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. Upon consummation of the merger, the operating results of Union Planters will be reflected in the consolidated financial statements of Regions on a prospective basis.

                                                                                        PER
                                                            UNION                    EQUIVALENT
                                              REGIONS      PLANTERS     PRO FORMA     REGIONS
                                             HISTORICAL   HISTORICAL   COMBINED(1)    SHARE(2)
                                             ----------   ----------   -----------   ----------
NET INCOME:
For the year ended December 31, 2003:
  Basic....................................    $ 2.93       $ 2.55       $ 2.39(3)     $ 2.95
  Diluted..................................      2.90         2.52         2.36(3)       2.91
CASH DIVIDENDS DECLARED:
For the year ended December 31, 2003.......      1.24         1.33         1.33(4)       1.64
BOOK VALUE:
As of December 31, 2003....................     20.06(5)     16.18        22.73(6)      28.06

---------------

(1) The pro forma combined share amounts are equal to the per equivalent Union Planters share amounts since Union Planters shareholders will receive one share of New Regions common stock for each share of Union Planters common stock.

(2) Per equivalent Regions share is pro forma combined multiplied by 1.2346.

(3) The pro forma net income per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustments) of Regions and Union Planters and dividing the resulting amount by the average pro forma shares of Regions and Union Planters giving effect to the merger. The average pro forma shares of Regions and Union Planters reflect Union Planters' historical basic and diluted shares, plus historical basic and diluted average shares of Regions as adjusted for an exchange ratio of
    1.2346 of a share of New Regions common stock for each share of Regions common stock. The pro forma net income per share amounts do not take into consideration any operating efficiencies or other factors, such as merger costs or amortization of intangibles, that may be realized as a result of the merger.



(4) Pro forma cash dividends represents the Union Planters historical amount since New Regions intends to pay dividends consistent with Union Planters' pre-merger dividend rate.



(5) Regions historical book value per share as of December 31, 2003, as adjusted for the exchange ratio of 1.2346 of a share of New Regions common stock for each share of Regions common stock, is $16.25.



(6) Pro forma combined book value per share is calculated by dividing the December 31, 2003 pro forma combined stockholders' equity of $10,540,418,000 by the 463,679,966 shares of New Regions common stock assumed to be issued upon consummation of the merger. Note 2 of the pro forma combined condensed consolidated financial statements provides the calculation of the 463,679,966 shares of New Regions common stock assumed to be issued upon consummation of the merger.

                              RECENT DEVELOPMENTS



REGIONS FINANCIAL CORPORATION



     On April 16, 2004, Regions announced 2004 first quarter earnings of $168.5 million, or $0.75 per diluted share, a 5.6 percent increase over the $158.6 million, or $0.71 per diluted share, earned in the first quarter of 2003.



     Additional details about Regions' first quarter results can be found in a press release dated April 16, 2004. A copy of this press release was filed by Regions with the SEC on April 16, 2004 as an exhibit to a Form 8-K. Please see "WHERE YOU CAN FIND MORE INFORMATION" on page 145.



UNION PLANTERS CORPORATION



     On April 15, 2004, Union Planters announced 2004 first quarter earnings of $73.1 million, or $0.38 per diluted share, compared to $133.7 million, or $0.67 per diluted share, earned in the first quarter of 2003. Included in these results were previously announced charges of $3.2 million to cover costs related to the rightsizing of the Union Planters' mortgage and credit operations and $25.8 million as a result of Union Planters' decision to sell certain loan portfolios.



     Additional details about Union Planters first quarter results can be found in a press release dated April 15, 2004. A copy of this press release was filed by Union Planters with the SEC on April 15, 2004 as an exhibit to a Form 8-K. Please see "WHERE YOU CAN FIND MORE INFORMATION" on page 145.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This document contains or incorporates by reference a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Regions, Union Planters and New Regions, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "potential" or other similar expressions. Such statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, New Regions', Regions' and Union Planters' plans, objectives, expectations and intentions. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements.

     The ability of Regions, Union Planters and New Regions to predict results or the actual effects of its plans and strategies is inherently uncertain and the merger itself creates additional uncertainty. Accordingly, actual results may differ materially from anticipated results. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements:

     - difficulties in obtaining required stockholder and regulatory approvals for the merger on the terms and schedule proposed;

     - increases in competitive pressure among financial institutions or from non-financial institutions and their effects on pricing, spending, third-party relationships and revenues;

     - changes in the interest rate environment;

     - changes in deposit flows, loan demand or real estate values;

     - changes in accounting principles, policies or guidelines;

     - legislative or regulatory changes in the U.S. and internationally;

     - changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets, or the banking industry;

     - a materially adverse change in the financial condition of Regions, Union Planters or New Regions;

     - the level and timeliness of realization, if any, of expected cost savings and revenue synergies from the merger;

     - disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers;

     - difficulties related to the completion of the merger and the integration of the businesses of Regions, Union Planters and New Regions, including integration of information systems and retention of key personnel;

     - other difficulties in effecting the proposed merger;

     - lower than expected revenues following the merger; and

     - other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting operations, pricing and services.

     Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Regions stockholders and Union Planters shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

     All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Regions, Union Planters or New Regions or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Regions, Union Planters and New Regions undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                             REGIONS ANNUAL MEETING


     This section contains information from Regions for Regions stockholders about the annual stockholder meeting Regions has called to consider and adopt the merger agreement, to elect directors and to consider other matters discussed in this document. We are mailing this joint proxy statement/prospectus to you, as a Regions stockholder, on or about May 3, 2004. Together with this joint proxy statement/prospectus, we are also sending to you a notice of the Regions annual meeting, a form of proxy that our board of directors is soliciting for use at the Regions annual meeting and at any adjournments or postponements of the meeting and, if not previously sent to you, our 2003 Annual Report to Stockholders. The Regions annual meeting will be held on June 8, 2004 at 10:00 a.m. local time at Regions Bank Operations Center, 201 Milan Parkway, Birmingham, Alabama 35209.


MATTERS TO BE CONSIDERED

     The matters to be considered at the Regions annual meeting are:

     - a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2004, by and between Union Planters Corporation and Regions Financial Corporation, pursuant to which Union Planters and Regions each will be merged with and into a newly-formed holding company, known as New Regions Financial Corporation (Regions Proposal 1);

     - electing the four nominees for director named in this joint proxy statement/prospectus as directors, to serve as directors with terms expiring at the 2007 annual meeting of stockholders, in each case until their successors are duly elected and qualified. If the merger is completed, the board of directors of New Regions will be reconstituted to consist of thirteen directors from Regions and thirteen directors from Union Planters, as described in this joint proxy statement/prospectus (Regions Proposal 2);

     - ratifying the appointment of Ernst & Young LLP as Regions' independent auditors for the year 2004 (Regions Proposal 3);

     - a proposal to approve the adjournment of the Regions annual meeting, if necessary or appropriate, to solicit additional proxies (Regions Proposal
       4);

     - a stockholder proposal which the board of directors and management oppose regarding the required stockholder vote for election of directors which would provide that directors must receive a majority of the shares entitled to vote in order to be elected to the board of directors (Regions Proposal 5); and

     - such other business as may properly come before the Regions annual meeting or any adjournment or postponement thereof.

     You may also be asked to vote on a proposal to adjourn or postpone the Regions annual meeting. Regions could use any adjournment or postponement of the Regions annual meeting for the purpose among others, of allowing more time to solicit votes to approve the merger agreement.

PROXIES

     You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Regions annual meeting, regardless of whether you plan to attend the Regions annual meeting. If you are a registered stockholder (that is, you hold stock certificates registered in your own name), you may also vote by telephone or through the internet, by following the instructions described on your proxy card. If your shares are held in nominee or "street name" you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and internet voting, availability and specific processes will depend on their voting arrangements. You can revoke the proxy at any time before the vote is taken at the Regions annual meeting by submitting to Regions' corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the Regions annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

                         Regions Financial Corporation
                             417 North 20th Street
                           Birmingham, Alabama 35202
                       Attention: Samuel E. Upchurch, Jr.
                              Corporate Secretary

     If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

     All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" adoption of the merger agreement, "FOR" approval of the election of the nominated directors, "FOR" approval of the appointment of Ernst & Young LLP as independent auditors, "FOR" the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies and "AGAINST" approval of the stockholder proposal relating to election of directors. The Regions board of directors is currently unaware of any other matters that may be presented for action at the Regions annual meeting. If other matters properly come before the Regions annual meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

     REGIONS STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, REGIONS STOCKHOLDERS WILL NEED TO EXCHANGE THEIR CURRENT STOCK CERTIFICATES FOR NEW REGIONS STOCK CERTIFICATES. UPON COMPLETION OF THE MERGER, FORMER REGIONS STOCKHOLDERS WILL BE MAILED A TRANSMITTAL FORM WITH INSTRUCTIONS ON HOW TO EXCHANGE THEIR REGIONS STOCK CERTIFICATES FOR NEW REGIONS STOCK CERTIFICATES AND CASH INSTEAD OF FRACTIONAL SHARES, IF APPLICABLE.

SOLICITATION OF PROXIES

     We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Regions common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay them $10,000 plus reasonable expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from Regions stockholders, either personally or by telephone, telegram, facsimile or letter.

RECORD DATE


     The Regions board of directors has fixed the close of business on April 27, 2004 as the record date for determining the Regions stockholders entitled to receive notice of and to vote at the Regions annual meeting. At that time, 218,881,793 shares of Regions common stock were outstanding, held by approximately 48,950 holders of record. As of the indicated date:



     - directors and executive officers of Regions and their affiliates had the right to vote 8,083,560 shares of Regions common stock as of the record date, representing less than 3.7% of the shares entitled to vote at the Regions annual meeting. Regions currently expects that its directors and executive officers will vote such shares "FOR" adoption of the merger agreement;



     - subsidiaries of Regions, as fiduciaries, custodians or agents, held approximately 10,737,283 shares of Regions common stock as of December 31, 2003, representing approximately 4.8% of the shares entitled to vote at the Regions annual meeting, and maintained sole or shared voting power over approximately 9,862,450 of these shares; and

     - directors and executive officers of Union Planters and their affiliates had the right to vote 511,676 shares of Regions common stock as of the record date, representing less than 0.27% of the shares entitled to vote at the Regions annual meeting. Union Planters currently expects that its directors and executive officers will vote such shares "FOR" adoption of the merger agreement.


VOTING RIGHTS AND VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Regions common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

     Adoption of the merger agreement (Regions Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of Regions common stock entitled to vote at the Regions annual meeting. Adoption of Regions Proposal 2 relating to election of directors requires a plurality of the votes cast at that meeting, meaning that the four nominees for directors with the most votes, whose term will expire in 2007, will be elected. Adoption of Regions Proposal 3 relating to ratification of Ernst & Young as independent auditors requires that the votes cast in favor of the appointment exceed the votes cast in opposition. Adoption of Regions Proposal 4 relating to the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies requires that the votes cast in favor of the proposal exceed the votes cast in opposition. Adoption of the stockholder proposal (Regions Proposal 5) requires the vote of a majority of shares voted on the proposal. You are entitled to one vote for each share of Regions common stock you held as of the record date, including one vote for each nominee for the election of directors.

     BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF REGIONS COMMON STOCK ENTITLED TO VOTE AT THE REGIONS ANNUAL MEETING IS NEEDED FOR US TO PROCEED WITH THE MERGER, THE FAILURE TO VOTE BY PROXY OR IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ABSTENTIONS AND BROKER NON-VOTES ALSO WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, THE REGIONS BOARD OF DIRECTORS URGES REGIONS STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE BY TELEPHONE OR THE INTERNET.

     Abstentions and broker non-voters will have no effect on the vote on the election of directors, the ratification of the appointment of Ernst & Young as Regions' independent auditors for the fiscal year 2004, adoption of the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies or the stockholder proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Regions board of directors has unanimously adopted the merger agreement. The Regions board of directors believes that the merger agreement and the transactions it contemplates are consistent with, and will further, the business strategies and goals, and are in the best interests of Regions and Regions stockholders, and unanimously recommends that Regions stockholders vote "FOR" approval of the merger agreement.

     The Regions board of directors also unanimously recommends that you vote:

     - "FOR" electing all nominees for director presented in Regions Proposal 2;

     - "FOR" ratifying Ernst & Young LLP as Regions' independent auditors for the fiscal year 2004 presented in Regions Proposal 3;

     - "FOR" adjourning the annual meeting, if necessary or appropriate, to solicit additional proxies presented in Regions Proposal 4; and

     - "AGAINST" approval of the stockholder proposal presented in Regions Proposal 5 which would provide that directors must receive a majority of the shares entitled to vote in order to be elected to the board of directors.

     See "THE MERGER -- Regions' Reasons for the Merger; Recommendation of Regions' Board of Directors" for a more detailed discussion of the Regions board of directors' recommendation with regard to the merger agreement.

ATTENDING THE MEETING

     If you want to vote your shares of Regions common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

PARTICIPANTS IN THE REGIONS 401(K) PLAN


     If you are a participant in the Regions 401(k) Plan, you will have received with this joint proxy statement/prospectus voting instruction forms that reflect all shares you may vote under this plan. Under the terms of this plan, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Regions common stock allocated to his or her plan account. If you own shares through this plan and do not vote, the plan trustee or administrator will vote the shares in accordance with the terms of the plan. The deadline for returning your voting instructions is June 3, 2004.


VOTING BY TELEPHONE OR THE INTERNET

     Many stockholders of Regions have the option to submit their proxies or voting instructions electronically by telephone or the internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the internet depending on whether your shares are registered in Regions' stock records in your name or in the name of a brokerage firm or bank. Regions stockholders should check their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

     The telephone and internet procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the stockholder.

     Regions holders of record may submit their proxies:

     - by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

     - through the internet, by visiting the website indicated on their proxy card and following the instructions.

                       THE UNION PLANTERS ANNUAL MEETING


     This section contains information from Union Planters for Union Planters shareholders about the annual shareholders meeting Union Planters has called to consider and approve the merger agreement, to elect directors and to consider other matters discussed in this document. We are mailing this joint proxy statement/prospectus to you, as a Union Planters shareholder, on or about May 3, 2004. Together with this joint proxy statement/prospectus, we are also sending to you a notice of the Union Planters annual meeting, a form of proxy that our board of directors is soliciting for use at the Union Planters annual meeting and at any adjournments or postponements of the meeting and, if not previously sent to you, our 2003 Annual Report to Shareholders. The Union Planters annual meeting will be held on June 8, 2004 at 1:00 p.m., local time at Union Planters Bank, National Association, 6200 Poplar Avenue, Main Floor, Memphis, Tennessee 38119.


MATTERS TO BE CONSIDERED

     The matters to be considered at the Union Planters annual meeting are:

     - a proposal to approve the Agreement and Plan of Merger, dated as of January 22, 2004, by and between Union Planters and Regions Financial Corporation, pursuant to which Union Planters and Regions each will be merged with and into a newly-formed holding company, New Regions Financial Corporation (Union Planters Proposal 1);

     - the election of four Class II directors of Union Planters. If the merger is completed, the board of directors of New Regions will be reconstituted to consist of thirteen directors from Regions and thirteen directors from Union Planters, as described in this joint proxy statement/prospectus (Union Planters Proposal 2);

     - the ratification of the appointment of PricewaterhouseCoopers LLP as Union Planters' independent accountants for the 2004 fiscal year (Union Planters Proposal 3);

     - a proposal to approve the adjournment of the Union Planters annual meeting, if necessary or appropriate, to solicit additional proxies (Union Planters Proposal 4);

     - a shareholder proposal which the board of directors and management oppose regarding senior executive compensation which requests that Union Planters change its current system of executive compensation (Union Planters Proposal 5); and

     - such other business as may properly come before the Union Planters annual meeting or any adjournment or postponement thereof.

     You may also be asked to vote on a proposal to adjourn or postpone the Union Planters annual meeting. Union Planters could use any adjournment or postponement of the Union Planters annual meeting for the purpose among others, of allowing more time to solicit votes to approve the merger agreement.

PROXIES

     You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the annual meeting, regardless of whether you plan to attend the annual meeting. If you are a registered shareholder (that is, you hold stock certificates registered in your own name), you may also vote by telephone or through the internet, by following the instructions described on your proxy card. If your shares are held in nominee or "street name" you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and internet voting, availability and specific processes will depend on their voting arrangements. You can revoke the proxy at any time before the vote is taken at the annual meeting by submitting to Union Planters' corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and voting in person. Written notices of revocation and other communications about revoking Union Planters proxies should be addressed to:

                           Union Planters Corporation
                               6200 Poplar Avenue
                            Memphis, Tennessee 38119
                         Attention: E. James House, Jr.
                              Corporate Secretary

     If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

     All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the approval of the merger agreement, "FOR" approval of the election of the nominated directors, "FOR" approval of the appointment of PricewaterhouseCoopers LLP as independent accountants, "FOR" the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies and "AGAINST" adoption of the shareholder proposal relating to senior executive compensation. The Union Planters board of directors is currently unaware of any other matters that may be presented for action at the annual meeting. If other matters properly come before the annual meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

     UNION PLANTERS SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, UNION PLANTERS SHAREHOLDERS WILL NEED TO EXCHANGE THEIR CURRENT STOCK CERTIFICATES FOR NEW REGIONS STOCK CERTIFICATES. UPON COMPLETION OF THE MERGER, FORMER UNION PLANTERS SHAREHOLDERS WILL BE MAILED A TRANSMITTAL FORM WITH INSTRUCTIONS ON HOW TO EXCHANGE THEIR UNION PLANTERS STOCK CERTIFICATES FOR NEW REGIONS STOCK CERTIFICATES.

SOLICITATION OF PROXIES

     We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Union Planters common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Morrow & Co., Inc. to assist us in soliciting proxies and have agreed to pay them $9,500 plus reasonable expenses for these services. If necessary, we may use several of our regular employees, who will not be specially compensated, to solicit proxies from Union Planters shareholders, either personally or by telephone, telegram, facsimile or letter.

RECORD DATE


     The Union Planters board of directors has fixed the close of business on April 21, 2004 as the record date for determining the Union Planters shareholders entitled to receive notice of and to vote at the Union Planters annual meeting. At that time, 190,012,086 shares of Union Planters common stock were outstanding, held by approximately 28,577 holders of record. As of the record date:



     - directors and executive officers of Union Planters and their affiliates had the right to vote 5,664,776 shares of Union Planters common stock, representing less than 2.98% of the shares entitled to vote at the Union Planters annual meeting. Union Planters currently expects that its directors and executive officers will vote such shares "FOR" approval of the merger agreement; and



     - subsidiaries of Union Planters, as fiduciaries, custodians or agents, held approximately 1,671,339 shares of Union Planters common stock, representing approximately 0.8% of the shares entitled to vote at the Union Planters annual meeting, and maintained sole or shared voting power over approximately 678,269 of these shares.


VOTING RIGHTS AND VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Union Planters common stock is necessary to constitute a quorum at the Union Planters annual meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

     Approval of the merger agreement (Union Planters Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of Union Planters common stock entitled to vote at the Union Planters annual meeting. Adoption of Union Planters Proposal 2 relating to election of directors requires a plurality of the votes cast at that meeting, meaning that the four nominees for Class II directors with the most votes will be elected. Adoption of Union Planters Proposal 3 relating to ratification of PricewaterhouseCoopers as independent accountants requires that the votes cast in favor of the appointment exceed the votes cast in opposition. Adoption of Union Planters Proposal 4 relating to the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies requires that the votes cast in favor of the proposal exceed the votes cast in opposition. Adoption of the shareholder proposal (Union Planters Proposal 5) requires the vote of a majority of shares voted on the proposal. You are entitled to one vote for each share of Union Planters common stock you held as of the record date, including one vote for each nominee for the election of directors.

     BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF UNION PLANTERS COMMON STOCK ENTITLED TO VOTE AT THE UNION PLANTERS ANNUAL MEETING IS NEEDED FOR US TO PROCEED WITH THE MERGER, THE FAILURE TO VOTE BY PROXY OR IN PERSON WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ABSTENTIONS AND BROKER NON-VOTES ALSO WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, THE UNION PLANTERS BOARD OF DIRECTORS URGES UNION PLANTERS SHAREHOLDERS TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR TO VOTE BY TELEPHONE OR THE INTERNET.

     Abstentions and broker non-voters will have no effect on the vote on the election of directors, the ratification of the appointment of PricewaterhouseCoopers as Union Planters' independent accountants for the fiscal year 2004, adoption of the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies or the stockholder proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Union Planters board of directors has unanimously approved the merger agreement. The Union Planters board of directors determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of Union Planters and its shareholders and unanimously recommends that Union Planters shareholders vote "FOR" approval of the merger agreement.

     The Union Planters board of directors also unanimously recommends that you vote:

     - "FOR" electing all nominees for director presented in Union Planters Proposal 2;

     - "FOR" ratifying PricewaterhouseCoopers LLP as Union Planters' independent accountants for the fiscal year 2004 presented in Union Planters Proposal 3;

     - "FOR" adjourning the annual meeting, if necessary or appropriate, to solicit additional proxies presented in Union Planters Proposal 4; and

     - "AGAINST" approval of the shareholder proposal presented in Union Planters Proposal 5 which requests that Union Planters change its current system of executive compensation.

     See "THE MERGER -- Union Planters' Reasons for the Merger; Recommendation of Union Planters' Board of Directors" for a more detailed discussion of the Union Planters board of directors' recommendation.

ATTENDING THE MEETING

     If you want to vote your shares of Union Planters common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

PARTICIPANTS IN UNION PLANTERS' 401(K) RETIREMENT SAVINGS PLAN


     If you are a participant in the Union Planters 401(k) Retirement Savings Plan, you will have received with this joint proxy statement/prospectus voting instruction forms that reflect all shares you may vote under this plan. Under the terms of this plan, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Union Planters common stock allocated to his or her plan account. If you own shares through this plan and do not vote, the plan trustee or administrator will vote the shares in accordance with the terms of the plan. The deadline for returning your voting instructions is June 6, 2004.


VOTING BY TELEPHONE OR THE INTERNET

     Many shareholders of Union Planters have the option to submit their proxies or voting instructions electronically by telephone or the internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the internet depending on whether your shares are registered in Union Planters' stock records in your name or in the name of a brokerage firm or bank. Union Planters shareholders should check their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

     The telephone and internet procedures described below for submitting your proxy or voting instructions are designed to authenticate shareholders' identities, to allow shareholders to have their shares voted and to confirm that their instructions have been properly recorded. Shareholders submitting proxies or voting instructions via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the shareholder.

     Union Planters holders of record may submit their proxies:

     - by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

     - through the internet, by visiting the website indicated on their proxy card and following the instructions.

                        INFORMATION ABOUT THE COMPANIES

Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35202
(205) 944-1300

     Regions Financial Corporation, headquartered in Birmingham, Alabama, is a full-service provider of banking, securities brokerage, mortgage and insurance products and services. As of December 31, 2003, Regions had $48.6 billion in assets and stockholders' equity of $4.5 billion, making it one of the top 25 financial holding companies in the United States. Its banking subsidiary, Regions Bank, operates more than 680 offices across a nine-state geographic footprint in the Southeast U.S. and Texas. Its securities brokerage subsidiary, Morgan Keegan & Co., Inc., provides investment and brokerage services from more than 140 offices.

     Regions Bank is subject to regulation and supervision by the state banking authority of Alabama and by the Federal Reserve and the Federal Deposit Insurance Corporation. As the holding company for Regions Bank, Regions is a bank holding company and a financial holding company subject to regulation and supervision by the Board of Governors of the Federal Reserve System.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

Union Planters Corporation
6200 Poplar Avenue
Memphis, Tennessee 38119
(901) 580-6000

     Union Planters Corporation, headquartered in Memphis, Tennessee, with total assets of approximately $31.9 billion at December 31, 2003, is the largest bank holding company in Tennessee and among the 30 largest bank holding companies in the United States. Union Planters Bank, National Association, its principal banking subsidiary, was founded in 1869 and operates branches in 12 states:
Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. Union Planters offers a full range of commercial and consumer financial solutions through a network of 717 banking offices, 925 ATMs and the resources of specialized business units.

     Union Planters Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency and by the Federal Deposit Insurance Corporation. As the holding company for Union Planters Bank, Union Planters is a bank holding company subject to regulation and supervision by the Board of Governors of the Federal Reserve System.

     Additional information about Union Planters and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

New Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35202
(205) 944-1300

     Regions and Union Planters formed New Regions solely for the purpose of effecting the merger. To date, New Regions has not conducted any activities other than those incident to its formation and the preparation of this joint proxy statement/prospectus. New Regions is jointly owned by Regions and Union Planters. Upon completion of the merger, Regions and Union Planters each will be merged with and into New Regions. New Regions will be the surviving corporation and will continue its corporate existence under the laws of the State of Delaware under the name "Regions Financial Corporation."

                                   THE MERGER

     The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement and financial advisor opinions attached as Appendices to this document. We encourage you to read and review those documents as well as the discussion in this document.

GENERAL

     This section provides material information about the merger of each of Regions and Union Planters with and into New Regions and the circumstances surrounding the merger. See "THE MERGER AGREEMENT," which contains additional and more detailed information regarding the legal document that governs the merger, including information about the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

     At the Regions annual meeting, Regions stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. At the Union Planters annual meeting, Union Planters shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. Adoption or approval of the merger agreement will constitute adoption or approval of the transactions it contemplates, including, among others, the merger of each of Regions and Union Planters with and into New Regions, and the issuance of New Regions common stock to the Regions stockholders and Union Planters shareholders in the merger.

STRUCTURE


     The Regions board of directors and the Union Planters board of directors have each unanimously approved the merger agreement, which provides for (1) the merger of Regions with and into New Regions, with New Regions as the surviving corporation and (2) immediately following the merger of Regions into New Regions the merger of Union Planters with and into New Regions, with New Regions as the surviving corporation. In this document, we refer to these mergers collectively as "the merger." In the merger, New Regions will be renamed "Regions Financial Corporation." Each share of Regions common stock outstanding prior to the merger will be converted into the right to receive 1.2346 shares of the common stock of New Regions. Each share of Union Planters common stock outstanding prior to the merger will be converted into the right to receive one share of New Regions common stock. We sometimes refer to these ratios as the "exchange ratios." Shares of Regions common stock and Union Planters common stock issued and outstanding immediately prior to the merger will be cancelled.



     The exchange ratios were determined through arm's length negotiations of the terms of the merger agreement, and were based on our assessment of the relative contributions of both companies to the business, operations, financial condition and prospects of the combined company. During due diligence, both Regions and Union Planters exchanged and provided to their financial advisors their respective internal earnings per share projections for 2004 and related information for 2004 underlying those projections. These internal materials, which were not prepared with a view towards public dissemination, were provided as part of the due diligence process and to confirm the reasonableness and achievability of the earnings per share forecasts used in the review of the merger undertaken by the parties and their financial advisors. We note that although the internal 2004 earnings per share numbers that the parties exchanged included fixed numbers ($3.097 for Regions and $2.36 for Union Planters), the parties spoke only in terms of ranges surrounding those numbers because the numbers were not intended in any way to be a precise projection of future results, and because of the inherent uncertainty underlying those numbers and the driving factors on which those numbers were based. These numbers were prepared in the fourth quarter of 2003, with no view toward public disclosure and the information, and the assumptions underlying that information, may have changed since the time of the projections. Furthermore, the numbers do not take into account any changes in either company's operations, strategy, management, business or capital structure which may have occurred after the date of preparation or which may result from the merger. Regions stockholders and Union Planters shareholders are cautioned not to rely on any of the foregoing estimates to predict the future results of Regions or Union Planters, or of New Regions following the merger. Please see "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" for additional cautions regarding relying on projections and estimates, and factors which may cause actual results to differ from such projections and estimates.



     The earnings per share estimates provided in these materials were materially consistent with the consensus Institutional Brokerage Estimate System (I/B/E/S) projections for 2004 for Regions and Union Planters of $3.06 and $2.29 per share, respectively. In light of this consistency, the boards of directors for both companies and their financial advisors relied upon the I/B/E/S estimates of earnings per share in connection with their review of the merger, with the management earnings projections relied upon for the purpose of confirming such consistency.



     As a result of the merger, Regions stockholders immediately prior to the merger will own approximately 59%, and Union Planters shareholders immediately prior to the merger will own approximately 41%, of the outstanding New Regions common stock. These percentages are based on the number of shares of Regions common stock issued and outstanding as of April 27, 2004 and the number of shares of Union Planters common stock issued and outstanding as of April 21, 2004.



     We are each merging into a new holding company to reflect and emphasize the nature of the strategic partnership between Regions and Union Planters as a new entity rather than an acquisition or takeover of one company by the other. The choice of Regions and Union Planters to form a new holding company is not expected to have any substantive impact on the market valuation of the combined company following the completion of the merger as compared to alternative merger structures, including a direct merger of either company into the other. For financial reporting and accounting purposes, Regions will be considered the acquiror and, accordingly, will reflect the merger as an acquisition of Union Planters by Regions. See "SELECTED COMBINED CONDENSED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA" and "ACCOUNTING TREATMENT." From a valuation perspective, it is anticipated that investors and the market will value the combined company in the same manner that they would have valued the combined company had it been created by means of a direct merger of Regions and Union Planters (or a merger by one with a subsidiary of the other) and that the valuation will not be affected by the new holding company structure. We expect that the market price of New Regions shares following the closing will approximate the market price of Regions common stock immediately prior to the merger divided by the Regions exchange ratio, 1.2346. On this basis, if the merger would have been completed at the close of trading on the New York Stock Exchange on April 28, 2004, this estimated price per share would have equaled $28.23. At the time the merger is completed, we expect that this estimated price per share will be substantially the same as the price per share of Union Planters common stock immediately prior to the merger.



     New Regions will account for the merger as a purchase by Regions of Union Planters for financial reporting purposes. The merger has been structured to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that Regions and Union Planters each receive a legal opinion to that effect. Regions and Union Planters may alter the method of effecting the combination of the companies, provided that such change does not alter or change the number of shares of New Regions common stock into which shares of Regions common stock and Union Planters common stock will be converted, adversely affect the tax treatment of Regions or its stockholders or Union Planters or its shareholders pursuant to the merger, or materially impede or delay completion of the merger.


BACKGROUND OF THE MERGER

     Both Regions and Union Planters have strived to build multi-state community banking organizations that continuously gain efficiency, spread costs over a growing asset base, diversify risk over an expanding geographic base and provide innovative products and services over a growing customer base. With these goals in mind, during the past two years, the management and board of directors of each company has regularly reviewed its strategic options to continue to increase long-term stockholder value in light of further structural change and consolidation in the U.S. banking and financial services industry.

     As a consequence of Regions and Union Planters pursuing similar growth and operational strategies in contiguous markets, as well as frequent business interactions, participation in financial services industry professional organizations and business relationships among the respective management teams and boards of directors, Regions and Union Planters have become familiar with each other's operations and strategic interests. From time-to-time, Carl E. Jones, Jr. and Jackson W. Moore, the respective chief executive officers of Regions and Union Planters, have had informal discussions regarding the possibility of a strategic combination involving the two companies. In the summer and fall of 2002, Messrs. Jones and Moore met on several occasions and discussed preliminarily the possibility of a transaction involving the two companies. These discussions focused on the potential benefits of combining the two institutions. Messrs. Jones and Moore mutually determined that, in light of the then-current market conditions and specific circumstances of the two organizations, the time was not right for continued discussions.

     In September 2003, Messrs. Jones and Moore both attended a non-business related event and discussed briefly the future of the banking industry. That meeting was followed by a conversation by telephone during which they agreed that it would be beneficial to meet in person to discuss the future of their respective companies in view of the current and anticipated business environment, particularly with respect to local and national economic conditions, the competitive environment for financial institutions generally and the on-going consolidation within the industry. On October 3, 2003, Messrs. Jones and Moore met to discuss the future of the financial services industry and the strategic merits of a possible combination between the two respective organizations and they determined that the timing was right to further consider a potential transaction.

     After this October 3, 2003 meeting, Messrs. Jones and Moore had several conversations and meetings, including meetings on October 29 and November 11, 2003. During those discussions, Messrs. Jones and Moore discussed, among other things, the cultural similarities between the companies, the complementary operations of the two companies, the similar operating environments of the two companies in compatible geographic markets and the bases on which the two organizations could be combined, including the advantages to the combined company of structuring a transaction with no material premium and the positive long-term impact on returns for shareholders of both companies. They also discussed a variety of governance issues, including Mr. Moore's possible succession of Mr. Jones upon Mr. Jones' retirement. During this timeframe, Mr. Jones advised certain members of the Regions Nominating and the Corporate Governance Committee, and Mr. Moore advised the members of the Union Planters Executive Committee, of the discussions between the two parties.

     On November 25, 2003, Messrs. Jones and Moore, together with a limited number of members of the senior management teams of the respective organizations, met in Memphis, Tennessee, to share information and to discuss a variety of operational issues, including enterprise risk, human resources, information technology and accounting and financial matters. On that date, Regions and Union Planters entered into a confidentiality agreement.

     During December 2003 and January 2004, members of the respective senior management teams of Regions and Union Planters communicated from time-to-time on a variety of matters, and in particular, on the earnings prospects for the respective organizations for 2004 and 2005. Also, during this time, Messrs. Jones and Moore advised their respective boards of directors of the discussions.

     In light of the discussion that Mr. Moore would succeed Mr. Jones as Chief Executive Officer and eventually Chairman of the Board of a combined organization, Mr. Jones believed that if discussions were to continue it was appropriate for Regions directors to have an opportunity to meet with Mr. Moore. As a result, Mr. Moore met with members of the Regions Nominating and Corporate Governance Committee and certain other members of the board of directors on January 13, 2004 in Birmingham, Alabama.

     On January 15, 2004, the Union Planters board of directors held its regularly scheduled January meeting during which Mr. Moore updated the board of directors as to the status of his discussions with

Mr. Jones, and Morgan Stanley, Union Planters' financial advisor, discussed with the board of directors certain strategic and financial aspects of a potential business combination between Regions and Union Planters.

     Over the Martin Luther King, Jr. holiday weekend of January 17 through 19, 2004, Regions and Union Planters conducted extensive, on-site due diligence investigations of one another and exchanged drafts of a merger agreement and related transactional agreements. Over the next few days, Messrs. Jones and Moore, with the assistance of their financial advisors, agreed that they would propose to their respective boards of directors that the two organizations combine by forming a new holding company, with each share of Regions common stock being converted into 1.2346 shares of that new holding company and each share of Union Planters common stock being converted into one share of that new holding company.

     On January 21, 2004, the Regions board of directors held its regularly scheduled January meeting. At the start of the meeting, Mr. Jones explained to the board of directors that director C. Kemmons Wilson, Jr. is the brother-in-law of Mr. Moore and that, if the board of directors so decided, Mr. Wilson would not participate in the deliberations. In Mr. Wilson's absence the board of directors unanimously decided that Mr. Wilson should participate in the deliberations. At the meeting, Mr. Jones, as well as Richard D. Horsley, Vice Chairman and Chief Operating Officer, and D. Bryan Jordan, Executive Vice President and Chief Financial Officer, made presentations to the board of directors with respect to the proposed transaction, outlining the strategic rationale, including the benefits resulting from combining the two institutions, certain governance matters for the combined organization, potential cost savings and the other matters discussed below under "--Regions' Reasons for the Merger; Recommendation of Regions' Board of Directors." Additionally, W. Woodrow Stewart, the Chairman of the Risk Management Committee of Regions, provided a report on management's report to the Risk Management Committee which occurred the prior day with respect to the due diligence investigation that was conducted on the operations of Union Planters.

     At the meeting, representatives of UBS, Regions' financial advisor, made a presentation with respect to the current environment in the financial services industry and the various strategic opportunities available to Regions. UBS then discussed a range of matters relating directly to the merger, including the structure of the merger and the merger consideration, the respective fixed exchange ratios and relevant business and financial information regarding the two companies. UBS further discussed with the board the financial information it reviewed and valuation methodologies and analyses that it used in evaluating the transaction, all as more fully described in "-- Opinion of UBS Securities LLC to Regions."

     UBS also delivered its oral opinion, which it confirmed in writing as of the date of the opinion, based on and subject to the assumptions, qualifications and limitations set forth in its opinion, that the Regions exchange ratio was fair to the holders of Regions common stock from a financial point of view. The full text of the opinion of UBS is attached as Appendix B to this joint proxy statement/prospectus.

     Representatives of Regions' special counsel, Sullivan & Cromwell LLP, reviewed with, and made a presentation to, the Regions board of directors on the board's fiduciary obligations in the context of a merger involving Regions and Union Planters. Sullivan & Cromwell LLP also reviewed the transaction structure as proposed and the proposed definitive merger agreement and related documents.

     After such presentations, the board of directors went into an executive session at which various management and other issues were discussed, including Regions management's role in the combined organization, Mr. Jones' and Mr. Moore's employment arrangements (on which Sullivan & Cromwell LLP made a presentation) and the special meeting that the Nominating and Corporate Governance Committee of Regions had with Mr. Moore.

     After further deliberations, the Regions board of directors directed management to pursue the completion of the negotiations for the transaction and the completion of the definitive documentation and voted to recess the meeting until January 22, 2004.

     On January 22, 2004, the Regions board of directors reconvened its meeting. Mr. Jones updated the board on various matters, including meetings and conference calls with the various rating agencies.

Sullivan & Cromwell LLP also updated the board on the status of various issues and the related transactions and the finalization of the relevant documentation.

     After further deliberations, the Regions board of directors determined that the transactions contemplated by the merger agreement and related transactions were consistent with, and would further, Regions' business strategies and goals and were in the best interest of Regions and its stockholders. The Regions board of directors unanimously voted to approve the merger agreement and related transactions and authorized Mr. Jones to execute the merger agreement on Regions' behalf.

     On January 22, 2004, the Union Planters board of directors held a special meeting to review and discuss the proposed merger, the proposed definitive merger agreement and related documentation and the results of the due diligence investigation of Regions. Mr. Moore reviewed the course of discussions with Regions and outlined the strategic rationale for the proposed merger, including the benefits resulting from combining the two institutions, governance issues for the combined organization and other matters discussed below under "-- Union Planters' Reasons for the Merger; Recommendation of Union Planters' Board of Directors." Mr. Moore also disclosed to the board of directors that his brother-in-law, Mr. Wilson, was a member of the Regions board of directors. Union Planters' senior management reviewed the results of the due diligence investigation of Regions and discussed the expected cost savings from the transaction.

     At the special board meeting, the Union Planters board of directors also reviewed with Wachtell, Lipton, Rosen & Katz, special counsel to Union Planters, the terms of the proposed definitive merger agreement and employment arrangements with Mr. Moore and the legal and fiduciary standards applicable to its consideration of the merger agreement and the transactions contemplated by that agreement.

     Representatives of Morgan Stanley then presented certain financial information regarding Union Planters, Regions and the proposed merger and delivered its oral opinion, which it confirmed in writing as of the date of the opinion, based on and subject to the assumptions, qualifications, and limitations set forth in its opinion, that the Union Planters exchange ratio provided for in the merger agreement was fair to the holders of Union Planters common stock from a financial point of view. The full text of the Morgan Stanley opinion is attached as Appendix C to this joint proxy statement/prospectus.

     After additional discussions and questions, the Union Planters board of directors determined that the transactions contemplated by the merger agreement and related transactions were consistent with, and would further, Union Planters' business strategies and goals, and were in the best interest of Union Planters and its shareholders. The Union Planters board of directors noted that the implied value of the merger consideration as of the close of trading on January 22, 2004, was slightly less than the closing price of Union Planters common stock on that date, but in view of the various factors discussed under "-- Union Planters' Reasons for the Merger; Recommendation of the Union Planters Board of Directors," concluded that the strategic combination would create a strong company and provide significant benefits to Union Planters shareholders, including greater shareholder value than would be expected if Union Planters remained independent. The Union Planters board of directors then voted unanimously to approve the merger agreement and related transactions and authorized Mr. Moore to execute the merger agreement and related documents on Union Planters' behalf.

     On January 23, 2004, Regions and Union Planters publicly announced the transaction by a joint press release before the start of trading on the New York Stock Exchange.

REGIONS' REASONS FOR THE MERGER; RECOMMENDATION OF REGIONS' BOARD OF DIRECTORS

     The Regions board of directors believes that the merger presents a strategic opportunity to expand through a combination with a complementary banking operation. The Regions board of directors, after consultation with financial and other advisors, determined that the merger was consistent with the strategic plans of Regions and was in the best interests of Regions and its stockholders. In reaching its conclusion to approve the merger agreement and the transactions contemplated thereby, the Regions board of directors considered a number of factors, including the following:

     - Its understanding of Regions' business, operations, financial condition, earnings and prospects and of Union Planters' business, operations, financial condition, earnings and prospects, taking into account Regions' due diligence review of Union Planters.

     - The complementary aspects of Regions, and Union Planters, businesses, including Regions' strength in retail banking and securities brokerage and Union Planters' strength in mortgage banking.

     - The current and prospective environment in which Regions and Union Planters operate, including national and local economic conditions, the competitive environment for banks and other financial institutions generally, the trend toward consolidation in the financial services industry and the likely effect of these factors on Regions' potential growth, development, productivity and profitability.

     - Its belief that a combination with Union Planters would allow Regions stockholders to participate in a combined company that would be the largest bank in the mid-South region (which includes Alabama, Arkansas, Georgia, Louisiana, Mississippi and Tennessee) in terms of deposits and that the combined company would have better future prospects than Regions was likely to achieve on a stand-alone basis.

     - The board and management structure of the combined company provided for under the merger agreement, including equal board representation from both Union Planters and Regions, and Chief Executive Officer and Chairman succession plans, as discussed in greater detail under "THE "MERGER AGREEMENT -- Corporate Governance", and the staffing of the executive officer positions of New Regions, as discussed in greater detail under "THE MERGER -- Board of Directors and Management of New Regions Following the Merger."

     - Its review with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the Regions exchange ratio and the expectation that the merger will qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

     - That the synergies expected from the merger should result in expense savings. In making this determination, annual pre-tax expense reductions of $200 million, or 7% of the combined companies' operating expense base, were identified by management following a due diligence review of the businesses of Regions and Union Planters. Based on a mid-2004 closing, these cost saving actions are expected to be substantially realized by the end of 2006.

     - That the merger is expected to be cash accretive to both companies in 2004 and at least 5% cash accretive in 2005. In addition, the transaction is expected to be accretive to 2005 generally accepted accounting principals, or "GAAP," earnings per share.

     - That the complementary nature of the respective customer bases, business products and skills of Regions and Union Planters should result in enhanced revenue opportunities as products are cross-marketed and distributed over broader customer bases.

     - That Union Planters and Regions have complementary branch franchises, which the Regions board of directors believed to present a desirable strategic opportunity for expansion of its existing presence and market share. In particular, the board of directors considered that:

      - the combination of the two businesses would provide Regions with broader coverage in its traditional market, the mid-South region;

      - the resulting institution's branch network and franchise would be concentrated in one of the fastest growing regions in the country; and

      - Regions would increase its presence in desirable deposit markets, including Florida and Texas.

     - That the merger would provide the opportunity to expand Regions' investment and securities brokerage business, Morgan Keegan, in Union Planters' markets and locations, and provide access to additional customers for Morgan Keegan.

     - That Regions' name would survive in the merger and be used to brand the combined company's banking business.

     - That the corporate headquarters, and the headquarters of the banking business, would remain in Birmingham, Alabama.

     - The reports of management concerning the operations, financial condition and prospects of Union Planters.

     - The likelihood that the regulatory approvals needed to complete the transaction will be obtained.

     - The historical and current market prices of Regions common stock and Union Planters common stock.

     - The financial information and analyses presented by UBS to the Regions board of directors, and the opinion delivered to the Regions board of directors by UBS to the effect that, as of the date of its opinion and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the Regions exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Regions common stock.

     - Union Planters' 2003 earnings results and modified earnings projections for 2004.

     - The anticipated pro forma contributions to estimated 2004 and 2005 GAAP earnings per share (based on Institutional Brokerage System (I/B/E/S) estimates) of approximately 38.4% and 61.6%, and 39.6% and 60.4%, for Union Planters and Regions, respectively.

     The Regions board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including:

     - The challenges of combining the businesses, assets and workforces of the two companies, which could impact the post-merger success of the combined company and the ability to achieve anticipated cost savings and other expected synergies, in light of the merger parties' past experience in integrating transactions. In this regard, the Regions' board of directors considered that the combined company would benefit from the continued participation of Regions' directors and the strength of Regions' management team and that, because a number of key senior management positions for the combined company had already been decided, management would be better able to focus on integration early in the process.

     - The pre-tax charge of approximately $300 million that it is expected to be taken by the combined company in connection with completing the merger, reflecting a number of costs and expenses expected to be incurred as a result of the transaction and integrating the two companies.

     - That the fixed exchange ratios, by their nature, will not adjust to compensate for changes in the stock price of Union Planters or Regions prior to completion of the merger, and that neither company has any price-based termination right under the merger agreement.

     - The interests of Regions executive officers and directors with respect to the merger apart from their interests as holders of Regions common stock, and the risk that these interests might influence their decision with respect to the merger. See "THE MERGER -- Regions' Directors and Officers Have Financial Interests in the Merger."

     - The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Union Planters as a condition to its willingness to enter into the merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Regions from proposing such a transaction.

     The Regions board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding growth rates, potential revenue enhancements, anticipated cost savings and earnings accretion. However, the Regions' board of directors concluded that the potential positive factors outweighed the potential risks of completing the merger.

     The foregoing discussion of the information and factors considered by the Regions board of directors is not exhaustive, but includes all material factors considered by the Regions board of directors. In view of the wide variety of factors considered by the Regions board of directors in connection with its evaluation of the merger and the complexity of such matters, the Regions board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Regions board of directors conducted a discussion of the factors described above, including asking questions of Regions' management and Regions' legal and financial advisors, and reached a unanimous decision that the merger was in the best interests of Regions and its stockholders. In considering the factors described above, individual members of the Regions board of directors may have given different weights to different factors. The Regions board of directors relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. See "THE MERGER -- Opinion of UBS Securities LLC to Regions." It should be noted that this explanation of the Regions board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS."

     THE REGIONS BOARD OF DIRECTORS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE AND IN THE BEST INTERESTS OF REGIONS AND ITS STOCKHOLDERS. THE REGIONS BOARD OF DIRECTORS ALSO DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE CONSISTENT WITH, AND IN FURTHERANCE OF, REGIONS' BUSINESS STRATEGIES AND GOALS. ACCORDINGLY, THE REGIONS BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT REGIONS STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

UNION PLANTERS' REASONS FOR THE MERGER; RECOMMENDATION OF UNION PLANTERS' BOARD OF DIRECTORS

     The Union Planters board of directors believes the merger will create a new force for banking and financial services in the combined mid-South region of Alabama, Arkansas, Georgia, Louisiana, Mississippi and Tennessee. The combined company would serve approximately 5 million customers, with a leading market share in the mid-South region and meaningful positions in surrounding high-growth markets. The Union Planters board of directors expects the combined company to feature an extensive and convenient delivery network with more than 1,400 banking branches, 1,700 ATMs and over 140 brokerage offices.

     The Union Planters board of directors reviewed and discussed the transaction with Union Planters' management and its financial and legal advisors in determining that the merger is in the best interests of Union Planters and its shareholders. In reaching its conclusion to approve the merger agreement, the Union Planters board of directors considered a number of factors, including the following:

     - Its understanding of the business, operations, financial condition, earnings and prospects of Union Planters and of Regions, taking into account Union Planters' due diligence investigation of Regions.

     - The current and prospective environment in which Union Planters and Regions operate, including national and local economic conditions, the competitive environment for financial institutions generally and the trend toward consolidation in the financial services industry.

     - The anticipation that the combined company, with a balanced and diversified business mix, increased growth opportunities and enhanced scale, scope and profitability, would be better positioned to provide Union Planters shareholders with an improved short- and long-term shareholder value than Union Planters would be operating alone.

     - The review by the Union Planters board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the Union Planters exchange ratio and the expectation of Union Planters' legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to shareholders for U.S. federal income tax purposes.

     - The board and management structure of the combined company provided for under the merger agreement, including equal board representation from both Union Planters and Regions, and Chief Executive Officer and Chairman succession plans, as discussed in greater detail under "THE MERGER AGREEMENT -- Corporate Governance."

     - The complementary nature of the respective businesses and customer bases, similar customer-oriented cultures and complementary geographies and business lines, which could be expected to result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices, including Regions' strong credit culture, are compared and applied across businesses.

     - The pro forma ownership and financial contributions of each company, including the pro forma contributions of each company to the combined company's market capitalization (based on the closing common stock prices of Union Planters and Regions on January 21, 2004, the shares outstanding on that date and the exchange ratio) of approximately 41.3% and 58.7%, respectively, the anticipated pro forma ownership of the combined company to be held by Union Planters shareholders and Regions stockholders upon completion of the merger of approximately 41% and 59%, respectively, and the anticipated pro forma contributions to estimated 2004 and 2005 GAAP earnings per share (based on I/B/E/S estimates) of approximately 38.6% and 61.4%, and 39.5% and 60.5%, for Union Planters and Regions, respectively.

     - The expectation that the merger will be accretive to cash earnings in 2004 and accretive to GAAP earnings in 2005.

     - The anticipated cost saving opportunities, currently estimated to be approximately $200 million (or approximately 7% of the two companies' combined operating expense base) on a pre-tax basis when fully phased in over the three-year period following the merger.

     - The reports of Union Planters management and the financial presentation by Morgan Stanley to Union Planters' board of directors concerning the operations, financial condition and prospects of Regions and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics.

     - The likelihood that the regulatory approvals needed to complete the transaction will be obtained.

     - The historical and current market prices of Regions common stock and Union Planters common stock, as well as comparative valuation analyses for the two companies prepared by Morgan Stanley.

     - The fact that the headquarters of the broker-dealer and investment services and mortgage banking businesses of New Regions will be headquartered in Memphis, Tennessee.

     - The opinion delivered to the Union Planters board of directors by Morgan Stanley that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the Union Planters exchange ratio was fair, from a financial point of view, to holders of Union Planters common stock.

     The Union Planters board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including:

     - The challenges of combining the businesses, assets and workforces of the two companies, which could impact the post-merger success of the combined company and the ability to achieve anticipated cost savings and other expected synergies, in light of the merger parties' past experience in integrating transactions, modest branch overlap and the three-year phase in period for cost savings.

     - The pre-tax charge of approximately $300 million that it is expected to be taken by the combined company in connection with completing the merger, reflecting a number of costs and expenses expected to be incurred as a result of the transaction and integrating the two companies.

     - That the fixed exchange ratios, by their nature, will not adjust to compensate for changes in the stock price of Union Planters or Regions prior to completion of the merger, and that neither company has any price-based termination right under the merger agreement.

     - The interests of Union Planters executive officers and directors with respect to the merger apart from their interests as holders of Union Planters common stock, and the risk that these interests might influence their decision with respect to the merger. See "THE MERGER -- Union Planters' Directors and Officers Have Financial Interests in the Merger."

     - The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Regions as a condition to its willingness to enter into the merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Union Planters from proposing such a transaction.

     The discussion of the information and factors considered by the Union Planters board of directors is not exhaustive, but includes all material factors considered by the Union Planters board of directors. In view of the wide variety of factors considered by the Union Planters board of directors in connection with its evaluation of the merger and the complexity of these matters, the Union Planters board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Union Planters board of directors evaluated the factors described above, including asking questions of Union Planters management and Union Planters legal and financial advisors, and reached consensus that the merger was in the best interests of Union Planters and Union Planters shareholders. In considering the factors described above, individual members of the Union Planters board of directors may have given different weights to different factors. The Union Planters board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of the Union Planters board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS."

     THE UNION PLANTERS BOARD OF DIRECTORS DETERMINED THAT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE AND IN THE BEST INTERESTS OF UNION PLANTERS AND ITS SHAREHOLDERS. THE UNION PLANTERS BOARD OF DIRECTORS ALSO DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE CONSISTENT WITH, AND IN FURTHERANCE OF, UNION PLANTERS' BUSINESS STRATEGIES. ACCORDINGLY, THE UNION PLANTERS BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT UNION PLANTERS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

     Regions engaged UBS as its financial advisor and Union Planters engaged Morgan Stanley as its financial advisor in connection with the merger based on their experience and expertise. UBS and Morgan Stanley are internationally recognized investment banking firms that have substantial experience in transactions similar to the merger.

OPINION OF UBS SECURITIES LLC TO REGIONS

     On January 22, 2004, at a meeting of the Regions board of directors held to approve the proposed merger, UBS delivered to the Regions board of directors a written opinion dated January 22, 2004, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the Regions exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of Regions common stock.

     The full text of UBS' opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Appendix B and is incorporated into this joint proxy statement/prospectus by reference. UBS' OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE REGIONS EXCHANGE RATIO AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AS COMPARED TO OTHER BUSINESS STRATEGIES OR TRANSACTIONS THAT MIGHT BE AVAILABLE TO REGIONS OR THE UNDERLYING BUSINESS DECISION OF REGIONS TO EFFECT THE MERGER. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE OR ACT WITH RESPECT TO THE PROPOSED MERGER OR ANY OTHER MATTER. YOU ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. The summary of UBS' opinion below is qualified in its entirety by reference to the full text of UBS' opinion.

     UBS has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this joint proxy statement/prospectus. In giving such consent, UBS does not concede that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor does it concede that it is an expert within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

     In arriving at its opinion, UBS:

     - reviewed publicly available business and historical financial information and other data relating to the business and financial prospects of Regions and Union Planters, including publicly available consensus financial forecasts and estimates relating to Regions and Union Planters that were reviewed and discussed with UBS by Regions' management;

     - reviewed the reported prices and trading activity for Regions common stock and Union Planters common stock;

     - reviewed internal financial information and other data relating to Regions' and Union Planters' businesses and financial prospects, including estimates and financial forecasts prepared by the managements of Regions and Union Planters, that were provided to UBS by Regions' and Union Planters' managements and were not publicly available;

     - conducted discussions with members of the senior managements of Regions and Union Planters concerning the respective businesses and financial prospects of Regions and Union Planters;

     - reviewed publicly available financial and stock market data with respect to companies in lines of businesses that UBS believed to be generally comparable to those of Regions and Union Planters;

     - compared the financial terms of the merger with the publicly available financial terms of other transactions that UBS believed to be generally relevant;

     - considered the pro forma effects of the merger on the combined financial statements of Regions and Union Planters and reviewed estimates of cost savings and other potential benefits prepared by the management of Regions and reviewed and discussed with UBS by the managements of Regions and Union Planters;

     - reviewed drafts of the merger agreement; and

     - conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

     In addition, UBS was provided with Union Planters' internal financial projections for fiscal year 2004, which were materially consistent with I/B/E/S projections for fiscal year 2004. The UBS financial analyses relied upon I/B/E/S projections and not the internal financial projections.

     In connection with its review, with Regions' consent, UBS did not assume any responsibility for independent verification of any of the information that UBS was provided or reviewed for the purpose of its opinion and, with Regions' consent, UBS relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, estimates, pro forma effects and calculations of cost savings that it reviewed relating to Regions and Union Planters, UBS was advised by the managements of Regions and Union Planters and assumed, with Regions' consent, that they reflected the best then available estimates and reasonable judgments as to the future performance of Regions and Union Planters. In addition, UBS assumed, with Regions' approval, that these future financial results would be achieved, and these cost savings would be realized, at the times and in the amounts projected by the managements of Regions and Union Planters. In rendering its opinion, UBS assumed, with Regions' consent, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. UBS also assumed, with Regions' consent, that the final executed merger agreement would not differ in any material respect from the draft merger agreement, dated January 22, 2004 that UBS examined prior to rendering its opinion, and that each of Regions, Union Planters and New Regions would comply with all terms of the merger agreement, without waiver, modification or amendment in any material respect. UBS further assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any adverse effect on Regions, Union Planters, New Regions or the merger.

     In connection with its engagement, UBS was not authorized to, and it did not, solicit indications of interest in a possible business combination with Regions. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion. UBS assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date of its opinion. UBS was not asked to, and it did not, offer any opinion as to any terms of the merger agreement or the form of the merger. In addition, at Regions' direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Regions or Union Planters, and was not furnished with any evaluation or appraisal. UBS expressed no opinion as to what the value of New Regions common stock would be when issued in the merger or the prices at which New Regions common stock would trade or otherwise be transferable at any time.

     In connection with rendering its opinion to the Regions board of directors, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Regions, Union Planters or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

     UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS' analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

     The consensus estimates of the future performance of Regions and Union Planters derived from public sources in or underlying UBS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Regions and Union Planters. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies actually may be sold.

     The Regions exchange ratio was determined through negotiation between Regions and Union Planters and the decision to enter into the merger agreement was solely that of the Regions board of directors. UBS' opinion and financial analyses were only one of many factors considered by the Regions board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Regions board of directors or management with respect to the merger or the Regions exchange ratio.

     The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Regions board of directors in connection with its opinion relating to the proposed merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS' FINANCIAL ANALYSES.

  HISTORICAL MARKET-TO-MARKET EXCHANGE RATIO

     UBS performed an exchange ratio analysis comparing the exchange ratio derived from the closing prices per share for Regions common stock and Union Planters common stock on January 20, 2004 and the average exchange ratios derived from the daily closing prices per share of Regions common stock and Union Planters common stock for each of the 10-day, 30-day, 60-day, 90-day, 1-year and 2-year periods preceding January 20, 2004. UBS compared the exchange ratio offered for Regions common stock to the historical exchange ratio for each of these periods. This analysis yielded the following exchange ratios:

HISTORICAL EXCHANGE RATIO PERIOD                              EXCHANGE RATIO
--------------------------------                              --------------
Average Closing Prices for 2-Year Period Prior to January
  20, 2004..................................................     1.1276x
Average Closing Prices for 1-Year Period Prior to January
  20, 2004..................................................     1.1350x
Average Closing Prices for 90-Day Period Prior to January
  20, 2004..................................................     1.1212x
Average Closing Prices for 60-Day Period Prior to January
  20, 2004..................................................     1.1366x
Average Closing Prices for 30-Day Period Prior to January
  20, 2004..................................................     1.1811x
Average Closing Prices for 10-Day Period Prior to January
  20, 2004..................................................     1.2025x
Closing Price on January 20, 2004...........................     1.1886x
Regions exchange ratio in merger............................     1.2346x

  CONTRIBUTION ANALYSIS

     UBS also analyzed selected balance sheet, income statement and stock market data of Regions and Union Planters to determine the estimated pro forma ownership of the combined entity based on these contributions, and to determine the implied exchange ratio that would be required to equate pro forma ownership in a combined Regions/Union Planters with each institution's contribution of the specified criteria.

     For Union Planters, UBS utilized GAAP earnings per share, or EPS of $2.25 per share and Cash EPS (GAAP earnings per share plus amortization of intangibles per share) of $2.32 per share for the calendar year 2004, based on Regions' management guidance, and GAAP EPS of $2.53 per share and Cash EPS of $2.60 per share for the calendar year 2005, based on consensus estimates of I/B/E/S International, which provides a database of research analysts' estimates for future earnings. For Regions, UBS utilized GAAP EPS of $3.06 per share and Cash EPS (GAAP earnings per share plus amortization of intangibles per share) of $3.06 per share for the calendar year 2004 and GAAP EPS of $3.32 per share and Cash EPS of $3.32 per share for the calendar year 2005, each based on consensus estimates of I/B/E/S International. As a memorandum to the analysis, UBS allocated the full phase-in of after-tax cost savings of the merger to Union Planters and then reviewed adjusted GAAP Net Income and Cash Net Income for the calendar year 2005. The results of UBS' analysis are set forth in the following table:

                                      CONTRIBUTION ($MM)          CONTRIBUTION (%)
                                ------------------------------   ------------------   IMPLIED
                                           UNION                            UNION     EXCHANGE
                                REGIONS   PLANTERS   PRO FORMA   REGIONS   PLANTERS    RATIO
                                -------   --------   ---------   -------   --------   --------
MARKET
  CAPITALIZATION -- 1/20/04...  $8,155     $5,839     $13,995     58.3%      41.7%     1.1886
GAAP NET INCOME:
2004E.........................     680        424       1,104     61.6       38.4      1.3674
2005E.........................     717        470       1,186     60.4       39.6      1.2985
Memo: 2005E Adjusted..........     717        600       1,316     54.4       45.6      1.0174
CASH NET INCOME:
2004E.........................     683        437       1,118     60.9       39.1      1.3281
2005E.........................     717        483       1,200     59.8       40.2      1.2652
Memo: 2005E Adjusted..........     717        612       1,330     53.9       46.1      0.9971
BALANCE SHEET -- 12/31/03
Total Loans...................  33,426     22,829      56,255     59.4       40.6      1.2462
Total Assets..................  48,598     31,911      80,509     60.4       39.6      1.2962
Total Deposits................  32,733     23,146      55,879     58.6       41.4      1.2036
Core Deposits.................  29,433     21,569      51,002     57.7       42.3      1.1614
Common Equity.................   4,452      3,056       7,508     59.3       40.7      1.2399
Tangible Common Equity........   3,374      2,145       5,519     61.1       38.9      1.3388

  COMPARABLE COMPANIES ANALYSIS

     UBS compared selected financial information for Union Planters with corresponding financial information of seven selected publicly held large regional banking companies. These selected companies included the following banks:

     - AmSouth Bancorporation;

     - BB&T Corporation;

     - Compass Bancshares Inc.;

     - National Commerce Financial Corporation;

     - Regions Financial Corporation;

     - SouthTrust Corporation; and

     - SunTrust Banks Inc.

     UBS selected these companies because they were publicly traded companies that, for purposes of its analysis, UBS considered reasonably similar to Union Planters in that these companies are large regional banks that operate in the Southeast market. The selected companies may significantly differ from Regions and Union Planters based on, among other things, their size, geographic coverage area, customer focus and services.

     UBS reviewed the market value, based on closing stock prices per share on January 20, 2004, of the selected companies as a multiple of estimated calendar years 2004 and 2005 EPS on a GAAP basis and on a cash basis, as well as book value per share and tangible book value per share as of the most recent reported quarter for each selected company and the results of this review are set forth in the table below under the columns entitled "Peers Median," "Peers Low" and "Peers High." UBS then compared the multiples derived from the selected companies with corresponding multiples for Union Planters based on the closing price of Union Planters common stock on January 20, 2004, as well as estimated calendar years

2004 and 2005 EPS on a GAAP basis and on a cash basis, book value per share as of December 31, 2003 and tangible book value per share as of December 31, 2003 for Union Planters. The financial data for Union Planters is set forth in the table below under the column entitled "Union Planters Data," and the related multiples are set forth in the table below under the column entitled "Union Planters." As a memorandum to its review, UBS also performed the same analysis for Regions using the financial data set forth in the table below under the column entitled "Memo: Regions Data." The related multiples are set forth in the table below under the column entitled "Memo: Regions." Financial data for the selected companies, Regions and Union Planters were based on company press releases, public filings, management guidance and consensus estimates from I/B/E/S. This analysis indicated the following high, low and median price multiples for the selected companies, as compared to the actual multiples for Regions and Union Planters, as of January 20, 2004:

                                         UNION                                          MEMO:
                                        PLANTERS    UNION              PEERS           REGIONS    MEMO:
                                          DATA     PLANTERS   MEDIAN    LOW    HIGH     DATA     REGIONS
                                        --------   --------   ------   -----   -----   -------   -------
Current price.........................   $30.91        --        --       --      --   $36.74        --
PRICE TO(X):
GAAP
  2004E...............................     2.25     13.70     13.50    12.00   15.10     3.06     12.00
  2005E...............................     2.53     12.20     12.20    11.10   13.40     3.32     11.10
Cash
  2004E...............................     2.32     13.30     13.30    12.00   14.40     3.06     12.00
  2005E...............................     2.60     11.90     12.10    11.10   13.00     3.32     11.10
Book Value............................    16.18      1.91      2.11     1.83    2.70    20.06      1.83
Tangible Book Value...................    11.35      2.72      3.08     2.42    3.71    15.20      2.42
OPERATING METRICS(%)
Net Interest Margin...................       --      3.90      3.61     3.09    4.22       --      3.54
Efficiency Ratio......................       --     60.80     52.40    51.60   62.10       --     62.10
Fee Ratio.............................       --     38.30     36.30    31.90   45.50       --     45.50
Cash Return on Average Asset..........       --      1.21      1.44     1.14    1.81       --      1.38
Cash Return on Average Equity.........       --     17.10     22.40    17.30   26.20       --     19.70

  ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS

     Precedent Mergers: UBS reviewed eight transactions since April 1998 involving mergers in the banking industry with transaction values over $1.5 billion. UBS calculated the premium of the exchange ratio in the selected transactions to the ratio of the stock price for the parties in the selected transaction on the day prior to the announcement of the transaction and calculated the resulting ownership percentages of the constituent shareholders in the combined company. UBS calculated the premium of the Regions exchange ratio in the merger to the ratio of the stock price per share for Regions and Union Planters on January 20, 2004 and calculated the resulting ownership percentages of the constituent shareholders in the combined company. UBS also reviewed the selected transactions to determine the composition of the board of directors of the combined company. Financial data for the selected mergers and the merger were based on company press releases and public filings at the time of the announcement of the transaction. The results of this analysis are as follows:

                                                                                     PRO FORMA BOARD
                                                 TRANSACTION                          OF DIRECTORS
                                                    VALUE      PREMIUM   OWNERSHIP   ---------------
DATE                  MERGER PARTNERS               ($BN)        (%)        (%)       (#)      (%)
----         ---------------------------------   -----------   -------   ---------   ------   ------
TBD          Regions/Union Planters...........       5.6         (3.7)*    59/41     13/13    50/50
04/15/2001   First Union Corporation/
             Wachovia Corporation.............      13.6          6.6      73/27       9/9    50/50
10/04/2000   Firstar Corporation/
             U.S. Bancorp.....................      21.2         21.4      51/49     14/11    56/44
03/20/2000   National Commerce
             Bancorporation/
             CCB Financial Corporation........       1.9         25.0      53/47     10/10    50/50
03/14/1999   Fleet Financial Corporation/
             BankBoston Corporation...........      16.3         15.5      60/40     12/10    55/45
07/01/1998   Star Banc Corporation/
             Firstar Corporation..............       7.4         27.1      50/50     18/14    56/44
06/08/1998   Norwest Corporation/
             Wells Fargo & Company............      34.6          9.3      49/51     12/12    50/50
04/13/1998   Banc One Corporation/
             First Chicago NBD Corporation....      29.5          6.4      58/42     11/11    50/50
04/13/1998   NationsBank Corporation/
             BankAmerica Corporation..........      66.6           --      55/45      11/9    55/45

---------------

* Based on the closing stock price of Union Planters common stock of $30.91 as of January 20, 2004 and an exchange ratio of 1.000x share of New Regions common stock per share of Union Planters common stock, Union Planters would receive a discount of 3.7% upon completion of the merger. Alternatively, based on the closing stock price of Regions common stock of $36.74 as of January 20, 2004 and an exchange ratio of 1.2346x shares of New Regions common stock per share of Regions common stock, Regions would receive a premium of 3.1% upon completion of the merger.

     UBS chose the selected mergers because they were business combinations that, for purposes of the analysis, UBS considered to be reasonably comparable and similar in structure to the merger. The selected mergers may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

  DISCOUNTED CASH FLOW ANALYSIS

     Regions. As of January 20, 2004, UBS calculated the estimated present value of the implied per share value of Regions common stock, using discount rates ranging from 10% to 12%. UBS applied exit price-to-earnings multiples for Regions ranging from 11.0x to 13.0x to 2009 estimated earnings to an I/B/E/S consensus long-term EPS growth rate of 8.0% for the calendar years 2006-2009. This analysis resulted in an estimated present value range of the implied Regions common stock per share value of approximately $35.13 to $42.18. In its calculation of the estimated present value of the implied per share value of Regions common stock, UBS assumed that Regions would have cash net income of $681 million in 2004, $717 million in 2005 and a growth rate of 8.0% after 2005. UBS also assumed that Regions would have a target tangible common equity to tangible asset value of 6.5% and an asset growth rate of 4.0%.

     Union Planters. As of January 20, 2004, UBS calculated the estimated present value of the implied per share value of Union Planters common stock, using discount rates ranging from 10% to 12%. UBS applied exit price-to-earnings multiples for Union Planters ranging from 11.0x to 13.0x to 2009 estimated earnings to an I/B/E/S consensus long-term EPS growth rate of 8.0% for the calendar years 2006-2009. This analysis resulted in an estimated present value range of the implied Union Planters common stock per share value of approximately $26.10 to $31.70. In its calculation of the estimated present value of the implied per share value of Union Planters common stock, UBS assumed that Union Planters would have a cash net income of $437 million in 2004, $483 million in 2005 and a growth rate of 8.0% after 2005. UBS also assumed that Union Planters would have a target tangible common equity to tangible asset value of 6.5% and an asset growth rate of 4.0%.

     Discounted Cash Flow Valuation. Using the analysis above, the relative stand-alone discounted cash flow valuations of Regions and Union Planters imply an exchange ratio of approximately 1.34x and an exchange ratio of approximately 1.12x when the net present value of the forecasted synergies are ascribed to the Union Planters valuation. In UBS' estimation of the present value of synergies, it assumed a perpetual dividend growth rate of 3% and a discount rate of 11%, based on Regions' management projections.

  PRO FORMA MERGER ANALYSIS

     In order to assess the future impact of the merger on Regions' projected financial results, UBS analyzed the potential pro forma financial effects of the merger on Regions' estimated EPS on a GAAP basis and a cash basis for the calendar years 2004 and 2005. Based on the Regions exchange ratio, this analysis indicated that the merger would be accretive to Regions' estimated EPS by 4.5% on a GAAP basis in the calendar year 2005 and by 0.6% and 8.9% on a cash basis in the calendar years 2004 and 2005, respectively, and be dilutive to Regions' estimated EPS by 2.8% on a GAAP basis in the calendar year 2004, assuming the timely realization of cost savings and other synergies projected by Regions' and Union Planters' managements. The analysis also indicated that the merger could increase estimated EPS on a GAAP basis and a cash basis to Union Planters shareholders in calendar years 2004 and 2005. The estimates of achievable cost savings and the timing of the realization of such cost savings are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. Actual results may vary, and variations in amounts and timing may be material.

  OTHER FACTORS

     In rendering its opinion, UBS also reviewed and considered other factors, including:

     - cost savings projected to result from the merger;

     - analysis of projected cost savings in other mergers in the banking industry over the last ten years;

     - internal rate of return analysis; and

     - selected published equity research analysts' reports for Union Planters.

  MISCELLANEOUS

     Regions selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with Regions and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

     UBS and its predecessors and affiliates have provided services in the past to Regions, for which services UBS and its predecessors and affiliates have received customary compensation. In the ordinary course of business, UBS, its predecessors and affiliates have traded, and may in the future trade, the securities of Regions and Union Planters, and, following the merger, the securities of New Regions for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

     Under the terms of its engagement, Regions has agreed to pay UBS fees for its financial advisory services in connection with the merger. In addition, Regions has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. Regions has agreed to pay UBS an amount equal to a percentage of the aggregate transaction value upon completion of the merger (which amount would be equal to approximately $12.4 million if the merger had been completed as of April 8, 2004). Regions has already paid $3 million to UBS, which amount will be offset against the fee payable upon completion of the merger.

OPINION OF MORGAN STANLEY & CO. INCORPORATED TO UNION PLANTERS

     Pursuant to the terms of an engagement letter, Morgan Stanley was engaged to provide financial advisory services to Union Planters. Union Planters selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation, as well as its knowledge of the business and affairs of Union Planters. On January 22, 2004, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Union Planters board of directors that, subject to and based on the factors considered in its opinion, the Union Planters exchange ratio of one share of New Regions common stock for each share of Union Planters common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Union Planters common stock.

     The full text of Morgan Stanley's written opinion, dated as of January 22, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix C of this document. Holders of Union Planters' common stock are urged to, and should, read this opinion carefully and in its entirety. Morgan Stanley's opinion, directed to the board of directors of Union Planters, addresses only the fairness from a financial point of view of the Union Planters exchange ratio pursuant to the merger agreement to the holders of shares of Union Planters common stock, and does not address any other aspect of the merger or constitute a recommendation to any Union Planters shareholder as to how to vote at the shareholder meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Union Planters and Regions;

     - reviewed certain internal financial statements and other financial and operating data concerning Union Planters and Regions prepared by the managements of Union Planters and Regions, respectively, including among other things, limited financial forecasts and profit plans for each company;

     - discussed the past and current operations and financial condition and the prospects of Union Planters and Regions, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Union Planters and Regions, respectively;

     - discussed the strategic rationale for the merger with senior management of Union Planters and Regions;

     - reviewed the pro forma impact of the merger on the combined company's earnings per share, consolidated capitalization and financial ratios;

     - reviewed the reported prices and trading activity of Union Planters common stock and Regions common stock;

     - compared the financial performance of Union Planters and Regions and the prices and trading activity of Union Planters common stock and Regions common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain precedent merger transactions;

     - participated in discussions among representatives of Union Planters and Regions and their financial and legal advisors;

     - reviewed the draft merger agreement and certain related documents; and

     - considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, profit plans, including information regarding certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley has assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of Union Planters and Regions. In addition, Morgan Stanley relied on the assessments by the managements of Union Planters and Regions of the strategic rationale of the merger. Morgan Stanley assumed that the merger will be consummated in accordance with the terms of the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities (including any hedge or derivative positions) of Union Planters and Regions, nor was Morgan Stanley furnished with any such appraisals and Morgan Stanley did not make any independent examination of the loan loss reserves or examine any individual loan credit files of Union Planters and Regions. In addition, Morgan Stanley assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals for the merger, no restrictions will be imposed that would have any material adverse effect on Union Planters and Regions or on the benefits expected to be derived from the merger. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of this opinion.

     In addition, Morgan Stanley was provided with Union Planters' and Regions' internal financial projections for fiscal year 2004, which were materially consistent with I/B/E/S projections for fiscal year 2004. The Morgan Stanley financial analyses relied upon I/B/E/S projections and not the internal financial projections.

     The following is a summary of the material financial analyses performed by Morgan Stanley, in connection with preparing its oral opinion and its written opinion letter, dated January 22, 2004. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analysis used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  UNION PLANTERS

     Comparable Company Analysis. As part of its analysis, Morgan Stanley compared financial information, including price to earnings ratios, of Union Planters with companies that share certain characteristics with Union Planters. This group, which are referred to in this discussion of Morgan Stanley's opinion as the "peer group," included:

     - National City Corporation

     - SunTrust Banks, Inc.

     - BB&T Corporation

     - The PNC Financial Services Group, Inc.

     - KeyCorp

     - SouthTrust Corporation

     - M&T Bank Corporation

     - Comerica Incorporated

     - AmSouth Bancorporation

     - Marshall & Ilsley Corporation

     - UnionBanCal Corporation

     - Charter One Financial, Inc.

     - NorthFork Bancorporation, Inc.

     - National Commerce Financial Corporation

     - First Tennessee National Corporation

     - Zions Bancorporation

     - Huntington Bancshares Incorporated

     - Banknorth Group, Inc.

     - Compass Bancshares, Inc.

     Morgan Stanley compared, for the peer group and Union Planters, the market price to 2004 "cash" earnings per share (GAAP earnings per share plus amortization of intangibles per share) estimate from I/B/E/S, available as of January 21, 2004.

     The following table reflects these multiples:

                                                               PRICE/2004E CASH
                                                                   EARNINGS
                                                               ----------------
Union Planters (as of January 21, 2004).....................        13.6x
Peer Group Mean.............................................        13.5x

     Applying a range of Peer Group price-to-2004 cash earnings per share multiples to Union Planters 2004 I/B/E/S cash earnings per share estimate implied a range of values for Union Planters common stock of approximately $26 to $31 per share. Morgan Stanley noted that the closing price of Union Planters common stock, as of January 21, 2004, was $31.16 per share. Based on the exchange ratios of 1.2346x shares of New Regions common stock for Regions common stock and 1.000x shares of New Regions common stock for Union Planters common stock and the closing price of Regions common stock of $37.69 as of January 21, 2004, the implied value of the merger consideration was $30.53 per share of Union Planters common stock.

     No company used in the above analyses is identical to Union Planters or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Union Planters and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of implied present values of Union Planters common stock, assuming Union Planters continued to operate as a stand-alone entity. The range was determined by adding:

     - the present value of an estimated future dividend stream for Union Planters over the five-year period from 2004 through 2008, and

     - the present value of an estimated "terminal value" of Union Planters common stock at the end of the year 2008.

     Morgan Stanley made the following assumptions in performing its analysis:

     - a constant tangible common equity/tangible assets ratio of 7% for a projected dividend stream,

     - earnings projections were based on I/B/E/S estimates with an assumed earnings growth rate of 6.7% for 2005 through 2008, consistent with the I/B/E/S mean long-term growth estimate for Union Planters,

     - "terminal value" of Union Planters common stock at the end of the period was determined by applying two different price-to-cash earnings multiples (11x and 13x) to year 2008 projected earnings, and

     - the dividend stream and terminal values were discounted to present values using a discount rate of 11%.

     Based on the above assumptions, this analysis implied a fully diluted stand-alone value of Union Planters common stock ranging from approximately $29 to $32 per share. As described above under "-- Comparable Company Analysis," as of January 21, 2004, the implied value of the merger consideration was $30.53 per share of Union Planters common stock.

     Contribution Analysis. Morgan Stanley compared Union Planters' shareholders and Regions' stockholders' respective percentage ownership of the combined company to Union Planters' and Regions' respective contribution (and the implied ownership based on such contribution) to the combined company using various financial metrics.

FINANCIAL METRICS                                             UNION PLANTERS   REGIONS
-----------------                                             --------------   -------
Loans.......................................................        41%          59%
Total Assets................................................        40%          60%
Total Deposits..............................................        41%          59%
Tangible Book Value.........................................        39%          61%
2004 Estimated GAAP Earnings................................        39%          61%
2004 Estimated Cash Earnings................................        39%          61%
2004 Estimated GAAP Earnings with restructuring*............        37%          63%
2005 Estimated GAAP Earnings................................        39%          61%
2005 Estimated Cash Earnings................................        40%          60%

---------------

* Assumes a $55 million pre-tax restructuring charge (representing the average of estimated pre-tax charges of $50 million to $60 million announced by Union Planters in its January 15, 2004 fourth quarter earnings press release) and a tax rate of 35%

     In addition, Morgan Stanley noted that the merger exchange ratios implied that Union Planters shareholders would hold 41% of the pro forma ownership of the combined company.

  REGIONS

     Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of present values of Regions common stock, excluding the effects of the merger. The range was determined by adding:

     - the present value of an estimated future dividend stream for Regions over the five-year period from 2004 through 2008, and

     - the present value of the "terminal value" of Regions common stock at the end of the year 2008.

     Morgan Stanley made the following assumptions in performing its analysis:

     - a constant tangible common equity/tangible assets ratio of 7% for a projected dividend stream,

     - earnings projections based on I/B/E/S estimates for 2004, with an assumed earnings growth rate of 8.2% for 2005 through 2008, consistent with the I/B/E/S mean long-term growth estimate for Regions,

     - "terminal value" of Regions common stock at the end of the period determined by applying a price-to-cash earnings multiple range (11 to 13x) to year 2008 projected earnings, and

     - the dividend stream and terminal values discounted to present values using a discount rate of 11%.

     Based on the above assumptions, the fully diluted stand-alone value of Regions common stock ranged from approximately $38 to $43 per share. As of January 21, 2004, the market price per share of Regions common stock was $37.69.

     Pro Forma Merger Analysis. Morgan Stanley analyzed the financial impact of the merger on the estimated earnings per share for Regions and Union Planters for the current holders of Union Planters common stock, using the estimated cost savings expected by management to result from the merger as well as Regions earnings estimates for 2004 through 2005 based on I/B/E/S estimates and I/B/E/S long-term growth rate for 2005. This analysis indicated that the merger with cost savings (phased in 15% in 2004 and 60% in 2005) would be dilutive to the current estimate of Regions' 2004 GAAP earnings per share and accretive to Regions' 2004 cash and 2005 GAAP and cash earnings per share as well as accretive to the current estimate of Union Planters' 2004 and 2005 GAAP and cash earnings per share.

     Combined Value Dividend Discount Analysis. Using the same methodology as described above under "-- Dividend Discount Analysis," Morgan Stanley performed a dividend discount analysis assuming fully phased-in pre-tax savings of $200 million (phased in 15% in 2004, 60% in 2005, 85% in 2006 and 100% thereafter) and an after-tax restructuring charge of $195 million. All other assumptions were consistent with assumptions described above under "-- Dividend Discount Analysis." Based on the above assumptions, this analysis implied a fully diluted stand-alone value of Union Planters common stock ranging from approximately $31 to $36 per share, which is 10% higher than the stand-alone Dividend Discount Analysis value of $29 to $32. The fully diluted stand-alone value of Regions common stock ranged from approximately $39 to $44 per share, which is 3% higher than the stand-alone Dividend Discount Analysis value of $38 to $43.

     Morgan Stanley performed a variety of financial and comparative analyses for the purpose of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its analyses and the opinion. In addition, Morgan Stanley may have given various factors more or less weight than other factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Union Planters or Regions.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Union Planters or Regions. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the Union Planters exchange ratio to the holders of shares of Union Planters common stock pursuant to the merger agreement and were provided to the Union Planters board of directors in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which Union Planters or Regions might actually trade. Further, the analyses should not be viewed as the sole determining factors of the value of Union Planters. In addition, as described above, the Morgan Stanley opinion was one of the many factors taken into consideration by the Union Planters board of directors in making its determination to approve the merger agreement. The Union Planters exchange ratio pursuant to the merger agreement was determined through arm's-length negotiations between Union Planters and Regions and was approved by the Union Planters board of directors. Morgan Stanley did not recommend any specific consideration to Union Planters or advise that any given consideration constituted the only appropriate consideration for the transaction.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financing services for Union Planters and Regions and have received fees for the rendering of these services. In the ordinary course of its business, Morgan Stanley and its affiliates may, from time to time, trade in the securities and indebtedness of Union Planters or Regions for its own accounts or the account of investment funds and other clients under the management of Morgan Stanley and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In addition, Morgan Stanley and its affiliates may from time-to-time act as counterparty to either Union Planters or Regions and have received compensation for such activities.

     Pursuant to an engagement agreement with Union Planters, Morgan Stanley was formally retained to provide financial advisory services and a financial letter opinion in connection with the transaction, and Union Planters agreed to pay Morgan Stanley fees for its services in connection with the merger. Union Planters also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, Union Planters has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the U.S. federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. Union Planters has agreed to pay Morgan Stanley an amount equal to a percentage of the aggregate transaction value upon completion of the merger (which amount would be equal to approximately $12.4 million if the merger had been completed as of April 8, 2004). Union Planters has already paid $3 million to Morgan Stanley, which amount will be offset against the fee payable upon completion of the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF NEW REGIONS FOLLOWING THE MERGER

  BOARD OF DIRECTORS OF NEW REGIONS.

     Upon completion of the merger, the board of directors of New Regions will consist of thirteen directors of Regions designated by Regions, and thirteen directors of Union Planters designated by Union Planters. Regions and Union Planters have each indicated that their current directors will be the directors who will serve as directors of New Regions upon completion of the merger. The former Regions directors and former Union Planters directors will be apportioned among the three classes of the New Regions board of directors as equally as possible. The first class of New Regions directors will serve until the 2005 annual meeting, the second class will serve until the 2006 annual meeting and the third class will serve until the 2007 annual meeting, in each case subject to the director's earlier resignation or removal.

  EXECUTIVE OFFICERS OF NEW REGIONS

     Carl E. Jones, Jr., Chairman of the Board, President and Chief Executive Officer of Regions, will serve as Chairman of the Board and Chief Executive Officer of New Regions following the merger, and Jackson W. Moore, Chairman, President and Chief Executive Officer of Union Planters, will serve as

President and Chief Executive Officer-Designate of New Regions. Mr. Moore will succeed Mr. Jones as Chief Executive Officer on July 1, 2005 and will succeed Mr. Jones as Chairman of the Board on July 1, 2006 (or such earlier time as Mr. Jones ceases to be the Chief Executive Officer or Chairman of New Regions). Mr. Moore's planned succession to Mr. Jones is a result of Mr. Jones' desire to retire from his positions with Regions within a reasonable time after the merger is completed and at the time of his previously planned retirement at age 65, and the parties' belief in the qualifications and ability of Mr. Moore to successfully lead the combined company.

     Regions and Union Planters have designated other key members of the combined company's senior management team, which includes Richard D. Horsley, who is currently Vice Chairman and Chief Operating Officer of Regions, as Vice Chairman and Chief Operating Officer of New Regions; Allen B. Morgan, Jr., who is currently Vice Chairman of Regions and Chairman of Morgan Keegan & Company, as Vice Chairman of New Regions and Chairman of the Board of Morgan Keegan; D. Bryan Jordan, who is currently Executive Vice President and Chief Financial Officer of Regions, as Chief Financial Officer of New Regions; Robert A. Goethe, who is currently Chairman and Chief Executive Officer of Regions Mortgage, as Chairman of Mortgage Banking of New Regions; and Bobby L. Doxey, who is currently Senior Executive Vice President and Chief Financial Officer of Union Planters, as Senior Executive Vice President of New Regions. Mr. Doxey and Mr. Horsley will co-lead the transition team.

     Mr. Moore will oversee the consolidated banking operations and major banking product lines, and will have the combined companies' six regional bank presidents reporting to him: Jack Fleischauer of Regions, Adolfo Henriques of Union Planters, Peter Miller of Regions, Steven Schenck of Union Planters, Samuel Upchurch of Regions and John White, Jr. of Union Planters.

     Information about the current Regions directors and executive officers can be found in "PROPOSAL 2 -- Election of Directors." Information about the current Union Planters directors and executive officers can be found in "PROPOSAL
2 -- Election of Directors." Regions' and Union Planters' Annual Reports on Form 10-K for the year ended December 31, 2003 are incorporated by reference into this joint proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

     For more information see "THE MERGER -- Union Planters' Directors and Officers Have Financial Interests in the Merger" and "THE MERGER -- Regions' Directors and Officers Have Financial Interests in the Merger."

UNION PLANTERS' DIRECTORS AND OFFICERS HAVE FINANCIAL INTERESTS IN THE MERGER

     Certain members of Union Planters' management and board of directors may be deemed to have financial interests in the merger that are in addition to or different from their financial interests as shareholders of Union Planters. The Union Planters board of directors was aware of these financial interests and considered them, among other matters, in approving the merger agreement.

  UNION PLANTERS MANAGEMENT POSITIONS

     The merger agreement provides that Jackson W. Moore, Union Planters' current Chairman, President and Chief Executive Officer, will become the President and Chief Executive Officer-Designate of New Regions upon the completion of the merger; on July 1, 2005 (or such earlier date as Carl E. Jones, Jr. may cease to serve as Chief Executive Officer of New Regions), Mr. Moore will succeed Mr. Jones as Chief Executive Officer of New Regions; and on July 1, 2006 (or such earlier date as Mr. Jones may cease to serve as Chairman of New Regions), Mr. Moore will become Chairman and Chief Executive Officer of New Regions. In addition, other members of Union Planters management will serve in senior management positions at New Regions. For further information, see "THE MERGER -- Board of Directors and Management of New Regions Following the Merger" above and "THE MERGER AGREEMENT -- Corporate Governance" below.

  EMPLOYMENT AGREEMENTS WITH UNION PLANTERS EXECUTIVES

     Each of Mr. Moore, Bobby L. Doxey, Alan W. Kennebeck, Adolfo Henriques, Steven J. Schenck and John V. White, Jr. has an employment agreement with Union Planters.

  JACKSON W. MOORE'S EMPLOYMENT AGREEMENT

     Mr. Moore's employment agreement has been amended in connection with the execution of the merger agreement, as described below, effective upon the completion of the merger. The employment period under Mr. Moore's employment agreement is a rolling three-year term that is currently scheduled to expire on December 31, 2006, subject to automatic one-year extensions on December 31, 2004 and each December 31 thereafter, unless Union Planters provides at least 60 days prior notice to Mr. Moore. In any case, the term of the agreement may not be extended past the date on which Mr. Moore turns 65. If Union Planters provides prior notice to Mr. Moore that it is electing not to extend the term of the agreement, Mr. Moore may either remain until the end of the then-current term of his agreement, or may choose to terminate the agreement and be paid a lump sum severance amount equal to three times the sum of his highest base salary and highest annual bonus earned in any year during his employment (Mr. Moore's "final highest earnings"). In either case, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Mr. Moore under all stock incentive plans of Union Planters would immediately vest and be exercisable and all restrictions thereon would lapse.

     Mr. Moore's employment agreement also provides that in the event of a "change in control" of Union Planters (as defined in the agreement to include certain business combinations, acquisitions of stock or assets of Union Planters, or changes in the board of directors composition), Mr. Moore would have the option to extend the term of his employment agreement for one additional three-year period, beginning on the later of the date of the renewal notice or the date on which the change in control occurs. During the extended renewal term following a change in control, Mr. Moore may resign without penalty upon 90 days prior notice and receive a lump sum severance payment equal to three times his final highest earnings. In such case, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Mr. Moore under all stock incentive plans of Union Planters would immediately vest and be exercisable and all restrictions thereon would lapse. With respect to any benefits paid, accrued or accelerated by virtue of a change in control, the agreement requires Union Planters to make certain tax gross-up payments to fully cover Mr. Moore's income tax and excise tax liabilities with respect to any such benefits, including all tax liabilities associated with the gross-up payments.

  JACKSON W. MOORE'S EMPLOYMENT AGREEMENT AMENDMENT

     Union Planters and Regions entered into an amendment to Mr. Moore's employment agreement (which will be entered into by New Regions prior to the completion of the merger), dated as of January 22, 2004, that becomes effective upon the completion of the merger. Under the amended employment agreement, Mr. Moore agrees to serve, and New Regions agrees to appoint Mr. Moore to the positions, and at the times, described above in "-- Union Planters Management Positions."

     Mr. Moore's amended employment agreement provides that, for purposes of the agreement, a "change in control" will be deemed not to have occurred as a result of the merger. This has the effect of eliminating, for purposes of this merger, Mr. Moore's right to resign for any reason after the merger on 90 days prior notice and to receive his full severance payments and benefits (described above). Notwithstanding this change, in the event that any payments to Mr. Moore are subject to an excise tax under Section 4999 of the Internal Revenue Code, the amended employment agreement continues to provide for a gross-up payment to compensate Mr. Moore for the payment of the excise tax. In addition, the amendment will have no effect on the accelerated vesting of Mr. Moore's stock options and restricted stock or under other plans or agreements with Union Planters, which will occur as a result of the merger.

     After the merger, if Mr. Moore is not appointed to the positions described above in "-- Union Planters Management Positions," at the times stated above, or is removed from the position of Chief Executive Officer prior to becoming Chairman of the Board of Directors and Chief Executive Officer of New Regions (in each case, other than as a result of Mr. Moore's termination for cause (as defined in the employment agreement), his termination due to his death or disability, or his voluntary resignation not in connection with the non-appointments or removal described above), then Mr. Moore would be entitled to the change in control rights described above under "-- Jackson W. Moore's Employment Agreement." Mr. Moore would also be entitled to these benefits if there occurs a change in control of New Regions.

     In the event of (1) a termination by New Regions of Mr. Moore's employment not described in the previous paragraph, and not in connection with a change in control of New Regions, or (2) any removal by New Regions of Mr. Moore from the position of Chief Executive Officer after his attaining the position of Chairman and Chief Executive Officer (other than as a result of Mr. Moore's termination for cause, or his termination due to his death or disability), Mr. Moore will have the same rights to severance and benefits as if his current agreement with Union Planters had not been renewed by Union Planters.

     Under the amended employment agreement, Mr. Moore will be eligible for participation in, and will receive, all pension and welfare benefits, fringe benefits and perquisites with New Regions on a basis, at a level and in an amount that, on a benefit-for-benefit basis, is no less favorable than the benefits that were provided or made available to Mr. Moore with Union Planters at the time of the signing of the amendment. Mr. Moore will perform his services for New Regions in the reasonable vicinity of either Memphis, Tennessee or Birmingham, Alabama.

     In the event that Mr. Moore is not appointed to the positions described above in "-- Union Planters Management Positions," at the times stated above, or Mr. Moore is removed from the position of Chief Executive Officer prior to becoming Chairman of the Board of Directors and Chief Executive Officer of New Regions (other than for the specific reasons enumerated above), the estimated three times lump sum cash severance payment under his employment agreement, using his base salary on the date hereof and his annual bonuses though 2003, would be approximately $5,725,000.

  OTHER EXECUTIVES

     Each of Messrs. Doxey's, Kennebeck's, Henriques', Schenck's and White's employment agreements provide for specific payments to be paid to the executive in the event his employment is terminated within some period after the date on which a change in control occurs. The completion of the merger will be considered a change in control under each of these employment agreements.

     Messrs. Doxey's and Kennebeck's agreements generally provide that if the executive is terminated without "cause" or for "good reason" (each as defined in his employment agreement) within one year following the completion of the merger, he will be entitled to a lump sum severance payment equal to one year's base salary.

     Mr. Henriques' employment agreement provides that upon the completion of the merger, the employment term will automatically extend for two years and the agreement further provides that, in the event of a termination of employment without "cause" or for "good reason" (each as defined in the employment agreement) within two years following the completion of the merger, Mr. Henriques would be entitled to a lump sum severance payment equal to two times his current base salary and a bonus equal to 75% of his then current base salary for the year in which his employment was terminated, pro-rated to reflect the portion of the year occurring prior to his date of termination.

     Mr. Schenck's employment agreement provides that, in the event of a termination of employment without "cause" or for "good reason" (each as defined in the employment agreement) within two years following the completion of the merger, Mr. Schenck would be entitled to a lump sum severance payment equal to one year's current base salary and annual bonus.

     Mr. White's employment agreement provides that if he is terminated without "cause" or for "good reason" (each as defined in his employment agreement) within three years following the completion of the merger, he will be entitled to a lump sum severance payment equal to three times the sum of his base salary and the highest annual bonus received by him during the three calendar years immediately preceding the completion of the merger. Mr. White will also be entitled to an excise tax gross-up on amounts he receives in connection with the completion of the merger or such termination of employment.

     In the event that within one year after the completion of the merger Messrs. Doxey, Kennebeck, Henriques, Schenck and White are terminated without cause or terminate their employment for good reason, the estimated lump sum cash severance payments for the executive officers under their employment agreements, using their base salary on the date hereof and their annual bonuses through 2003, would be approximately $350,000 for Mr. Doxey, $275,000 for Mr. Kennebeck, $900,000 for Mr. Henriques, $450,000 for Mr. Schenck and $1,350,000 for Mr. White.

  STOCK OPTIONS AND OTHER EQUITY AWARDS


     Union Planters stock option plans and agreements provide that all outstanding unvested stock options to purchase Union Planters common stock will vest upon the completion of the merger, which would be considered a "change of control" for purposes of these stock options. New Regions has agreed to assume all outstanding Union Planters stock options. At the time the merger is completed, each outstanding Union Planters stock option will be converted into an option to purchase New Regions common shares on the same terms as in effect immediately prior to completion of the merger, except that the number of shares of New Regions common stock issuable upon the exercise of the options and the exercise price per share will be adjusted based on the Union Planters exchange ratio, and all Union Planters stock options outstanding will become fully vested and exercisable at the effective time of the merger due to the "change in control" provisions discussed above. Accordingly, the completion of the merger will accelerate the vesting of approximately 158,411 options held by Union Planters' non-employee directors and approximately 1,515,936 options held by Union Planters' executive officers to purchase shares of Union Planters common stock that were not previously exercisable.



     All restricted stock and stock units granted pursuant to Union Planters' equity plans will also become fully vested, unrestricted and transferable at the completion of the merger. Accordingly, the completion of the merger will accelerate the vesting of approximately 56,141 shares of Union Planters restricted stock and stock units held by non-employee directors of Union Planters and approximately 645,229 shares of Union Planters restricted stock and stock units held by executive officers of Union Planters.


  OTHER BENEFIT PLANS

     Pursuant to the terms of the Amended and Restated 1996 Deferred Compensation Plan for Executives, as amended, participants in the plan will become vested in all of their deferred compensation accounts under the plan upon the completion of the merger, and the trust funding the plan will be fully funded. Messrs. Moore, Doxey, Kennebeck, Henriques, Schenck and White each participate in the plan.

     Pursuant to the terms of the 2002 Senior Management Performance Incentive Plan, upon the completion of the merger, participants in the plan will be entitled to an annual bonus, pro-rated to reflect the portion of the plan year occurring prior to the completion of the merger. Messrs. Moore, Doxey, Henriques, Schenck and White each participate in the plan.

     Mr. Moore has agreed to waive, for purposes of his supplemental executive retirement agreement, or SERP, certain "change in control" rights that would otherwise have been triggered by the merger; however, Mr. Moore will still be entitled to receive his full unreduced normal retirement age SERP benefit in the event (1) Mr. Moore is not appointed to the positions described above in "-- Union Planters Management Positions" at the times stated above or is removed from the position of Chief Executive Officer prior to becoming Chairman of the Board of Directors and Chief Executive Officer of New Regions, (2) there is a subsequent change in control of New Regions, (3) Mr. Moore involuntarily terminates service with New Regions or voluntarily terminates service with New Regions for good reason (as defined in the SERP agreement), (4) Mr. Moore terminates service with New Regions as a result of death or disability or (5) Mr. Moore terminates service with New Regions on or after his normal retirement date at age 62. For further information, see
"-- Executive Benefit Plans".

  BOARD OF DIRECTORS OF NEW REGIONS

     Effective as of the completion of the merger, thirteen former members of the Union Planters board of directors chosen by Union Planters will become members of the board of directors of New Regions. From the date of the completion of the merger through June 30, 2007, any vacancies on the New Regions board of directors caused by the cessation of service of such former Union Planters directors will be filled by a nominee proposed by a majority of the remaining former Union Planters directors.

  DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE

     New Regions has agreed to indemnify and hold harmless present and former directors or officers of Union Planters against any liability arising in whole or in part out of or pertaining to (1) the fact the person was a director, officer or employee of Union Planters or (2) the merger agreement or any of the transactions contemplated thereby.

     The merger agreement provides that, from and after the effective time of the merger, New Regions will maintain directors' and officers' liability insurance covering directors and officers of Union Planters for acts or omissions or alleged acts or omissions occurring before the merger becomes effective. New Regions may continue coverage under Union Planters' existing directors' and officers' liability insurance policy or may substitute policies with at least the same coverage and amounts with terms and conditions that are at least as advantageous as Union Planters' existing policy, subject to a maximum expenditure of 250% of the annual cost of coverage under Union Planters' policy as of the date of the merger agreement.

REGIONS' DIRECTORS AND OFFICERS HAVE FINANCIAL INTERESTS IN THE MERGER

     Certain members of Regions' management and board of directors may be deemed to have financial interests in the merger that are in addition to or different from their financial interests as stockholders of Regions. The Regions board of directors was aware of these financial interests and considered them, among other matters, in approving the merger agreement.

  REGIONS MANAGEMENT POSITIONS

     The merger agreement provides that Carl E. Jones, Jr., Regions' current Chairman, President and Chief Executive Officer, will become the Chairman and Chief Executive Officer of New Regions upon the completion of the merger, that Mr. Jones will hold both positions through June 30, 2005 and that Mr. Jones will continue to serve as Chairman through June 30, 2006. In addition, other members of Regions management will serve in senior management positions at New Regions. For further information, see "THE MERGER -- Board of Directors and Management of New Regions Following the Merger" above and "THE MERGER AGREEMENT -- Corporate Governance" below.

  CHANGE IN CONTROL AGREEMENTS WITH REGIONS EXECUTIVES

     Executive officers of Regions have change of control agreements that have special employment and severance benefits that will be triggered by the merger. Mr. Jones has agreed to waive all rights and benefits under his change of control agreement that would have been triggered by the merger. The change of control agreements provide that during the three year period following the completion of the merger, the executive officer agrees to remain employed by Regions, subject to the terms of the agreement, while Regions agrees that (1) the authority, duties and responsibilities of each executive officer will be at least commensurate with those in effect prior to the completion of the merger,
(2) the base salary of each executive officer may not be less than the base salary in effect prior to the completion of the merger, and (3) the annual bonus may not be less than the highest bonus in the three years preceding the completion of the merger.

     The change of control agreements also provide that if within three years of the completion of the merger, Regions terminates an executive officer's employment other than for cause (as defined in the employment agreement) or an executive officer resigns for good reason (as defined in the employment agreement, including resignation for any reason during the 30-day period following the first anniversary of a change of control), Regions must pay the executive officer a lump sum cash severance payment equal to any accrued compensation and benefits plus an amount equal to three times the sum of his base salary and highest annual bonus during 2001, 2002, 2003 or the year preceding the year in which the termination occurs, and Regions must continue to provide the officer or his beneficiaries welfare benefits coverage for three years.

     In the event that within three years after the completion of the merger the executive officers are terminated without cause or terminate their employment for good reason, the estimated lump sum cash severance payments for the executive officers under the change of control agreements, using their base salary on the date hereof and their annual bonuses through 2003, would be approximately $2,875,000 for Mr. Richard D. Horsley, $5,400,000 for Mr. Allen B. Morgan, Jr., $2,525,000 for Mr. John I. Fleischauer, Jr., $2,525,000 for Mr. Peter D. Miller, and approximately $10,925,000 in the aggregate for the 7 other executive officers. Mr. Jones would receive no cash severance payment under his change of control agreement as a result of such a termination because he has waived such benefits.

  STOCK OPTIONS AND OTHER EQUITY AWARDS

     The Regions board of directors has taken action to prevent the accelerated vesting of unvested equity awards with respect to Regions common stock as a result of the merger. New Regions has agreed to assume all outstanding Regions stock options. At the time the merger is completed, each outstanding Regions stock option will be converted into an option to purchase shares of New Regions common stock on the same terms as in effect immediately prior to completion of the merger, except that the number of shares of New Regions common stock issuable upon the exercise of the options and the exercise price per share will be adjusted based on the Regions exchange ratio.

  OTHER BENEFIT PLANS


     The Regions board of directors has taken action to prevent the accelerated vesting of unvested benefits under the Supplemental Executive Retirement Plan and Supplemental 401(k) Plan as a result of the merger. The compensation committee of the Regions board of directors has determined that awards under the Directors' Deferred Stock Investment Plan will not be paid out as a result of the merger.


  BOARD OF DIRECTORS OF NEW REGIONS

     Effective as of the completion of the merger, thirteen former members of the Regions board of directors chosen by Regions will become members of the board of directors of New Regions. From the date of the completion of the merger through June 30, 2007, any vacancies on the New Regions board of directors caused by the cessation of service of such former Regions directors will be filled by a nominee proposed by a majority of the remaining former Regions directors.

  DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE

     New Regions has agreed to indemnify and hold harmless present and former directors or officers of Regions against any liability arising in whole or in part out of or pertaining to (1) the fact the person was a director, officer or employee of Regions or (2) the merger agreement or any of the transactions contemplated thereby.

     The merger agreement provides that, from and after the effective time of the merger, New Regions will maintain directors' and officers' liability insurance covering directors and officers of Regions for acts or omissions or alleged acts or omissions occurring before the merger becomes effective. New Regions may continue coverage under Regions' existing directors' and officers' liability insurance policy or may substitute policies with at least the same coverage and amounts with terms and conditions that are at least as advantageous as Regions' existing policy, subject to a maximum expenditure of 250% of the annual cost of coverage under Regions' policy as of the date of the merger agreement.

DISTRIBUTION OF NEW REGIONS CERTIFICATES

     At or prior to the completion of the merger, New Regions will cause to be deposited with the exchange agent certificates representing shares of New Regions common stock for the benefit of the holders of certificates representing shares of Regions common stock and Union Planters common stock and cash instead of any fractional shares that would otherwise be issued to Regions stockholders in the merger.

     Promptly after the completion of the merger, New Regions will cause the exchange agent to send transmittal materials to each holder of a Regions or Union Planters stock certificate for use in exchanging Regions or Union Planters stock certificates for certificates representing shares of New Regions common stock and cash instead of fractional shares, if applicable. Holders of Regions or Union Planters stock certificates should NOT surrender their Regions or Union Planters stock certificates for exchange until they receive the letter of transmittal and instructions. The exchange agent will deliver certificates for New Regions common stock and/or a check instead of any fractional shares of New Regions common stock once it receives the properly completed transmittal materials together with certificates representing a holder's shares of Regions common stock or Union Planters common stock, as applicable.

     Regions or Union Planters stock certificates may be exchanged for New Regions stock certificates with the exchange agent for up to six months after the completion of the merger. At the end of that period, any New Regions stock certificates and cash will be returned to New Regions. Any holders of Regions or Union Planters stock certificates who have not exchanged their certificates will be entitled to look only to New Regions, and only as general creditors of New Regions, for New Regions stock certificates and any cash to be received instead of fractional shares of New Regions common stock.

     Starting 30 days after the merger, until you exchange your Regions or Union Planters stock certificates for New Regions common stock certificates, you will not be able to vote on any matter on which New Regions stockholders are entitled to vote and you will not receive any dividends or other distributions in respect of shares of New Regions common stock. Once you exchange your Regions or Union Planters stock certificates for New Regions stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares, as well as any dividends with respect to Regions common stock or Union Planters common stock declared before the effective time of the merger but unpaid.

     If your Regions or Union Planters stock certificate has been lost, stolen or destroyed you may receive a New Regions stock certificate upon the making of an affidavit of that fact. New Regions may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against New Regions with respect to the lost, stolen or destroyed Regions or Union Planters stock certificate.

     After completion of the merger, there will be no further transfers on the stock transfer books of Regions or Union Planters.

     None of Regions, Union Planters or New Regions, nor any other person, will be liable to any former holder of Union Planters common stock or Regions common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. For a description of the New Regions common stock and a description of the differences between the rights of the holders of Regions common stock and Union Planters common stock, on the one hand, and holders of New Regions common stock, on the other hand, see "COMPARISON OF STOCKHOLDERS' RIGHTS."

FRACTIONAL SHARES

     New Regions will not issue any fractional shares of New Regions common stock. Instead, a Regions stockholder who would otherwise have received a fraction of a share of New Regions common stock will receive an amount of cash equal to the fraction of a share of New Regions common stock to which such holder would otherwise be entitled multiplied by the closing sale price per share of Regions common stock on the trading day immediately preceding the completion of the merger as reported on the New York Stock Exchange, Inc. Composite Transactions Reporting System and divided by the Regions exchange ratio.

PUBLIC TRADING MARKETS

     Regions common stock is currently listed on the New York Stock Exchange under the symbol "RF." Union Planters common stock is currently listed on the New York Stock Exchange under the symbol "UPC." Upon completion of the merger, Regions common stock and Union Planters common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended. The newly issued New Regions common stock issuable pursuant to the merger agreement will be listed on the New York Stock Exchange and is expected to trade under the symbol "RF."

     The shares of New Regions common stock to be issued in connection with the merger will be freely transferable under the applicable securities laws, except for shares issued to any stockholder who may be deemed to be an affiliate of Regions or Union Planters, as discussed in "THE MERGER AGREEMENT -- Resales of New Regions Stock by Affiliates."

     See "STOCK REPURCHASES" for a description of Regions' and Union Planters' public announcements regarding repurchasing their respective shares of common stock.

NEW REGIONS DIVIDENDS

     New Regions stockholders will be entitled to receive dividends when and if declared by the New Regions board of directors out of funds legally available for dividends. New Regions currently intends to pay a cash dividend of $0.333 per share per quarter following the merger, which is consistent with the current dividend rate paid by Regions and Union Planters. The New Regions board of directors will periodically consider the payment of dividends, taking into account New Regions' financial condition and level of net income, New Regions' future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations. Until the merger is completed, Regions is restricted by the merger agreement from declaring dividends of more than $0.4116 per share per quarter and Union Planters is restricted from declaring dividends of more than $0.3334 per share per quarter.

ABSENCE OF APPRAISAL RIGHTS

     Appraisal rights are statutory rights that enable stockholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to such rights are set forth in the laws of Delaware and Tennessee, which are the states of incorporation of Regions and Union Planters, respectively. These exceptions are applicable with respect to the rights of Regions stockholders and Union Planters shareholders in the merger.

     Neither Regions stockholders nor Union Planters shareholders are entitled to appraisal rights under Delaware and Tennessee law, respectively, in connection with the merger because shares of Regions common stock and shares of Union Planters common stock are listed on the New York Stock Exchange.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     We have agreed to use our reasonable best efforts to obtain the regulatory approvals required to consummate the transactions contemplated by the merger agreement. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the "requisite regulatory approvals." These include approval from the Board of Governors of the Federal Reserve System, or Federal Reserve Board and various other federal and state regulatory authorities. We filed our application with the Federal Reserve Board on February 20, 2004. In addition to that application, we have filed or intend promptly to complete the filing of applications and notifications to obtain the other requisite regulatory approvals.

     The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice, or "DOJ", or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge. Regions and Union Planters believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Regions or Union Planters.

     We are not aware of any other material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

     Federal Reserve Board. Completion of the merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended. On February 20, 2004, we filed the required application and notification with the Federal Reserve Board.

     The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, in reviewing the merger, the Federal Reserve Board will consider the financial and managerial resources of Regions and Union Planters and their subsidiary banks, the convenience and needs of the communities to be served, applicable overall capital and safety and soundness standards, the effectiveness of each company in combating money laundering activities, including in overseas branches, as well as Regions' and Union Planters' regulatory status, including legal and regulatory compliance.

     Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board will take into account our records of performance in meeting the credit needs of our entire community, including low- and moderate-income neighborhoods, served by our companies. Each of our banking subsidiaries has received a "satisfactory" rating from its federal regulator in its most recent Community Reinvestment Act examination with respect to this criterion.

     Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the application submitted by New Regions for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

     Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be consummated until 30 days after such approval is received, during which time the DOJ may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger's effects on competition. A determination by the

DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

     Department of Justice, Federal Trade Commission and Other Antitrust Authorities. The merger is subject to review by the DOJ or the United States Federal Trade Commission, or "FTC", to determine whether it complies with applicable antitrust law. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and its related rules, the merger cannot be completed until both Regions and Union Planters file notification of the proposed transaction with the DOJ and the FTC and the specified waiting periods have expired or been terminated. Each of Regions and Union Planters has filed its notification of the proposed transaction with the DOJ and the FTC. On April 8, 2004, the FTC granted early termination of the waiting period under the Hart-Scott-Rodino Act with respect to the merger.

     At any time before or after the acquisition is completed, the DOJ or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of Regions or Union Planters or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Regions and Union Planters believe that the completion of the merger will not violate U.S. antitrust laws. However, Regions and Union Planters can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Regions and Union Planters will prevail.

     In addition, the merger may be reviewed by the state attorneys general in the various states in which Regions and Union Planters operate. While Regions and Union Planters believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file and antitrust action to challenge the merger.

     Other Regulatory Authorities. Applications or notifications are being filed with various state and/or foreign regulatory authorities and self-regulatory organizations, including the National Association of Securities Dealers and the New York Stock Exchange, in connection with acquisitions or changes in control of subsidiaries of Regions and/or Union Planters, including banks, broker-dealers and mortgage lenders, that may be deemed to result from the merger. Applications and notifications for insurance companies are being filed in certain states in connection with the merger. In addition, the merger may be reviewed by the attorneys general in the various states in which Regions and Union Planters own banking subsidiaries. These authorities may be empowered under applicable state laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for in applicable state laws and regulations.

                              THE MERGER AGREEMENT

     The following describes aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement is subject, and qualified in its entirety by reference, to the merger agreement, which is attached as Appendix A to this document and is incorporated by reference into this document. We urge you to read the merger agreement carefully and in its entirety.

TERMS OF THE MERGER

     The Regions Merger. As the first step of the merger, Regions will merge with and into New Regions. We refer to this merger as the "Regions merger." New Regions will be the surviving corporation and will continue its corporate existence under the laws of the State of Delaware under the name "Regions Financial Corporation," and the separate corporate existence of Regions will terminate. In the Regions merger, each share of Regions common stock outstanding will be automatically converted into the right to receive 1.2346 shares of New Regions common stock. All shares of Regions common stock converted into shares of New Regions common stock will automatically be cancelled and retired as of the effective time of the Regions merger. In addition, any shares of Regions common stock held by either Regions or Union Planters, or any of their respective subsidiaries, will be cancelled and retired.

     The Union Planters Merger. As the second step of the merger, which will occur immediately following the Regions merger, Union Planters will merge with and into New Regions. We refer to this merger as the "Union Planters merger" and the two mergers collectively as "the merger." New Regions will be the surviving corporation, and will continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Union Planters will terminate. In the Union Planters merger, each share of Union Planters common stock outstanding (including the preferred stock purchase rights issued pursuant to the Union Planters' rights plan) will be converted into the right to receive one share of New Regions common stock. All shares of Union Planters common stock converted into shares of New Regions common stock will automatically be cancelled and retired as of the effective time of the Union Planters merger. In addition, any shares of Union Planters common stock held by either Regions or Union Planters, or any of their respective subsidiaries, will be cancelled and retired.

TREATMENT OF OPTIONS

     Each stock option or other rights to acquire Regions common stock granted under Regions stock option plans, whether vested or unvested, that is outstanding and unexercised immediately prior to the Regions merger will be converted automatically into, and will become, a stock option to purchase New Regions common stock, and will continue to be governed by the terms of the Regions option plans. The Regions option plans will be assumed by New Regions. In each case, (1) the number of shares of New Regions common stock subject to the New Regions option will be equal to the product of the number of shares of Regions common stock subject to the Regions option and the exchange ratio, rounded to the nearest whole share, and (2) the exercise price per share of New Regions common stock subject to the New Regions option will be equal to the exercise price per share of Regions common stock under the Regions option divided by the exchange ratio, rounded to the nearest whole cent. The duration and other terms of each such Regions option will be substantially the same as the prior Regions option. In any event, options that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by law.

     Each stock option or other rights to acquire Union Planters common stock granted under Union Planters stock option and incentive plans, whether vested or unvested, outstanding and unexercised immediately prior to the Union Planters merger will be converted automatically into, and will become, a stock option to purchase New Regions common stock and will continue to be governed by the terms of the Union Planters stock plans. The Union Planters stock plans will be assumed by New Regions. In each case, the number of shares of New Regions common stock subject to the New Regions option will be equal to the number of shares of Union Planters common stock subject to the Union Planters option, and the exercise price per share of New Regions common stock subject to the New Regions option will be equal to the exercise price per share of Union Planters common stock under the Union Planters option. The duration and other terms of each such New Regions option will be substantially the same as the prior Union Planters option. In any event, options that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by law.

     As soon as practicable following the completion of the merger, New Regions has agreed to file a registration statement to register the issuance of the shares of New Regions common stock upon the exercise of the assumed Regions and Union Planters stock options and other rights.

FRACTIONAL SHARES

     New Regions will not issue any fractional shares of New Regions common stock. Instead, a Regions stockholder who would otherwise have received a fraction of a share of New Regions common stock will receive an amount of cash equal to the fraction of a share of New Regions common stock to which such holder would otherwise be entitled multiplied by the closing sale price per share of Regions common stock on the trading day immediately preceding the completion of the merger as reported on the New York Stock Exchange, Inc. Composite Transactions Reporting System and divided by the Regions exchange ratio.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The merger will be completed only if all of the following occur:

     - the merger agreement is adopted by Regions stockholders;

     - the merger agreement is approved by Union Planters shareholders;

     - we obtain all required consents and approvals; and

     - all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

     The merger agreement contains reciprocal representations and warranties of Regions, Union Planters and New Regions relating to their respective businesses that are customary in merger transactions. With the exception of specified representations that must be true and correct in all respects or all material respects, no representation will be deemed untrue or incorrect as a consequence of the existence or absence of any fact or event unless that fact or event has had or is reasonably likely to have a material adverse effect on the company making the representation.

     Each of Regions, Union Planters and New Regions has made customary agreements that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Regions, Union Planters and New Regions and their respective subsidiaries are required to use their reasonable best efforts to preserve intact their business organizations, assets, employees and relationships with customers, suppliers, employees and business associates. In addition, Regions, Union Planters and New Regions and their respective subsidiaries are required to conduct their business in the ordinary course and take no action that would adversely affect the ability of any party to obtain any required consents, to perform its covenants and agreements under the merger agreement or to complete the merger on a timely basis. Regions, Union Planters and New Regions have also agreed to various specific restrictions relating to the conduct of their respective businesses, including restrictions with respect to selling stock of it or its subsidiaries, disposing or encumbering property or assets, authorizing capital expenditures, incurring debt, changing compensation, benefits or stock option plans of its employees and settling material claims and litigation.

     The merger agreement also contains mutual agreements relating to the preparation of this joint proxy statement/prospectus, the holding of meetings of Regions stockholders and Union Planters shareholders, access to information of the other party and public announcements with respect to the transactions contemplated by the merger agreement.

DECLARATION AND PAYMENT OF DIVIDENDS

     We have agreed that, until the merger is completed, we will each only pay regular quarterly dividends or distributions. Under the merger agreement, prior to the merger, Regions' dividends may not exceed $0.4116 per share per quarter and Union Planters' dividends may not exceed $0.3334 per share per quarter. The parties have also agreed to cause their dividend payment schedules to be the same. The intent of this action is to coordinate our declaration of dividends so that holders of Regions common stock or Union Planters common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their Regions common stock and/or Union Planters common stock and any New Regions common stock any such holder receives in the merger.

REDEMPTION OF UNION PLANTERS SERIES E PREFERRED STOCK

     On March 30, 2004, Union Planters redeemed its Series E preferred stock, as required under the terms of the merger agreement.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

     Each of Regions and Union Planters has agreed that it will not, and will cause its subsidiaries and its officers, directors, employees and agents not to:

     - initiate, solicit, encourage or knowingly facilitate any inquiries or proposals relating to any "acquisition proposal" (as defined below);

     - engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an acquisition proposal; or

     - in the case of Union Planters, waive any provisions of or amend its rights plan.

     Under the merger agreement, however, if either Regions or Union Planters receives an unsolicited bona fide written acquisition proposal, the recipient of such proposal may furnish nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors determines, in good faith, after receiving the advice of its outside financial and legal advisors, that the failure to do so would violate its fiduciary duties under applicable law.

     Each of Regions and Union Planters has agreed to notify the other party within one day of any such acquisition proposal, including describing the substance, material terms and conditions of the acquisition proposal and providing updates of any developments with respect to an acquisition proposal.

     For purposes of the merger agreement, an "acquisition proposal" means, other than transactions contemplated by the merger agreement, any proposal or offer relating to the following involving Regions or Union Planters or any of their material subsidiaries:

     - any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the party;

     - any acquisition or purchase of 25% or more of the consolidated assets of a party and its subsidiaries or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party; or

     - any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party.

CORPORATE GOVERNANCE

     Unless otherwise determined by the affirmative vote of 66 2/3% of the full New Regions board of directors:

     - The headquarters of New Regions and its lead subsidiary bank will be located in Birmingham, Alabama after the merger.

     - New Regions' banking business unit will be headquartered in Birmingham, Alabama.

     - New Regions' broker-dealer and investment services and mortgage banking business units will be headquartered in Memphis, Tennessee.

     - During each year following the merger, the board of directors of New Regions will hold at least two regular meetings in Birmingham, Alabama and at least two regular meetings in Memphis, Tennessee.

     In general, the New Regions certificate of incorporation and bylaws will be substantially similar to the Regions certificate of incorporation and bylaws, with only limited exceptions contemplated by the merger agreement or otherwise agreed to by Regions and Union Planters. The New Regions bylaws provide that:

     - Initially, Carl E. Jones, Jr., current Chairman of the Board, President and Chief Executive Officer of Regions, will be Chairman of the Board and Chief Executive Officer of New Regions, and that Jackson W. Moore, current Chairman, President and Chief Executive Officer of Union Planters, will be President and Chief Executive Officer-Designate of New Regions. Mr. Moore will succeed Mr. Jones as Chief Executive Officer on July 1, 2005 and as Chairman on July 1, 2006 (or such earlier time as Mr. Jones ceases to serve in either of such positions).

     - Following the merger, the board of directors of New Regions will be comprised of 13 former Regions directors and 13 former Union Planters directors. The former Regions directors and the former Union Planters directors will be apportioned among the three classes of the board of directors of New Regions in a manner as nearly equal as possible.

     - Until June 30, 2007, vacancies on the board of directors will be filled by a mechanism by which a majority of former Regions directors on the New Regions board fill Regions director vacancies and a majority of former Union Planters directors on the New Regions board fill Union Planters director vacancies.

     - Changes to succession or other corporate governance provisions described above must be approved by the affirmative vote of 66 2/3% of the full board of directors of New Regions.

EXPENSES AND FEES

     In general, each party will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, Regions and Union Planters will each pay one-half of the costs incurred in connection with the preparation (including printing) of this joint proxy statement/prospectus.

RESTRUCTURING EFFORTS

     If either Regions fails to obtain its stockholders' approval or Union Planters fails to obtain its shareholders' approval, each party is required to use its reasonable best efforts to negotiate a restructuring of the merger, without any obligation to alter the amount or kind of consideration in a way that would be detrimental to it or its stockholders or shareholders, and/or resubmit the transaction for stockholder or shareholder approval.

CONDITIONS TO COMPLETION OF THE MERGER

     Our respective obligations to consummate the merger are subject to the fulfillment or waiver of certain conditions, including:

     - the adoption or approval of the merger agreement by the holders of a majority of the outstanding shares of Regions common stock and Union Planters common stock;

     - the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to consummate the merger;

     - the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

     - the registration statement with respect to the New Regions common stock to be issued pursuant to the merger has become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC or any other governmental entity;

     - the shares of New Regions common stock to be issued in connection with the merger have been authorized for listing on the New York Stock Exchange;

     - the truth and correctness of the representations and warranties of each of us in the merger agreement, subject to certain specified exceptions, and the performance by each of us in all material respects of our obligations under the merger agreement and the receipt by each of us of certificates from the other to that effect; and

     - the receipt by each of Regions and Union Planters of a legal opinion with respect to the U.S. federal income tax consequences of the merger.

     We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

POSSIBLE ALTERNATIVE MERGER STRUCTURE

     The merger agreement provides that Regions and Union Planters may mutually agree to change the structure of the merger. However, no change may be made that:

     - alters or changes the number of shares of New Regions common stock into which shares of Regions common stock or Union Planters common stock will be converted in the merger;

     - adversely affects the tax treatment of Regions or Union Planters or their respective stockholders or shareholders pursuant to the merger agreement; or

     - materially impedes or delays completion of the merger.

AMENDMENT, WAIVER AND TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be amended or modified, in accordance with applicable law, by our written agreement. The provisions of the merger agreement may be waived by the party benefited by those provisions.

     The merger agreement may be terminated, and the merger abandoned, by us at any time before the merger is scheduled to be completed if both of our boards of directors vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned, by either of our boards of directors if:

     - the merger is not completed by December 31, 2004, unless the failure to consummate the merger is due to the failure to comply with any provision contained in the merger agreement by the terminating party;

     - any governmental approval, consent or authorization required for the completion of the merger is denied by final nonappealable action of such authority;

     - the board of directors of the other party failed to recommend, or adversely modified its recommendation of, the merger agreement, failed to comply with the covenants relating to the stockholders meetings, or recommended a third party acquisition proposal;

     - if either Regions stockholders or Union Planters shareholders vote against the merger proposal, and the non-terminating party has engaged in a substantial bad faith breach of its obligation to use its reasonable best efforts to seek to restructure and/or resubmit the merger for approval by its stockholders or shareholders; or

     - the non-terminating party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that causes the failure of specified conditions to closing to occur and such breach cannot be or has not been cured within 30 days after written notice of such breach.

     Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of Regions or Union Planters, except that:

     - termination will not relieve a breaching party from liability for any uncured willful breach giving rise to such termination;

     - Regions and Union Planters, and their respective representatives, will keep confidential and will not use any information obtained from the other party for any purpose unrelated to the completion of the transactions contemplated by the merger agreement. Regions and Union Planters will also promptly return or destroy all copies of documents containing confidential information and data regarding the other party; and

     - Regions or Union Planters will, under limited circumstances, pay the termination fee described below.

     Termination Fee. A termination fee is payable by Regions or Union Planters in three different situations, as described below:

     - If (1) the merger agreement is terminated because the merger is not completed by December 31, 2004, the non-terminating party's board of directors has failed to recommend the transaction or adversely changed its recommendation or otherwise failed to comply with its stockholder meeting and non-solicitation obligations under the merger agreement, (2) the required stockholder vote is not obtained, and (3) a competing acquisition proposal for the non-terminating party was announced before such stockholder vote, then the termination fee will become payable to the terminating party if the non-terminating party enters into a definitive agreement or letter of intent with respect to, or consummates, an acquisition proposal with a third party within 12 months of termination.

     - If (1) the merger agreement is terminated because the merger has not been consummated by December 31, 2004 or because the non-terminating party has not restructured the transaction or resubmitted the transaction to stockholders in good faith, (2) a competing acquisition proposal for the non-terminating party was announced before the agreement was terminated, and (3) following the announcement of the competing proposal the non-terminating party breached its agreement to restructure or resubmit the transaction, or intentionally breached any representations, warranties, covenants or agreements that cause the transaction not to be consummated by December 31, 2004, then the termination fee will become payable to the terminating party if and when the non-terminating party enters into a definitive agreement or letter of intent with respect to, or consummates, an acquisition proposal with a third party within 12 months of termination.

     - If the merger agreement is terminated because the non-terminating party's board of directors has recommended or endorsed a competing acquisition proposal, then the termination fee will become payable to the terminating party upon termination.

     The amount of the fee would be $320 million if paid by Regions or $225 million if paid by Union Planters. This difference in amount generally reflects the respective market capitalizations of Regions and Union Planters. A party is obligated to pay only one termination fee.

RESALES OF NEW REGIONS STOCK BY AFFILIATES

     Affiliates of Regions and Union Planters, as defined under Rule 145 under the Securities Act, generally may not sell their shares of New Regions common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 promulgated by the SEC under the Securities Act. Affiliates include directors, executive officers, and beneficial owners of 10% or more of any class of capital stock.

     Pursuant to the merger agreement, Regions and Union Planters have provided New Regions with a list of the persons who may be deemed to be affiliates of Regions and Union Planters. Regions and Union Planters have also delivered a letter of agreement from each of these persons by which that person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of New Regions common stock distributed to him or her pursuant to the merger except in compliance with Rule 144 and Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. New Regions may place restrictive legends on its common stock certificates that are issued to persons who are deemed to be affiliates of Regions and Union Planters under the Securities Act.

     This document does not cover any resales of New Regions common stock received in the merger by any person who may be deemed an affiliate of Regions and Union Planters.

NEW REGIONS EMPLOYEE BENEFIT PLANS

     The merger agreement provides that after the completion of the merger, New Regions may elect to provide compensation and benefits designed to cover all similarly situated employees of New Regions, including employees of Regions and Union Planters who became employees of New Regions after the merger, on a uniform basis. Alternatively, New Regions may maintain for the benefit of such employees the compensation and benefit plans maintained by Regions and Union Planters, respectively, immediately prior to the completion of the merger.

     The new plans instituted by New Regions will recognize, for purposes of participation, vesting and benefit accrual (but not for benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) all service with Regions and Union Planters as service with New Regions. This recognition will not cause New Regions' tax-qualified defined benefit pension plan (which is not open to new participants) to be opened to new participants.

                              ACCOUNTING TREATMENT

     The merger will be accounted for as a "purchase" by Regions of Union Planters, as that term is used under GAAP, for accounting and financial reporting purposes. As a result, the historical financial statements of Regions will become the historical financial statements of New Regions. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Union Planters as of the effective time of the merger will be recorded at their respective fair values and added to those of Regions. Any excess of purchase price over the net fair values of Union Planters assets and liabilities is recorded as goodwill (excess purchase price). Financial statements of New Regions issued after the merger will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Union Planters. The results of operations of Union Planters will be included in the results of operations of New Regions beginning on the effective date of the merger. In the historical financial statements of New Regions, all per share amounts related to periods prior to the merger will be restated to give retroactive recognition to the effect of 1.2346 shares of New Regions common stock being issued for each share of Regions common stock.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material anticipated United States federal income tax consequences of the merger to Regions stockholders and Union Planters shareholders who hold their common stock as a capital asset. The summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, and published administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to stockholders subject to special treatment under United States federal income tax law (including, for example, persons who are not United States persons for United States federal income tax purposes, financial institutions, dealers in securities, stockholders who received their shares upon the exercise of an employee stock option or right or otherwise as compensation and holders who hold Regions common stock or Union Planters common stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local or foreign laws.

     REGIONS STOCKHOLDERS AND UNION PLANTERS SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

GENERAL

     In connection with the filing of the registration statement, each of Regions and Union Planters has received an opinion of Alston & Bird LLP, tax counsel to Regions and Union Planters, dated the date hereof, addressing the U.S. federal income tax consequences of the merger described below. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the expected state of facts existing at the effective time of the Regions merger and the Union Planters merger, as applicable. In rendering this opinion, Alston & Bird LLP has required and relied upon factual representations contained in certificates of officers of Regions, Union Planters and New Regions. The opinion is to the effect that, for United States federal income tax purposes:

     - Each of the Regions merger and the Union Planters merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Regions and New Regions will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code in respect of the Regions merger, and New Regions and Union Planters will each be a party to the reorganization within the meaning of
       Section 368(b) of the Internal Revenue Code in respect of the Union Planters merger;

     - No gain or loss will be recognized by Regions or New Regions as a result of the Regions merger, or by New Regions or Union Planters as a result of the Union Planters merger;

     - No gain or loss will be recognized by the Regions stockholders who receive New Regions common stock for their Regions common stock pursuant to the Regions merger (except with respect to cash received instead of a fractional share interest in New Regions common stock); and

     - No gain or loss will be recognized by the holders of Union Planters common stock who exchange their Union Planters common stock solely for New Regions common stock pursuant to the Union Planters merger.

     The respective obligations of Regions and Union Planters to consummate the merger are conditioned upon the receipt by each of a further opinion of Alston & Bird LLP dated the date of the closing of the merger and as further described under "--Conditions to Completion of the Merger." In the event that either Regions or Union Planters fails to receive such opinion, Regions or Union Planters determines to waive its decision to consummate the merger relating thereto, and the material U.S. federal income tax consequences to Regions stockholders or Union Planters shareholders, as the case may be, are materially different from those described above, Regions or Union Planters, as the case may be, will resolicit the Regions stockholders or the Union Planters shareholders, respectively, prior to proceeding with completion of the merger. None of the tax opinions to be delivered to the parties in connection with the merger as described herein are binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in such opinions or that a court will not sustain such challenge.

     Based upon the current ruling position of the IRS, cash received by a Regions stockholder instead of a fractional share interest in New Regions common stock will be treated as received in redemption of such fractional share interest, and a Regions stockholder should generally recognize capital gain or loss for United States federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Regions common stock allocable to such fractional share interest. Any such capital gain or loss will be a long-term capital gain or loss if the holding period for such share of Regions common stock is greater than one year at the effective time of the Regions merger. In the case of individual Regions stockholders, any such long-term capital gain will be taxed at a maximum rate of 15%.

     The aggregate tax basis of the shares of New Regions common stock received by a Regions stockholder in the Regions merger, or by a Union Planters shareholder in the Union Planters merger (including a fractional share interest deemed received in the Regions merger and redeemed as described above) will be the same as the stockholder's aggregate tax basis in the Regions common stock or Union Planters common stock exchanged therefor. The holding period of a share of New Regions common stock received in the Regions merger or the Union Planters merger (including a fractional share interest deemed received in the Regions merger and redeemed as described above) will include the holder's holding period in the Regions common stock or the Union Planters common stock surrendered in exchange therefor.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Payments in respect of Regions common stock or Union Planters common stock may be subject to information reporting to the IRS and to a 28% backup withholding tax. Backup withholding will not apply, however, to a payment to a holder of Regions common stock or Union Planters common stock or other payee if such stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to the combined company and the exchange agent that such stockholder or payee is exempt from backup withholding.

                    DESCRIPTION OF NEW REGIONS CAPITAL STOCK

     In this section, we describe the material features and rights of the New Regions capital stock after the merger. This summary is qualified in its entirety by reference to applicable Delaware law, New Regions' certificate of incorporation and New Regions' bylaws, as described below. See "WHERE YOU CAN FIND MORE INFORMATION."

GENERAL

     New Regions is currently authorized to issue 1.5 billion shares of common stock having a par value of $0.01 per share and 10 million shares of preferred stock having a par value of $1.00 per share. Each share of New Regions common stock has the same relative rights as, and is identical in all respects to, each other share of New Regions common stock.


     As of April 28, 2004, there were two shares of common stock of New Regions outstanding, with one share held by each of Regions and Union Planters, no shares of common stock of New Regions held in treasury and no shares of common stock of New Regions reserved for issuance pursuant to employee benefit plans. After giving effect to the merger on a pro forma basis, approximately 464 million shares of New Regions common stock will be outstanding.


COMMON STOCK

     Dividends. Subject to certain regulatory restrictions, New Regions can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. Funds for New Regions dividends will be generally provided through dividends from its subsidiary institutions. The payment of dividends by New Regions' subsidiary institutions is subject to limitations which are imposed by law and applicable regulation. See "THE
MERGER -- New Regions Dividends." The holders of common stock of New Regions are entitled to receive and share equally in such dividends as may be declared by the board of directors of New Regions out of funds legally available therefor. If New Regions issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. The holders of common stock of New Regions possess exclusive voting rights in New Regions. They elect the New Regions board of directors and act on such other matters as are required to be presented to them under Delaware law, New Regions' organizational documents or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If New Regions issues preferred stock, holders of the preferred stock may also possess voting rights. Specified matters in New Regions' certificate of incorporation require a 75% stockholder vote. See "COMPARISON OF STOCKHOLDERS' RIGHTS -- Amendment of Certificate of Incorporation and Bylaws" and "-- Stockholder Approval of Business Combinations with Interested Stockholders."

     Liquidation. In the event of liquidation, dissolution or winding up of New Regions, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of New Regions available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the New Regions common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of New Regions common stock are not entitled to preemptive rights with respect to any shares which may be issued.

PREFERRED STOCK

     Shares of New Regions preferred stock may be issued with such designations, powers, preferences and rights as the New Regions board of directors may from time to time determine. The New Regions board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unsolicited takeover or attempted change in control.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

     Regions is incorporated under the laws of the State of Delaware and Union Planters is incorporated under the laws of the State of Tennessee. As a result of the merger, Regions' stockholders and Union Planters' shareholders will become stockholders of New Regions, which is incorporated under and governed by the laws of the State of Delaware. Thus, following the merger, the rights of Regions stockholders and Union Planters shareholders who become New Regions stockholders in the merger will be governed by the laws of the State of Delaware.

     In addition, following the merger, the rights of Regions stockholders and Union Planters shareholders will be governed by New Regions' certificate of incorporation and bylaws. New Regions' certificate of incorporation and bylaws following the merger will be substantially similar to Regions' certificate of incorporation and bylaws currently in effect, with limited differences described below.

     Set forth on the following pages is a summary comparison of material differences between the rights of Regions stockholders under Regions' certificate of incorporation, bylaws and Delaware law on the one hand, and the rights of Union Planters shareholders under Union Planters' amended and restated charter, bylaws and Tennessee law on the other hand. Because New Regions' certificate of incorporation and bylaws, which will be in effect after the merger, are substantially similar to Regions' certificate of incorporation and bylaws currently in effect, in the absence of substantive differences we have grouped Regions and New Regions under the same heading. We have also described below the limited differences between the rights of Regions stockholders and New Regions stockholders. The summary set forth below is not intended to provide a comprehensive summary of Delaware or Tennessee law or of the companies' governing documents. This summary is qualified in its entirety by reference to the full text of New Regions' certificate of incorporation and bylaws, Regions' certificate of incorporation and bylaws and Union Planters' amended and restated charter and bylaws.

AUTHORIZED CAPITAL

  UNION PLANTERS


     The authorized capital stock of Union Planters consists of 300 million shares of common stock, par value $5.00 per share, and 10 million shares of preferred stock, without par value. At April 21, 2004, 190,012,086 shares of Union Planters common stock were issued, and outstanding, and no shares of Union Planters common stock were held in treasury. No shares of Union Planters preferred stock were issued and outstanding on April 21, 2004.


     Union Planters may issue, without a shareholder vote, shares of its preferred stock, in one or more classes or series. Union Planters' board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of Union Planters' capital stock, the voting powers, if any, of such series, and any other preferences, privileges, and powers of such series.

  REGIONS


     Regions' certificate of incorporation authorizes 500 million shares of Regions common stock, par value $0.625 per share, and 5 million shares of preferred stock, par value $1.00 per share. At April 27, 2004, 224,424,793 shares of Regions common stock were issued, including 5,543,000 treasury shares, and

218,881,793 shares of Regions' common stock were outstanding. No shares of preferred stock were issued and outstanding on April 27, 2004.


     Regions may issue, without a stockholder vote, shares of its preferred stock, in one or more classes or series. Regions' board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of Regions' capital stock, the voting powers, if any, of such series, and any other preferences, privileges, and powers of such series. The voting rights of holders of preferred stock are limited to the lesser of one vote per $100 in liquidation value or one vote per share when voting as a class with the common stockholders. Holders of preferred stock are not entitled to vote as a separate class except when the preferred stock is adversely affected or for election of directors after a default in the payment of dividends.

  NEW REGIONS


     New Regions' certificate of incorporation authorizes 1.5 billion shares of New Regions common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $1.00 per share. At April 27, 2004, two shares of New Regions common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.


     New Regions may issue, without a stockholder vote, shares of its preferred stock, in one or more classes or series. New Regions' board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of New Regions' capital stock, the voting powers, if any, of such series, and any other preferences, privileges, and powers of such series. New Regions' certificate of incorporation does not restrict the voting rights of preferred stock to one vote per $100 liquidation value when voting as a class with the common stockholders, and does not provide as a default that all series of preferred stock rank equally and identically.

NUMBER OF DIRECTORS

  UNION PLANTERS

     Union Planters' amended and restated charter provides that the number of directors may be fixed from time-to-time in the bylaws, provided that the number of directors is not less than seven or more than 25 directors. Union Planters' bylaws currently provide that the board of directors may not exceed 13 directors.

  REGIONS

     Regions' bylaws provide that the number of directors may be fixed by the board of directors, provided that the number of directors is not less than three directors.

  NEW REGIONS

     New Regions' bylaws provide that the number of directors may be fixed by the board of directors, provided that the number of directors is not less than three directors. New Regions' bylaws also provide that from the effective time of the merger through June 30, 2007, New Regions' board of directors will have an equal number of former Regions directors and former Union Planters directors. The by-law provision governing the composition of New Regions' board of directors through June 30, 2007 may be amended only by an affirmative vote of at least 66 2/3% of the full board of directors. See "THE MERGER -- Board of Directors and Management of New Regions Following the Merger" for a description of New Regions' board of directors after the merger.

VACANCIES

  UNION PLANTERS

     Union Planters' bylaws provide that vacancies on Union Planters' board of directors may be filled by the Union Planters shareholders or board of directors. If the number of directors remaining in office constitutes fewer than a quorum, the vacancy may be filled by a vote of the majority of those directors then in office.

  REGIONS

     Regions' certificate of incorporation and bylaws provide that vacancies on Regions' board of directors may be filled only by Regions' board of directors.

  NEW REGIONS

     New Regions' bylaws provide that vacancies on New Regions' board of directors may be filled only by New Regions' board of directors.

     New Regions' bylaws also provide, however, that from the effective time of the merger through June 30, 2007, any directorship vacated by a former director of Regions will be filled by a nominee proposed to the nominating committee by a majority of the remaining former directors of Regions. Similarly, any directorship vacated by a former director of Union Planters will be filled by a nominee proposed to the nominating committee chosen by a majority of the remaining former directors of Union Planters. This bylaw provision may be amended only by an affirmative vote of at least 66 2/3% of the full board of directors.

SPECIAL MEETINGS OF THE BOARD

  UNION PLANTERS

     Special meetings of Union Planters' board of directors may be called for any purpose or purposes, at any time, by the chairman of the board of directors, the president, the executive vice president, the secretary, or any three or more directors of Union Planters.

  REGIONS/NEW REGIONS

     Special meetings of Regions' and New Regions' board of directors may be called for any purpose or purposes, at any time, by the chief executive officer, the president, or the secretary on the written request of a majority of the board of directors.

STOCKHOLDER RIGHTS PLANS

  UNION PLANTERS

     On January 19, 1999, Union Planters adopted a shareholder rights agreement, which was amended on December 3, 2001, pursuant to which each issued share of Union Planters common stock has attached to it one right to purchase, under certain conditions, a fraction of a share of participating preferred stock of Union Planters. On January 22, 2004, Union Planters and the rights agent under the Union Planters rights agreement amended the rights agreement to prevent the merger agreement and the merger from triggering the provisions of the rights agreement and to eliminate the rights at the time of the effectiveness of the merger.

  REGIONS/NEW REGIONS

     Regions does not have a stockholder rights plan. New Regions does not, and will not as of the merger, have a stockholder rights plan.

CLASSIFIED BOARD OF DIRECTORS AND CUMULATIVE VOTING

  UNION PLANTERS

     Union Planters' amended and restated charter provides that the board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     Pursuant to Union Planters' amended and restated charter, directors are elected by a plurality of the votes cast in an election and each stockholder generally is entitled to one vote for each share of Union Planters common stock held and is not entitled to cumulative voting rights in the election of directors.

  REGIONS/NEW REGIONS

     Regions' and New Regions' certificates of incorporation provide that the board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. Stockholders are entitled to one vote for each share of Regions' common stock, and directors are elected by a plurality of the votes cast by all stockholders under Regions' certificate of incorporation. Stockholders are not entitled to cumulative voting rights in the election of directors.

REMOVAL OF DIRECTORS

  UNION PLANTERS

     Union Planters' amended and restated charter provides that a director may be removed, with or without cause, only by an affirmative vote of the holders of 66 2/3% of the voting power of all shares of Union Planters' capital stock entitled to vote.

  REGIONS/NEW REGIONS

     Regions' and New Regions' certificates of incorporation provide that any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the outstanding common stock.

SPECIAL MEETINGS OF STOCKHOLDERS

  UNION PLANTERS

     Union Planters' bylaws provide that special meetings of Union Planters shareholders may be called for any purpose or purposes, at any time, by the chairman of the board of directors, the president, the secretary or the holders of not less than 10% of the shares entitled to vote at such meeting.

  REGIONS/NEW REGIONS

     Regions' and New Regions' certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the board of directors. Stockholders do not have the right to call a special meeting or to require that the board of directors call such a meeting.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

  UNION PLANTERS

     Union Planters' bylaws provide that any action permitted to be taken by shareholders may be taken without a meeting by unanimous written consent of Union Planters shareholders entitled to vote.

  REGIONS/NEW REGIONS

     Regions' and New Regions' certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be taken at a duly called meeting of stockholders and may not be taken by stockholder written consent.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

  UNION PLANTERS

     Union Planters may amend its amended and restated charter in any manner permitted by Tennessee law. The Tennessee Business Corporation Act provides that a corporation's charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. Union Planters' amended and restated charter requires a vote of 66 2/3% or more of the shares of capital stock entitled to vote to amend the provisions governing directors and to remove a director from office, whether with or without cause. A 66 2/3% vote is also required to amend, alter or repeal the provisions relating to business combinations.

     Union Planters' board of directors may adopt, amend, or repeal Union Planters' bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by the affirmative role of a majority of Union Planters shareholders.

  REGIONS

     The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of all shares entitled to vote thereon is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Regions' certificate of incorporation states that its provisions regarding authorized capital stock, directors, the approval required for business combinations with interested stockholders, meetings of stockholders, the prohibition on action of stockholders by written consent, and amendments of the certificate of incorporation and bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

     Regions' certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to adopting, amending or repealing any bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

  NEW REGIONS

     Generally, the approval of the board of directors and the affirmative vote of a majority of all shares entitled to vote is required to amend New Regions' certificate of incorporation. New Regions' certificate of incorporation, however, requires the affirmative vote of at least 75% of the outstanding shares of New Regions common stock in order to amend or repeal the provisions related to directors, business combinations with interested stockholders, the prohibition on action of stockholders by written consent and the amendment of the certificate of incorporation and bylaws. New Regions' certificate of incorporation does not, unlike Regions' certificate of incorporation, require a special 75% vote for amending or repealing the provisions regarding authorized capital stock or meetings of stockholders.

     New Regions' certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to adopting, amending or repealing any bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of New Regions common stock.

STATUTORY PROVISIONS

  UNION PLANTERS

     Tennessee has three anti-takeover acts which are applicable to Union
Planters: the Tennessee Business Combination Act, the Tennessee Greenmail Act, and the Tennessee Investor Protection Act. The Tennessee Control Share Acquisition Act does not apply to Union Planters, because Union Planters' amended and restated charter does not include a provision electing to be covered by that act.

     The Tennessee Business Combination Act generally prohibits a "business combination" by Union Planters or a subsidiary with an "interested shareholder" within five years after the shareholder becomes an interested shareholder. Union Planters or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Union Planters' board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder.

     After that five year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by 66 2/3% of the other shareholders.

     For purposes of the Tennessee Business Combination Act, a "business combination" includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An "interested shareholder" is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Union Planters' stock.

     The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Union Planters may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Union Planters or Union Planters makes an offer, of at least equal value per share, to all shareholders of such class.

     The Tennessee Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, would result in the offer or beneficially owning more than 10% of any class. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target company, and the public disclosure of the material terms of the proposed offer. The Tennessee Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations.

     The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offered company, pursuant to its certificate of incorporation, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excluded from the Tennessee Investor Protection Act are tender offers which are open on substantially equal terms to all shareholders, are recommended by the board of directors of the target company and include full disclosure of all terms.

  REGIONS/NEW REGIONS

     Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:

     - the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

     - after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (1) shares held by persons who are both officers and directors of the issuing corporation and (2) shares held by specified employee benefit plans;

     - after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

     - the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the Delaware General Corporation Law.

     Neither Regions' nor New Regions' organizational documents contain an election, as permitted by Delaware law, to be exempt from the requirements of
Section 203.

STOCKHOLDER APPROVAL OF BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

  UNION PLANTERS

     Union Planters' amended and restated charter imposes super-majority voting requirements on business combinations with owners of 10% or more of the outstanding shares of capital stock of Union Planters entitled to vote. The amended and restated charter provides that the affirmative vote of holders of 66 2/3% or more of the outstanding shares of Union Planters capital stock entitled to vote is required to authorize any merger or consolidation of Union Planters with or into, or any sale, lease, exchange, or other disposition of all or substantially all of Union Planters' assets to, such a 10% owner of Union Planters' capital stock.

  REGIONS/NEW REGIONS

     Regions' certificates of incorporation imposes super-majority voting requirements on business combinations with owners of 5% or more of the outstanding shares entitled to vote. The affirmative vote of holders of at least 75% of the outstanding shares of Regions entitled to vote is required to authorize any merger or consolidation of Regions with or into, or any sale or lease of all or a substantial part of Regions' assets to, such a 5% owner of Regions common stock. This super-majority approval will not apply to a merger or similar transaction in which the board of directors has approved a memorandum of understanding with the other corporation prior to the time that the other corporation becomes the beneficial owner of more than 5% of Regions' or New Regions' stock, or after such acquisition of 5% of Regions' stock, if 75% or more of the entire board of directors approves the transaction prior to consummation.

STOCKHOLDER NOMINATIONS

  UNION PLANTERS

     Union Planters' amended and restated charter and bylaws do not address shareholder nominations of members of the board of directors.

  REGIONS

     Regions' bylaws set forth the procedures by which a stockholder may properly bring business, including nominations of members of the board of directors, before a meeting of stockholders. The bylaws of Regions provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give advanced written notice to the secretary of Regions not less than 90 days or more than 120 days before the anniversary date of the previous year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year's annual meeting, notice by the stockholder, to be timely, must be received not less than 90 days or more than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made. The notice must set forth background information regarding the persons to be nominated as required by Regulation 14A under the Exchange Act, and regarding the proposing stockholder, including information concerning (1) the name and address of the stockholder, (2) the class and number of shares of Regions' capital stock beneficially owned by each such stockholder and (3) any arrangements or understandings between the stockholder and the nominee. The board of directors is not required to nominate in the annual proxy statement any person so proposed. Compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote in person or by proxy for any individual that stockholder desires.

  NEW REGIONS

     The bylaws of New Regions include provisions similar to the bylaws of Regions requiring advance notice of a stockholder's nomination of members of the board of directors, except that to be timely such notice must be received by New Regions not less than 120 days before the date of New Regions' previous year's proxy statement. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year's annual meeting, the notice will be considered timely if received not less than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made. As is the case with Regions, the board of directors of New Regions is not required to nominate in the annual proxy statement any person so proposed.

STOCKHOLDER PROPOSALS

  UNION PLANTERS

     Holders of Union Planters common stock are entitled to submit proposals to be presented at an annual meeting of Union Planters shareholders. Union Planters' bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders must be sent so that it is received by Union Planters not less than 120 days in advance of the anniversary date of the proxy statement issued in connection with the previous year's annual meeting.

  REGIONS/NEW REGIONS

     Regions' and New Regions' procedures for stockholder proposals are generally the same as Regions' and New Regions' procedures for stockholder nominations. See "--Stockholder Nominations -- Regions" and "-- New Regions" above.

NOTICE OF STOCKHOLDERS MEETINGS

  UNION PLANTERS

     Union Planters' bylaws require that written notice of a shareholder meeting, stating the place, day, hour and purpose of the meeting and the person or persons calling the meeting be delivered to each shareholder entitled to vote, if by mail, not less than 10 or more than 60 days before the date of the meeting, and if delivered personally, not less than 5 or more than 60 days before the date of the meeting.

  REGIONS/NEW REGIONS

     Regions' and New Regions' bylaws require that written notice of a stockholder meeting, stating the place, date, time and the nature of the business to be considered at the meeting, be delivered to each stockholder entitled to vote, not less than 10 or more than 50 days before the date of the meeting.

LIMITATIONS ON DIRECTOR LIABILITY

  UNION PLANTERS

     Union Planters' amended and restated charter does not address the issue of a director's liability to Union Planters. The Tennessee Business Corporation Act provides that a director is not liable for any action, or failure to take action if he or she discharges his or her duties (1) in good faith, (2) with the care of an ordinarily prudent person in a like position under similar circumstances, and (3) in a manner the director reasonably believes to be in the best interests of Union Planters.

  REGIONS/NEW REGIONS

     Regions' and New Regions' certificates of incorporation provide that a director will have no personal liability to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to Regions or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) the payment of unlawful dividends and the making of unlawful stock purchases or redemptions or
(4) any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION

  UNION PLANTERS

     Under the Tennessee Business Corporation Act, a corporation may indemnify any director against liability if the director (1) conducted himself or herself in good faith, (2) reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, (3) reasonably believed, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests, and (4) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Unless limited by its charter, a Tennessee corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met: (1) the director must furnish the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above, (2) the director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses, and (3) a determination must be made that the facts then known to those making the determination would not preclude indemnification.

     Union Planters' amended and restated charter and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law.

  REGIONS/NEW REGIONS

     Regions' and New Regions' certificates of incorporation provide that Regions and New Regions will indemnify their respective officers, directors, employees, and agents to the fullest extent permitted by the Delaware General Corporation Law. Under the Delaware General Corporation Law, other than in actions brought by or in the right of Regions or New Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions or New Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions or New Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions or New Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

                               STOCK REPURCHASES

     The merger agreement permits both Regions and Union Planters to continue to repurchase their own shares in accordance with previously announced repurchase plans.

     Regions' board of directors has authorized the repurchase of up to 12.6 million shares of Regions common stock. During 2003, Regions repurchased 1.4 million shares in connection with its common stock repurchase program at a total cost of $49.9 million. At December 31, 2003, 11.2 million shares were available for repurchase under the current authorization. From January 1, 2004 through March 11, 2004, Regions repurchased an additional 4.2 million shares of its common stock at a total cost of $156.9 million. Included in the shares repurchased subsequent to 2003 are 4.0 million shares that were repurchased through an accelerated stock repurchase agreement entered into on March 9, 2004. Subject to market conditions, Regions may in the future from time to time bid for or repurchase shares of its common stock. The purchases may be made from time to time in the open market or in privately negotiated transactions, including accelerated share repurchase arrangements, depending on market conditions and other factors.

     Union Planters has been authorized by its board of directors to repurchase shares of its common stock from time to time, and currently has remaining authorization from its board of directors to repurchase approximately 24.7 million shares of Union Planters common stock. Subject to market conditions, Union Planters may in the future from time to time bid for or repurchase shares of its common stock. The purchases may be made from time to time in the open market or in privately negotiated transactions, including accelerated share repurchase arrangements, depending on market conditions and other factors.

     We provide this information to you to help you assess whether the repurchase of shares may have an impact on the market price of one or both of our stocks.

                                   LITIGATION

     On January 27, 2004, a Regions stockholder filed a purported class action complaint in the Circuit Court of Jefferson County, Alabama, on behalf of all stockholders other than the defendants against Regions and the members of its board of directors (except for C. Kemmons Wilson, Jr.) in connection with the merger. In addition, two Union Planters shareholders separately filed purported class action complaints in the Chancery Court of Tennessee on January 27, 2004 and January 28, 2004, against Union Planters and the members of its board of directors in connection with the merger. Each of these complaints alleges that the defendant board of directors breached its fiduciary duties in approving the merger.

     The lawsuits seek, among other things, to recover costs and to enjoin or rescind the transactions contemplated by the merger agreement. In addition, the lawsuits against Union Planters seek to recover unspecified damages.

     Regions and Union Planters believe that these lawsuits are entirely without merit and intend to defend against them vigorously.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions common stock and Union Planters common stock are listed on the New York Stock Exchange. The following table sets forth the high and low closing prices of shares of Regions common stock and Union Planters common stock as reported on the New York Stock Exchange, and the quarterly cash dividends declared per share for the periods indicated.


                                  REGIONS COMMON STOCK         UNION PLANTERS COMMON STOCK(2)
                              -----------------------------   --------------------------------
                               HIGH     LOW     DIVIDEND(1)    HIGH       LOW     DIVIDEND(3)
                              ------   ------   -----------   -------   -------   ------------
2002
  First Quarter.............  $34.86   $29.54      $0.29      $32.39    $29.33       $0.33
  Second Quarter............   38.40    33.61       0.29       33.63     31.39        0.33
  Third Quarter.............   36.24    27.95       0.29       32.64     26.67        0.33
  Fourth Quarter............   35.47    27.10       0.29       29.94     23.65        0.33
2003
  First Quarter.............  $35.32   $29.83      $0.30      $29.90    $26.24       $0.33
  Second Quarter............   36.44    31.52       0.30       32.95     26.07        0.33
  Third Quarter.............   36.75    33.30       0.32       33.11     31.19        0.33
  Fourth Quarter............   37.90    34.25       0.32       34.69     30.41        0.33
2004
  First Quarter.............  $39.75   $35.59      $0.41      $32.67    $28.84       $0.33
  Second Quarter (through
     April 28, 2004)........  $36.88   $34.21      $0.00      $29.92    $28.33       $0.00


---------------

(1) Pursuant to the merger agreement, until the effective time of the merger, Regions may not increase the rate of its quarterly dividends beyond $0.4116 per share per quarter.

(2) Union Planters data reflects a 3-for-2 stock split on June 7, 2002.

(3) Pursuant to the merger agreement, until the effective time of the merger, Union Planters may not increase the rate of its quarterly dividends beyond $0.3334 per share per quarter.

     Regions stockholders and Union Planters shareholders are advised to obtain current market quotations for Regions common stock and Union Planters common stock. The market price of Regions common stock and Union Planters common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Regions common stock or Union Planters common stock before the effective date of the registration statement, or the market price of New Regions common stock after the effective date of the registration statement.

                        PRO FORMA FINANCIAL INFORMATION

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION

     The following Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of Regions and its subsidiaries and the historical Consolidated Statement of Financial Condition of Union Planters and its subsidiaries giving effect to the merger as if it had occurred on December 31, 2003 as an acquisition by Regions of Union Planters using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

     The following Unaudited Pro Forma Combined Condensed Consolidated Statement of Income for the year ended December 31, 2003, combines the historical Consolidated Statements of Income of Regions and subsidiaries and Union Planters and subsidiaries giving effect to the merger as if the merger had become effective at January 1, 2003, as an acquisition by Regions of Union Planters using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

     The unaudited pro forma combined condensed consolidated financial statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma combined condensed consolidated financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of Regions and subsidiaries and Union Planters and subsidiaries, such information and notes thereto incorporated by reference in this joint proxy statement/prospectus.

     We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or the amortization of certain intangibles and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                        STATEMENT OF FINANCIAL CONDITION
                            AS OF DECEMBER 31, 2003

                                             REGIONS     UNION PLANTERS   PRO FORMA     PRO FORMA
                                           HISTORICAL      HISTORICAL     ADJUSTMENT    COMBINED
                                           -----------   --------------   ----------   -----------
                                                               (IN THOUSANDS)
ASSETS
Cash and due from banks..................  $ 1,255,853    $   961,986                  $ 2,217,839
Interest-bearing deposits in other
  banks..................................       96,537         84,590                      181,127
Securities held to maturity..............       30,943                                      30,943
Securities available for sale............    9,056,861      4,955,877                   14,012,738
Trading account assets...................      816,074        343,089                    1,159,163
Loans held for sale......................    1,241,852        832,474                    2,074,326
Fed funds sold and securities purchased
  under agreements to resell.............      577,989        699,800                    1,277,789
Margin receivables.......................      503,575                                     503,575
Loans, net of unearned income(Note 3)....   32,184,323     21,996,037        361,383    54,541,743
Allowance for loan losses................     (454,057)      (330,826)                    (784,883)
Premises and equipment, net(Note 3)......      629,638        513,496        (50,000)    1,093,134
Mortgage servicing rights(Note 3)........      126,846        352,105                      478,951
Excess purchase price(Note 3)............    1,083,440        743,185      2,949,791     4,776,416
Core deposit intangible(Note 3)..........        4,068        113,573        263,889       381,530
Interest receivable......................      194,501        168,418                      362,919
Other assets(Note 3).....................    1,249,553        476,925        (54,348)    1,672,130
                                           -----------    -----------     ----------   -----------
TOTAL ASSETS                               $48,597,996    $31,910,729     $3,470,715   $83,979,440
                                           ===========    ===========     ==========   ===========

LIABILITIES
Non-interest bearing deposits............  $ 5,717,747    $ 5,384,335                  $11,102,082
Interest-bearing deposits(Note 3)........   27,014,788     17,761,849        121,833    44,898,470
Fed funds purchased and securities sold
  under agreements to repurchase.........    3,031,706      1,651,743                    4,683,449
Other short-term borrowings..............    1,395,332        799,542                    2,194,874
Long-term borrowings(Note 3).............    5,711,752      2,625,200        176,979     8,513,931
Other liabilities(Note 3)................    1,274,556        622,421        149,239     2,046,216
                                           -----------    -----------     ----------   -----------
TOTAL LIABILITIES                           44,145,881     28,845,090        448,051    73,439,022

STOCKHOLDERS' EQUITY
Convertible preferred stock(Note 2)......                       9,603         (9,603)
Common stock(Note 2).....................      139,598        944,593     (1,079,554)        4,637
Surplus(Note 2)..........................      983,669        554,722      5,618,598     7,156,989
Undivided profits(Note 2)................    3,329,023      1,590,355     (1,590,355)    3,329,023
Less: Treasury stock(Note 2).............      (49,944)                       49,944
Less: Unearned stock compensation(Note
  2).....................................      (13,771)       (36,081)        36,081       (13,771)
Accumulated other comprehensive
  income(Note 2).........................       63,540          2,447         (2,447)       63,540
                                           -----------    -----------     ----------   -----------
TOTAL STOCKHOLDERS' EQUITY                   4,452,115      3,065,639      3,022,664    10,540,418
                                           -----------    -----------     ----------   -----------
  TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY..............................  $48,597,996    $31,910,729     $3,470,715   $83,979,440
                                           ===========    ===========     ==========   ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE UNAUDITED PRO FORMA COMBINED
                                   CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION.

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2003


                                               REGIONS     UNION PLANTERS   PRO FORMA    PRO FORMA
                                              HISTORICAL     HISTORICAL     ADJUSTMENT    COMBINED
                                              ----------   --------------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans(Note 4)........  $1,702,299     $1,296,035      $(87,569)   $2,910,765
  Interest on securities(Note 4)............     373,120        217,369                     590,489
  Interest on loans held for sale...........      95,680        105,786                     201,466
  Interest on trading account assets........      26,093          8,651                      34,744
  Other interest income.....................      21,938          3,154                      25,092
                                              ----------     ----------      --------    ----------
  Total interest income.....................   2,219,130      1,630,995       (87,569)    3,762,556
Interest expense:
Interest on deposits(Note 4)................     430,353        290,230       (80,621)      639,962
Interest on short-term borrowings...........     101,075         29,720                     130,795
Interest on long-term borrowings(Note 4)....     213,104        114,447       (29,514)      298,037
                                              ----------     ----------      --------    ----------
  Total interest expense....................     744,532        434,397      (110,135)    1,068,794
                                              ----------     ----------      --------    ----------
  Net interest income.......................   1,474,598      1,196,598        22,566     2,693,762
Provision for loan losses...................     121,500        181,539                     303,039
Non-interest income:
  Securities gains..........................      25,658          8,203                      33,861
  Brokerage and investment banking..........     552,729         38,337                     591,066
  Trust department income...................      69,921         27,384                      97,305
  Service charges on deposit accounts.......     288,613        237,332                     525,945
  Mortgage servicing and origination fees...     111,573        344,254                     455,827
  Other non-interest income.................     350,263        226,414                     576,677
                                              ----------     ----------      --------    ----------
     Total non-interest income..............   1,398,757        881,924                   2,280,681
Non-interest expense:
  Salaries and employee benefits............   1,122,084        553,595                   1,675,679
  Net occupancy and equipment expense(Note
     4).....................................     187,194        183,777        (6,000)      364,971
  Amortization of core deposit
     intangible(Note 4).....................       1,338         15,183        79,183        95,704
  Other non-interest expense(Note 4)........     529,667        478,658        (5,627)    1,002,698
                                              ----------     ----------      --------    ----------
     Total non-interest expense.............   1,840,283      1,231,213        67,556     3,139,052
                                              ----------     ----------      --------    ----------
  Income before income taxes................     911,572        665,770       (44,990)    1,532,352
Applicable income taxes.....................     259,731        167,657       (15,747)      411,641
                                              ----------     ----------      --------    ----------
Net income..................................  $  651,841     $  498,113      $(29,243)    1,120,711
                                              ==========     ==========      ========    ==========
Net income applicable to common shares(Note
  4)........................................  $  651,841     $  497,328      $(28,458)    1,120,711
                                              ==========     ==========      ========    ==========
Per share:
  Net income................................  $     2.93     $     2.55                  $     2.38
  Net income -- diluted.....................  $     2.90     $     2.52                  $     2.36
Average shares outstanding(Note 4)..........     222,106        195,030        52,840       469,976
Average shares outstanding -- diluted(Note
  4)........................................     225,118        197,383        52,813       475,314


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE UNAUDITED PRO FORMA COMBINED
                 CONDENSED CONSOLIDATED FINANCIAL INFORMATION.

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 2003

NOTE 1.

     The merger will be accounted for as an acquisition by Regions of Union Planters using the purchase method of accounting and, accordingly, the assets and liabilities of Union Planters will be recorded at their respective fair values on the date the merger is completed. The merger will be effected by the issuance of New Regions $0.01 par value common stock to Regions stockholders and Union Planters shareholders. Each share of Regions common stock will be exchanged for 1.2346 shares of New Regions common stock, and each share of Union Planters common stock will be exchanged for one share of New Regions common stock. The shares of New Regions common stock issued to effect the merger will be recorded at $31.27 per share. This amount was determined by averaging the price of shares of Regions common stock over a four-day period surrounding the date the merger was announced and dividing by the Regions exchange ratio.

     The Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of Regions and its subsidiaries and the historical Consolidated Statement of Financial Condition of Union Planters and its subsidiaries giving effect to the merger as if it had occurred on December 31, 2003 as an acquisition by Regions of Union Planters using the purchase method of accounting. The Pro Forma Combined Condensed Consolidated Statement of Income for the year ended December 31, 2003, combines the historical Consolidated Statement of Income of Regions and subsidiaries and Union Planters and subsidiaries giving effect to the merger as if the merger had become effective at January 1, 2003, as an acquisition by Regions of Union Planters using the purchase method of accounting. The pro forma financial information includes estimated adjustments to record assets and liabilities of Union Planters at their respective fair values. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed.

     The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of Union Planters' tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Changes in the fair value of the net assets of Union Planters as of the date of the merger will change the amount of purchase price allocable to excess purchase price. The further refinement of exit costs will change the amount of excess purchase price recorded. In addition, changes in Union Planters' shareholders' equity, including net income, between January 1, 2004 and the date of the merger will also change the amount of excess purchase price recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

     The pro forma financial information for the merger is included only as of and for the year ended December 31, 2003. The unaudited pro forma information is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2.

     The pro forma financial information reflects the issuance of 463,679,966 shares of New Regions common stock on December 31, 2003, with an aggregate par value of approximately $4.6 million. The table below provides the calculation of the number of shares issued:

                                                              AS OF DECEMBER 31, 2003
                                                             -------------------------
Union Planters common shares outstanding...................                188,918,687
Union Planters convertible preferred shares................      384,119
  Conversion ratio.........................................        1.875       720,223
                                                             -----------
Regions common shares outstanding..........................  223,356,484
  Regions exchange ratio...................................       1.2346   275,755,915
                                                             -----------
Retirement of Regions treasury shares outstanding..........   (1,389,000)
  Regions exchange ratio...................................       1.2346    (1,714,859)
                                                             -----------   -----------
New Regions common stock issued............................                463,679,966
                                                                           ===========

     The calculation of the shares to be issued by New Regions includes the assumption that the Union Planters outstanding Series E convertible preferred stock will be converted into 1.875 shares of Union Planters common stock prior to the merger. This assumption is used because the conversion value of the preferred stock is in excess of the $25 liquidation value. In addition, the calculation of shares issued by New Regions also assumes that the 1,389,000 shares of Regions treasury stock will be retired upon the merger.

     The pro forma financial information also includes adjustments to stockholders' equity for the elimination of Union Planters' accumulated other comprehensive income of $2.4 million, the immediate vesting of Union Planters' unearned stock compensation of $36.1 million and the elimination of Union Planters' undivided profits of $1,590.4 million. All of these amounts have been reclassified into surplus. In addition to these equity adjustments, $140.7 million was included in the purchase price for the estimated fair value of all unexercised Union Planters' stock options assumed upon the merger and $17.0 million was included in the purchase price for estimated transaction costs. The $140.7 million is a preliminary estimate based on the intrinsic value of the options and the estimated time value of the options. The final estimate of fair value of the Union Planters' stock options will be based on the Black-Scholes option model.

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table provides a summary of pro forma adjustments to stockholders' equity:

                                                               AS OF DECEMBER 31, 2003
                                                              --------------------------
                                                              (In millions, except share
                                                                and par value amounts)
Convertible preferred stock - conversion....................                  $    (9.6)
Common stock adjustment
  Shares of New Regions common stock issued.................   463,679,966
  New Regions par value.....................................  $       0.01          4.6
                                                              ------------
  Less Union Planters common stock..........................                     (944.6)
  Less Regions common stock.................................                     (139.6)
                                                                              ---------
  Common stock adjustment...................................                   (1,079.6)
                                                                              ---------
Surplus adjustment
Purchase price - Union Planters common shares(see Note 3)...                    5,930.6
Purchase price - estimated fair value of Union Planters'
  stock options.............................................                      140.7
Purchase price - estimated transaction costs................                       17.0
  Union Planters undivided profits..........................                    1,590.3
  Union Planters unearned stock compensation................                      (36.1)
  Union Planters accumulated other comprehensive income.....                        2.4
  Union Planters preferred stock conversion.................                        9.6
  Union Planters stockholders' equity.......................                   (3,065.6)
  Regions treasury stock retirement.........................                      (49.9)
  Common stock adjustment...................................                    1,079.6
                                                                              ---------
     Surplus adjustment.....................................                    5,618.6
                                                                              ---------
Undivided profit adjustment -- Union Planters...............                   (1,590.3)
Regions treasury stock retirement...........................                       49.9
Unearned stock compensation adjustment - Union Planters
  vesting...................................................                       36.1
Elimination of Union Planters' accumulated other
  comprehensive income......................................                       (2.4)
                                                                              ---------
  Total stockholders' equity adjustment.....................                  $ 3,022.7
                                                                              =========

NOTE 3.

     The purchase accounting adjustments included in the pro forma statement of financial condition include adjustments to loans, interest-bearing deposits, and long-term borrowings of $361.4 million, $121.8 million and $177.0 million, respectively. These adjustments are based on preliminary valuations performed as of December 31, 2003. The adjustments recorded for these assets and liabilities on the merger date could vary significantly from the pro forma adjustments included herein depending on changes in interest rates and the components of the assets and liabilities.

     A purchase accounting adjustment to property and equipment of $50.0 million has been included in the pro forma statement of financial condition to reduce these assets to their preliminary estimated fair value. Approximately $25.0 million relates to Union Planters' systems that may become unnecessary or obsolete as New Regions eliminates redundant systems as part of the New Regions' merger plan. The remaining $25.0 million relates to Union Planters' buildings that may be unnecessary as a result of branch

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

consolidation and elimination of duplicate facilities. These amounts do not include amounts related to Union Planters' recently announced restructuring and represent estimates that are subject to change as management refines the New Regions' merger plan.

     In connection with the merger, the mortgage servicing rights valuation assumptions used by Regions and Union Planters will be conformed. An analysis of the impact of conforming valuation assumptions and estimation of the fair value of such rights has not yet been completed; however, the companies believe that a purchase accounting adjustment to Union Planters mortgage servicing rights may result.

     The table below provides the calculation of pro forma adjustments related to intangible assets which are included in the Unaudited Pro Forma Combined Condensed Statement of Financial Condition (in millions):

                                                EXCESS       CORE DEPOSIT   OTHER UNIDENTIFIABLE
                                            PURCHASE PRICE    INTANGIBLE        INTANGIBLES
                                            --------------   ------------   --------------------
Establishment of intangible...............     $3,692.9        $ 377.5             $   --
Elimination of Union Planters'
  intangible..............................       (743.1)        (113.6)             (54.3)
                                               --------        -------             ------
  Pro forma adjustment....................     $2,949.8        $ 263.9             $(54.3)
                                               ========        =======             ======


     The purchase accounting adjustments include a core deposit intangible asset adjustment of $263.9 million. The adjustment includes the establishment of a core deposit intangible asset of $377.5 million less Union Planters' recorded core deposit intangible of $113.6 million. The $113.6 million core deposit intangible is eliminated since the $377.5 million core deposit intangible established represents the estimated intangible relating to all acquired deposits including those for which Union Planters had previously established a core deposit intangible. The $377.5 million was calculated by applying a premium of 1.75% to Union Planters' non-interest bearing deposits, interest-bearing transaction accounts and time deposits less than $100,000. The 1.75% premium was based on premiums observed in other acquisitions. A more detailed analysis and valuation of the core deposit intangible will be performed with the assistance of an independent third party upon consummation of the merger. The amortization of the core deposit intangible in the pro forma statements of operations is assumed to be over a seven year period using an accelerated method.


     The purchase accounting adjustments also include a $54.3 million reduction in other assets to eliminate other unidentifiable intangible assets of Union Planters that arose from previously completed branch acquisitions. This unidentifiable intangible asset is currently being amortized by Union Planters in accordance with the transition provisions of Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions. However, since Regions' acquisition of Union Planters will be a business combination as defined by Statement of Financial Accounting Standards No. 141 ("Statement 141"), Business Combinations, the criterion for intangible assets established by Statement 141 must be evaluated. This unidentifiable intangible asset is eliminated in the pro forma adjustments because it does not meet the contractual-legal criterion or the separability criterion for intangible assets established by Statement 141.

     An analysis to determine if other identifiable intangible assets exist has not yet been completed. Upon completion of this analysis, additional intangible assets may be recorded which will affect the purchase price allocation.

     The pro forma statement of financial condition includes an estimated $110.0 million adjustment to other liabilities for amounts allocated to liabilities expected to be assumed in the acquisition. The estimated liabilities assumed in the merger consist of personnel related costs which include involuntary termination benefits for Union Planters' employees severed in connection with the merger as well as

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

relocation costs for continuing Union Planters' employees, costs to cancel contracts that will provide no future benefit to the combined company, and occupancy costs related to lease cancellation penalties for space vacated in connection with the merger. Also included in the $110.0 million estimated liability is the establishment of a $25.0 million liability for investment banking fees, attorney fees, accountant fees, and other transaction related costs.

     The pro forma financial statements also include an adjustment to establish a net deferred tax liability of $39.2 million which is based on 35% of all purchase accounting adjustments to assets and liabilities with the exception of excess purchase price. This deferred income tax adjustment is included in other liabilities.

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements:

Purchase price:
  New Regions shares issued to Union Planters common
     shareholders........................................   188,918,687
  New Regions shares issued to Union Planters convertible
     preferred shareholders..............................       720,223    189,638,910
                                                           ------------
  Average Regions share price over four days surrounding
     announcement of merger..............................  $      38.61
  Regions exchange ratio.................................        1.2346   $      31.27
                                                           ------------   ------------
  Purchase price per Union Planters common share (in
     millions)...........................................                 $    5,930.6
  Estimated fair value of Union Planters stock options...                        140.7
  Estimated transaction costs............................                         17.0
                                                                          ------------
  Purchase price.........................................                      6,088.3
Net assets acquired (in millions):
  Union Planters' shareholders' equity...................  $    3,065.6
  Less Union Planters' excess purchase price and other
     intangibles.........................................        (911.1)      (2,154.5)
                                                           ------------   ------------
  Excess of purchase price over carrying value of net
     assets acquired.....................................                      3,933.8
Estimated adjustments to reflect fair value of assets
     acquired and liabilities assumed:
  Loans, net of unearned income..........................                       (361.4)
  Premises and equipment.................................                         50.0
  Estimated core deposit intangible
     Union Planters' core deposits.......................  $   21,569.3
     Premium rate........................................          1.75%        (377.5)
                                                           ------------   ------------
  Estimated liabilities assumed:
     Personnel related...................................  $       55.0
     Contract cancellations..............................          16.0
     Occupancy related...................................          14.0
     Other...............................................          25.0          110.0
                                                           ------------
  Interest-bearing deposits..............................                        121.8
  Long-term borrowings...................................                        177.0
  Deferred income taxes (included in other liabilities):
     Loans...............................................  $      361.4
     Premises and equipment..............................         (50.0)
     Estimated core deposit intangible...................         377.5
     Liabilities assumed.................................        (110.0)
     Interest-bearing deposits...........................        (121.8)
     Long-term borrowings................................        (177.0)
                                                           ------------
       Total.............................................         280.1
     Less Union Planters' other intangibles..............        (167.9)
                                                           ------------
       Net increase in temporary differences.............  $      112.2
     Income tax rate.....................................            35%          39.2
                                                           ------------   ------------
  Excess purchase price..................................                 $    3,692.9
                                                                          ============

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4.


     The pro forma combined condensed statement of income for the year ended December 31, 2003 includes adjustments for the amortization of the estimated core deposit intangible, the estimated amortization of purchase accounting adjustments made to loans, interest-bearing deposits, and long-term borrowings, and the related tax effect of all the adjustments. The amortization of the purchase accounting adjustments made to loans, interest-bearing deposits, and long-term borrowings was estimated using a straight-line basis and the weighted average maturities at the sub-asset or sub-liability level. Overall, the weighted average maturity assumptions for loans, interest bearing deposits, and long-term borrowings were 6.4 years, 1.2 years, and 6.3 years, respectively. Purchase accounting adjustments were also included in the pro forma combined condensed consolidated statements of income to reduce the estimated depreciation resulting from premises and equipment write-downs and to eliminate the amortization of Union Planters' other unidentifiable intangible assets. The depreciation adjustment is included in net occupancy and equipment expense, and the amortization adjustment is included in other non-interest expense. The depreciation adjustment was estimated using a straight-line basis and an estimated useful life of 5 years for systems and 20 years for property. The pro forma net income available to common shareholders was adjusted to add back the Union Planters' preferred stock dividend since it is assumed that the preferred shares were converted to common stock. The pro forma basic shares outstanding were also increased to assume that the preferred shares were converted to common shares.



     Based on the assumptions described above and assuming the merger had become effective at January 1, 2003, the estimated impact of the purchase accounting adjustments on income before income taxes for the five-year period following the merger is provided in the table below (in millions):



                                                        YEAR ENDED DECEMBER 31,
                                                 -------------------------------------
                                                 2003    2004    2005    2006    2007
                                                 -----   -----   -----   -----   -----
                                                           INCOME (EXPENSE)
Interest and fees on loans.....................  (87.5)  (71.5)  (62.0)  (42.6)  (25.7)
Interest on deposits...........................   80.6    26.7     8.3     6.2      --
Interest on long-term borrowings...............   29.5    29.5    29.5    24.0    22.1
Net occupancy and equipment expense............    6.0     6.0     6.0     6.0     6.0
Amortization of core deposit intangible........  (79.2)  (64.5)  (51.2)  (37.9)  (26.4)
Other non-interest expense.....................    5.6     5.6     5.6     5.6     5.6
                                                 -----   -----   -----   -----   -----
     Income before income taxes................  (45.0)  (68.2)  (63.8)  (38.7)  (18.4)


     The estimated restructuring and merger related expenses discussed in Note 6 are not included in the pro forma statements of income since they will be recorded in the combined results of operations as they are incurred after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.

     Additionally, New Regions is expected to realize approximately $200 million in cost savings following the merger, which is expected to be phased in over a three year period. These cost savings are not reflected in the pro forma financial information.

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The adjustments reflected in the pro forma combined condensed consolidated statement of income are presented in the table below:


                                                                 YEAR ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
                                                                (IN MILLIONS)
Amortization of loan purchase accounting adjustment.........       $(87.5)
Amortization of deposit purchase accounting adjustment......         80.6
Amortization of long-term borrowings purchase accounting
  adjustment................................................         29.5
Depreciation adjustment related to premises and equipment
  write-down................................................          6.0
Remove amortization of Union Planters' other unidentifiable
  intangible assets.........................................          5.6
Amortization of core deposit intangible established through
  purchase accounting.......................................        (94.4)
Remove amortization of Union Planters' core deposit
  intangible................................................         15.2
                                                                   ------
       Net core deposit intangible amortization
        adjustment..........................................        (79.2)
                                                                   ------
Reduction in income before income taxes.....................        (45.0)
Income tax rate.............................................           35%
                                                                   ------
  Income tax adjustment.....................................        (15.8)
                                                                   ------
Reduction in net income.....................................       $(29.2)
                                                                   ======
Net income available to common shareholders:
  Reduction in net income...................................       $(29.2)
  Add preferred dividends...................................          0.8
                                                                   ------
     Reduction in net income available to common
      shareholders..........................................       $(28.4)
                                                                   ======


     The pro forma weighted average shares outstanding for the year ended December 31, 2003 were calculated as follows:

                                                       BASIC              DILUTED
                                                 -----------------   -----------------
                                                  (IN THOUSANDS)      (IN THOUSANDS)
Union Planters' historical.....................            195,030             197,383
Regions' historical............................  222,106             225,118
Exchange ratio.................................   1.2346   274,212    1.2346   277,931
                                                 -------             -------
Increase for assumed converted preferred
  stock(1).....................................                734                  --
                                                           -------             -------
Pro forma average shares outstanding...........            469,976             475,314
                                                           =======             =======

---------------

(1) The adjustment to pro forma basic shares outstanding represents the dilutive effect of the Union Planters' convertible preferred stock. This preferred stock is assumed to be converted to common stock in the pro forma financial statements.

NOTE 5.

     Following the merger, it is anticipated that New Regions will pay a cash dividend of $0.333 per share per quarter, which is the current Union Planters dividend rate. Consistent with this rate, Regions declared a special cash dividend of $0.0816 per share payable on April 1, 2004, to stockholders of record on March 18, 2004. This dividend will be in addition to Regions' recently declared cash dividend of $0.33 per share announced on January 22, 2004, resulting in a total quarterly cash dividend of $0.4116 per share.

          REGIONS FINANCIAL CORPORATION AND UNION PLANTERS CORPORATION
                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Regions intends to maintain the dividend rate of $0.4116 per share per quarter until the merger is completed.

NOTE 6.

     In connection with the merger, Regions and Union Planters have begun to develop their preliminary plans to consolidate the operations of Regions and Union Planters. Over the next several months, the specific details of these plans will be refined. Regions and Union Planters are currently in the process of assessing the two companies' personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Union Planters' employees, vacating Union Planters' leased premises, canceling contracts between Union Planters and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Union Planters. The costs associated with such decisions will be recorded as purchase accounting adjustments, which have the effect of increasing the amount of the purchase price allocable to excess purchase price. It is expected that all such costs will be identified and recorded within one year of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of these plans. The pro forma combined condensed consolidated statement of financial condition includes a preliminary estimate of such costs of $160.0 million. The $160.0 million consists of a premises and equipment reduction of $50.0 million and liabilities incurred of $110.0 million. See Note 3 for additional discussion.

     In addition to decisions regarding Union Planters' employees and activities, certain decisions may be made to involuntarily terminate Regions employees, vacate Regions leased premises, cancel contracts and sell or otherwise dispose of certain premises, furniture and equipment owned by Regions. These exit and disposal costs would be recorded in accordance with FASB Statement No. 146 in the results of operations of the combined company in the period incurred. New Regions also expects to incur merger-related expenses in the process of combining the operations of the two companies. These merger-related expenses include system conversion costs, employee retention arrangements and costs of incremental communications to customers and others. It is expected that the exit and disposal costs along with the merger-related costs will be incurred over a three-year period after completion of the merger. Preliminarily, we estimate these restructuring and merger-related expenses will be approximately $140.0 million. The $140.0 million estimate is not included in the pro forma combined condensed consolidated statement of income since these costs will be recorded in the combined results of operations as they are incurred after completion of the merger and are not indicative of what the historical results of New Regions would have been had Regions and Union Planters been actually combined during the periods presented.

                            VALIDITY OF COMMON STOCK

     The validity of New Regions common stock offered by this joint proxy statement/prospectus will be passed upon for New Regions by Sullivan & Cromwell LLP.

                                    EXPERTS

     The consolidated financial statements of Regions appearing in Regions' Annual Report (Form 10-K) as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Union Planters incorporated in this registration statement of which this joint proxy statement/prospectus forms a part by reference to Union Planters' Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Regions expects representatives of Ernst & Young LLP to attend the Regions annual meeting, and Union Planters expects representatives of PricewaterhouseCoopers LLP to attend the Union Planters annual meeting. These representatives will have an opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

             OTHER MATTERS TO BE CONSIDERED AT THE REGIONS MEETING

     Regions' annual stockholders meeting was previously scheduled for May 19, 2004. However, in light of the announcement of the merger on January 23, 2004, Regions' board of directors concluded that it was prudent to postpone the annual meeting.

     The stockholders meeting at which the merger will be considered will also be Regions' annual meeting of stockholders for 2004. Therefore, a number of proposals requiring stockholder action in the ordinary course of Regions' business also are being presented for consideration and voting. This portion of the joint proxy statement/prospectus discusses these other proposals.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     As of April 27, 2004, Regions had issued 224,424,793 shares of common stock, of which 218,881,793 were outstanding and 5,543,000 were held as treasury stock. Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only stockholders of record at the close of business on April 27, 2004, will be entitled to vote at the meeting or any adjournment thereof.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     As of December 31, 2003, all Regions' affiliate banks beneficially held in a fiduciary capacity for others under numerous trust relationships, 10,737,283 shares or 4.8% of Regions' outstanding common stock. Regions' affiliate bank trust departments have sole voting power with respect to 9,822,687 of these shares or 4.4%, shared voting power with respect to 39,763 of these shares, sole dispositive power with respect to 2,888,624 of these shares and shared dispositive power with respect to 1,404,858 of these shares. No entity is known to Regions to be the beneficial owner of more than five percent of any class of voting securities of Regions.


SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table presents information about beneficial ownership of Regions common stock by the directors and certain executive officers of Regions as of the record date. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date. The shares of Regions common stock which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.


                                                           AMOUNT AND NATURE OF BENEFICIAL
                                                           OWNERSHIP AS OF APRIL 27, 2004
                                                           -------------------------------
NAME OF BENEFICIAL OWNER/NUMBER IN GROUP                     NO. OF SHARES     % OF CLASS
----------------------------------------                   -----------------   -----------
DIRECTORS INCLUDING NOMINEES FOR DIRECTOR
James B. Boone, Jr. .....................................         28,098(1)          *
James S.M. French........................................        125,411(2)          *
Margaret H. Greene.......................................              0(3)          *
Richard D. Horsley.......................................        711,878(4)          *
Carl E. Jones, Jr. ......................................        907,197(5)          *
Susan W. Matlock.........................................          6,363(6)          *
Allen B. Morgan, Jr. ....................................      3,475,783(7)        1.6%
Malcolm Portera..........................................              0(8)          *
Jon W. Rotenstreich......................................              0(9)          *
W. Woodrow Stewart.......................................         10,809(10)         *
Lee J. Styslinger III....................................          3,609(11)         *
John H. Watson...........................................        186,031(12)         *
C. Kemmons Wilson, Jr. ..................................        184,270(13)         *
Harry W. Witt............................................          2,700(14)         *
OTHER NAMED EXECUTIVE OFFICERS (SEE SUMMARY COMPENSATION
  TABLE)
John I. Fleischauer, Jr. ................................        298,178(15)         *
Peter D. Miller..........................................        531,204(16)         *
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP 23 PERSONS...      8,083,560           3.7%


---------------

  *  Less than 1%.

 (1) Excludes 13,301 shares allocated to Mr. Boone under Regions' Directors' Deferred Stock Investment Plan; includes 18,733 shares held by a charitable foundation trust which is affiliated with Mr. Boone.



 (2) Excludes 12,007 shares allocated to Mr. French under Regions' Directors' Deferred Stock Investment Plan; includes 100,000 shares held by an affiliate of Mr. French and 3,696 shares held by Mr. French's spouse.



 (3) Excludes 2,078 shares allocated to Ms. Greene under Regions' Directors' Deferred Stock Investment Plan.



 (4) Includes 64,350 shares of restricted stock issued under Regions' 1999 Long Term Incentive Plan, 1,095 shares held in Regions' 401(k) plans, and 327,180 shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days after April 27, 2004.



 (5) Includes 104,950 shares of restricted stock issued under Regions' 1999 Long Term Incentive Plan, 9,325 shares held in Regions' 401(k) plans, and 305,330 shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days after April 27, 2004; also includes 39,346 shares held by Mr. Jones' spouse.



 (6) Excludes 2,378 shares allocated to Ms. Matlock under Regions' Directors' Deferred Stock Investment Plan.



 (7) Includes 14,500 shares of restricted stock issued under Regions' 1999 Long Term Incentive Plan and 146,000 shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days after April 27, 2004; also includes 296,175 shares held by Mr. Morgan's spouse, children, and a trust for Mr. Morgan's children.



 (8) Excludes 1,053 shares allocated to Mr. Portera under Regions' Directors' Deferred Stock Investment Plan.



 (9) Excludes 2,756 shares allocated to Mr. Rotenstreich under Regions' Directors' Deferred Stock Investment Plan.



(10) Excludes 7,979 shares allocated to Mr. Stewart under Regions' Directors' Deferred Stock Investment Plan.



(11) Excludes 1,117 shares allocated to Mr. Styslinger under Regions' Directors' Deferred Stock Investment Plan.



(12) Excludes 7,745 shares allocated to Mr. Watson under Regions' Directors' Deferred Stock Investment Plan; includes 18,778 shares held by a charitable foundation which is affiliated with Mr. Watson.



(13) Excludes 8,208 shares allocated to Mr. Wilson under Regions' Directors' Deferred Stock Investment Plan.



(14) Excludes 2,835 shares allocated to Mr. Witt under Regions' Directors' Deferred Stock Investment Plan.



(15) Includes 54,350 shares of restricted stock issued under Regions' 1999 Long Term Incentive Plan, 4,341 shares held in Regions' 401(k) plans, and 211,304 shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days after April 27, 2004.



(16) Includes 54,350 shares of restricted stock issued under Regions' 1999 Long Term Incentive Plan, 3,308 shares held in Regions' 401(k) plans, and 308,558 shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days after April 27, 2004; also includes 65,496 shares held by affiliates of Mr. Miller and 13,851 shares held by Mr. Miller's spouse.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Regions' executive officers and directors to file reports of ownership and changes in ownership of Regions' stock with the Securities and

Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Regions with copies of all Section 16(a) forms they file.

     Based on a review of the forms filed during 2003, Regions believes that its executive officers and directors complied with all applicable filing requirements, except for the circumstances described in this paragraph. On February 19, 2003, the compensation committee approved grants of stock options and in some instances restricted stock to approximately 470 officers and employees of Regions or its subsidiaries, including all officers subject to
Section 16(a) of the Exchange Act: William E. Askew, John I. Fleischauer, Jr., Robert A. Goethe, David C. Gordon, Richard D. Horsley, Ronald C. Jackson, Carl
E. Jones, Jr., D. Bryan Jordan, Peter D. Miller, Alan B. Morgan, Jr., E. Cris Stone, and Samuel E. Upchurch, Jr. The effective date of such awards was established as February 19, 2003. At that time, Regions had not established procedures to accelerate notification of awards to officers subject to Section 16(a), and processed the notifications in due course along with notifications to all other recipients. Regions commenced notifying recipients of the stock option and restricted stock grants on March 3, 2003. Each of the recipients subject to
Section 16(a) filed Form 4 to report his grant on March 6, 2003.

                      PROPOSAL 2 -- ELECTION OF DIRECTORS

     Regions recommends the election of Margaret H. Greene, Carl E. Jones, Jr., Susan W. Matlock, and John H. Watson as directors, to hold office for a term of three years expiring with the annual meeting of stockholders to be held in 2007 or until their successors are elected and qualified. The proxy will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, the proxies will be voted for such substitute nominee as the board of directors may designate. Regions has no reason to believe that any substitute nominee or nominees will be required. The proxies will not be voted for more than four nominees.

INFORMATION ON DIRECTORS

     The following table indicates the age, residence, principal occupation or employment for the last five years of each nominee and each director whose term of office continues after the meeting, the position and offices held with Regions or its subsidiaries, the year the director was first elected, and the year the director's term of office will expire.

                          PRESENT OCCUPATION                                      YEAR FIRST   YEAR TERM
NAME OF NOMINEE OR          AND PRINCIPAL        POSITION AND OFFICES HELD WITH    ELECTED     OF OFFICE
DIRECTOR, RESIDENCE,        OCCUPATION FOR                REGIONS AND                 AS         WILL
AND AGE                    LAST FIVE YEARS                SUBSIDIARIES             DIRECTOR     EXPIRE
--------------------    ----------------------   ------------------------------   ----------   ---------
James S.M. French       Chairman and formerly    Director, Regions                   1986        2006
  Birmingham, Alabama   President, Dunn
  63..................  Investment Co.
                        (Construction,
                        construction
                        materials,
                        investments)
Margaret H. Greene(1)   President, Regulatory    Director, Regions                   2002        2007
  Atlanta, Georgia      and External Affairs,
  52..................  BellSouth Corporation
                        (Telecommunications)
Richard D. Horsley      Vice Chairman of the     Director, Regions; Director         1982        2006
  Birmingham, Alabama   Board and Chief          Regions Bank, Regions Agency,
  61..................  Operating Officer,       Inc., Regions Mortgage, Inc.,
                        Regions and Regions      Regions Life Insurance Company
                        Bank                     and EFC Holdings Corporation

                          PRESENT OCCUPATION                                      YEAR FIRST   YEAR TERM
NAME OF NOMINEE OR          AND PRINCIPAL        POSITION AND OFFICES HELD WITH    ELECTED     OF OFFICE
DIRECTOR, RESIDENCE,        OCCUPATION FOR                REGIONS AND                 AS         WILL
AND AGE                    LAST FIVE YEARS                SUBSIDIARIES             DIRECTOR     EXPIRE
--------------------    ----------------------   ------------------------------   ----------   ---------
Carl E. Jones, Jr.(1)   Chairman, President      Director, Regions; Director         1997        2007
  Birmingham, Alabama   and Chief Executive      Regions Bank, Regions Mortgage
  63..................  Officer, Regions and     Inc., Regions Interstate
                        Regions Bank, formerly   Billing Service, Inc., and EFC
                        Regional President,      Holdings Corporation
                        Regions
Susan W. Matlock(1)     President, Birmingham    Director, Regions                   2002        2007
  Birmingham, Alabama   Entrepreneurial
  57..................  Center, executive
                        director for office of
                        developing industries,
                        University of Alabama
                        at Birmingham (Higher
                        education, small
                        business incubation)
Allen B. Morgan, Jr.    Chairman and Chief       Chairman and Chief Executive        2001        2005
  Memphis, Tennessee    Executive Officer,       Officer, Morgan Keegan &
  61..................  Morgan Keegan, Inc.      Company, Inc., Director,
                        and Morgan Keegan &      Regions
                        Company, Inc.
Malcolm Portera         Chancellor, University   Director, Regions                   2003        2006
  Tuscaloosa, Alabama   of Alabama System,
  58..................  formerly President,
                        Mississippi State
                        University (Higher
                        education)
Jon W. Rotenstreich     Jon Rotenstreich         Director, Regions                   2002        2005
  New York, New York    Consultants, formerly
  60..................  TIG Holdings, Inc.
                        (Financial consulting)
W. Woodrow Stewart      Attorney, Stewart,       Director, Regions                   1999        2006
  Gainesville, Georgia  Melvin & Frost, LLP
  65..................
Lee J. Styslinger III   Chief Executive          Director, Regions                   2003        2006
  Birmingham, Alabama   Officer, Altec, Inc.
  43..................  (Manufacturer of
                        mobile utility
                        equipment)
John H. Watson(1)       Chairman, Smith, Inc.    Director, Regions                   1999        2007
  Dothan, Alabama       (Heating and air
  66..................  conditioning)
C. Kemmons Wilson, Jr.  Principal, Kemmons       Director, Regions                   1999        2005
  Memphis, Tennessee    Wilson, Inc. (Real
  57..................  estate development,
                        hotels, private
                        investments)
Harry W. Witt           Retired, Deloitte &      Director, Regions                   2002        2005
  Naples, Florida       Touche (Certified
  64..................  public accounting)

---------------

(1) Nominee for election at 2004 stockholders' meeting.

     Of the directors or nominees for director, none is a "control person" of Regions by virtue of stock ownership. The only persons who might be considered "control persons" of Regions are Carl E. Jones, Jr.,

Chairman, President and Chief Executive Officer and Richard D. Horsley, Vice Chairman and Chief Operating Officer, who gain any control they may exercise by virtue of office.

     Of the nominees and directors listed above, three also serve as directors of other companies with a class of securities registered under the Securities Exchange Act of 1934. James S.M. French serves as a director of Energen Corporation, Hilb, Rogal and Hobbs Company, and Protective Life Corporation; Carl E. Jones, Jr. serves as a director of Alabama Power Company; and Malcolm Portera serves as a director of Alabama Power Company and Protective Life Corporation.

THE BOARD AND COMMITTEES OF THE BOARD

     Regions held six directors' meetings during 2003. All directors attended at least 75% of the aggregate of the meetings held by the board and by committees of which they were members except Margaret H. Greene, who attended 70% of such meetings. Among other board committees, Regions has an audit committee, a compensation committee, and a nominating and corporate governance committee that meet regularly and as needed.

     The board of directors has reviewed the relationships between directors and Regions in light of the applicable independence standards of the New York Stock Exchange. The purpose of the review was to determine whether any director, either directly or indirectly, has a material relationship with Regions that would preclude the director from being independent. As a result of the review, the board has determined that each director is an independent director, other than Carl E. Jones, Jr., Richard D. Horsley and Allen B. Morgan, Jr., who are executive officers of Regions and/or its subsidiaries.

     The board has established categorical standards to assist it in making the determination whether a director is independent and in assessing the materiality of the director's relationship with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth as follows:

  GROUP I -- RELATIONSHIPS THAT PRECLUDE A DIRECTOR'S INDEPENDENCE

     If any of the following circumstances exist with respect to a director, the director will be deemed not to be independent:

     - within the last three years, the director has been an employee of Regions, or a member of the director's immediate family has been an executive officer of Regions;

     - within the last three years, the director or a member of the director's immediate family has received more than $100,000 per year in direct compensation from Regions, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

     - within the last three years, the director or a member of the director's immediate family has been affiliated with or employed by a present or former internal or external auditor of Regions;

     - within the last three years, the director or a member of the director's immediate family has been employed as an executive officer of another company where any of Regions' present executives serve on that company's compensation committee; or

     - within the last three years, the director has been employed by, or a member of the director's immediate family has been employed as an executive officer of, a company that makes payments to, or receives payments from, Regions for property or services in an amount which, in any single fiscal year, has exceeded the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  GROUP II -- RELATIONSHIPS DEEMED NOT MATERIAL FOR PURPOSES OF DIRECTOR INDEPENDENCE

     The relationships described in this group are considered not to be material so as to impair a director's independence. A director whose independence is not precluded by the Group I standards is presumed to be independent if he or she has no direct or indirect relationship with Regions other than the following:

     - the director or a company with which the director is affiliated is a deposit customer of Regions Bank or a brokerage customer of Morgan Keegan in the ordinary course of business, on terms and conditions not more favorable than those afforded by Regions Bank and Morgan Keegan to other similarly situated customers;

     - the director or a company with which the director is affiliated is party to a loan from Regions Bank that complies with Regulation O promulgated by the Federal Reserve Board, that is, any loan made by Regions Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and which did not involve more than the normal risk of collectibility or present other unfavorable features;

     - the director is a partner, officer, or controlling shareholder of or is otherwise affiliated with another company that does business with Regions and the annual payments, excluding payments of principal and interest on Regulation O compliant loans, to or from Regions in any year do not exceed the greater of $500,000 or 1% of the annual revenue of the other company for its most recently completed fiscal year; or

     - the director is a partner, member, officer such as a managing director occupying a comparable position or executive officer of a services firm that provides accounting, consulting, legal, investment banking or financial advisory services to Regions and the annual payments to such firm from Regions do not exceed the greater of $500,000 or 1% of the annual revenue of the firm for its most recently completed fiscal year.

     All non-management directors meet the foregoing categorical independence standards.

     Regions' non-management directors met six times in 2003 in executive session without any management directors present. James B. Boone, Jr. presided over these executive sessions. As set forth in item 12 of Regions' declaration of corporate governance principles, posted on Regions' website at http://www.regions.com, Regions has established a mechanism for stockholders or other interested parties to communicate with the directors. In particular, any interested party who desires to communicate with non-management directors of Regions may do so by directing the communication to the chair of the nominating and corporate governance committee at the following address:

Regions Financial Corporation
Attention: Chair, Nominating and Corporate Governance Committee
c/o Office of the General Counsel
P.O. Box 10247
Birmingham, Alabama 35202

     If confidential treatment is desired, the envelope should be marked "Confidential Non-management Director Communication".

     It is Regions' policy that directors attend the annual meeting of stockholders. All directors attended Regions' 2003 annual meeting.

     Audit Committee. The audit committee, which held eight meetings in 2003, consists of Jon W. Rotenstreich, Harry W. Witt, and W. Woodrow Stewart. Committee members satisfy the applicable independence requirements of the New York Stock Exchange listing criteria, rules of the Securities and Exchange Commission and Regions' audit committee charter. Duties of the committee include reviewing with Regions' independent auditors, Ernst & Young LLP, the planning and results of the auditing engagement, reviewing the activities and recommendations of Regions' internal auditors, and reviewing the adequacy of internal accounting controls.

     Audit Committee Financial Expert. The board of directors has determined that the audit committee includes at least one member, Harry W. Witt, who is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission. Mr. Witt satisfies the requirements of an independent director under the applicable director independence standards. In addition, all audit committee members are financially literate, as required by New York Stock Exchange rules.

     Accounting or Audit-Related Complaints. The audit committee has established procedures for the receipt, retention, and evaluation of complaints and submissions concerning accounting and audit related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of employee submissions, alternative methods for submissions, dedication of resources for investigations, and the recording and preservation of findings. The procedures are administered by the audit committee and a limited number of individuals in Regions' corporate security and internal audit areas. Availability of the procedures has been effectively published to Regions' employees. Any interested party may communicate concerns regarding accounting, internal accounting controls, or auditing matters directly to the attention of the audit committee as follows:

By mail:

Regions Financial Corporation
Attention: Mr. Harry Witt
           Chairman, Audit Committee
c/o Office of the General Counsel
P.O. Box 10247
Birmingham, Alabama 35202

By phone:

(800) 858-6199

                             AUDIT COMMITTEE REPORT

     Regions' audited financial statements at and for the three year period ended December 31, 2003, are included in Regions Annual Report on Form 10-K for the 2003 fiscal year. Regions, acting through its management and board of directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     The audit committee oversees Regions' financial reporting process on behalf of the board of directors. In fulfilling its oversight responsibilities, the committee has reviewed the audited financial statements with Regions' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The audit committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions' accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 89, Audit Adjustments and Statement on Auditing Standards No. 90, Audit Committee Communications.

     The audit committee has discussed with Ernst & Young LLP their independence in relation to Regions and Regions' management, including the matters addressed in the written disclosures provided to Regions by Ernst & Young, as required by Standard No. 1, Independence Discussions with Audit Committees, of the Independence Standards Board, the standard-setting body governing the independence of auditors in relation to their public company clients.

     The audit committee has discussed with Regions' internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The committee regularly meets with Regions' internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of Regions' internal accounting and financial reporting controls, and the overall quality of Regions' financial reporting.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

     The foregoing report of the audit committee is furnished by: Harry W. Witt, committee chair, Jon W. Rotenstreich and W. Woodrow Stewart.

     Compensation Committee. The compensation committee, which held eight meetings during 2003, consists of James S.M. French, Susan W. Matlock, and C. Kemmons Wilson, Jr.

     The role of the compensation committee is to establish and monitor compensation issues within the broad area of human resources management. The compensation committee exercises administrative responsibility in working with Regions' management on the development and clarification of Regions' compensation philosophy, articulating reasons behind design of Regions' pay and benefits programs and their relationship to corporate objectives and competitive practices.


     The functions of the compensation committee include approving the compensation arrangements for executive management and senior company officers, making recommendations to the board concerning incentive compensation plans and equity-based plans, overseeing the administration of employee benefit plans, and reporting to the board of directors concerning the committee's activities. The charter of the compensation committee is posted on Regions' website at http://www.regions.com. The members of the compensation committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange.


     In discharging its responsibility, the compensation committee has, from time to time, used the services of compensation consultants for guidance with respect to competitive data and practices of other financial service organizations.

     Nominating and Corporate Governance Committee. The nominating and corporate governance committee, which held five meetings during 2003, consists of James B. Boone, Jr., James S.M. French, Susan W. Matlock, and C. Kemmons Wilson, Jr. The role of the nominating and corporate governance committee is to propose nominees for the Regions' board of directors including the current nominees for election at the annual meeting. The committee also is responsible for reviewing, revising and maintaining the corporate governance policies and procedures of Regions. The charter of the nominating and corporate governance committee is posted on Regions' website and can be accessed at http://www.regions.com. The members of the nominating and corporate governance committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange.

     The nominating and corporate governance committee is charged to identify and review individuals believed to be qualified to become board members for recommendation to the board. The committee will consider and assess candidates consistent with criteria established by the board and set forth in Regions' declaration of corporate governance principles. The committee will consider all pertinent issues and factors bearing on the qualifications of candidates in light of such criteria.

     Regions' corporate governance principles affirm that the board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make to the board and management regardless of gender or race. A director's qualifications to contribute as a member of the board can be based on factors such as education, business experience, specific areas of expertise, reputation, or standing in a particular field.

     Regions' bylaws provide that a stockholder may nominate a candidate for director and establish the procedures and requirements for such a nomination. In general, a stockholder must submit to Regions' corporate secretary a notice of the nomination not less than 90 days nor more than 120 days prior to the anniversary date of the previous year's annual meeting. The notice must be accompanied by all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.


     It is the current policy and practice of the committee to evaluate any qualified candidate for director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for director should follow the procedure set forth in Regions' bylaws as described above.


     All of the nominees for directors being voted upon at Regions' annual meeting are directors standing for re-election.

                 EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

     The following table is a summary of certain information concerning the compensation earned by Regions' chief executive officer and each of the other four most highly compensated executive officers during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                          LONG-TERM COMPENSATION
                                                                          ----------------------
                                                                                  AWARDS
                                              ANNUAL COMPENSATION         ----------------------
NAME AND PRINCIPAL                       ------------------------------   RESTRICTED     STOCK      ALL OTHER
POSITION                                 YEAR      SALARY      BONUS       STOCK(1)     OPTIONS    COMPENSATION
------------------                       ----     --------   ----------   -----------   --------   ------------
Carl E. Jones, Jr. ....................  2003     $800,000   $1,200,000   $1,013,600    116,000      $194,522(2)
Chairman, President and                  2002      798,846    1,212,000    1,544,750    200,000       182,405
  Chief Executive Officer                2001      750,000      871,875    1,532,500    200,000       168,375
Richard D. Horsley.....................  2003      430,000      507,938      633,500     75,000       123,329(3)
Vice Chairman and Chief                  2002      396,077      453,309      617,900     80,000       133,899
  Operating Officer                      2001      357,000      375,388      558,100     80,000       130,525
Allen B. Morgan, Jr. ..................  2003      130,000    1,670,000            0     42,000         2,650(4)
President and CEO,                       2002      130,000    1,370,000            0          0         2,500
  Morgan Keegan & Co.                    2001(5)   130,000    1,370,000            0    125,000         2,425
John I. Fleischauer, Jr. ..............  2003      375,000      442,969      633,500     75,000        52,834(6)
Regional President                       2002      362,887      346,188      617,900     80,000        50,840
                                         2001      320,000      334,404      558,100     80,000        41,795
Peter D. Miller........................  2003      375,000      442,969      633,500     75,000        58,173(7)
Regional President                       2002      349,077      345,669      617,900     80,000        49,612
                                         2001      310,000      266,009      558,100     80,000        42,051


---------------

(1) The terms of the restricted stock awards are determined by the compensation committee. Under the terms of the currently outstanding restricted stock awards, the named executive officer must remain employed with Regions for the duration of the restrictive period at the same or higher level in order for the shares to be released. During the restriction period, the named executive officer is eligible to receive dividends and exercise voting privileges on such restricted shares. If any of the restrictions are removed at the discretion of the compensation committee, the named executive officer will receive a stock certificate for some percentage or all of the awarded restricted shares. The restricted shares are not transferable by the named executive officer during the restriction period. The compensation committee has the discretion to modify the terms of the restricted stock awards. The restrictive period for the restricted stock is seven years from the date of grant, but the restrictions will automatically lapse sooner if specified performance criteria are met. The performance criteria relate to total stockholder return objectives relative to a group of peer institutions.

(2) Includes $120,720 allocated to Mr. Jones in 2003 under the 401(k) plan; $32,000 allocated to Mr. Jones in 2003 under the profit sharing plan; and $41,802 representing the estimated term component of the premiums paid and the estimated interest cost to Regions in 2003 resulting from premium payments for a life insurance benefit plan for Mr. Jones. This plan serves as an offset to an existing supplemental retirement plan.

(3) Includes $50,225 allocated to Mr. Horsley in 2003 under the 401(k) plan; $17,164 allocated to Mr. Horsley in 2003 under the profit sharing plan; and $55,940 representing the estimated term component of the premiums paid and the estimated interest cost to Regions in 2003 resulting from premium payments for a life insurance benefit plan for Mr. Horsley. This plan serves as an offset to an existing supplemental retirement plan.

(4) Consists of $2,650 allocated to Mr. Morgan in 2003 under the 401(k) plan.

(5) Mr. Morgan became employed by Regions on March 30, 2001; all amounts were accrued and paid after that date.

(6) Includes $37,846 allocated to Mr. Fleischauer in 2003 under the 401(k) plan and $14,988 allocated to Mr. Fleischauer in 2003 under the profit sharing plan.

(7) Includes $43,200 allocated to Mr. Miller in 2003 under the 401(k) plan and $14,973 allocated to Mr. Miller in 2003 under the profit sharing plan.

STOCK OPTIONS

     The following table presents information concerning individual grants of options to purchase Regions' common stock made during 2003 to the named executive officers.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                   NUMBER OF          % OF TOTAL
                                   SECURITIES       OPTIONS GRANTED    EXERCISE                  GRANT DATE
                               UNDERLYING OPTIONS    TO EMPLOYEES     PRICE (PER    EXPIRATION    PRESENT
NAME                               GRANTED(1)           IN 2003         SHARE)         DATE       VALUE(2)
----                           ------------------   ---------------   -----------   ----------   ----------
Carl E. Jones, Jr. ..........       116,000              3.24%          $31.675      2/19/10      $524,320
Richard D. Horsley...........        75,000              2.09            31.675      2/19/10       339,000
Allen B. Morgan, Jr. ........        42,000              1.18            31.675      2/19/10       189,840
John I. Fleischauer, Jr. ....        75,000              2.09            31.675      2/19/10       339,000
Peter D. Miller..............        75,000              2.09            31.675      2/19/10       339,000

---------------

(1) All options granted in 2003 become exercisable over a three year period, with 50% exercisable after 12 months, 25% exercisable after 24 months, and 25% exercisable after 36 months, except that exercisability is delayed for an additional 12 months to the extent the value of incentive stock options (determined as of the date of grant) first exercisable in a calendar year exceeds $100,000 as to any recipient.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the assumptions of expected stock price volatility of .218, risk-free rate of return of 2.8%, dividend yield of 3.69% and expected time to exercise of five years.

     The following table presents information concerning exercises of stock options to purchase Regions' common stock during 2003 and the number and value of unexercised options and stock appreciation rights (SAR) held by the named executive officers.

                  AGGREGATED OPTION/SAR EXERCISES IN 2003 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF
                                                                SECURITIES
                                                                UNDERLYING
                                                               UNEXERCISED        VALUE OF UNEXERCISED
                                                               OPTIONS/SARS           IN-THE-MONEY
                                   SHARES                      AT 12-31-03            OPTIONS/SARS
                                  ACQUIRED        VALUE        EXERCISABLE/     AT 12-31-03 EXERCISABLE/
NAME                             ON EXERCISE   REALIZED(1)   UNEXERCISABLE(2)       UNEXERCISABLE(2)
----                             -----------   -----------   ----------------   ------------------------
Carl E. Jones, Jr. ............    13,761       $276,556     484,594/269,583     $4,673,480/$1,717,618
Richard D. Horsley.............    33,726        531,100     279,680/135,000         2,939,667/843,700
Allen B. Morgan, Jr. ..........         0              0       83,334/83,666           693,756/576,189
John I. Fleischauer, Jr. ......         0              0     133,804/135,000           831,206/843,700
Peter D. Miller................         0              0     254,466/135,000         2,771,929/843,700

---------------

(1) Value realized is calculated based on the difference between the exercise price per share and the average of the high and low reported sale price per share on the date of exercise.

(2) None of the currently exercisable options were granted with tandem SARs.

LONG-TERM INCENTIVE PLAN AWARDS IN 2003


     No performance shares were awarded to Regions' named executive officers in 2003. Information concerning restricted stock awards during 2003 is included in the summary compensation table on page 107.


RETIREMENT PLANS

     The named executive officers are covered by the Regions Financial Corporation Retirement Plan, a qualified defined benefit retirement plan, as complimented by retirement compensation agreements pursuant to its supplemental executive retirement program.

     The following table shows estimated annual benefits payable at retirement, including both qualified plan benefits and supplemental benefits, based on combinations of final compensation and age at retirement.

                               PENSION PLAN TABLE

                                               AGE AT RETIREMENT
                        ---------------------------------------------------------------
COMPENSATION               55         60         62         63         64         65
------------            --------   --------   --------   --------   --------   --------
$125,000..............  $ 50,000   $ 62,500   $ 67,500   $ 70,000   $ 72,500   $ 75,000
 150,000..............    60,000     75,000     81,000     84,000     87,000     90,000
 175,000..............    70,000     87,500     94,500     98,000    101,500    105,000
 200,000..............    80,000    100,000    108,000    112,000    116,000    120,000
 250,000..............   100,000    125,000    135,000    140,000    145,000    150,000
 300,000..............   120,000    150,000    162,000    168,000    174,000    180,000
 350,000..............   140,000    175,000    189,000    196,000    203,000    210,000
 400,000..............   160,000    200,000    216,000    224,000    232,000    240,000
 450,000..............   180,000    225,000    243,000    252,000    261,000    270,000
 500,000..............   200,000    250,000    270,000    280,000    290,000    300,000
 550,000..............   220,000    275,000    297,000    308,000    319,000    330,000
 600,000..............   240,000    300,000    324,000    336,000    348,000    360,000
 650,000..............   260,000    325,000    351,000    364,000    377,000    390,000
 700,000..............   280,000    350,000    378,000    392,000    406,000    420,000
 750,000..............   300,000    375,000    405,000    420,000    435,000    450,000
 800,000..............   320,000    400,000    432,000    448,000    464,000    480,000


     Benefits are based on average compensation (limited to base salary) over the three years prior to retirement. In 2003, compensation covered by the plans for the five highest paid executive officers was as follows: Mr. Jones, $800,000; Mr. Horsley, $430,000; Mr. Morgan, $130,000; Mr. Fleischauer,
$375,000; and Mr. Miller, $375,000, as reflected in the summary compensation table on page 107. Benefits are payable as a single life annuity for single participants and a joint and 50% survivor annuity for married participants. Other forms of payment are available on an actuarially equivalent basis. Amounts shown are subject to offset for company-sponsored long-term disability payments and executive life insurance program cash values exceeding premiums paid. Benefits are not offset by Social Security benefits. Benefits will be reduced or eliminated if the participant terminates employment voluntarily before age 55.


CHANGE OF CONTROL AGREEMENTS

     Certain executive officers of Regions, including the five executive officers named in the summary compensation table, have change of control agreements with Regions. The terms of the agreements, which are identical with respect to all the signatories, are summarized as follows.

     The change of control agreement provides to each signatory executive officer certain protections in the event a "change of control" in Regions occurs. For this purpose, the agreement defines "change of control" to include, generally, the acquisition by any person or group of beneficial ownership of more than 50% of the combined voting power of Regions; a change in composition of the board of directors such that incumbent directors make up less than a majority of the board; completion of a merger, consolidation or reorganization (subject to exceptions for certain noncontrol transactions); and a liquidation or dissolution of Regions or sale of all or substantially all of its assets. The completion of the merger will constitute a change of control for purposes of the agreements; provided, however, that Carl E. Jones, Jr. has agreed to waive this provision and as a result the completion of the merger will not constitute a change of control for Mr. Jones.

     Commencing on the date of a change of control and for the three year period following, each signatory executive officer agrees to remain employed by Regions, subject to the terms of the agreement, and to devote reasonable time and attention and reasonable best efforts to perform the responsibilities of the position. Regions agrees that the authority, duties, and responsibilities of each signatory executive officer shall be at least commensurate with those in effect prior to the change of control.

     Also, during such three year period, the base salary of each signatory executive officer may not be less than the base salary in effect prior to the change of control, and the bonus may not be less than the highest bonus in the preceding three years. Each signatory executive will be entitled to participate in all incentive and retirement plans on terms comparable to other peer executives, and to participate in all welfare benefit plans on comparable terms.

     During such three year period following a change of control, Regions may terminate the employment of a signatory executive officer with or without "cause," which is defined generally as willfully failing to perform reasonably assigned duties, or engaging in illegal conduct or gross misconduct that materially injures Regions. The signatory executive officer may terminate employment with or without "good reason," which includes a reduction of the officer's compensation, benefits, duties or status, a forced relocation or material increase in travel requirements or other material breach of the agreement by Regions.

     If Regions terminates the officer's employment other than for cause, or if the officer resigns for good reason (including resignation for any reason during the 30-day period following the first anniversary of a change of control), Regions must pay the executive officer accrued compensation and benefits plus an amount equal to three times the sum of his base salary and highest annual bonus during the three years preceding the year in which the change of control occurred or the year preceding the year in which the termination occurs, and Regions must continue to provide the officer or his beneficiaries welfare benefits coverage for three years. If the executive officer's employment is terminated by Regions for cause, or by reason of the officer's death, disability, or resignation other than for good reason, Regions' liability is limited to accrued compensation and benefits.

     If any payment under the agreement causes the signatory executive officer to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then Regions must make an additional payment sufficient to cover such excise tax plus all income and excise tax imposed on such additional payment.

DIRECTORS' COMPENSATION

     In 2003, directors who are not employees of Regions or its subsidiaries were paid an annual directors' fee retainer of $30,000, plus an additional annual retainer of $5,000 for each committee of the board on which a director serves, and an additional annual chairman's retainer of $2,000 for each committee chairman. Directors who are employees of Regions or its subsidiaries receive no fees for their services as directors.

     Non-employee directors of Regions are eligible to participate in Regions' directors' deferred stock investment plan, under which a participating director may elect to defer receipt of some or all of the participant's retainer and fees. Regions contributes 25% or the amount deferred by each participating director. Deferred amounts and company contributions are credited to a bookkeeping account for the director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the participant's account. At the end of the deferral period, the participant's account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the later of the close of the year in which the participant reaches age 65 or close of the year in which the participant terminates as a director. During the deferral period, the participants' deferrals and Regions' contributions are invested in Regions common stock, which is maintained in a rabbi trust. For 2003, the amounts contributed by Regions as matching contributions for the participating directors whose terms continue beyond the annual meeting, and the amounts of dividend equivalents credited under the plan, were as follows:

                                                                 MATCHING       DIVIDEND
                                                               CONTRIBUTIONS   EQUIVALENTS
PARTICIPATING DIRECTORS                                          CREDITED       CREDITED
-----------------------                                        -------------   -----------
James S.M. French...........................................    $10,500.00     $12,234.43
Margaret H. Greene..........................................      8,750.00       1,002.69
Susan W. Matlock............................................     12,081.25         945.92
Malcolm Portera.............................................      4,375.00          99.00
Jon W. Rotenstreich.........................................     10,000.00       1,600.44
W. Woodrow Stewart..........................................     10,500.00       7,560.03
Lee J. Styslinger III.......................................      4,837.50          99.00
John H. Watson..............................................     10,125.00       7,437.51
C. Kemmons Wilson, Jr.......................................     10,000.00       7,927.98
Harry W. Witt...............................................     10,250.00       1,606.10

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors who served on the compensation committee during 2003 were:

         James S.M. French, chairman
         Susan W. Matlock
         C. Kemmons Wilson, Jr.

     None of these committee members is or ever has been an officer or employee of Regions or any of its subsidiaries.

     During 2003, Samuel E. Upchurch, Jr., regional president of Regions, served as a member of the board of directors of Altec, Inc., and Lee J. Styslinger III, chief executive officer of Altec, Inc., served as a director of Regions.

                      REPORT OF THE COMPENSATION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

     The compensation committee of the board of directors of Regions is responsible for developing the Regions executive compensation philosophy. It is the duty of the compensation committee to administer the philosophy and its relationship with the compensation paid to the chief executive officer and each of the other senior executives. The committee focuses on ensuring there is a strong link between the success of the stockholders and the rewards of the executives.

     General. Regions recognizes the importance of annual and long-term incentive compensation plans to attract and retain corporate officers and other key employees and to motivate such persons to perform to the best of their abilities. Regions' annual and long-term incentive programs are designed to encourage achievement of corporate, strategic business unit, and individual performance levels that foster overall profitability and stockholder value.

     Regions' executive compensation programs incorporate both qualitative and quantitative considerations. The total compensation of the executive officers of Regions can be divided into three components: annual base salary, annual incentive compensation, and long-term incentive compensation. Annual base salary is intended to be competitive with executive base compensation paid by other similar financial institutions. Annual incentive compensation is tied quantitatively to the achievement by Regions of pre-determined, objective financial performance goals, measured over one-year periods. Long-term incentive compensation is primarily represented by equity-based awards, designed to reward the executives with incremental value commensurate with long-term increases in the value of Regions common stock. The compensation decisions of the committee relative to Regions' principal executive officers, including the five officers named above in the compensation tables, are described below as to each of the three categories. Executive officers' compensation for 2003 was determined by the committee in the first quarter of 2003.

     Base Salary. Annual base salaries are generally set at competitive levels with similar financial institutions. Specifically, the committee considers peer group comparisons from survey data for other financial companies, recommendations from an independent compensation consultant, and individual performance assessments. For executives other than the chief executive officer, the committee also considers the chief executive officer's recommendations. In reaching a consensus on the base salary for each executive, the committee may or may not assign weights to the various factors considered.

     In evaluating and establishing the base salaries of the executive officers for 2003, the committee, in conjunction with its independent compensation consultant, surveyed the base salaries of the corresponding officers of other bank holding companies in a survey group consisting of 17 companies closest to Regions in asset size and deposit size, and also including the two other largest bank holding companies headquartered in Alabama. The committee generally targets the base salaries of the named executive officers to be commensurate in the aggregate with the median of the base salaries of the corresponding executive officers of the companies in the survey group, but also factors in an inherently subjective assessment of the comparative contributions of the executive personnel to Regions' continued financial and operating success. Based on data as of January 1, 2003, the actual base salaries of Regions' named executive officers group in the aggregate was slightly below median amounts indicated by the survey comparison.

     The survey comparison group used in establishing salaries for 2003 was not the same as the group of companies that make up the S&P 500 Banks Index presented in the Comparison of Five-Year Cumulative Total Return graph included in this proxy statement. The committee believes the use of a smaller survey group tailored by asset and deposit size is more valid for salary evaluation purposes, even though not all the compensation survey companies are included in the S&P 500 Banks Index, and even though many companies included in the S&P 500 Banks Index are not included in the compensation survey group.

     Based on the survey comparison, advice of an independent compensation consultant, recommendations from the chief executive officer (for officers other than himself), and an inherently subjective assessment of the comparative contributions of the executive personnel to Regions' continued financial and operating success, the 2003 base salaries for the named officers were determined by the committee.


     Annual Incentive Compensation. In the first quarter of 2003, the compensation committee approved Regions' 2003 annual performance goals and target awards, expressed as a percentage of base pay, for executive officers. The performance goals were primarily quantitative in nature and were weighted in accordance with their overall importance in attaining Regions' annual profit plan. The target award percentages were set to be generally comparable to annual incentive compensation opportunities provided to similarly situated executives of Regions' peer institutions. More specifically, the 2003 performance goals at the corporate, regional, and departmental levels had the primary emphasis of consolidated earnings per share growth. Regions exceeded target levels in earnings per share goals for 2003, and, accordingly, the chief executive officer and the other named officers received commensurate cash incentive awards, calculated as a percentage of their base salaries based on this level of performance goal achievement. With respect to the chief executive officer, the maximum percentage of base salary Mr. Jones could have received as his 2003 annual incentive bonus was 200%, compared to the target level percentage of 100%. Mr. Jones' actual 2003 annual incentive bonus equaled 150% of his base salary, which resulted from prorating the target and maximum level percentages in the same relation that Regions' actual financial results bore to the target and maximum performance goals applicable to Mr. Jones.


     Long-Term Incentive Compensation. Regions' 1999 Long-Term Incentive Plan ("LTIP") permits the grant of long-term incentives in a variety of forms, including stock options, performance shares and restricted stock. The committee believes that it is desirable to increase management's equity ownership in Regions in order to focus management's effort and commitment to build profitability and stockholder value. The primary purpose of LTIP awards is to encourage management to take long-term steps to achieve and sustain objectives with respect to earnings per share and return on equity. Accordingly, with the advice of its independent compensation consultant, the committee awarded LTIP grants to the executive officers during 2003, consisting of stock options and performance accelerated restricted stock.

     In establishing the LTIP awards for the named officers, senior management and other key employees, the committee reviewed with the chief executive officer the recommended individual awards (for officers other than himself), considering the scope of accountability, financial goals, and anticipated performance requirements and contributions expected of the participants.

     Compensation of Chief Executive Officer. In deliberating the compensation of the chief executive officer, the committee follows similar methodology and approach applied to executive compensation generally. Accordingly, the base salary determination reflects the peer group survey comparison described above, the annual incentive compensation is based on an objective formula and tied to Regions' achievement of pre-determined, quantitative financial goals, and the realization of long-term incentive compensation, by its nature, is aligned with the realization of long-term stockholder value. As in the case of setting executive compensation generally, the committee obtains advice from an independent compensation consultant. Mr. Jones did not participate in deliberations and decisions regarding his own compensation.

     In setting the base salary for Mr. Jones in 2003, the committee considered the range of base salaries of the chief executive officer position as reflected in the survey comparison. In addition, the committee took into account other factors, most notably, total compensation target, individual performance, and general market factors as well as a subjective assessment of Mr. Jones' overall contributions to Regions' financial and operating success. The committee set Mr. Jones' base salary for 2003 at a level it concluded would be appropriate in light of the circumstances the committee considered, while recognizing that his base salary would remain in the low end of the range of salaries of chief executives of comparable bank holding companies.

     LTIP awards for Mr. Jones were set separately and independently of his participation, based on ownership and total compensation objectives that reflected data from selected peer companies, his total compensation, his responsibilities as chief executive officer, and the committee's desire to set appropriate long-term performance objectives.

     Summary. The compensation committee of the board of directors remains dedicated to ensuring that Regions' overall compensation program for its executive officers, senior management and other key employees is appropriately designed to:

     - Attract, motivate, and retain outstanding contributors;

     - Maintain a base salary structure that is competitive in Regions' marketplace;

     - Link annual incentive awards with specific performance targets that yield superior results; and

     - Provide long-term equity-based incentive awards that further align the interests of Regions' management with those of its stockholders.

     Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company's chief executive officer and four other most highly compensated executive officers, as reported in its proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. For 2003, the amounts of compensation of such executive officers that exceeded $1,000,000 qualified as performance-based compensation under the applicable requirements, with the result that no amounts were nondeductible under section 162(m). It is the committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

     The compensation committee will continue to review and evaluate compensation programs at least annually. When and where appropriate, the committee will consult with independent compensation consultants, legal advisors, and Regions' public accounting firm with respect to the proper design of the program toward achieving Regions' objectives as set forth by the chief executive officer and the Regions board of directors.

     The foregoing report of the compensation committee is furnished by:

         James S.M. French, chairman
         Susan W. Matlock
         C. Kemmons Wilson, Jr.

FINANCIAL PERFORMANCE

     Set forth below is a graph comparing the yearly percentage change in the cumulative total return of Regions common stock against the cumulative total return of the S&P 500 Index, and the S&P 500 Banks Index for the past five years. This presentation assumes that the value of the investment in Regions common stock and in each index was $100 and that all dividends were reinvested. Commencing in 2002, Regions has included the S&P 500 Banks Index in this presentation to better reflect its present size and geographic coverage, and its move in 2002 to a New York Stock Exchange listing of its common stock. For the same reasons, Regions is no longer including the Nasdaq Banks Index in this presentation.

                              (PERFORMANCE GRAPH)

                                                       PERIOD ENDING
                              ---------------------------------------------------------------
                              12/31/98   12/31/99   12/31/00   12/31/01   12/31/02   12/31/03
                              --------   --------   --------   --------   --------   --------
Regions.....................  $100.00    $ 64.00    $ 73.00    $ 83.00    $ 96.00    $111.00
S&P 500 Index...............   100.00     121.00     110.00      97.00      76.00      97.00
S&P 500 Banks...............   100.00      86.00     103.00     103.00     102.00     129.00

OTHER TRANSACTIONS

     Directors and officers of Regions and their associates were customers of, and had transactions with, Regions' affiliates in the ordinary course of business during 2003; additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Regions retained during 2003 and prior years and proposes to retain in the future on behalf of Regions or certain of its subsidiaries the law firm Stewart, Melvin & Frost, LLP, of which director W. Woodrow Stewart is a partner. During 2003, Regions or its subsidiaries paid legal fees of $191,760 to the firm of Stewart, Melvin & Frost, LLP.

CODE OF ETHICS

     The board of directors has adopted a code of ethics that applies to its executive officers, including its chief executive officer, president, chief financial officer, comptroller and other persons performing executive-level functions. The code of ethics is posted on Regions' website and can be accessed at http://www.regions.com.

        PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

GENERAL

     The audit committee has selected Ernst & Young LLP as Regions' independent auditors for the 2004 fiscal year. The board of directors recommends that the stockholders ratify the selection of Ernst & Young. Ernst & Young (or its predecessor) has served as Regions' independent auditors since Regions' inception in 1971.

     Ernst & Young LLP has been engaged to provide auditing services and also to provide tax services and general accounting advice. In making this selection, the audit committee considered whether the engagement by Regions of Ernst & Young for services other than audit services is compatible with Ernst & Young's independence and concluded that the provision of the nonaudit services referenced in the table below is compatible with maintaining the independence of Ernst & Young.

     A representative of the firm will be present at the stockholders' meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES, AND ALL OTHER FEES

     The aggregate fees and expenses paid to Ernst & Young LLP by Regions during 2003 and 2002 are set forth in the following table.

                                                                 2003         2002
                                                              ----------   ----------
Audit fees(1)...............................................  $1,335,000   $1,405,000
Audit-related fees(2).......................................     632,000      327,000
Tax fees(3).................................................   1,375,000    3,956,000
All other fees(4)...........................................     487,000      663,000
                                                              ----------   ----------
  Total fees................................................  $3,829,000   $6,351,000
                                                              ==========   ==========

---------------

(1) Audit fees included fees and expenses associated with the annual audit, the reviews of Regions' quarterly reports on Form 10-Q, regulatory filings, and statutory audits of Regions and its subsidiaries.

(2) Audit-related fees and expenses primarily included accounting consultation, assistance with securitizations or other accounting transactions and audits of employee benefit plans.

(3) Tax fees and expenses included tax compliance services, tax advice, and tax planning assistance. All tax fees were Permissible Tax fees. Tax compliance fees and expenses were $1,327,000 for 2003 and $1,479,000 for 2002. Tax consulting fees and expenses were $48,000 for 2003 and $2,477,000 for 2002.

(4) All other fees and expenses included primarily assistance with human resources services and cash management services. No financial information systems implementation and design services were rendered by Ernst & Young during 2003 or 2002.

     In accordance with the audit committee charter, as amended, the audit committee must preapprove any engagement of Ernst & Young LLP for audit or nonaudit services. The audit committee has delegated to its chairperson the authority to preapprove permissible nonaudit services, provided the anticipated fee for such service does not exceed $50,000. Any such approval of nonaudit services pursuant to this delegation of the full audit committee's authority must be presented to the audit committee at its next regular meeting. A request for preapproval of services may be initiated by the comptroller of Regions, who may consult with the coordinating partner of Ernst & Young for the audit engagement.

                  PROPOSAL 4 -- ADJOURNMENT OF ANNUAL MEETING

THE PROPOSAL

     Regions is asking its stockholders to vote on a proposal to adjourn the Regions annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies.

BOARD OF DIRECTORS' RECOMMENDATION

     REGIONS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
PROPOSAL.

                       PROPOSAL 5 -- STOCKHOLDER PROPOSAL

THE PROPOSAL

     The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, submitted the proposal set forth below, for presentation for a vote at Regions' annual meeting. The proposal is required to be included in this proxy statement by the rules of the Securities and Exchange Commission. The board of directors and management of Regions do not endorse the proposal, nor is the board of directors of Regions responsible in any way for the contents of the proposal or the accompanying supporting statement. THE REGIONS BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL. The proponent beneficially owns 3,600 shares of Regions common stock.

     The proposal is as follows:

     Resolved: That the shareholders of Regions Financial Corporation ("Company") hereby request that the board of directors initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to provide that nominees standing for election to the board of directors must receive the vote of a majority of the shares entitled to vote at an annual meeting of shareholders in order to be elected or re-elected to the board of directors.

     The proponent's supporting statement is as follows:

     Our Company is incorporated in the State of Delaware. Delaware corporate law provides that a company's certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business. (8 Del. C. 1953, Section 216 -- Quorum and required vote for stock corporations). Further, the law provides that in the absence of any such specification in the certificate of incorporation or bylaws of the corporation, directors "shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors." Our Company presently does not specify a vote requirement other than a plurality for the elections of directors, so Company directors are elected by a plurality of the vote.

     We feel that it is appropriate and timely for the board to initiate a change in the threshold vote required for a nominee to be elected to the board of directors. While the governance change proposed would entail a vote of the shareholders, the board of directors is positioned to initiate the amendment process. We believe that in order to make corporate director elections more meaningful at our Company, directors should have to receive the vote of a majority of the shares entitled to be voted in a director election. Under the present system, a director can be re-elected even if a substantial majority of the votes cast is withheld from that director. For example, if there are 100 million votes represented at a meeting and eligible to be cast and 90 million of these votes are withheld from a given candidate, he or she would still be elected with a plurality of the vote despite the fact that 90% of the votes cast withheld support for that nominee's election to the board. We believe that a director candidate that does not receive a majority of the vote cast should not be seated as a director.

     It is our contention that the proposed majority vote standard for corporate board elections is a fair and reasonable standard and adoption of such a standard will strengthen the corporate governance processes at our Company. We urge your support of this important governance reform.

BOARD OF DIRECTORS' RECOMMENDATION

     Regions' board of directors unanimously recommends a vote against the proposal. Section 216 of the Delaware General Corporation Law, while generally permitting the certificate of incorporation or bylaws of a Delaware corporation to specify the vote necessary for the transaction of any business, provides that in the absence of such specification, "[d]irectors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors...."

     In seeking ultimately to require for the election of a director the vote of a majority of the shares entitled to vote at an annual meeting, the proposal would establish an arbitrarily high and potentially disruptive vote requirement. This is evident given that the proposal's vote requirement and the requirement for a quorum would be essentially the same. In practical effect, this would mean that the vote required to elect a director could be substantially higher than a majority of shares present in person or represented by proxy at the meeting. For example, if 75% of the outstanding shares were represented at a meeting, comfortably exceeding the quorum requirement, the election of a director under the proposal would require the vote of more than two-thirds of the shares represented at the meeting. Indeed, at its logical limit in the case of a meeting with the minimum quorum, the proposal would require a 100% vote of the shares present to elect a director.

     Moreover, the proposal does not address what would occur if no candidate receives the requisite majority vote. Under Delaware law and Regions' bylaws, the possible scenarios include the prior director remaining in office until a successor is elected and qualified, the board of directors electing a director to fill a vacancy, or the position remaining vacant. All of these alternatives are less democratic and, in the view of Regions' board of directors, less desirable than the election of directors by plurality vote.

     Finally, the proposal could prove impractical in a situation in which multiple candidates are standing for election, because of the possibility that the division of votes could result in no candidate receiving the requisite vote.

     For these reasons, the board of directors of Regions believes that this shareholder proposal would not improve Regions' corporate governance and is not in the best interest of Regions' stockholders. Therefore, the board of directors recommends a vote "AGAINST" this proposal.

          OTHER MATTERS TO BE CONSIDERED AT THE UNION PLANTERS MEETING

     Union Planters' annual shareholder meeting was previously scheduled for April 15, 2004. However, in light of the announcement of the merger on January 23, 2004, Union Planters' board of directors concluded that it was prudent to postpone the annual meeting.

     The shareholder meeting at which the merger will be considered will also be Union Planters' annual meeting of shareholders for 2004. Therefore, a number of proposals requiring shareholder action in the ordinary course of Union Planters' business also are being presented for consideration and voting. This portion of the joint proxy statement/prospectus discusses these other proposals.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     As of April 21, 2004, Union Planters had issued 190,012,086 shares of common stock, all of which were outstanding. Union Planters shareholders are entitled to one vote for each share on all matters to come before the meeting. Only shareholders of record at the close of business on April 21, 2004, or "the record date," will be entitled to vote at the Union Planters' meeting or any adjournment thereof.


SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of Union Planters common stock by the directors and certain executive officers as of the record date. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                                  NUMBER OF SHARES OF      PERCENTAGE OF SHARES
                                                     COMMON STOCK             OF OUTSTANDING
NAME                                           BENEFICIALLY OWNED(1)(2)      COMMON STOCK(3)
----                                           -------------------------   --------------------
Albert M. Austin(4)..........................             72,006                      *
Samuel W. Bartholomew, Jr. ..................             57,991                      *
George W. Bryan..............................             97,874                      *
Bobby L. Doxey(4)............................            287,282                      *
James E. Harwood(4)..........................            130,480                      *
Adolfo Henriques.............................            321,112                      *
Parnell S. Lewis, Jr. .......................             33,518                      *
Jackson W. Moore(4)..........................          2,748,622                   1.45%
Jorge M. Perez...............................             37,999                      *
Lou Ann Poynter..............................            398,124                      *
John R. Roberts..............................             46,556                      *
Steven J. Schenck(4).........................            280,915                      *
Michael S. Starnes...........................             47,399                      *
Richard A. Trippeer, Jr. ....................            543,956                      *
Robert R. Waller.............................             37,999                      *
John V. White, Jr.(4)........................            314,776                      *
Spence L. Wilson.............................            208,167                      *
                                                       ---------                   ----
Directors and Executive Officers as a group
  (17 persons)...............................          5,664,776                   2.98%
                                                       =========                   ====


---------------


 * Indicates less than 1% of the shares of Union Planters common stock outstanding as of April 21, 2004.


(1) Includes shares of common stock owned by relatives or held in trusts or partnerships for the benefit of relatives with respect to which named persons disclaim any beneficial interest. The number of shares of common stock beneficially owned by each person as of the record date includes shares of common stock that such person had the right to acquire on or within sixty (60) days after the record date, including, but not limited to, upon the exercise of options.

(2) Beneficial ownership includes those shares a director or executive officer has the power to vote, or the power to transfer.


(3) For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person as described above by the sum of the 190,012,086 shares of common stock outstanding on the record date and the number of shares of common stock that such person had the right to acquire on or within sixty (60) days of the record date, including, but not limited to, upon the exercise of options.



(4) Includes shares of common stock in the following amounts resulting from the exercise of nonqualified options, the receipt of which shares has been deferred pursuant to an Irrevocable Stock Option Deferral Agreement or deferred pursuant to deferral requirement in connection with Section 162(m) limitation: A.M. Austin (2,782 shares); B.L. Doxey (7,421 shares); J.E. Harwood (30,775 shares); J.W. Moore (632,997 shares); S.J. Schenck (10,764 shares); and J.V. White (7,611 shares).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Union Planters directors and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended. Based on our review of the reports, and except as set forth below, Union Planters believes that during fiscal year 2003 all of our officers and directors complied with the foregoing filing requirements. Albert Austin filed an amended Form 5 on April 8, 2004, which included the late reporting of a distribution of shares of Union Planters common stock to beneficiaries of certain trusts, of which Mr. Austin serves as co-trustee, on April 2, 2003, March 12, 2003 and October 22, 2003, and the resulting transfer of a portion of these shares for a custodial account for Albert M. Austin, III, trustee under the will of Elizabeth I. Humphrey, on October 23, 2003.

                      PROPOSAL 2 -- ELECTION OF DIRECTORS

     The Union Planters charter provides for a classified board of directors that is divided into three classes. Each class has as equal a number of directors as possible. The directors in each class serve a three-year term and only one full class is elected at each annual meeting. You are being asked to elect four Union Planters directors to serve in Class II for a term to expire at the annual meeting to be held in 2007.

     Union Planters recommends the election of Albert M. Austin, George W. Bryan, Robert R. Waller and Spence L. Wilson. The board of directors has no reason to believe that any nominee for director will not be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Union Planters board of directors or the board of directors may reduce the number of directors to be elected at the annual meeting. Each nominee has agreed to be named in this joint proxy statement/prospectus and to serve if elected.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE UNION PLANTERS DIRECTOR NOMINEES.

INFORMATION ABOUT UNION PLANTERS DIRECTORS AND NOMINEES

     The following biographies show the age and principal occupations during the past five years of each of the Union Planters directors, the date the director was first elected to the Union Planters board of directors, and any directorships held by the director with any other public company or any registered investment company. Ages are shown as of February 20, 2004.

CLASS I DIRECTORS AND NOMINEES (TERM EXPIRES AT 2006 ANNUAL MEETING)

     James E. Harwood (Age 67)

     - Director of Union Planters since 1996

     - President, Sterling Equities, Inc. (business management advisory services) since November 1990

     - Director of SCB Computer Technology*

     Lou Ann Poynter (Age 57)

     - Director of Union Planters since 2001

     - Chairman and Chief Executive Officer, Hattiesburg Region of Union Planters Bank, National Association from 1997 to 2000

     - Executive Vice President, Union Planters Bank, National Association, Southeast Region from 2000 to 2001

     - Senior Executive Vice President, Union Planters and Union Planters Bank, National Association, Mortgage Banking Division, since 2001

     Michael S. Starnes (Age 58)

     - Director of Union Planters since 2001

     - Chairman, President and Chief Executive Officer, M.S. Carriers, Inc. (transportation carrier) from 1978 to 2001

     - President, M.S. Carriers, Inc., a wholly owned subsidiary of Swift Transportation Corporation, since June 2001

     - Director of Mid-America Apartment Communities*

     - Director of Swift Transportation Corporation*

     Richard A. Trippeer, Jr. (Age 64)

     - Director of Union Planters since 1974

     - Retired: President, R.A. Trippeer, Inc. (investments) from 1974 to 1989

CLASS II DIRECTORS AND NOMINEES (TERM EXPIRES AT 2007 ANNUAL MEETING)

     Albert M. Austin (Age 76)

     - Director of Union Planters since 1974

     - Chairman, Cannon, Austin & Cannon, Inc. (real estate) since September
       1989

     George W. Bryan (Age 59)

     - Director of Union Planters since 1986

     - Retired: Senior Vice President, Sara Lee Corporation, Meat Group Division (meat processing and packaging) from 1989 to 2000

     - Chief Executive Officer, Sable Enterprises (investments) from 2000 to
       2001

     - Chief Executive Officer, Old Waverly Investments, LLC (investments) since 2001

     - Director, TBC Corporation*

     - Director, Buckeye Technologies Inc.*

     Robert R. Waller, M.D. (Age 67)

     - Director of Union Planters since 2001

     - Retired: Professor of Ophthalmology, Mayo Medical School from 1980 to
       2002

     - President Emeritus, Mayo Clinic from 1998 to 2002

     - Director of Hormel Foods Corporation*

     Spence L. Wilson (Age 61)**

     - Director of Union Planters since 1996

     - President, Kemmons Wilson, Inc. (hotel development and management, resort time-sharing, home building, subdivision development, and private investment) since 1970

CLASS III DIRECTORS AND NOMINEES (TERM EXPIRES AT 2005 ANNUAL MEETING)

     Samuel W. Bartholomew, Jr. (Age 59)

     - Director of Union Planters since 2001

     - Chairman and Chief Executive Officer, Stokes Bartholomew Evans & Petree, P.A. (law firm) since 1977


     - Adjunct Professor to the Vanderbilt-Owen School of Management teaching business law and regulated industries since January 2004.


     Parnell S. Lewis, Jr. (Age 56)

     - Director of Union Planters since 1996

     - President of Anderson-Tully Company (hardwood lumber products) from 1993 to 1999

     - Chief Executive Officer, River Investments, LLC (investments) from 1998 to 2001

     - President and Chief Executive Officer, River Enterprises, Inc. (investments) since 2003

     Jackson W. Moore (Age 55)**

     - Director of Union Planters since 1986

     - President and Chief Operating Officer, Union Planters and Union Planters Bank, National Association from 1994 to 2000

     - Chairman, President and Chief Executive Officer, Union Planters and Union Planters Bank, National Association since 2000

     Jorge M. Perez (Age 54)

     - Director of Union Planters since 2001

     - President, The Related Group of Florida (real estate development) since 1979

     John R. Roberts (Age 62)

     - Director of Union Planters since 2001

     - Retired: Managing Partner, Mid-South Region, Arthur Andersen LLP (accounting) from 1993 to 1998

     - Independent Consultant and Executive Director, Civic Progress, Inc. (non-profit) since 2001

     - Director of Energizer Holdings, Inc.*
---------------

 * A corporation subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered as an investment company under the Investment Company Act of 1940.

** S.L. Wilson is a brother-in-law of J.W. Moore, the Union Planters Chairman,
   President and Chief Executive Officer.

     The Union Planters' board of directors has reviewed the relationships between the directors and Union Planters to determine whether any director, directly or indirectly, has a material relationship with Union Planters that would preclude the director from being independent. As a result of its review, the board has determined that the following directors are independent, in compliance with the New York Stock Exchange Listing Standards: James E. Harwood, Michael S. Starnes, Richard A. Trippeer, Jr., Albert M. Austin, George W. Bryan, Robert R. Waller, M.D., Samuel W. Bartholomew, Jr., Parnell S. Lewis, Jr., Jorge
M. Perez and John R. Roberts.

     In general, the policy of Union Planters' board of directors is that a director is presumed to be independent unless the director (or his or her immediate family members) (i) is/was a current/former employee/executive of Union Planters during the last three years, (ii) was a former employee/partner of Union Planters' current or former independent auditors during the last three years, (iii) is an owner, partner, employee, director of an entity with material relationships (makes payments to, or receives payments from Union Planters which exceed the greater of $1 million, or 2% of the entity's gross revenues) with Union Planters, either as a vendor or customer (however, extensions of credit that comply with Regulation O shall be presumed to be consistent with director independence as discussed below), (iv) receives more than $100,000 per year in direct compensation from Union Planters other than director and related fees and (v) serves on a board of directors or is employed by a company whereby an executive officer of Union Planters serves on the compensation committee, or equivalent, of the company employing the director.

     Union Planters follows the following guidelines when determining the impact of a credit relationship on a director's independence. Extensions of credit that comply with Regulation O shall be presumed to be consistent with director independence. In other words, normal, arms length credit relationships entered into in the ordinary course of business shall not negate director independence. In addition, an extension of credit to a company, an executive officer of which serves on Union Planters' board of directors, must meet the substantive requirements of Regulation O in order to maintain the independence of such director. Such loans must be made on substantially the same terms, including interest rates and collateral, as and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Union Planters with other persons. Such loans also shall not involve more than the normal risk of repayment or present other unfavorable features and no event of default shall have occurred. The board of directors must review any extension of credit of a director or his or her related interests that has become criticized (or past-due) in order to determine the impact that such classification has on the director's independence.

     Additionally, in making the determination of independence, the board of directors will consider any other activities or relationships which cause the director to have the appearance of a material conflict of interest in the performance of the director's duties to Union Planters. Such activities or relationships might include business relationships with Union Planters, including community/civic board membership which are supported by Union Planters. Services provided by Union Planters to a director or his or her relation interests shall be normal, arms length relationships entered into on competitive terms and conditions.

     Furthermore, Union Planters will not make any personal loans or other extensions of credit to directors (or their immediate family members) or executive officers (or their immediate family members) unless such extensions of credit are allowed under rules established by the regulatory bodies, including Regulation O issued by the banking regulatory agencies.

     Annually, the Compensation/Nominations/Corporate Governance Committee will make inquiries and gather other information of each director to assist in determining each director's independence and will recommend to the board of directors that the director be deemed either independent or not independent. The board of directors based on this review and recommendation will make the final determination.

MEETINGS AND COMMITTEES OF THE UNION PLANTERS BOARD OF DIRECTORS

     The Union Planters board of directors met six times in 2003. In addition to meetings of the full board of directors, directors also attended meetings of the committees of the board of directors on which they serve. All of the directors attended at least 75% of all the meetings of the Union Planters board of directors and the committees on which they served during the fiscal year 2003. It is the policy of Union Planters to encourage the members of its board of directors to attend the annual meeting of shareholders. All of the members of the board of directors attended the annual meetings of shareholders held for the past several years, including the 2003 annual meeting of shareholders.

     The Union Planters board of directors currently has the following standing committees which meet on a regularly scheduled basis:

     - Audit Committee;

     - Compliance and Community Reinvestment Act Committee;

     - Executive Committee;

     - Loan Committee; and

     - Compensation/Nominations/Corporate Governance Committee.

     In addition to the meetings of the full board of directors and committee meetings, the non-management directors of Union Planters met in executive sessions two times in 2003 with George W. Bryan presiding as the chair of these meetings, to discuss certain affairs of Union Planters, including strategic issues and management performance. The presiding director of these executive sessions rotates among the various chairs of the board committees as established by the Compensation/Nominations/Corporate Governance Committee.

     The board has a policy, which is set forth in its Corporate Governance Guidelines (available on Union Planters' website at http://www.unionplanters.com), whereby any shareholder can communicate directly with the board, including the presiding director of the executive sessions discussed above, by following the procedures set forth by the board of directors from time to time. Currently, shareholders should send all correspondence to Union Planters Corporation, c/o Corporate Secretary, 6200 Poplar Avenue, Memphis, Tennessee 38119. All such written correspondence, upon receipt, will be immediately forwarded to the designated presiding director of the next scheduled board executive session for review and consideration.

     Audit Committee. During 2003, the Audit Committee of the Union Planters board of directors held ten meetings. The Audit Committee operates under a written charter, a copy of which may be viewed online on Union Planters' website at http://www.unionplanters.com (under "Corporate Governance"). The Audit Committee reviews its charter, which outlines the committee's goals, objectives, duties and responsibilities, on an annual basis. The committee reports its conclusions and activities to the full board regularly. The charter also allows the members of the committee to retain and consult with independent advisors as necessary, without board approval. The committee will continue to review and amend its charter to improve and expand its effectiveness based on emerging best practices and guidance from the New York Stock Exchange and the SEC, as needed.

     The primary objectives of the Audit Committee are to assist the full board of directors with oversight of the integrity of Union Planters' financial statements and related financial information, including the adequacy and effectiveness of the Union Planters' internal controls over financial reporting; the selection and evaluation of the qualifications and independence of the independent accountants; the performance of Union Planters' internal audit function and independent accountants; and compliance by Union Planters with legal and regulatory requirements and Union Planters' Code of Business Conduct and Ethics.

     The duties and responsibilities of the Audit Committee with respect to the independent accountants include:

     - the selection, appointment and retention of Union Planters' independent accountants (subject to shareholder ratification);

     - the review and approval of the annual audit plan of the independent accountants, including the experience and qualifications of the senior members of the audit team;

     - the evaluation of the independence, qualifications and performance of the independent accountants;

     - the pre-approval of all auditing services and permitted non-audit services and related fees provided by the independent accountants; and

     - the establishment of procedures to evaluate Union Planters' hiring of employees or former employees of the independent accountants.

     Additionally, the Audit Committee evaluates the integrity of the financial statements and the adequacy and effectiveness of internal controls over financial reporting by:

     - reviewing and holding discussions with management, the independent accountants and internal auditors of Union Planters' unaudited quarterly financial statements and annual audited financial statements, management discussion and analysis of financial condition and results of operations, earnings press releases, other financial information provided to analysts and rating agencies and material written communications between the independent accountants and management;

     - reviewing and discussing with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of Union Planters' financial statements and any major issues as to the adequacy of internal controls;

     - reviewing and discussing with management and the independent accountants significant accounting or regulatory developments;

     - discussing with management Union Planters' major financial risk exposures and the steps management has taken to monitor and control such exposures;

     - reviewing and discussing with the chief executive officer and chief financial officer the certifications of periodic reports as required by the SEC;

     - discussing with management, the independent accountants and internal auditors their assessments of the adequacy of Union Planters' internal controls and any identified financial reporting, internal control or other related weaknesses or deficiencies; and

     - reviewing the activities of the internal audit department, including review of the annual audit plan, risk assessment reports and the results of the internal auditors' reviews, audits and management responses.

     Each of the current members of the Audit Committee is considered to be "independent" in compliance with the independence standards set forth in Union Planters' corporate governance guidelines, the rules of the SEC, the FDIC Improvement Act of 1991, and the New York Stock Exchange Listing Standards and each are financially literate, as required by New York Stock Exchange Listing Standards.

                             AUDIT COMMITTEE REPORT

     The Audit Committee is composed of five directors who are independent as defined under the rules of the New York Stock Exchange, which means that, among other things, these directors are not part of the management of, or employed by, Union Planters and are free from any relationship that would interfere with their exercise of independent judgment as members of this committee and all possess the level of financial literacy required by the New York Stock Exchange Listing Standards. The board of directors of Union Planters has determined that John R. Roberts is an audit committee financial expert as defined by Item 401(h) of Regulation S-K. The committee operates under a written charter approved by the board of directors.

     The committee reviews Union Planters' financial reporting process on behalf of the board of directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in Union Planters' Annual Report on Form 10-K for the year ended December 31, 2003 with Union Planters' management and the independent accountants. Management is responsible for Union Planters' financial statements and the financial reporting process, including internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

     The committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 89, Audit Adjustments, and Statement on Auditing Standards No. 90, Audit Committee Communications. In addition, the committee has discussed with the independent accountants the accountants' independence from Union Planters and its management including the matters in the written disclosures provided to the committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee has also considered whether the provision of non-audit services by the independent accountants to Union Planters is compatible with maintaining auditors' independence and has pre-approved any non-audit services which may be performed by Union Planters' independent accountants.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors has approved the inclusion of the audited financial statements in the Union Planters Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

                                AUDIT COMMITTEE
                          Parnell S. Lewis, Jr., Chair
                                George W. Bryan
                                James E. Harwood
                                John R. Roberts
                                Robert R. Waller

     Compliance and Community Reinvestment Act Committee. The Compliance and Community Reinvestment Act Committee held five meetings in 2003. This committee monitors Union Planters Bank's overall regulatory compliance, with a specific focus on the Community Reinvestment Act, and makes recommendations to the board of directors concerning Union Planters Bank's progress under the Community Reinvestment Act and the Home Mortgage Disclosure Act. This includes reviewing Union Planters Bank's small business, small farm, and home mortgage lending performance; equity investments; charitable contributions; and bank employee service hours that qualify under the above mentioned regulations. A major focus of this committee is overseeing the accuracy of the lending data reported to the Office of the Comptroller of the Currency. The members of the Compliance and Community Reinvestment Act Committee are Parnell S. Lewis, Jr., Jorge M. Perez, Spence L. Wilson, John R. Roberts, Lou Ann Poynter, and James E. Harwood (Chair).

     Executive Committee. The Executive Committee held five meetings in 2003. This committee is granted the power under the Bylaws of Union Planters to exercise all of the authority of the board of directors with respect to all matters other than certain actions which are not permitted under the Tennessee Business Corporation Act. The members of the Executive Committee are Albert M. Austin, Spence L. Wilson, Richard A. Trippeer, Jr., and Jackson W. Moore (Chair).

     Loan Committee. The Loan Committee held six meetings in 2003. This committee monitors the activities of the overall lending function utilizing information presented to it by management at regular quarterly meetings. This includes, but is not limited to, review of trends in outstanding credit relationships; key quality measures; significant borrowing relationships; large problem loans; industry concentrations; all significant lending policies; and, the adequacy of the allowance for loan losses. The committee also reviews lending-related reports from the regulators, auditors, and internal personnel. The members of the Loan Committee are Samuel W. Bartholomew, Jr., Jorge M. Perez, Michael S. Starnes, Spence L. Wilson, Richard A. Trippeer, Jr., and Albert M. Austin (Chair).

     Compensation/Nominations/Corporate Governance Committee. The Compensation/Nominations/Corporate Governance Committee held four meetings in 2003. The Compensation/Nominations/Corporate Governance Committee operates under a written charter which may be viewed online on Union Planters' website at http://www.unionplanters.com (under "Corporate Governance").

     The duties and responsibilities of the Compensation/Nominations/Corporate Governance Committee include:

     - evaluating and approving Union Planters' executive officers benefit, bonus, incentive compensation, severance, equity-based and other compensation plans and policies;

     - assisting the board of directors in identifying qualified candidates for nomination to the board and recommending to the board of directors nominees for the next annual meeting of shareholders;

     - reviewing, revising and maintaining Union Planters' Corporate Governance Guidelines, including maintaining compliance with any new corporate governance policies and procedures;

     - reviewing and recommending to the board of directors all persons to be elected as chairman, chief executive officer or president of Union Planters;

     - retaining and terminating any compensation consultant to be used to assist in the evaluation of the chief executive officer or executive compensation with the sole authority to approve the consultant's fees; and

     - reviewing and approving or make recommendations to the board of directors with respect to the adoption of material changes in employee benefit plans.

     In identifying whether candidates are qualified for nomination and service on the Union Planters' board of directors, at a minimum, the Compensation/Nominations/Corporate Governance Committee will consider (i) whether the individual is subject to a disqualifying factor as described in Union Planters' Corporate Governance Guidelines (in determining independence),
(ii) the number of other boards and committees on which the individual serves,
(iii) whether the individual has reached the retirement age specified in Union Planters' Corporate Governance Guidelines, (iv) whether the individual provides the appropriate experience and expertise in light of the other members currently serving on the board of directors and those whose terms are about to expire, and
(v) any other factors relating to the ability and willingness of the individual to serve. The Compensation/Nominations/Corporate Governance Committee proposed the current nominees for election to the Union Planters' board of directors at the 2004 annual meeting of shareholders.

     In addition, Union Planters has a policy to consider recommendations for director nominees from its shareholders. Union Planters' policy requires that the Compensation/Nominations/Corporate Governance Committee evaluate nominees recommended by shareholders in the same manner as required by the corporate governance policies and procedures described above and pursuant to the committee's charter. All of the nominees for directors being voted upon at the 2004 annual meeting are directors standing for re-election. The Compensation/Nominations/Corporate Governance Committee's policy is to consider suggestions for board membership submitted by shareholders in accordance with the following procedures: shareholders may nominate director candidates for consideration by delivering notice to the Union Planters' Corporate Secretary at the principal executive offices of Union Planters in accordance with the provisions of Union Planters' bylaws and the provisions set forth in this joint proxy statement/prospectus under "Stockholder Proposals -- Union Planters 2005 Annual Meeting Shareholder Proposals."

     Each of the current members of each of the Compensation/Nominations/Corporate Governance Committee is considered to be "independent" in compliance with the independence standards set forth in Union Planters' Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

         COMPENSATION/NOMINATIONS/CORPORATE GOVERNANCE COMMITTEE REPORT

     Within the past three years, none of the committee members is or has been an officer or employee of Union Planters or any of its subsidiaries or has engaged in any business transaction with Union Planters or has any business relationship with Union Planters that is required to be disclosed in this joint proxy statement/prospectus. The committee makes recommendations to the board of directors as to the amount and form of executive officer compensation and is responsible for granting long-term incentives including stock options and restricted stock.

     Pay Philosophy. The compensation programs of Union Planters are designed to align compensation with business objectives and performance, and to enable Union Planters to attract, retain and reward executives who contribute to the long-term success of Union Planters. The committee believes that executive pay should be linked to performance. Therefore, Union Planters provides an executive compensation program which includes base pay, annual cash bonus and long-term incentive opportunities through the use of stock options and restricted stock.

     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly-held corporation may deduct in any year for the compensation paid with respect to its five most highly compensated executive officers. While the committee cannot predict with certainty how Union Planters' compensation tax deduction might be affected, the committee attempts to preserve the tax deductibility of all executive compensation while maintaining flexibility with respect to Union Planters' compensation programs as described in this report. Consistent with this intention, cash awards under the 2002 Senior Management Performance Incentive Plan and options and certain other equity awards under the Amended and Restated 1992 Stock Incentive Plan are intended to qualify as performance-based compensation as defined under Section 162(m) of the Internal Revenue Code so that they would be fully deductible. Additionally, Union Planters requires certain officers to defer receipt of restricted shares or certain cash special pay amounts if the receipt of the shares or relevant cash special pay amounts would cause an officer's compensation to exceed the Section 162(m) limitation.

     Base Salary. Executive base salary is set annually based on job-related experience, individual performance and pay levels of similar positions at 26 peer financial institutions. Union Planters targets base pay at the 50th percentile of peer base pay. In determining compensation at peer financial institutions, Union Planters analyzes information from independent surveys. The surveys, which do not necessarily include the same financial institutions as included in the S&P 500 Banks Index, are chosen based on similarity of the surveyed financial institutions to Union Planters in terms of size, geographic region, and scope of services. In 2003, base salary of the five highest paid executive officers was generally comparable to the target 50th percentile of peer financial institutions.

     Annual Bonus. Under the 2002 Senior Management Performance Incentive Plan, as applied in 2003, if actual earnings per share ("EPS") performance is within the EPS targets established by the committee, the plan calculates a bonus based on the target percentage of base salary that corresponds with actual EPS performance. During 2003, EPS performance did not meet the EPS targets established by the committee and, as a result, the committee did not approve any bonus payments under the 2002 Senior Management Performance Incentive Plan for the 2003 plan year.

  LONG-TERM INCENTIVES

     In order to link the interests of Union Planters' shareholders and senior management, Union Planters maintains the Amended and Restated 1992 Stock Incentive Plan. Stock options and restricted stock may be granted under the plan. Awards are based on position and individual performance. Among other conditions, stock options and restricted stock are granted subject to a vesting schedule. Options may be exercised after vesting. However, to encourage long-term share retention, shares acquired pursuant to option exercise must generally be held at least one year, or any profits from sale must be repaid to Union Planters.

     For 2003, options were granted to the executive officers based on their positions and a subjective assessment of individual performances. Generally, equity-based incentive awards are targeted between the 50th and 75th percentiles of the competitive market. Union Planters utilizes the same surveys and peer financial institutions for this purpose as used in analyzing base salary and takes into consideration options and restricted stock that have already been granted.

  2003 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     Many of the same philosophies used in determining compensation for other officers of Union Planters are used in determining compensation for our chief executive officer. The committee establishes each element of the chief executive officer's pay based on his achievement of specific financial and non-financial objectives. No specific weighting or formula is used to determine levels of compensation. Additionally, the committee takes into consideration an analysis of compensation at the peer financial institutions used to review compensation of other officers of Union Planters.

  BASE SALARY

     Jackson W. Moore's annual base salary in 2003 was $810,000. This level positioned his base salary comparable to the 50th percentile of peer financial institutions. Mr. Moore's base salary is set annually based on his individual performance and pay levels of CEOs at the same 26 peer financial institutions used in determining base salaries for other Union Planters officers.

  ANNUAL BONUS

     The committee determines the chief executive officer's annual bonus based upon his performance relative to business objectives established at the beginning of the year and specific corporate targets, which in 2003 were based on EPS. Based on 2003 corporate performance, the committee did not award Mr. Moore a bonus for 2003.

  LONG-TERM INCENTIVES

     Awards are made to executives based on their positions in the company and a subjective assessment of individual performance. Generally, equity-based incentive awards are targeted between the 50th and 75th percentiles of the competitive market. Union Planters utilizes the same surveys and peer financial institutions for this purpose as used in analyzing base salary and takes into consideration options and restricted stock that have already been granted. For 2003, the committee granted 412,500 stock options and awarded 90,000 shares of performance restricted stock to Mr. Moore as part of Union Planters' long-term stock incentive plan.

            COMPENSATION/NOMINATIONS/CORPORATE GOVERNANCE COMMITTEE
                             George W. Bryan, Chair
                                Albert M. Austin
                                James E. Harwood
                             Parnell S. Lewis, Jr.
                               Michael S. Starnes
                             Robert R. Waller, M.D.

                 EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

     The following table is a summary of certain information concerning the compensation earned by Union Planters' chief executive officer and the other four most highly compensated executive officers, which are referred to as the Union Planters' named executive officers, during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                 -----------------------------------------
                                                                               OTHER
                                                                               ANNUAL
NAME AND PRINCIPAL POSITION        FISCAL YEAR   SALARY ($)   BONUS ($)   COMPENSATION (1)
---------------------------        -----------   ----------   ---------   ----------------
J.W. Moore........................    2003        810,000             0        226,884
  Chairman, President and CEO         2002        760,000     1,100,000        136,228
  of Union Planters and UPBNA         2001        700,000       560,000        202,889
B.L. Doxey........................    2003        354,376             0         70,825
  Senior Executive Vice               2002        329,167       325,500         37,702
  President and CFO                   2001        292,500       270,000         31,804
A. Henriques......................    2003        420,000             0         83,208
  Senior Executive Vice President,    2002        411,667       195,300         41,270
  Southern Banking Group Chief        2001        383,333       280,000         37,775
  Executive and Head of Commercial
  Banking
S.J. Schenck......................    2003        352,626             0         55,716
  Senior Executive Vice President,    2002        329,167       195,300         28,316
  Midwest Banking Group Chief         2001        277,083       255,000         23,244
  Executive and Head of Credit
  Improvement
J.V. White........................    2003        352,626             0         61,540
  Senior Executive Vice President,    2002        329,167       195,300         27,886
  Central Banking Group Chief         2001        268,750       255,000         22,048
  Executive and Head of Retail
  Banking and Financial Services

                                                   LONG-TERM COMPENSATION
                                    ----------------------------------------------------
                                     RESTRICTED       SECURITIES
                                        STOCK         UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION         AWARDS ($)(2)   OPTIONS (#)(3)   COMPENSATION ($)(4)
---------------------------         -------------   --------------   -------------------
J.W. Moore........................    3,271,860       1,081,819            637,828
  Chairman, President and CEO         1,700,310       1,219,412            356,589
  of Union Planters and UPBNA                --       1,146,216            287,977
B.L. Doxey........................      886,599          93,750            153,484
  Senior Executive Vice                 425,078         127,406             59,000
  President and CFO                          --         114,332              9,022
A. Henriques......................      886,599          93,750             77,403
  Senior Executive Vice President,      425,078         125,000            103,784
  Southern Banking Group Chief               --         112,500             96,829
  Executive and Head of Commercial
  Banking
S.J. Schenck......................      886,599         115,866             58,452
  Senior Executive Vice President,      425,078         132,283             63,448
  Midwest Banking Group Chief                --         112,500             59,813
  Executive and Head of Credit
  Improvement
J.V. White........................      886,599         104,233             18,000
  Senior Executive Vice President,      425,078         129,588             11,000
  Central Banking Group Chief                --         114,033              8,266
  Executive and Head of Retail
  Banking and Financial Services

---------------

(1) Includes certain tax reimbursement payments in each year and, in the case of J.W. Moore, perquisites received in 2003 and 2002, including automobile expenses ($22,305 in 2003 and $23,216 in 2002) and financial planning services ($33,361 in 2003 and $31,527 in 2002).

(2) Grants of restricted stock in 2003 were earned pursuant to the Executive Performance Restricted Stock Plan based on exceeding targeted levels of operating earnings per share since 2001. Grantees have the right to vote and to receive dividends on restricted stock. Shares generally vest over 10 to 12 years (or to age 62 if earlier) in equal amounts annually and are subject to forfeiture for certain conditions. The aggregate market value as of December 31, 2003 (and number) of all shares of restricted stock that have been granted through December 31, 2003, and have not been released (or receipt deferred by) the Union Planters' named executive officers were as follows: J.W. Moore -- $9,841,443.74 (312,526 shares), B.L.
    Doxey -- $1,648,942 (52,364 shares), A. Henriques -- $1,625,829 (51,630 shares), S.J. Schenck -- $1,546,505 (49,111 shares) and J.V. White -- $1,606,431 (51,014 shares).

(3) Option grants include reload grants as follows: J.W. Moore (623,138 in 2003, 623,130 in 2002 and 603,696 in 2001), B.L. Doxey (0 in 2003, 1,821 in 2002
    and 1,512 in 2001), S.J. Schenck (19,722 in 2003, 7,283 in 2002) and J.V.
    White (8,297 in 2003, 3,730 in 2002 and 1,260 in 2001). Reload option grants are stock options granted upon the exercise of an option where the option holder uses shares of company stock that he/she currently owns to pay the option exercise cost. The number of reload options granted is equal to the number of shares used to pay the exercise price, plus any shares withheld for tax obligations. The exercise price of the reload option is the market price of the company's stock on the reload grant date. The reload option expiration date is the same date that the original option would have expired.

(4) "All Other Compensation" for 2003 consists of: (i) 401(k) plan contributions of $10,313 on behalf of J.W. Moore and $12,000 on behalf of each of B.L. Doxey, A. Henriques, S.J. Schenck and J.V. White; (ii) nonqualified deferred compensation plan matching contributions on behalf of J.W. Moore ($581,199), B.L. Doxey ($141,484), A. Henriques ($47,119), and S.J. Schenck ($46,452)
    and J.V. White ($6,000); and (iii) the "economic benefit" portion (i.e., the term life cost) of the premium paid in 2003 by Union Planters for the benefit of J.W. Moore ($46,316) and A. Henriques ($18,284) on certain life insurance policies.

STOCK OPTIONS

     The following table is a summary of the aggregate amount of options granted to each of the Union Planters' named executive officers during 2003 and the range of exercise prices for these options. A more detailed description of these options appears in the second table below.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                        NUMBER OF SECURITIES UNDERLYING
                           AGGREGATE OPTIONS GRANTED

NAME                                        INITIAL GRANTS (#)   RELOADS (#)   EXERCISE PRICE($)
----                                        ------------------   -----------   -----------------
J.W. Moore................................       458,681           623,138       29.22 - 33.48
B.L. Doxey................................        93,750                 0               33.48
A. Henriques..............................        93,750                 0               33.48
S.J. Schenck..............................        96,144            19,722       27.98 - 33.48
J.V. White................................        95,936             8,297       28.47 - 33.69

     The following table provides additional detail about the option grants summarized in the preceding table.

                               INDIVIDUAL GRANTS

                                                          PERCENT OF TOTAL
                                NUMBER OF SECURITIES      OPTIONS GRANTED
                                 UNDERLYING OPTIONS       TO ALL EMPLOYEES
                                     GRANTED (1)            IN 2003 (%)      EXERCISE OR                 GRANT DATE
                               -----------------------    ----------------   BASE PRICE    EXPIRATION     PRESENT
NAME                            INITIAL     RELOAD (5)    INITIAL   RELOAD    ($/SHARE)       DATE      VALUE ($)(4)
----                           ---------    ----------    -------   ------   -----------   ----------   ------------
J.W. Moore...................         --      311,611        --       8.6       29.22       10/8/2012    1,302,534
                                  21,692           --       0.6        --       29.22        1/8/2013       90,673
                                      --      146,869        --       4.1       32.33      12/20/2010      475,856
                                      --      141,946        --       4.0       32.33       10/8/2012      491,133
                                      --        3,077        --       0.1       32.33       10/8/2012       10,646
                                      --       19,635        --       0.5       32.33        1/8/2013       69,312
                                  24,489           --       0.7        --       32.33        7/8/2013       87,916
                                 412,500           --      11.4        --       33.48      10/14/2013    1,819,125
  Total......................    458,861(2)   623,138      12.7      17.3
                               =========     ========      ====      ====
B.L. Doxey...................     93,750           --       2.6        --       33.48      10/14/2013      389,063
  Total......................     93,750(3)        --       2.6        --
                               =========     ========      ====      ====
A. Henriques.................     93,750           --       2.6        --       33.48      10/14/2013      389,063
  Total......................     93,750(3)        --       2.6        --
                               =========     ========      ====      ====
S.J. Schenck.................         --        9,848        --       0.3       27.98      12/20/2010       32,794
                                     854           --         0        --       27.98       1/24/2013        2,869
                                      --        9,874        --       0.3       32.04      12/20/2010       36,238
                                   1,540           --         0        --       32.04       7/24/2013        6,083
                                  93,750           --       2.6        --       33.48      10/14/2013      389,063
  Total......................     96,144(3)    19,722(2)    2.6       0.6
                               =========     ========      ====      ====
J.V. White...................         --        2,516        --       0.1       28.47        5/1/2010        7,825
                                     478           --         0        --       28.47        5/1/2013        1,568
                                  93,750           --       2.6        --       33.48      10/14/2013      389,063
                                      --        5,781        --       0.2       33.69        5/1/2010       21,621
                                   1,708           --       0.1        --       33.69       11/3/2013        7,447
  Total......................     95,936(3)     8,297(2)    2.7       0.3
                               =========     ========      ====      ====

---------------

(1) Generally, options may not be granted at less than the fair market value of the underlying shares on the date of grant, and will expire no later than ten years after the date of grant. Already owned shares of stock may be used as the consideration for exercise of the option, and a reload option will generally be granted in such cases. Generally, except in the event of certain qualifying terminations of service or the surrender of shares to pay the exercise price or tax withholding obligations with respect to an option, shares acquired by option exercise must be held at least one year or any profits from sale must be repaid to Union Planters. All options granted in 2003 have an exercise price equal to the underlying stock's fair market value on the grant date. Union Planters does not grant stock appreciation rights (SARs).

(2) Options granted in 2003 which vest immediately or in six months.

(3) Options granted in 2003 of which 1/3 vest twelve months after the date of grant, an additional 1/3 vest 24 months after the date of grant and the final 1/3 vest 36 months after the date of grant, except for increments which otherwise would not vest until after age 62. Such increments vest immediately.

(4) Present values were calculated using the Black-Scholes option pricing model. The model was applied using the individual grant dates and the exercise price and fair market value of Union Planters' common stock on the grant date. It also assumed: (i) a risk-free rate of return based on the yield on a U.S. Government Zero Coupon bond with a term equal to the term of the stock grant which ranged from 3.50% to 4.78%; (ii) stock price volatility calculated using daily closing prices of the common stock of Union Planters for the expected term of the option ending on the grant date which ranged from 17.02% to 21.44%; (iii) a constant dividend yield on the respective grant dates based on the quarterly cash dividend rate per share paid by Union Planters on its common stock; and (iv) that the options would be exercised on the final day of their ten-year term. No discount from the theoretical value was taken to reflect the one-year waiting period prior to vesting, the restrictions on the transfer of the options, and the likelihood that the options will be exercised in advance of the final day of their term.

(5) These option grants occurred automatically under the "reload" features of previously granted options, as to which the Union Planters named executive officer surrendered previously-owned shares to pay the exercise price of the option or to satisfy tax withholding obligations with respect to such exercise.

     AGGREGATED OPTIONS EXERCISES IN 2003 AND FISCAL YEAR-END OPTION VALUES

     The following table shows the number and value of stock options (exercised and unexercised) for the Union Planters named executive officers.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS/SARS AT               OPTIONS/SARS AT
                            SHARES                           FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(2)
                          ACQUIRED ON         VALUE      ---------------------------   ---------------------------
NAME                   EXERCISE(#)(1)(3)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------------   -----------   -----------   -------------   -----------   -------------
J.W. Moore...........       738,589         3,621,814     1,390,124       336,016       1,191,591             0
B.L. Doxey...........             0                 0       215,314       215,080       1,686,400       778,387
A. Henriques.........             0                 0       238,017       214,583       1,503,189       778,038
S.J. Schenck.........        25,708           185,802       196,365       226,851       1,123,416       781,036
J.V. White...........        13,761           180,484       226,059       223,214       1,751,041       780,458

---------------

(1) Generally, except in the event of certain qualifying terminations of service or the surrender of shares to pay the exercise price or tax withholding obligations with respect to an option, shares acquired by option exercise must be held at least one year or any profits from sale must be repaid to Union Planters.

(2) Value is calculated as the difference between the closing market price of a share of common stock on December 31, 2003 ($31.49 per share) and the exercise price of the options. No value is reported if the exercise price of the options exceeded the market price of a share of common stock on December 31, 2003.

(3) This column shows the number of shares underlying options exercised in 2003 by the Union Planters named executive officers. The actual number of shares received by these individuals from options exercised in 2003 (net of shares used to cover the exercise price and withheld to pay income tax) was:

NAME                                                           SHARES
----                                                           -------
J.W. Moore..................................................   115,451
B.L. Doxey..................................................         0
A. Henriques................................................         0
S.J. Schenck................................................     5,986
J.V. White..................................................     5,464

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE, AND CHANGE OF CONTROL ARRANGEMENTS

     Each of Jackson W. Moore, Bobby L. Doxey, Adolfo Henriques, Steven J. Schenck and John V. White, Jr. has an employment agreement with Union Planters.

     Employment Agreement of our Chairman, President and Chief Executive Officer. Mr. Moore's employment agreement, which was first entered into as of December 1, 1989, was amended and restated as of April 17, 1997, amended on September 26, 2000 and then further amended in connection with the execution of the merger agreement, effective upon completion of the merger. For a discussion of the recent amendment to Mr. Moore's employment agreement, see "Union Planters' Directors and Officers Have Financial Interests in the
Merger -- Jackson W. Moore's Employment Agreement Amendment."

     Mr. Moore's employment agreement provides for a minimum base salary for Mr. Moore of $650,000, and entitles him to receive certain other employee benefits and to participate in incentive bonus, stock option, and deferred compensation plans.

     The employment period under Mr. Moore's employment agreement is a rolling three-year term that is currently scheduled to expire on December 31, 2006, subject to automatic one-year extensions on December 31, 2004 and each December 31 thereafter, unless Union Planters provides at least 60 days prior notice to Mr. Moore. In any case, the term of the agreement may not be extended after Mr. Moore reaches age 65. If Union Planters provides prior notice to Mr. Moore that it is electing not to extend the term of the agreement, Mr. Moore may either remain until the end of the then-current term of his agreement, or may choose to terminate the agreement and be paid a lump-sum severance amount equal to three times the sum of his highest base salary and highest annual bonus earned in any year during his employment ("final highest earnings"). In either case, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Mr. Moore under all stock incentive plans of Union Planters (collectively, "incentive awards") will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, Mr. Moore will have the right to elect within 90 days after the effective date of his termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options from the date of termination through the remaining term of the options.

     If termination of employment is for cause, Mr. Moore will be provided his base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid. In addition, Union Planters must, at its election, either effect a lump-sum cash-out of Mr. Moore's stock options (vested and unvested) at the then-current spread value, or declare all such options to be immediately vested and exercisable by Mr. Moore within one year from notice of his termination.

     If termination of employment is due to death or disability, Mr. Moore will be provided his base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid, and will receive a severance payment equal to three times his final highest earnings. In either case, all incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, Mr. Moore or his estate will have the right to elect, within 90 days after the effective date of Mr. Moore's termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options from the date of termination through the remaining term of the options.

     Mr. Moore's employment agreement also provides that in the event of a "change in control" of Union Planters (as defined in the agreement to include certain business combinations, acquisitions of stock or assets of Union Planters, or changes in board of directors composition), Mr. Moore will have the option to extend the term of his employment agreement for an additional three-year period, beginning on the later of the date of the renewal notice or the date on which the change in control occurs. Upon the commencement of any such renewal term, any remaining period of the then-current term of the employment agreement will be canceled. During the extended renewal term following a change in control, Mr. Moore may resign without penalty upon 90 days prior notice and receive a lump-sum severance payment equal to three times his final highest earnings. Also, in the event of a change in control, all deferred compensation, supplemental retirement benefits, and incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse, and any stock or stock equivalents held in a deferred account on Mr. Moore's behalf will become immediately payable. With respect to any benefits paid, accrued or accelerated by virtue of a change in control, the agreement requires Union Planters to make certain tax gross-up payments to cover Mr. Moore's income tax and excise tax liabilities with respect to any such benefits, including tax liabilities associated with the gross-up payments.

     Other Employment Agreements. The employment agreements of the other Union Planters named executive officers each specify a term and minimum base salary for the named executive officer. The date on which the current term of each named executive officer's employment expires is as follows: Mr. Doxey -- March 1, 2005; Mr. Henriques -- February 1, 2005; Mr. Schenck -- March 5, 2005; and Mr. White -- May 1, 2005. The employment agreements of Messrs. Doxey, Schenck and White provide that the term of the named executive officer's employment is automatically extended for a one-year term unless prior notice of termination is given. Mr. Henriques' employment agreement provides for an automatic extension of his employment for a two-year term unless prior notice of termination is given. The minimum annual base salary for each named executive officer is as follows: Mr. Doxey -- $275,000; Mr. Henriques -- $330,000; Mr.
Schenck -- $225,000; and Mr. White -- $225,000. In addition to the minimum base salary, each named executive officer is entitled to additional cash and non-cash compensation generally based on performance.

     Each of Messrs. Doxey's, Henriques', Schenck's and White's employment agreements provide for specific payments to be paid to the named executive officer in the event his employment is terminated within some period after the date on which a "change in control" occurs. The completion of the merger will be considered a change in control under each of these agreements.

     Mr. Doxey's agreement generally provides that if he is terminated within one year of the date on which a change of control occurs, he will be entitled to the following: (1) any portion of his base salary that he had earned but had not been paid through termination; (2) any prior year's annual bonus that he had earned but had not been paid; (3) an additional lump-sum severance payment equal to the base salary due for the remaining current term of his agreement, but not less than one year's base salary; and (4) certain additional benefits to which he is entitled under our plans and programs.

     Mr. Henriques' agreement provides that in the event of a change in control, his employment term will automatically extend for two years. Mr. Henriques' agreement further provides that if he is terminated within two years of the date on which a change of control occurs, he will be entitled to the following: (1) a lump-sum severance payment equal to the base salary due for the remaining current term of his agreement, but not less than two times his current base salary; (2) any prior year's annual bonus that he had earned but had not been paid and a prorated bonus equal to 75% of his then current base salary for the year in which his employment was terminated; and (3) certain additional benefits to which he is entitled under our plans and programs.

     Mr. Schenck's agreement provides that if he is terminated within two years of the date on which a change of control occurs, he will be entitled to the following: (1) any portion of his base salary that he had earned but had not been paid; (2) a lump-sum severance payment equal to his base salary and annual bonuses due for the remaining current term of his agreement, but not less than one year's current base salary and annual bonus; (3) any prior year's annual bonus that he had earned but had not been paid; and (4) certain additional benefits to which he is entitled under our plans and programs.

     Mr. White's agreement provides that if he is terminated within three years of the date on which a change in control occurs, he will be entitled to the following: (1) a lump-sum severance payment equal to three times the sum of his base salary and the highest annual bonus received by him during the three calendar years immediately preceding the change in control and (2) certain additional benefits to which he is entitled under our plans and programs. Mr. White's agreement further provides that on each anniversary of the date on which a change in control occurs, the three-year period will be automatically extended for an additional year unless either Union Planters or Mr. White give prior written notice to the other party that the three-year period will not be extended.

EXECUTIVE BENEFIT PLANS

     Union Planters maintains two executive benefit plans for selected management employees. Eligibility is determined by the Compensation/Nominations/Corporate Governance Committee, which is also responsible for administering the plans.

     The supplemental retirement plan provides a retirement income benefit at age 62 equal to a percentage of final average earnings as defined in the plan, with certain reductions described below. The benefit can be paid in either an equivalent lump-sum amount or in annual or monthly installments. The plan is nonqualified and unfunded, and the amounts payable thereunder are not offset for social security or other amounts, except as described below.

     Currently, Mr. Moore participates in the supplemental retirement plan. Supplemental annual retirement benefits payable under the plan at age 62 are equal to 65% of the sum of the executive's highest base salary and highest annual bonus during any year of employment, less an amount calculated as the present value of Union Planters' cost of funds related to premiums paid on a split-dollar life insurance policy on the life of Mr. Moore and his spouse, which premiums will be reimbursed in full to Union Planters from the cash value of the policy. The annual supplemental retirement benefit under the plan is reduced 6% per year for early retirement after age 55 but before age 62. In addition, annual supplemental retirement benefits vest following a termination or a change in control as defined in the plan and the agreement with Mr. Moore. The estimated annual benefit payable to Mr. Moore under the plan if he were to retire at age 62, and assuming no increase in his base salary or annual bonus before then, is $1,241,500. However, he has elected to take this benefit in a lump-sum at retirement, which will be discounted to present value and further reduced by the present value of Union Planters' cost of funds related to premiums paid on a split-dollar life insurance policy, as described above. Union Planters ceased making premium payments under such life insurance policy after July 30, 2002, to avoid any question that such premiums could be characterized as a personal loan prohibited by Section 402 of the Sarbanes-Oxley Act of 2002. Consequently, the death benefit of such policy to Mr. Moore's beneficiary, and the premium reimbursement to Union Planters, will be substantially less than originally intended.

     Mr. Moore and Union Planters entered into a letter agreement to modify Mr. Moore's supplemental retirement plan in connection with the execution of the merger agreement, effective upon completion of the merger, to provide that a "change of control" as defined in the plan and the agreement with Mr. Moore will not be deemed to have occurred because of the merger. For further information regarding Mr. Moore's waiver of certain "change in control" rights under the supplemental executive retirement agreement, see "Union Planters' Directors and Officers Have Financial Interests in the Merger -- Other Benefit Plans."

     The deferred compensation plan allows participants to defer a portion of their cash compensation into a nonqualified savings plan. The plan credits interest annually equal to the greater of 120% of the mid-term applicable federal rate or the Union Planters common stock total investment return. In addition, Union Planters matches amounts deferred with up to a 25% company contribution based on various salary levels. The plan returns the compensation deferred plus interest earned upon termination of employment or earlier if otherwise elected by the participant.

DIRECTORS' COMPENSATION

     Directors who are employees of Union Planters or any of its subsidiaries receive no fees for their services as directors. Directors who are not employees of Union Planters or any of its subsidiaries receive an annual retainer of $46,000 including service on committees of the board of directors. Committee chairs receive an additional $4,000 annually. In addition, directors who are not employees of Union Planters receive an annual grant of stock options worth $40,000 in the aggregate, based on the Black-Scholes model for determining the value per share of Union Planters common stock.

     Individual directors may, at their option, defer the receipt of directors' fees. Under alternatives available each year from 1987 through 2003, up to 100% of a director's annual board of directors and committee fees were deferrable. Such fees, plus interest, will be paid to the participating director or to his beneficiaries, as applicable, in monthly payments for a maximum ten-year period commencing on the earlier of (1) the death of the director; or (2) the later of
(a) age 65 or (b) completion of five years' participation in the fee deferral program. Three directors elected to enter into such nonqualified deferred compensation agreements for 2003. Beginning in 2002, individual directors could elect to receive Union Planters nonqualified stock options in lieu of fees. Two directors elected to receive such options for a portion or all of their 2003 fees. The number of options granted to each director was determined by dividing the applicable fee amount by the Black-Scholes model for determining the value per share of Union Planters common stock on the date of grant, January 2, 2003. Such options vested immediately upon grant and will terminate ten years from date of grant unless previously exercised.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors of the Union Planters Compensation/Nominations/Corporate Governance Committee during 2003 were:

     George W. Bryan
     Albert M. Austin
     James E. Harwood
     Parnell S. Lewis, Jr.
     Michael S. Starnes
     Robert R. Waller, M.D.

     None of these committee members is or ever has been an officer or employee of Union Planters or any of its subsidiaries.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During 2003 some of the directors and officers of Union Planters, and other persons and entities with which they are affiliated, were customers of, and had in the ordinary course of business banking transactions with, Union Planters' subsidiary banks. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features.

     Samuel W. Bartholomew, one of our directors, is a partner and shareholder of Stokes Bartholomew Evans & Petree, P.A. and serves as its Chairman and Chief Executive Officer. In 2003, Union Planters paid Stokes Bartholomew Evans & Petree, P.A. for legal services but such amount did not exceed 5% of the law firm's gross revenues for 2003.

FINANCIAL PERFORMANCE

     The following graph and table set forth Union Planters cumulative shareholder return (assuming reinvestment of dividends) as compared to the Standard & Poor's 500 Index and the Standard & Poor's 500 Banks Index over a five-year period beginning December 31, 1998. The stock price performance shown on the graph and table below is not necessarily indicative of future price performance.

                              (PERFORMANCE GRAPH)

                              12/31/98   12/31/99   12/31/00   12/31/01   12/31/02   12/31/03
                              --------   --------   --------   --------   --------   --------
Union Planters
  Corporation...............  $100.00    $ 91.45    $ 87.54    $115.40    $113.05    $131.86
S&P 500.....................   100.00     121.00     110.00      97.00      76.00      97.00
S&P 500 Banks Index.........   100.00      86.00     103.00     103.00     102.00     129.00

       PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Union Planters' Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent public accountants of Union Planters for its fiscal year ending December 31, 2004. The Audit Committee seeks to have the shareholders ratify the appointment of PricewaterhouseCoopers.

     PricewaterhouseCoopers has served as the independent public accountants of Union Planters since 1985. Representatives of PricewaterhouseCoopers will be present at the Union Planters' Annual Meeting to respond to questions and to make a statement if they desire to do so. If the appointment of PricewaterhouseCoopers is not ratified by the Union Planter shareholders, the Audit Committee may appoint other independent public accountants and will seek the shareholders' ratification of such appointment at a subsequent shareholders' meeting called for that purpose.

     THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2004.

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

     The following table shows the fees paid or accrued by Union Planters for the audit and other services provided by PricewaterhouseCoopers for fiscal years 2003 and 2002.

                                                                 2003         2002
                                                              ----------   -----------
Audit Fees(1)...............................................  $1,457,500   $ 1,043,256
Audit-Related Fees(2).......................................      95,000        60,000
Tax Fees(3).................................................     957,660     2,399,422
All Other Fees(4)...........................................          --     8,764,442
                                                              ----------   -----------
  Total Fees................................................  $2,510,160   $12,267,120
                                                              ==========   ===========

---------------

(1) Audit fees include audit of the consolidated financial statements of Union Planters; required internal control attestation reports; consents and "comfort letters" for SEC filings; statutory audits of certain subsidiaries of Union Planters; selected consultations with management; and assistance responding to SEC comment letters.

(2) Audit-related fees include agreed-upon procedure engagements; audits of employee benefit plans; SAS 70 internal control reports; and other audit-related services.

(3) Tax fees include federal, state and local tax compliance and planning; and internal revenue service and state examination assistance.

(4) All other fees include financial information systems design and implementation. These fees were paid to a unit of PricewaterhouseCoopers that was sold effective October 1, 2002, at which time Union Planters discontinued the use of PricewaterhouseCoopers for such services. Additionally, the amounts for 2002 include fees of $1,300,260 for internal audit outsourcing services which were discontinued in accordance with the provisions of the Sarbanes-Oxley Act of 2002.

     The Union Planters' Audit Committee is responsible for appointing, setting compensation and overseeing the work performed by PricewaterhouseCoopers. The Audit Committee has adopted policies and procedures regarding the pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers and these policies and procedures are available on Union Planters' website at http://www.unionplanters.com.

     Pre-approval is obtained either in advance of the engagement of PricewaterhouseCoopers or pursuant to a pre-approval policy adopted by the Audit Committee. The Audit Committee may pre-approve certain audit, audit-related, tax and other services by PricewaterhouseCoopers for a period of twelve months. If a project that has not been generally pre-approved, but requires pre-approval, surfaces between meetings and the anticipated fee for such project is less than $50,000, the Audit Committee has delegated authority to any two members of the Audit Committee to provide the required pre-approval. If a project requiring pre-approval would be over $50,000, the entire Audit Committee must pre-approve the service. The Audit Committee receives a quarterly schedule of all projects and related billings currently underway with PricewaterhouseCoopers. The Audit Committee also monitors the SEC's and New York Stock Exchange's requirements and modifies their pre-approval process, policies and procedures as needed.

                  PROPOSAL 4 -- ADJOURNMENT OF ANNUAL MEETING

THE PROPOSAL

     Union Planters is asking its shareholders to vote on a proposal to adjourn the Union Planters annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies.

BOARD OF DIRECTORS' RECOMMENDATION

     UNION PLANTERS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL.

                       PROPOSAL 5 -- SHAREHOLDER PROPOSAL

PROPOSAL

     The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, submitted the proposal set forth below, which may be presented for a vote at the annual meeting. The proposal is required to be included in this proxy statement by the rules of the Securities and Exchange Commission and is not endorsed by the board of directors of Union Planters, nor is the board of directors responsible in any way for the contents of the proposal or the accompanying statement. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF THIS SHAREHOLDER PROPOSAL. The shareholdings of the proponent will be furnished upon request to the Corporate Secretary of Union Planters. The proposal is as follows:

     RESOLVED, that the shareholders of Union Planters Corporation (the "Company") request that the Company's Board of Directors and Executive Compensation Committee replace the current system of compensation for senior executives with the following "Commonsense Executive Compensation" program including the following features:

     (1) Salary -- The chief executive officer's salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

     (2) Annual Bonus -- The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive's salary level, capped at 100% of salary.

     (3) Long-Term Equity Compensation -- Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

     (4) Severance -- The maximum severance payment to a senior executive should be no more than one year's salary and bonus.

     (5) Disclosure -- Key components of the executive compensation plan should be outlined in the Compensation Committee's report to shareholders, with variances from the Commonsense program explained in detail.

     The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

     The shareholder's supporting statement is as follows:

     We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a "wasteland that has not been reformed." (Institutional Shareholder Services senior vice-president, Wall Street Journal, "Executive Pay Keeps Rising, Despite Outcry," October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy's Tenth Annual CEO Compensation Survey ("Executive Excess 2003 -- CEO's Win, Workers and Taxpayers Lose.")

     We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company's leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND MANAGEMENT RESPONSE

     UNION PLANTERS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

     Union Planters' board of directors and the Compensation/Nominations/Corporate Governance Committee strongly support the concept of performance-based executive compensation that is designed to create long-term corporate and shareholder value and is market competitive. The board of directors believes that the current compensation program for Union Planters executives aligns the interest of its executives with those of its shareholders and is designed to produce long-term growth and shareholder value. For this reason, the board of directors and the Compensation/Nominations/Corporate Governance Committee as part of implementing Union Planters' compensation program have taken into account many of the features described in the shareholder proposal, including factoring the performance of the Company into granting bonuses and equity-based compensation, providing for awards that vest over several years to encourage long-term equity-holdings by executives, requiring shares acquired pursuant to option exercises to be generally held at least one year after exercise, limiting severance payments and ensuring detailed disclosure of executive compensation.

     As described in the Compensation/Nominations/Corporate Governance Committee's report on executive compensation, Union Planters' executives' base salaries are set based on job-related performance, individual performance and pay levels of similar positions at 26 to 30 peer financial institutions, and bonuses are based on both Union Planters' and the individual executive's performance, as determined through specified measures of such performance. Union Planters' equity compensation plans provide the Compensation/Nominations/Corporate Governance Committee with the flexibility to grant restricted stock based on the achievement of performance objectives, stock option awards with multi-year vesting schedules and equity-based awards whose value is ultimately determined by the future performance of Union Planters, as measured by its share price.

     In the opinion of Union Planters' board of directors and management, the principal difference between the board of directors' and the Compensation/Nominations/Corporate Governance Committee's current executive compensation program and the shareholder proposal is the lack of flexibility provided by the proposal. The board of directors and the Compensation/Nominations/Corporate Governance Committee believe that restricting potential incentive program features and capping compensation levels for executives would unduly restrict the Compensation/Nominations/Corporate Governance Committee's choice among performance-based compensation arrangements and would place Union Planters at a significant competitive disadvantage in recruiting and retaining executives. In addition, the shareholder proposal may adversely affect Union Planters' ability to structure cash awards, stock options and other equity-based awards to qualify as performance-based compensation as defined under Section 162(m) of the Internal Revenue Code so that such awards will be fully deductible, as more fully described in the Compensation/Nominations/Corporate Governance Committee's report.

     The board of directors and the Compensation/Nominations/Corporate Governance Committee believe that it is important to have maximum flexibility with respect to executive compensation to allow the Compensation/Nominations/Corporate Governance Committee to select the mix of compensation arrangements that best suits the goals that Union Planters seeks to pursue through its executive compensation. In choosing the appropriate compensation arrangements to use for its executives, the Compensation/Nominations/Corporate Governance Committee must consider a variety of factors, such as the goals the board of directors has established for Union Planters and management, tax consequences of various compensation arrangements, competitive practice of comparable financial institutions and prevailing pay levels for similarly situated executives.

     This shareholder proposal would limit the Compensation/Nominations/Corporate Governance Committee's flexibility in determining appropriate compensation arrangements by arbitrarily capping salary, annual bonus opportunity, long-term equity compensation and severance payments without reference to the many considerations that the Compensation/Nominations/Corporate Governance Committee must take into account in recruiting and retaining an effective and experienced management team. The board of directors believes that limiting the Compensation/Nominations/Corporate Governance Committee's ability to design executive compensation programs and set competitive executive compensation levels in line with those for peer financial institutions would place Union Planters at a significant competitive disadvantage in the recruitment and retention of its valuable executives.

     The board of directors believes that its current executive compensation program meets the needs of Union Planters and its shareholders and is appropriately linked to Union Planters' long-term corporate growth and shareholder value by providing long-term incentives to executives and maintaining the flexibility necessary to recruit and retain executives in a competitive environment.

     FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT THIS SHAREHOLDER PROPOSAL IS NOT IN THE BEST INTERESTS OF UNION PLANTERS AND ITS SHAREHOLDERS AND THEREFORE RECOMMENDS A VOTE "AGAINST" APPROVAL OF THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

REGIONS 2005 ANNUAL MEETING STOCKHOLDER PROPOSALS


     If the merger occurs, there will be no Regions annual meeting of stockholders next year. In that case, stockholder proposals must be submitted to New Regions' Corporate Secretary in accordance with the procedures described below. In case the merger is not completed, we include above information relevant to a regularly scheduled 2005 Regions annual meeting of stockholders. To be considered for inclusion in Regions' proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2005, the corporate secretary of Regions, at the address set forth on the first page of this joint proxy statement/prospectus, not later than December 30, 2004, must receive a shareholder proposal. If such annual meeting is held on a date more than 30 days from June 8, 2005, a shareholder proposal must be received within a reasonable time before Regions begins to print and mail its proxy solicitation materials for such annual meeting. Any such proposal will be subject to 17 C.F.R.
sec. 240.14a-8 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended.


     The bylaws of Regions, a copy of which may be obtained from Regions, set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders. The bylaws of Regions provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the secretary of Regions not less than 90 days or more than 120 days before the anniversary date of the previous year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year's annual meeting, notice by the stockholder, to be timely, must be received not less than 90 days or more than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made.

UNION PLANTERS 2005 ANNUAL MEETING SHAREHOLDER PROPOSALS


     If the merger occurs, there will be no Union Planters annual meeting of shareholders next year. In that case, shareholder proposals must be submitted to New Regions' Corporate Secretary in accordance with the procedures described below. In case the merger is not completed, we include information relevant to a regularly scheduled 2005 Union Planters annual meeting of shareholders. To be considered for inclusion in Union Planters' proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2005, the corporate secretary of Union Planters, at the address set forth on the first page of this joint proxy statement/prospectus, not later than December 30, 2004, must receive a shareholder proposal. If such annual meeting is held on a date more than 30 days from June 8, 2005, a shareholder proposal must be received within a reasonable time before Union Planters begins to print and mail its proxy solicitation materials for such annual meeting. Any such proposal will be subject to 17 C.F.R. sec. 240.14a-8 of the Rules and Regulations under the Exchange Act.


     The bylaws of Union Planters, a copy of which may be obtained from Union Planters, set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. The bylaws of Union Planters provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders must be received by Union Planters at its principal offices not less than 120 days in advance of the date of Union Planters' proxy statement issued in connection with the previous year's annual meeting of shareholders.

NEW REGIONS 2005 ANNUAL MEETING STOCKHOLDER PROPOSALS


     If the merger is completed, Regions' stockholders and Union Planters shareholders will become stockholders of New Regions. To be considered for inclusion in New Regions' proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2005, the corporate secretary of New Regions, at 417 North 20th Street, Birmingham, Alabama 35202, not later than December 30, 2004, must receive a stockholder proposal. If such annual meeting is held on a date more than 30 days from June 8, 2005, a stockholder proposal must be received within a reasonable time before New Regions begins to print and mail its proxy solicitation materials for such annual meeting. Any such proposal will be subject to 17 C.F.R. sec. 240.14a-8 of the Rules and Regulations under the Exchange Act.

     The bylaws of New Regions, a copy of which may be obtained from New Regions, set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders. The bylaws of New Regions include provisions similar to the bylaws of Regions requiring advance notice of a stockholder proposal, except that to be timely such notice must be received by New Regions not less than 120 days before the date of New Regions' previous year's proxy statement. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year's annual meeting, the notice will be considered timely if received not less than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made.

                      WHERE YOU CAN FIND MORE INFORMATION

     New Regions has filed with the SEC a registration statement under the Securities Act that registers the distribution to Regions stockholders and Union Planters shareholders of the shares of New Regions common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about New Regions and New Regions' capital stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

     You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet worldwide website that contains reports, proxy statements and other information about issuers, like Regions, Union Planters and New Regions, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Regions and New Regions with the SEC are also available at Regions' internet worldwide website. The address of the site is http://www.regions.com. The reports and other information filed by Union Planters with the SEC are also available at Union Planters' internet worldwide website. The address of the site is http://www.unionplanters.com.

     You should also be able to inspect reports, proxy statements and other information about Regions, Union Planters or New Regions at the offices of the New York Stock Exchange at 20 Broad Street, 17th Floor, New York, New York 10004.

     The SEC allows Regions and Union Planters to incorporate by reference information into this document. This means that Regions and Union Planters can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this document is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that Regions and Union Planters previously filed with the SEC. They contain important information about the companies and their financial condition.


REGIONS SEC FILINGS                                   PERIOD OR DATE FILED
-------------------                         -----------------------------------------
Annual Report on Form 10-K...............   Year ended December 31, 2003
Current Reports on Form 8-K..............   Filed on January 16, 2004, January 26,
                                            2004, January 30, 2004, February 11, 2004
                                            and April 16, 2004 (other than those
                                            portions furnished under Item 9 or 12 of
                                            Form 8-K)



UNION PLANTERS SEC FILINGS                            PERIOD OR DATE FILED
--------------------------                  -----------------------------------------
Annual Report on Form 10-K...............   Year ended December 31, 2003
Current Reports on Form 8-K..............   Filed on January 15, 2004, January 20,
                                            2004, January 30, 2004 and two on April
                                            15, 2004 (other than those portions
                                            furnished under Item 9 or 12 of Form 8-K)


     In addition, Regions and Union Planters also incorporate by reference in this document additional documents that either company may file with the SEC between the date of this document and the date of the Regions annual meeting or Union Planters annual meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Regions has supplied all information contained or incorporated by reference in this document relating to Regions, as well as all pro forma financial information, and Union Planters has supplied all information relating to Union Planters. Regions and Union Planters have jointly supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to New Regions.

     Documents incorporated by reference are available from Regions and Union Planters without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

REGIONS FINANCIAL CORPORATION               UNION PLANTERS CORPORATION
  Jenifer Goforth                             Richard W. Trigger
  Investor Relations                          Investor Relations
  417 North 20th Street                       6200 Poplar Avenue
  Birmingham, Alabama 35202                   Memphis, Tennessee 38119
  Phone: (205) 944-1300                       Phone: (901) 580-5977


     REGIONS STOCKHOLDERS AND UNION PLANTERS SHAREHOLDERS REQUESTING DOCUMENTS SHOULD DO SO BY JUNE 1, 2004 TO RECEIVE THEM BEFORE THE MEETINGS. YOU WILL NOT BE CHARGED FOR ANY OF THESE DOCUMENTS THAT YOU REQUEST. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM REGIONS OR UNION PLANTERS, REGIONS OR UNION PLANTERS WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER IT RECEIVES YOUR REQUEST.


     NEITHER REGIONS NOR UNION PLANTERS HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT HAVE BEEN INCORPORATED INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                           UNION PLANTERS CORPORATION
                                      AND
                         REGIONS FINANCIAL CORPORATION
                                  DATED AS OF
                                JANUARY 22, 2004

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
PARTIES....................................................................   A-1
RECITALS...................................................................   A-1

                                    ARTICLE 1
                           TERMS OF FIRST STEP MERGER
1.1            First Step Merger...........................................   A-1
1.2            First Effective Time........................................   A-1
1.3            Conversion of Regions Common Stock..........................   A-2
1.4            Cancellation of Newco Common Stock..........................   A-2
1.5            Cancellation of Shares Held by Union Planters or Regions....   A-2
1.6            Regions Stock Options and Other Equity-Based Awards.........   A-2
1.7            Organizational Documents of Newco...........................   A-4

                                    ARTICLE 2
                           TERMS OF SECOND STEP MERGER
2.1            Second Step Merger..........................................   A-4
2.2            Time and Place of Closing...................................   A-4
2.3            Effective Time..............................................   A-4
2.4            Conversion of Union Planters Common Stock...................   A-4
2.5            Effects on Common Stock.....................................   A-5
2.6            Union Planters Stock Options and Other Equity-Based            A-5
               Awards......................................................

                                    ARTICLE 3
                               EXCHANGE OF SHARES
3.1            Exchange Procedures.........................................   A-7
3.2            Rights of Holders...........................................   A-8

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
4.1            Disclosure Letters..........................................   A-8
4.2            Standards...................................................   A-9
4.3            Representations and Warranties of the Parties...............   A-9

                                    ARTICLE 5
                       COVENANTS AND ADDITIONAL AGREEMENTS
5.1            Conduct of Business Prior to Effective Time.................  A-18
5.2            Forbearances................................................  A-19
5.3            Dividends...................................................  A-20
5.4            Redemption of Union Planters Series E Preferred Stock.......  A-21
5.5            Reasonable Best Efforts.....................................  A-21
5.6            Shareholders' and Stockholders' Approvals...................  A-21
5.7            Registration Statement; Joint Proxy Statement/Prospectus....  A-22
5.8            Listing of Newco Common Stock...............................  A-22
5.9            Applications and Consents...................................  A-22
5.10           Notification of Certain Matters.............................  A-23
5.11           Investigation and Confidentiality...........................  A-23

                                                                             PAGE
                                                                             ----
5.12           Press Releases; Publicity...................................  A-23
5.13           Acquisition Proposals.......................................  A-24
5.14           Takeover Laws; No Rights Triggered..........................  A-24
5.15           Exemption from Liability Under Section 16(b)................  A-24
5.16           Agreement of Affiliates.....................................  A-25
5.17           Employee Benefits and Contracts.............................  A-25
5.18           Indemnification.............................................  A-26
5.19           Corporate Governance........................................  A-27
5.20           Formation of Newco..........................................  A-28
5.21           Change of Method............................................  A-29
5.22           Restructuring Efforts.......................................  A-29

                                    ARTICLE 6
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
6.1            Conditions to Obligations of Each Party.....................  A-29
6.2            Conditions to Obligations of Regions........................  A-30
6.3            Conditions to Obligations of Union Planters.................  A-30

                                    ARTICLE 7
                                   TERMINATION
7.1            Termination.................................................  A-31
7.2            Effect of Termination.......................................  A-31

                                    ARTICLE 8
                                  MISCELLANEOUS
8.1            Definitions.................................................  A-32
8.2            Non-Survival of Representations and Covenants...............  A-39
8.3            Expenses....................................................  A-39
8.4            Termination Fee.............................................  A-39
8.5            Entire Agreement............................................  A-40
8.6            Amendments..................................................  A-40
8.7            Waivers.....................................................  A-40
8.8            Assignment..................................................  A-40
8.9            Notices.....................................................  A-41
8.10           Governing Law...............................................  A-41
8.11           Counterparts................................................  A-41
8.12           Captions....................................................  A-41
8.13           Interpretations.............................................  A-41
8.14           Severability................................................  A-42
8.15           Waiver of Jury Trial........................................  A-42

                                LIST OF EXHIBITS

EXHIBIT                                DESCRIPTION
-------                                -----------
 1.            Amendment to Union Planters Rights Plan (Section
               3.3(b)(iii))
 2-A           Form of Union Planters Affiliate Letter (Section 5.16)
 2-B           Form of Regions Affiliate Letter (Section 5.16)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 22, 2004, by and between UNION PLANTERS CORPORATION, a Tennessee corporation ("Union Planters"), and REGIONS FINANCIAL CORPORATION, a Delaware corporation ("Regions").

                                    RECITALS

     A. Approvals. The Boards of Directors of Union Planters and Regions have determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and are in the best interests of Union Planters and Regions, respectively, and their respective shareholders and stockholders.

     B. The Merger. This Agreement provides for a strategic business combination through the merger of Regions with and into a newly-formed Subsidiary of Regions and Union Planters to be organized under Delaware law ("Newco") with Newco as the surviving corporation, followed immediately thereafter by the merger of Union Planters with and into Newco with Newco as the surviving corporation.

     C. Intention of the Parties. It is the intention of the Parties that the First Step Merger and the Second Step Merger, for federal income Tax purposes shall each qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Internal Revenue Code.

     D. Defined Terms. Certain capitalized terms used in this Agreement are defined in Section 8.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE 1

                           TERMS OF FIRST STEP MERGER

     1.1 First Step Merger. Subject to the terms and conditions of this Agreement, at the First Effective Time, Regions shall be merged with and into Newco in accordance with the provisions of Section 251 of the DGCL (the "First Step Merger"). Newco shall be the surviving corporation in the First Step Merger and shall continue to be governed by the laws of the State of Delaware. Upon consummation of the First Step Merger, the separate corporate existence of Regions shall cease.

     1.2 First Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Parties will cause articles of merger to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") as provided in Section 251 of the DGCL to effect the First Step Merger. The First Step Merger shall take effect when such articles of merger are filed, or at such other time as may be specified therein (the "First Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall cause the First Effective Time to occur on the fifth business day following the date on which satisfaction or waiver of the last of the conditions set forth in Article 6 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such earlier date mutually agreed upon by the Parties.

     1.3 Conversion of Regions Common Stock. At the First Effective Time, in each case subject to Sections 1.3(c) and 1.5, by virtue of the First Step Merger and without any action on the part of the Parties, Newco or the holder of any of the following securities:

          (a) Each share of Regions Common Stock that is Outstanding immediately prior to the First Effective Time (other than shares of Regions Common Stock held by either Party, any of their respective Subsidiaries or Newco (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) shall be converted into the right to receive the number of shares of Newco Common Stock equal to the Exchange Ratio.

          (b) All shares of Regions Common Stock converted pursuant to this
     Section 1.3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the First Effective Time, and each certificate previously representing any such shares of Regions Common Stock (the "Old Regions Certificates") shall cease to have any rights except it shall thereafter represent the right to receive with respect to each underlying share of Regions Common Stock (i) a certificate representing the number of whole shares of Newco Common Stock into which the shares of Regions Common Stock represented by such Old Regions Certificate have been converted pursuant to this Section 1.3, (ii) in accordance with Section 1.3(c), cash in lieu of fractional shares of Newco Common Stock represented by such Old Regions Certificate which have been converted pursuant to this Section 1.3, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to
     Section 3.1(a).

          (c) Notwithstanding any other provision of this Agreement, each holder of shares of Regions Common Stock exchanged pursuant to the First Step Merger who would otherwise have been entitled to receive a fraction of a share of Newco Common Stock (after taking into account all Old Regions Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Newco Common Stock (i) multiplied by the closing sale price of Regions Common Stock on the NYSE Composite Transaction Tape on the trading day immediately preceding the Closing Date as reported by The Wall Street Journal or, if not reported therein, in another authoritative source and (ii) divided by the Exchange Ratio.

          (d) If, following the date of this Agreement and prior to the First Effective Time, the outstanding shares of Regions Common Stock or Union Planters Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     1.4 Cancellation of Newco Common Stock. At and after the First Effective Time, each share of Newco Common Stock issued and outstanding immediately prior to the First Effective Time (other than any shares held by Union Planters or its Subsidiaries) shall be cancelled and retired and shall resume the status of authorized and unissued shares of Newco Common Stock, and no shares of Newco Common Stock or other securities of Newco shall be issued in respect thereof.


     1.5 Cancellation of Shares Held by Union Planters or Regions. Each of the shares of Regions Common Stock held by either Party, any of their respective Subsidiaries or Newco (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the First Effective Time and no consideration shall be issued in exchange therefor.


     1.6  Regions Stock Options and Other Equity-Based Awards.

     (a) Each option to purchase shares of Regions Common Stock (a "Regions Stock Option") granted under an equity compensation plan of Regions (a "Regions Stock Plan"), whether vested or unvested, that is outstanding and unexercised immediately prior to the First Effective Time shall cease, at the First Effective Time, to represent a right to acquire shares of Regions Common Stock and shall be converted at the First Effective Time, without any action on the part of any holder of any Regions Stock Option, into an option to purchase shares of Newco Common Stock (a "Newco Stock Option") on the same terms and conditions (including any option reload features relating to any Regions Stock Option outstanding on the date hereof or granted after the date hereof in accordance with Section 5.2(b)) as were applicable under such Regions Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Regions Stock Plan, or in the related award document by reason of the transactions contemplated hereby). The number of shares of Newco Common Stock subject to each such Newco Stock Option shall be equal to the number of shares of Regions Common Stock subject to each such Regions Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock, and such Regions Stock Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Regions Stock Option divided by the Exchange Ratio; provided that, in the case of any Regions Stock Option to which Section 421 of the Internal Revenue Code applies as of the First Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Internal Revenue Code, the exercise price, the number of shares of Newco Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code.

     (b) At the First Effective Time, each Right consisting of, based on or relating to shares of Regions Common Stock granted under an Regions Stock Plan, other than Regions Stock Options (each, a "Regions Stock-Based Award"), whether vested or unvested, contingent or accrued, which is outstanding immediately prior to the First Effective Time shall cease, at the First Effective Time, to represent a Right with respect to shares of Regions Common Stock and shall be converted without any action on the part of any holder of a Right, at the First Effective Time, into a Right consisting of, based on or relating to shares of Newco Common Stock (a "Newco Stock-Based Award"), on the same terms and conditions as were applicable under the Regions Stock-Based Awards (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Regions Stock Plan or in the related award document by reason of the transactions contemplated hereby). The number of shares of Newco Common Stock subject to each such Newco Stock-Based Award shall be equal to the number of shares of Regions Common Stock subject to the Regions Stock-Based Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock and, if applicable, such Newco Stock-Based Award shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in the Regions Stock Based Award divided by the Exchange Ratio. Any dividend equivalents credited to the account of each holder of an Regions Stock-Based Award as of the First Effective Time shall remain credited to such holder's account immediately following the First Effective Time, subject to adjustment in accordance with the foregoing (without duplication to the increase in dividend announced by Regions on the date hereof).

     (c) As soon as practicable after the First Effective Time, Newco shall deliver to the holders of Regions Stock Options and Regions Stock-Based Awards any required notices setting forth such holders' rights pursuant to the relevant Regions Stock Plans and award documents and stating that such Regions Stock Options and Regions Stock-Based Awards have been assumed by Newco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.6 after giving effect to the Merger and the terms of the relevant Regions Stock Plans).

     (d) Following the First Effective Time, Newco may maintain the Regions Stock Plans for purposes of granting future awards to individuals who were employees of Regions at the First Effective Time. If so, the provisions of the Regions Stock Plans, including the respective terms of such plans, will be unchanged, except that all Rights issued by Newco pursuant to the Regions Stock Plans following the First Effective Time shall be Rights in respect of Newco Common Stock, and the number of shares of Newco Common Stock available for future issuance pursuant to each Regions Stock Plan following the First Effective Time (the "Available Regions Stock Plan Shares") shall be equal to the number of shares of Regions Common Stock so available immediately prior to the First Effective Time, multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock.

     (e) Prior to the First Effective Time, Regions shall take all necessary action and make all necessary arrangements for the adjustment of Regions Stock Options and Regions Stock-Based Awards under this Section 1.6. Newco shall reserve for future issuance a number of shares of Newco Common Stock at least equal to the number of shares of Newco Common Stock that will be subject to Newco Stock Options and Newco Stock-Based Awards as a result of the actions contemplated by this Section 1.6, plus the number of Available Regions Stock Plan Shares in the event that Newco maintains the Regions Stock Plans as contemplated by this Section 1.6. As soon as practicable following the Effective Time, Newco shall file a registration statement on Form S-8 or S-3, as the case dictates (or any successor form, or if Form S-8 or S-3 is not available, other appropriate forms), with respect to the shares of Newco Common Stock subject to such Newco Stock Options and Newco Stock-Based Awards (and the Available Regions Stock Plan Shares, as the case dictates) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Stock Options and Newco Stock-Based Awards remain outstanding.

     (f) Regions shall take such action as is necessary to provide that as of no later than three business days prior to the Closing Date no further shares of Regions Common Stock will be purchased under the Regions Dividend Reinvestment Plan (the "Regions DRIP"); provided, that such cessation of further purchases following the Closing Date shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the First Effective Time and subject to the consummation of the Merger, Regions shall terminate the Regions DRIP.

     1.7 Organizational Documents of Newco. The Organizational Documents of Newco in effect at the First Effective Time shall be as previously disclosed by Regions in its Disclosure Letter, with such changes thereto as shall be mutually agreed upon by Regions and Union Planters, until thereafter amended in accordance with applicable Law and Newco's Organizational Documents.

                                   ARTICLE 2

                          TERMS OF SECOND STEP MERGER

     2.1 Second Step Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Union Planters shall be merged with and into Newco in accordance with the provisions of Section 252 of the DGCL and Section 102 of the TBCA (the "Second Step Merger" and, together with the First Step Merger, the "Merger"). Newco shall be the surviving corporation in the Second Step Merger and shall continue to be governed by the Laws of the State of Delaware. Upon consummation of the Second Step Merger, the separate corporate existence of Union Planters shall cease.

     2.2 Time and Place of Closing. The closings of the First Step Merger and the Second Step Merger (the "Closing") shall take place sequentially (with the Second Step Merger occurring immediately after the First Step Merger), on the same day, at such time and place as Regions and Union Planters shall agree, on the date when the First Effective Time and the Effective Time (as defined in Section 2.3) is to occur (the "Closing Date"). The parties shall coordinate filing to ensure the timing of the foregoing.

     2.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Parties will cause articles of merger to be filed with the Delaware Secretary as provided in Section 251 of the DGCL and with the Secretary of State of the State of Tennessee (the "Tennessee Secretary") as provided in Section 102 of the TBCA to effect the Second Step Merger. The Second Step Merger shall take effect when such articles of merger are filed, or at such other time as may be specified therein (the "Effective Time").

     2.4 Conversion of Union Planters Common Stock. At the Effective Time, in each case subject to Section 2.5, by virtue of the Second Step Merger and without any action on the part of the Parties, Newco or the holder of any of the following securities:

          (a) Each share of Union Planters Common Stock (including the Union Planters Shareholder Rights) that is Outstanding immediately prior to the Effective Time (other than shares of Union

     Planters Common Stock held by either Party, any of their respective Subsidiaries or Newco (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) shall be converted into the right to receive one share of Newco Common Stock.

          (b) All shares of Union Planters Common Stock converted pursuant to this Section 2.4 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Union Planters Common Stock (the "Old Union Planters Certificates" and together with the Old Regions Certificates, the "Old Certificates") shall cease to have any rights except it shall thereafter represent the right to receive with respect to each underlying share of Union Planters Common Stock (i) a certificate representing the number of whole shares of Newco Common Stock into which the shares of Union Planters Common Stock represented by such Old Union Planters Certificate have been converted pursuant to this Section 2.4, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.1(a).

          (c) If, following the date of this Agreement and prior to the Effective Time, the outstanding shares of Regions Common Stock or Union Planters Common Stock shall have, except as provided for herein, been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the number of shares of Newco Common Stock that each share of Union Planters Common Stock shall represent the right to receive upon conversion.

     2.5  Effects on Common Stock.

     (a) At and after the Effective Time, each share of Newco Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Second Step Merger; provided that any shares of Newco Common Stock held by Union Planters or its Subsidiaries prior to the Effective Time shall be cancelled and retired and shall resume the status of authorized and unissued shares of Newco Common stock, and no shares of Newco Common Stock or other securities of Newco shall be issued in respect thereof.

     (b) Each of the shares of Union Planters Common Stock held by either Party, any of their respective Subsidiaries or Newco (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor.

     2.6  Union Planters Stock Options and Other Equity-Based Awards.

     (a) Each option to purchase shares of Union Planters Common Stock (a "Union Planters Stock Option") granted under an equity compensation plan of Union Planters (a "Union Planters Stock Plan"), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of Union Planters Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any Union Planters Stock Option, into a Newco Stock Option on the same terms and conditions (including any option reload features relating to any Union Planters Stock Option outstanding on the date hereof or granted after the date hereof in accordance with Section 5.2(b)) as were applicable under such Union Planters Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Union Planters Stock Plan, or in the related award document by reason of the transactions contemplated hereby). The number of shares of Newco Common Stock subject to each such Newco Stock Option shall be equal to the number of shares of Union Planters Common Stock subject to each such Union Planters Stock Option, and such Newco Stock Option shall have an exercise price per share equal to the per share exercise price specified in such Union Planters Stock Option; provided that, in the case of any Union Planters Stock Option to which Section 421 of the Internal Revenue Code applies as of the First Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Internal Revenue Code, the exercise price, the number of shares of Newco Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of
Section 424(a) of the Internal Revenue Code.

     (b) At the Effective Time, each Right consisting of, based on or relating to shares of Union Planters Common Stock granted under a Union Planters Stock Plan, other than Union Planters Stock Options (each, a "Union Planters Stock-Based Award"), whether vested or unvested, contingent or accrued, which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a Right with respect to shares of Union Planters Common Stock and shall be converted without any action on the part of any holder of a Right, at the Effective Time, into a Newco Stock-Based Award, on the same terms and conditions as were applicable under the Union Planters Stock-Based Awards (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Union Planters Stock Plan or in the related award document by reason of the transactions contemplated hereby). The number of shares of Newco Common Stock subject to each such Newco Stock-Based Award shall be equal to the number of shares of Union Planters Common Stock subject to the Union Planters Stock-Based Award. Any dividend equivalents credited to the account of each holder of a Union Planters Stock-Based Award as of the Effective Time shall remain credited to such holder's account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

     (c) As soon as practicable after the Effective Time, Newco shall deliver to the holders of Union Planters Stock Options and Union Planters Stock-Based Awards any required notices setting forth such holders' rights pursuant to the relevant Union Planters Stock Plans and award documents and stating that such Union Planters Stock Options and Union Planters Stock-Based Awards have been assumed by Newco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6 after giving effect to the Merger and the terms of the relevant Union Planters Stock Plans).

     (d) Following the Effective Time, Newco may maintain the Union Planters Stock Plans for purposes of granting future awards to individuals who were employees of Union Planters at the Effective Time. If so, the provisions of the Union Planters Stock Plans, including the respective terms of such plans, will be unchanged, except that all Rights issued by Newco pursuant to the Union Planters Stock Plans following the Effective Time shall be Rights in respect of Newco Common Stock, and the number of shares of Newco Common Stock available for future issuance pursuant to each Union Planters Stock Plan following the Effective Time (the "Available Union Planters Stock Plan Shares") shall be equal to the number of shares of Union Planters Common Stock so available immediately prior to the Effective Time.

     (e) Prior to the Effective Time, Union Planters shall take all necessary action for the adjustment of Union Planters Stock Options and Union Planters Stock-Based Awards under this Section 2.6. Newco shall reserve for future issuance a number of shares of Newco Common Stock at least equal to the number of shares of Newco Common Stock that will be subject to Newco Stock Options and Newco Stock-Based Awards as a result of the actions contemplated by this Section 2.6, plus the number of Available Union Planters Stock Plan Shares in the event that Newco maintains the Union Planters Stock Plans as contemplated by this
Section 2.6. As soon as practicable following the Effective Time, Newco shall file a registration statement on Form S-8 or S-3, as the case dictates (or any successor form, or if Form S-8 or S-3 is not available, other appropriate forms), with respect to the shares of Newco Common Stock subject to such Newco Stock Options and Newco Stock-Based Awards (and the Available Union Planters Stock Plan Shares, as the case dictates) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Stock Options and Newco Stock-Based Awards remain outstanding.

     (f) Union Planters shall take such action as is necessary to provide that as of no later than three business days prior to the Closing Date no further shares of Union Planters Common Stock will be purchased under the Union Planters Dividend Reinvestment Plan (the "Union Planters DRIP"); provided, that such cessation of further purchases following the Closing Date shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the First Effective Time and subject to the consummation of the Merger, Union Planters shall terminate the Union Planters DRIP.

                                   ARTICLE 3

                               EXCHANGE OF SHARES

     3.1  Exchange Procedures.

     (a) At or prior to the First Effective Time, Newco shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with Article 1 and Article 2 and this Article 3, certificates representing Newco Common Stock ("New Certificates") (together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Newco Common Stock (without any interest thereon), the "Exchange Fund") to be paid pursuant to Article 1 and Article 2 and this Article 3 in exchange for outstanding shares of Union Planters Common Stock and Regions Common Stock.

     (b) As promptly as practicable after the Effective Time and the First Effective Time, respectively, Newco shall send or cause to be sent to each former holder of record of shares of Union Planters Common Stock and Regions Common Stock immediately prior to the Effective Time and the First Effective Time, respectively (each, a "Holder"), transmittal materials for use in exchanging such Holder's Old Certificates for the consideration set forth in
Article 1 and Article 2 (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing such shares of Union Planters Common Stock and Regions Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Newco shall cause the New Certificates for shares of Newco Common Stock into which shares of a Holder's Union Planters Common Stock or Regions Common Stock, as the case may be, are converted at the Effective Time or dividends or distributions which such Person shall be entitled to receive and any fractional share interests (in the case of Regions Holders only), to be delivered to such Person upon delivery to the Exchange Agent of Old Certificates representing such shares of Union Planters Common Stock or Regions Common Stock, as the case may be, together with the transmittal materials, duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Article 1 and Article 2 and this Article 3 upon such delivery. If any New Certificate is to be issued or any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered Holder of the Old Certificate surrendered, or shall establish to the satisfaction of Newco and the Exchange Agent that any such Taxes have been paid or are not applicable. Any Person who the Parties reasonably believe to be an "affiliate" of Union Planters or Regions for purposes of Rule 145 of the 1933 Act shall not be entitled to receive any New Certificate or payment pursuant to Article 1 or Article 2 or this Article 3 until such Person shall have duly executed and delivered an appropriate agreement as described in Section 5.16.

     (c) Notwithstanding the foregoing, none of the Exchange Agent, any of the Parties or any of their respective Subsidiaries shall be liable to any former Holder of Union Planters Common Stock or Regions Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

     (d) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Newco or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Newco or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Newco or the Exchange Agent shall, in exchange for the shares of Union Planters Common Stock or Regions Common Stock represented by such lost, stolen or destroyed

Old Certificate, issue or cause to be issued a New Certificate and pay or cause to be paid the amounts, if any, deliverable in respect to the shares of Union Planters Common Stock or Regions Common Stock, as the case may be, formerly represented by such Old Certificate pursuant to this Agreement.

     (e) Any portion of the Exchange Fund that remains unclaimed by the Holders of Union Planters and Regions for six months after the Effective Time shall be returned to Newco (together with any dividends or earnings in respect thereof). Any Holders of Union Planters or Regions who have not theretofore complied with this Article 3 shall thereafter be entitled to look only to Newco, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Union Planters Common Stock or Regions Common Stock such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.2 Rights of Holders. At the Effective Time, the stock transfer books of Union Planters and Regions shall be closed and no transfer by any Holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Old Certificate (other than shares to be cancelled pursuant to Section 1.5) shall from and after the Effective Time or the First Effective Time, as the case may be, represent for all purposes only the right to receive the consideration provided in Sections 1.3 and 2.4, as the case may be, and any dividends or any other distributions with a record date prior to the Effective Time which have been declared or made by Union Planters in respect of such shares of Union Planters Common Stock or Regions in respect of Regions Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, Holders shall be entitled to vote after the Effective Time at any meeting of Newco stockholders the number of whole shares of Newco Common Stock into which their respective shares of Union Planters Common Stock or Regions Common Stock, as the case may be, are converted, regardless of whether such Holders have exchanged their certificates representing Union Planters Common Stock or Regions Common Stock, as the case may be, for New Certificates representing Newco Common Stock in accordance with the provisions of this Agreement, but beginning 30 days after the Effective Time no such Holder shall be entitled to vote on any matter until such Holder surrenders such Old Certificate for exchange as provided in Section
3.1. Whenever a dividend or other distribution is declared by Newco on Newco Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Newco Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Newco Common Stock as of any time subsequent to the Effective Time shall be delivered to the Holder of an Old Certificate until such Holder surrenders such Old Certificate for exchange as provided in Section 3.1. However, upon surrender of the Old Certificate, both the New Certificate, together with all such undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such New Certificate.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     4.1 Disclosure Letters. Prior to the execution and delivery of this Agreement, each Party has delivered to the other Party a letter (its "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such Party's representations or warranties contained in Section 4.3 or to one or more of its covenants contained in Article 5; provided, that (i) no such item is required to be set forth in a Party's Disclosure Letter as an exception to any representation or warranty of such Party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 4.2, and (ii) the mere inclusion of an item in a Party's Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to such Party. Any disclosures made with respect to a subsection of
Section 4.3 shall be deemed to qualify (a) any subsections of Section 4.3 specifically referenced or cross-referenced and (b) other subsections of Section
4.3 to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (i) applies to such other subsections and (ii) contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections.

     4.2  Standards.

     (a) No representation or warranty of any Party hereto or Newco contained in
Section 4.3 (other than the representations and warranties in (i) Sections 4.3(b)(i), 4.3(c)(i) and (ii), and 4.3(r) which shall be true and correct in all material respects with respect to it, and (ii) Sections 4.3(b)(ii)(A) and 4.3(e)(ii) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and no Party hereto or Newco shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 4.3, has had or is reasonably likely to have a Material Adverse Effect on such Party or Newco.

     (b) The term "Material Adverse Effect," as used with respect to a Party or Newco, means an effect which (i) is materially adverse to the business, properties, financial condition or results of operations of such Party and its Subsidiaries, or Newco, taken as a whole, or (ii) materially impairs the ability of such Party or Newco to consummate the Merger and the transactions contemplated hereby on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) any changes in Laws, regulations or interpretations of Laws or regulations generally affecting the banking, bank holding company or financial holding company businesses, (B) any change in GAAP or regulatory accounting requirements, generally affecting the banking, bank holding company or financial holding company businesses, (C) events, conditions or trends in economic, business or financial conditions generally affecting the banking, bank holding company or financial holding company businesses specifically, (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed written consent of the other Party and Newco in contemplation of the transactions contemplated hereby, and (F) the announcement of this Agreement and the transactions contemplated hereby.

     4.3 Representations and Warranties of the Parties. Subject to and giving effect to Sections 4.1 and 4.2 and except as set forth in the relevant Disclosure Letter, Regions hereby represents and warrants to Union Planters and Union Planters hereby represents and warrants to Regions, and Newco hereby represents and warrants to Regions and Union Planters that:

          (a) Organization, Standing, and Power; Subsidiaries. It, and each of its Subsidiaries, is duly organized, validly existing, and (to the extent applicable) in good standing under the Laws of the jurisdiction in which it is organized. It, and each of its Subsidiaries, has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. It, and each of its Subsidiaries, is duly qualified or licensed to do business and (to the extent applicable) in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. It has made available to the other Party hereto a complete and correct copy of its Organizational Documents, each as amended to the date hereof and as in full force and effect as of the date hereof. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in
     Section 4.3(a) of its Disclosure Letter.

          (b) Authority; No Breach of Agreement.

             (i) It has, and Newco will have, the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it, have been duly and validly authorized by all necessary corporate action (including valid authorization and unanimous adoption of this Agreement by its duly constituted Board of Directors), subject only to the receipt of (A) in the case of Union Planters, the approval of this Agreement by the holders of a majority of the Outstanding shares of Union Planters Common Stock (the "Union Planters Shareholder Approval"), (B) in the case of Regions, approval of this Agreement by the holders of a majority of the Outstanding shares of Regions Common Stock (the "Regions Stockholder Approval") and (C) in the case of Newco, approval of this Agreement and the transactions contemplated hereby by Union Planters and Regions, as the sole stockholders of Newco (the "Newco Stockholder Approval"). Subject to the Union Planters Shareholder Approval in the case of Union Planters, the Regions Stockholder Approval in the case of Regions, and the Newco Stockholder Approval in the case of Newco and assuming due authorization, execution, and delivery of this Agreement by the other Party and by Newco, this Agreement represents a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

             (ii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof, will (A) conflict with or result in a breach or violation of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation or acceleration of any Lien (with or without the giving of notice, the lapse of time or both) on any material asset of it or its Subsidiaries under, any Contract or Permit of it or its Subsidiaries, or any change in the rights or obligations under any Contract, or (C) subject to receipt of the Regulatory Consents and the expiration of any waiting period required by Law, violate any Law, Order or governmental license applicable to it or its Subsidiaries or any of their respective material assets.

             (iii) In the case of Union Planters only, it has taken all action necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby (individually or in conjunction with any other event), do not and will not result in the ability of any Person to exercise any rights under the Union Planters Rights Plan or enable or require the Union Planters Shareholder Rights to separate from the shares of Union Planters Common Stock to which they are attached or to be triggered or become exercisable or unredeemable. No "Distribution Date" (as such term is defined in the Union Planters Rights Plan) has occurred or will occur as a result of the transactions contemplated hereby. Union Planters has duly adopted an amendment to the Union Planters Rights Plan substantially in the form attached hereto as Exhibit 1.

             (iv) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation (the "PBGC") or both with respect to any Compensation and Benefit Plans, and (C) as set forth in Section 4.3(b)(iv) of its Disclosure Letter, no notice to, application or filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by it of the Merger and the other transactions contemplated by this Agreement.

          (c)  Common Stock.

             (i) In the case of Union Planters only, the authorized capital stock of Union Planters consists of 300,000,000 shares of Union Planters Common Stock and 10,000,000 shares of Union Planters Preferred Stock, of which, as of the date of this Agreement, (A) 188,960,454 shares of Union Planters Common Stock were issued and outstanding, (B) 389,910 shares of Union Planters Series E Preferred Stock were issued and outstanding, and
        (C) no shares of Union Planters Series F Preferred Stock were issued and outstanding, and not more than 211,094,923 shares of Union Planters Common Stock and no shares of Union Planters Series E Preferred Stock will be issued and outstanding immediately prior to the Effective Time. As of the date of this Agreement, no more than 18,668,648 shares of Union Planters Common Stock were subject to Union Planters Stock Options granted under Union Planters Stock Plans. As of the date of this Agreement, there were no more than 21,406,507 shares of Union Planters Common Stock subject to outstanding Rights under the Union Planters Stock Plans. Except as set forth in this Section 4.3(c)(i), or as contemplated by the Union Planters Rights Plan, the Union Planters DRIP or as specifically set forth in Section 4.3(c)(i) of Union Planters' Disclosure Letter (which shall set forth in detail (including exercise prices) all outstanding (i) stock options, (ii) shadow stock units and
        (iii) restricted stock and restricted stock units under Union Planters Stock Plans), there are no shares of Union Planters Capital Stock or other equity securities of Union Planters outstanding and no outstanding Rights relating to the Union Planters Capital Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Union Planters. All of the Outstanding shares of Union Planters Capital Stock are duly and validly authorized, issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Union Planters Capital Stock has been issued in violation of any preemptive or similar rights of the current or past shareholders of Union Planters.

             (ii) In the case of Regions only, the authorized capital stock of Regions consists of 500,000,000 shares of Regions Common Stock and 5,000,000 shares of Regions Preferred Stock, of which, as of the date of this Agreement, (A) 221,967,484 shares of Regions Common Stock were issued and outstanding, and (B) no shares of Regions Preferred Stock were issued and outstanding, and not more than 241,981,028 shares of Regions Common Stock will be issued and outstanding immediately prior to the First Effective Time. As of the date of this Agreement, no more than 20,013,544 shares of Regions Common Stock were subject to Regions Stock Options granted under the Regions Stock Plans. As of the date of this Agreement, there were no more than 20,013,544 shares of Regions Common Stock subject to outstanding Rights under the Regions Stock Plans. Except as set forth in this Section 4.3(c)(ii), or as specifically set forth in Section 4.3(c)(ii) of Regions' Disclosure Letter (which shall set forth in detail (including exercise prices) all outstanding (i) stock options, (ii) stock appreciation rights and (iii) restricted stock and restricted stock units under Regions Stock Plans), there are no shares of Regions Capital Stock or other equity securities of Regions outstanding and no outstanding Rights relating to the Regions Capital Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Regions. All of the Outstanding shares of Regions Capital Stock are duly and validly authorized, issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Regions Capital Stock has been issued in violation of any preemptive or similar rights of the current or past stockholders of Regions.

             (iii) In the case of Newco only, the authorized capital stock of Newco shall be as agreed by the Parties, of which, as of the First Effective Time, 2 shares of Newco Common Stock will be issued and outstanding and will be held equally by Regions and Union Planters. The authorized capital stock of Newco immediately following consummation of the First Step Merger (and prior to the Effective Time) will be as set forth in the form of Newco Certificate of Incorporation. No change in such capitalization will occur prior to the Effective Time except as provided in or contemplated by this Agreement. At the Effective Time, no capital stock of Newco (and no Rights to acquire any such capital stock) will be outstanding, except as contemplated by this Agreement.

             (iv) All the outstanding shares of capital stock of each of its Subsidiaries owned by it or a Subsidiary of it have been duly authorized and validly issued and are fully paid and (except, with respect to bank Subsidiaries, as provided under applicable state Law) nonassessable, and are owned by it or a Subsidiary of it free and clear of all Liens or Rights. In the case of Newco only, Newco has, and will have prior to the First Effective Time, no Subsidiaries or material investments of any kind in any entity.

             (v) In the case of Newco only, the shares of Newco Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights.

          (d) SEC Filings; Financial Statements.

             (i) Each Party has filed and made available to the other Party all SEC Documents required to be filed by it with the SEC since December 31, 2000 (collectively, the "SEC Reports"). Its SEC Reports, including the Financial Statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Laws, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

             (ii) Each of its Financial Statements contained in its SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Laws with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited Financial Statements.

             (iii) Its 2003 earnings press release issued on January 15, 2004 in the case of Union Planters and on January 16, 2004 in the case of Regions fairly presented the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (e) Absence of Certain Changes or Events. Since September 30, 2003, except as disclosed in its SEC Reports filed prior to the date of this Agreement, (i) it and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses and (ii) there have been no events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.

          (f) Tax Matters. All Tax Returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate in all material respects. It has made available to the other Party true and correct copies of the United States federal income Tax Returns filed by it or its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2002. Except as disclosed in its SEC Reports filed prior to the date of this Agreement, all Taxes attributable to it or any of its Subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income in accordance with GAAP. As of the date of this Agreement and except as disclosed in its SEC Reports filed prior to the date of this Agreement, there is no outstanding audit examination, deficiency, refund or other Tax Litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its Subsidiaries. All Taxes due with respect to completed and settled examinations or concluded Litigation relating to it or any of its Subsidiaries have been paid in full or have been recorded in accordance with GAAP on its or its Subsidiaries' balance sheet and consolidated statement of earnings or income. Neither it nor any of its Subsidiaries is a party to a Tax sharing, indemnification or similar agreement or any agreement pursuant to which it or any of its Subsidiaries has any obligation to any Person (other than it or one of its Subsidiaries) with respect to Taxes. The proper and accurate amounts have been withheld from all employees, creditors, or third parties (and timely paid to the appropriate Governmental Authority or set aside in an account for such purposes) for all periods through the Effective Time in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security and employment Tax withholding for all types of compensation). Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which
     Section 355 of the Internal Revenue Code applied. Neither it nor any of its Subsidiaries is a party to any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2). No Liens for Taxes exist with respect to it or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP.

          (g) Certain Actions. Neither it nor any of its Subsidiaries or any Affiliates thereof has taken or agreed to take any action, and it has no knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or materially delay receipt of any Regulatory Consents. To its knowledge, as of the date hereof, there exists no fact, circumstance, or reason that would cause any Regulatory Consents not to be received in a timely manner.

          (h) Environmental Matters.  Except as described in the Disclosure
     Letter: (i) no Hazardous Material is contained in or has been used at or released from its Facilities other than in compliance with, and as would not reasonably be expected to result in liability under, any Environmental Laws; (ii) all Hazardous Materials used by it or stored on its Properties have been disposed of in accordance with, and as would not reasonably be expected to result in liability under, any Environmental Laws; (iii) neither it nor any of its Subsidiaries is potentially liable as a responsible party under any Environmental Law, including the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or state analog statute, arising out of events occurring prior to the Effective Time; (iv) there have not been in the past, and are not now, any Hazardous Materials that have been released on or under or are migrating to or from the Facilities or any Property; (v) there have not been in the past, and are not now, any underground tanks or physical structures or vessels holding Hazardous Materials at, on or under any Property including treatment or storage tanks, sumps, lagoons, basins, or water, gas or oil wells; (vi) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on any Property or Facilities or any equipment on any Property containing PCBs at levels in excess of levels permitted by law; (vii) it and its Subsidiaries and Affiliates are not subject to any consent orders, decrees, notices of violation, injunctions, directives or orders from any Governmental Authority or any indemnity or other agreement with any third party relating to obligations, costs or liabilities arising under any Environmental Law;
     (viii) the Facilities and its and its Subsidiaries' activities and operations have at all times complied with all Environmental Laws, (ix) it and its Subsidiaries have received no notice of any noncompliance with, or liability under, any Environmental Laws regarding the Facilities or any Property or its past or present operations and (x) no claims, notices, administrative actions, information requests or suits are pending or, to its knowledge, threatened relating to any actual or potential violation, liability or obligation by it or any of its Subsidiaries with respect to any Environmental Laws.

          (i) Compliance with Permits, Laws and Orders.

             (i) It and each of its Subsidiaries has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any Permit applicable to its business or employees conducting its business.

             (ii) Neither it nor any of its Subsidiaries is in Default under any Laws or Orders applicable to it, its business or employees conducting its business. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of "satisfactory" or better.

             (iii) Since January 1, 2000, neither it nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that it or any of its Subsidiaries is in Default under any Permits, Laws or Orders, (B) threatening to revoke any Permits, (C) requiring it or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking, which restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure, or (D) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Federal Deposit Insurance Corporation ("FDIC") deposit insurance, and neither it nor any of its Subsidiaries has received any notice from a Governmental Authority that it is considering issuing any of the foregoing.

             (iv) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of it or any of its Subsidiaries and (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries' business, operations, policies or procedures since January 1, 2000.

             (v) There is no Order, circumstance or condition relevant or applicable to it that would prevent, or is reasonably likely to prevent, Newco from satisfying the criteria for "financial holding company" status under the BHC Act after the First Effective Time.

          (j) Labor Relations. Neither it nor any of its Subsidiaries is the subject of any Litigation asserting that it or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is it or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge, is there any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (k) Employee Compensation and Benefit Plans.

             (i) It has disclosed in Section 4.3(k) of its Disclosure Letter, and has delivered or made available to the other Party prior to the date of this Agreement correct and complete copies of, all of its Compensation and Benefit Plans. Neither it nor any of its Subsidiaries has an "obligation to contribute" (as defined in ERISA Section 4212) nor have they ever had an obligation to contribute to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, that was ever maintained by it or any of its Subsidiaries and that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 4.3(k) of its Disclosure Letter.

             (ii) It has delivered or made available to the other Party prior to the date of this Agreement correct and complete copies of the following documents: (A) all trust agreements or other funding arrangements for its Compensation and Benefit Plans (including insurance Contracts), and all amendments thereto (all such trust agreements and other funding arrangements are disclosed in Section 4.3(k) of its Disclosure Letter),
        (B) with respect to any such Compensation and Benefit Plans or amendments, the most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the PBGC after December 31, 1994,
        (C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Compensation and Benefit Plans with respect to the most recent plan year, and (D) the most recent summary plan descriptions and any material modifications thereto.

             (iii) All of its Compensation and Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as disclosed in Section 4.3(k) of its Disclosure Letter, each of its ERISA Plans which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 and, to its knowledge, there are no circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed in Section 4.3(k) of its Disclosure Letter, each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and it is not aware of any circumstance which will or could reasonably result in revocation of such exemption. Any voluntary employees' beneficiary association within the meaning of
        Section 501(c)(9) of the Internal Revenue Code which provides benefits under a Compensation and Benefit Plan has (i) received an opinion letter from the Internal Revenue Service recognizing its exempt status under
        Section 501(c)(9) of the Internal Revenue Code and (ii) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Internal Revenue Code, and it is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Internal Revenue Code. There is no pending or, to its knowledge, threatened Litigation relating to any of its ERISA Plans.

             (iv) Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Compensation and Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

             (v) Except as disclosed in Section 4.3(k) of its Disclosure Letter, each of its Pension Plans had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its "current liability," as that term is defined in Section 302(d)(7) of ERISA. To its knowledge, since the date of the most recent actuarial valuation, no event has occurred which would adversely change any such funded status. None of its Pension Plans nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently maintained by it or any of its Subsidiaries, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any of its Pension Plans or any single-employer plan of any of its ERISA Affiliates have been timely made and there is no lien, nor is there expected to be a lien, under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Internal Revenue Code.

             (vi) No Liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any defined benefit plan currently or formerly maintained by any of them or by any of its ERISA Affiliates that has not been satisfied in full (other than Liability for PBGC premiums, which have been paid when due).

             (vii) Except as disclosed in Section 4.3(k) of its Disclosure Letter, neither it nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any of its Compensation and Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

             (viii) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation and Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. None of the execution and delivery of this Agreement, the shareholder or stockholder approval of the transactions contemplated hereby or the consummation of the transactions contemplated hereby (A) result in any payment (including severance, golden parachute, or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries from it or any of its Subsidiaries under any of its Compensation and Benefit Plans or otherwise, other than by operation of Law, (B) increase any benefits otherwise payable under any of its Compensation and Benefit Plans, (C) result in any acceleration of the time of payment or vesting of any such benefit, (D) limit or restrict the right of it to merge, amend or terminate any of the Compensation and Benefit Plans or (E) result in payments under any Compensation and Benefit Plans which would not be deductible under Section 280G of the Internal Revenue Code.

          (l) Material Contracts.

             (i) Except for Contracts reflected as exhibits to its SEC Reports filed prior to the date of this Agreement, as of the date of this Agreement, neither it nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any Contract relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than Contracts pertaining to fully-secured repurchase agreements, and trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (B) any Contract containing covenants that limit the ability of it or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority), (C) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act) that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement or (D) any Contract that involves expenditures or receipts of it or any of its

        Subsidiaries in excess of $1,000,000 per year. With respect to each of its Contracts that are (A) reflected as an exhibit to any SEC Report,
        (B) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act to be filed as an exhibit to any of its SEC Reports, or (C) that is disclosed in its Disclosure Letter: (w) each such Contract is in full force and effect; (x) neither it nor any of its Subsidiaries is in Default thereunder; (y) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to its knowledge, in Default in any material respect.

             (ii) All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for its own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable against it or its Subsidiaries in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither it nor any of its Subsidiaries, nor to its knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. Its Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP (including but not limited to Financial Accounting Statement 133) and, since September 30, 2003, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on it.

          (m) Legal Proceedings. There is no Litigation pending or, to its knowledge, threatened against it or any of its Subsidiaries, or against any asset, interest, or right of any of them nor are there any Orders of any Governmental Authority or arbitrators outstanding against it or any of its Subsidiaries.

          (n) Reports. Since January 1, 2000, or the date of organization if later, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority and all other reports and statements required to be filed by them since January 1, 2000, including any report or statement required to be filed pursuant to any Law have been so filed, and it and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

          (o) Intellectual Property.

             (i) It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property (including the Technology Systems) that is used by it and its Subsidiaries in their respective businesses as currently conducted. Neither it nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any Person or (B) entered into any exclusive agreements relating to Intellectual Property owned by it or its Subsidiaries.

             (ii) It and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third Person since January 1, 2001. There is no claim asserted, or to its knowledge threatened, against it and its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

             (iii) No third Person has infringed, misappropriated or otherwise violated it or its Subsidiaries' Intellectual Property rights since January 1, 2001. There are no claims asserted or threatened by it or its Subsidiaries, or decided by them to be asserted or threatened, that (A) a third Person infringed or otherwise violated any of their Intellectual Property rights; or (B) a third Person's owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

             (iv) It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by them.

          (p) State Takeover Laws. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "anti-greenmail," "business combination" or other antitakeover Laws of any jurisdiction, including but not limited to (i) in the case of Union Planters, Chapter 103 of Title 48 of the Tennessee Code, and (ii) in the case of Regions, Section 203 of the DGCL (collectively, "Takeover Laws"). It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning "business combination," "fair price," "voting requirement," "constituency requirement" or other related provisions, including but not limited to (i) in the case of Union Planters, the provisions of Article Fourteenth of the Union Planters Amended and Restated Charter and (ii) in the case of Regions, the provisions of Section
     (7) of Article Seventh of the Regions Restated Certificate of
     Incorporation.

          (q) Brokers and Finders. Except for Morgan Stanley & Co., Inc. as to Union Planters and UBS Securities LLC as to Regions (in each case pursuant to engagement letters which have been set forth as an exhibit to their respective Disclosure Letter), neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby.

          (r) Fairness Opinion. Prior to the execution of this Agreement, Union Planters has received an opinion of Morgan Stanley & Co., Inc. and Regions has received an opinion of UBS Securities LLC, each to the effect that as of the date thereof and based upon and subject to the matters set forth therein, (i) in the case of Regions, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Regions, and (ii) in the case of Union Planters, the exchange of Union Planters Common Stock for Newco Common Stock provided for in the Agreement is fair, from a financial point of view, to the shareholders of Union Planters. Such opinions have not been amended or rescinded as of the date of this Agreement.

          (s) Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

                                   ARTICLE 5

                      COVENANTS AND ADDITIONAL AGREEMENTS

     5.1 Conduct of Business Prior to Effective Time. During the period from the date of this Agreement through the Effective Time, except as set forth in its Disclosure Letter, except as expressly contemplated or permitted by this Agreement and except as Consented to in writing by the other Party (which Consent shall not be unreasonably withheld or delayed), each of the Parties and Newco shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, suppliers, employees and business associates, and
(c) take no action that would adversely affect or delay the ability of either Party to obtain any Required Consents, to perform its covenants and agreements under this Agreement, or to consummate the transactions contemplated hereby on a timely basis.

     5.2 Forbearances. During the period from the date of this Agreement through the Effective Time, except as set forth in its Disclosure Letter and except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 5.2, neither Party nor Newco shall, and neither Party nor Newco shall permit any of its Subsidiaries to, without the prior written Consent of the other Party and Newco (which Consent shall not be unreasonably withheld or delayed):

          (a) amend the Organizational Documents of Regions, Union Planters, or Newco (except as provided herein);

          (b) except for Permitted Issuances and Permitted Repurchases and except as provided in Section 5.3, (i) adjust, split, combine or reclassify any capital stock, (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant or issue any Rights (other than reload options issued in connection with the exercise of stock options outstanding as of the date of this Agreement and as required by any Contract, in each case as disclosed in its Disclosure Letter), (iv) issue any additional shares of capital stock, or (v) make any change in any instrument or Contract governing the terms of any of its securities;

          (c) other than in the ordinary course of business or pursuant to Contracts in force at the date of or permitted by this Agreement and other than in satisfaction of debts previously contracted in good faith, make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person other than its wholly owned Subsidiaries;

          (d) enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable Law or any regulations or policies imposed on it by any Governmental Authority;

          (e) sell, transfer, mortgage, encumber or otherwise dispose of any part of its business or any of its properties or assets to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any Person other than a wholly owned Subsidiary or any claims against any Person other than a Subsidiary, except in the ordinary course of business or pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 5.2(e) of its Disclosure Letter;

          (f) other than in the ordinary course of business: incur any indebtedness for borrowed money; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person; or make any loan or advance;

          (g) other than in consultation with the other Party and Newco, restructure or change its investment securities portfolio, its derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in any material respect;

          (h) other than in the ordinary course of business, terminate or waive any material provision of any material Contract other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms;

          (i) other than as required by Compensation and Benefit Plans and Contracts as in effect at the date of this Agreement or applicable law, (i) increase in any manner the compensation or fringe benefits of any of its officers, employees or directors other than with respect to employees who are not directors or executive officers and then only in the ordinary course of business consistent with past practice, (ii) pay any pension or retirement allowance not required by any existing Compensation and Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Compensation and Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any officer, employee or director other than with respect to employees who are not directors or executive officers and then only in the ordinary course of business consistent with past practice, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to Regions Stock Plans in the case of Regions, and Rights pursuant to Union Planters Stock Plans in the case of Union Planters;

          (j) settle any Litigation, except for any Litigation involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to such Party and its Subsidiaries, taken as a whole, or Newco and that does not involve or create precedent for Litigation that is reasonably likely to be material to it and its Subsidiaries taken as a whole;

          (k) implement or adopt any change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable Law;

          (l) file or amend any Tax Return except in the ordinary course of business; settle or compromise any material Tax Liability; make, change or revoke any material Tax election or change any method of Tax accounting, except as required by applicable Law;

          (m) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis except as may be required by applicable Law; provided, that nothing in this Section 5.2(m) shall preclude any Party from exercising its respective rights under
     Section 5.13;

          (n) take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

          (o) agree to take any of the actions prohibited to it by this Section 5.2.

     5.3  Dividends.

     (a) Each Party agrees that, from and after the date of this Agreement until the Effective Time, (i) Union Planters may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay quarterly dividends on outstanding shares of Union Planters Common Stock at a rate not to exceed $0.33 1/3 per share per quarter, (ii) Union Planters may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on outstanding shares of Union Planters Series E Preferred Stock in accordance with the terms of its Organizational Documents and applicable Law, (iii) Regions may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay quarterly dividends on outstanding shares of Regions Common Stock, and may increase the rate of such quarterly dividends up to an amount not to exceed $0.4116 per share per quarter and (iv) its direct and indirect Subsidiaries may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on their capital stock in cash, stock or other property to the Parties or their wholly owned Subsidiaries and to the holders of any trust preferred securities and of any REIT preferred securities issued by Subsidiaries of the Parties.

     (b) After the date of this Agreement, each Party shall coordinate with the other with respect to the declaration of any dividends in respect of Regions Common Stock and Union Planters Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Union Planters Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Union Planters Common Stock and any shares of Regions Common Stock any such holder receives in exchange therefor in the Merger (i.e., if the Parties anticipated the Effective Time occurring after the typical Union Planters dividend record date in May (which would typically be declared in April but before the typical Regions dividend record date in June (which would typically be declared in May), as mutually agreed by the Parties, (i) either Union Planters would declare its dividend in May with a record date in June corresponding to Regions' declaration and record dates or

(ii) Regions would declare its dividend in April with a record date in May corresponding to Union Planters' declaration and record date).

     5.4 Redemption of Union Planters Series E Preferred Stock. As promptly as practicable, and in any event within 20 days of the date of this Agreement, Union Planters shall take all action necessary to effect the redemption (subject to the rights of the holders of shares of Union Planters Series E Preferred Stock to convert such shares into shares of Union Planters Common Stock) of all Outstanding shares of Union Planters Series E Preferred Stock in accordance with the terms of the Union Planters Amended and Restated Charter and the applicable provisions of the TBCA so that such redemption shall occur no later than 50 days after the date of this Agreement. The Parties acknowledge and agree that the redemption described in this Section 5.4 will require the approval of the Board of Governors of the Federal Reserve System.

     5.5  Reasonable Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, the Parties and Newco will use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby on a timely basis and to cause to be satisfied the conditions in Article 6, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party and Newco to that end; provided that nothing contained herein shall preclude any Party or Newco from exercising its rights under this Agreement.

     (b) Union Planters shall take all actions necessary or required to ensure that the entering into of this Agreement, and the consummation of the transactions contemplated hereby (individually or in conjunction with any other event), do not and will not result in (i) Newco, Regions or any Affiliate of Regions or any other Person becoming an "Acquiring Person" for purposes of the Union Planters Rights Plan or the occurrence of a "Distribution Date" under the Union Planters Rights Plan or (ii) the ability of any Person to exercise any Union Planters Shareholder Rights under the Union Planters Rights Plan or enable or require the Union Planters Shareholder Rights to separate from the shares of Union Planters Common Stock to which they are attached or to be triggered or become exercisable, distributable or unredeemable.

     (c) Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, Union Planters, Regions and Newco shall execute and the Parties and Newco shall cause to be filed the articles of merger with the Tennessee Secretary and the Delaware Secretary.

     (d) Each Party and Newco undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would reasonably be expected to cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

     (e) The Parties and Newco shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties and Newco mutually agree upon.

     5.6  Shareholders' and Stockholders' Approvals.

     (a) Regions shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the Regions Stockholder Approval and such other matters as the Board of Directors of Regions may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Regions shall use its reasonable best efforts to obtain the Regions Stockholder Approval.

     (b) Union Planters shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the Union Planters Shareholder Approval and such other matters as the Board of Directors of Union Planters may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Union Planters shall use its reasonable best efforts to obtain the Union Planters Shareholder Approval.

     (c) Regions and Union Planters shall use their reasonable best efforts to hold their respective stockholder and shareholder meetings on the same day.

     5.7  Registration Statement; Joint Proxy Statement/Prospectus.

     (a) Each Party and Newco agree to cooperate with the other Party and Newco, and their Representatives, in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus. Neither the Joint Proxy Statement/Prospectus nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed, by Newco, Regions or Union Planters without consultation with the other Party, Newco and their counsel. Newco agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. The Parties and Newco agree to use all reasonable efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party and Newco agree to furnish all information concerning them and the holders of their capital stock as may be reasonably requested in connection with any such action.

     (b) Each Party and Newco agree, as to themselves and their Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to stockholders and at the times of the meetings of Regions stockholders and Union Planters shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party and Newco further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Joint Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party and Newco thereof and to take the necessary steps to correct the Joint Proxy Statement/Prospectus or the Registration Statement.

     5.8 Listing of Newco Common Stock. Newco shall cause the shares of Newco Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the First Effective Time.

     5.9  Applications and Consents.

     (a) The Parties and Newco shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

     (b) Without limiting the foregoing, the Parties and Newco shall cooperate with the other and use their reasonable best efforts to promptly (i) file applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, as amended, and obtaining approval of such applications and notices, (ii) file any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) make any notices to or filings with the Small Business Administration, (iv) make any notices or filings under the HSR Act, and (v) make any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from the NASD and any relevant state regulator in connection with a change of control of the Union Planters broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the "Regulatory Consents").

     (c) Each Party and Newco will promptly furnish to the other Party and Newco copies of applications filed with all Governmental Authorities and copies of written communications received by such Party and Newco from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party and Newco with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party and Newco will keep the other Party and Newco apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries and Newco are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

     5.10 Notification of Certain Matters. Each Party and Newco will give prompt notice to the other Party and Newco (and subsequently keep the other Party and Newco informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Sections 6.2(b) or 6.3(b) to be satisfied, or otherwise constitute a breach of this Agreement by the Party or Newco failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2(a), 6.2(b), 6.3(a) or 6.3(b), to be satisfied or give rise to such termination right.

     5.11  Investigation and Confidentiality.

     (a) Each Party and Newco shall permit the other Party and Newco to make or cause to be made such investigation of the business and Properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party and Newco reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations; and provided further, that neither Party nor any of their respective Subsidiaries nor Newco shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information or contravene any Law, Order, or Contract and the Parties and Newco will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party or Newco shall affect the representations and warranties of the other Party or Newco.

     (b) Each Party and Newco shall, and shall cause its Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party and Newco concerning its and its Subsidiaries' businesses, operations, and financial positions to the extent required by, and in accordance with the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party and Newco shall promptly return or certify the destruction of all documents and copies and extracts thereof, and all work papers containing confidential information received from the other Party and Newco.

     5.12 Press Releases; Publicity. Prior to the Effective Time, the Parties and Newco shall consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement and the transactions contemplated hereby prior to issuing such press release or public statement or making any other public disclosure related thereto; provided, that nothing in this Section 5.12 shall be deemed to prohibit any Party or Newco from making any disclosure necessary in order to satisfy such Party or Newco's disclosure obligations imposed by Law or the NYSE or any other self-regulatory organization.

     5.13  Acquisition Proposals.

     (a) Each Party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries' officers, directors, Representatives and Affiliates not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, or (iv) in the case of Union Planters only, waive any provisions of or amend the terms of the Union Planters Rights Plan to facilitate, any Acquisition Proposal; provided that, in the event either Party receives an unsolicited bona fide written Acquisition Proposal, such Party may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of such Party concludes in good faith (after receiving the advice of its outside counsel and its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided further that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Each Party will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Union Planters or Regions, as the case dictates, with respect to any Acquisition Proposal. Each Party will promptly (within one day) advise the other Party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep the other Party apprised of any related developments, discussions and negotiations on a current basis. Each of the Parties shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

     (b) Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

     5.14 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and Newco and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its stockholders or shareholders (other than as contemplated by Section 5.6)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement. Union Planters shall take all action necessary to ensure that, so long as this Agreement shall not have been terminated pursuant to the terms hereof, that no Person shall become able to exercise any rights under the Union Planters Rights Plan or enable or require the Union Planters Shareholder Rights to separate from the shares of Union Planters Common Stock to which they are attached or to be triggered or become exercisable or unredeemable as a result of entering into this Agreement or consummating the transactions contemplated hereby. The Parties and Newco agree that none of Union Planters' representations, warranties, covenants or agreements set forth in this Agreement shall be deemed to be inaccurate, untrue or breached in any respect for any purpose as a result of the redemption of the Union Planters Shareholder Rights with the prior written consent of Regions.

     5.15 Exemption from Liability Under Section 16(b). Regions and Union Planters agree that, in order to most effectively compensate and retain Union Planters Insiders and Regions Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Union Planters Insiders and Regions Insiders not be subject to a risk of liability under Section 16(b) of the 1934 Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Union Planters Common Stock and Union Planters Stock Options or Regions Common Stock and Regions Stock Options into shares of Newco Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.15. Assuming Union Planters and Regions deliver to Newco in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Union Planters and Regions subject to the reporting requirements of
Section 16(a) of the 1934 Act (respectively, the "Union Planters Insiders" and the "Regions Insiders"), the number of shares of Union Planters Common Stock or Regions Common Stock held or to be held by each such Union Planters Insider or Regions Insider expected to be exchanged for Newco Common Stock in the Merger, and the number and description of Union Planters Stock Options and Union Planters Stock-Based Awards or Regions Stock Options and Regions Stock-Based Awards held by each such Union Planters Insider or Regions Insider and expected to be converted into Newco Stock Options or Newco Stock-Based Awards, the Board of Directors of Newco, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing in substance that the receipt by the Union Planters Insiders and Regions Insiders of Newco Common Stock in exchange for shares of Union Planters Common Stock and Regions Common Stock, and of Newco Stock Options upon conversion of Union Planters Stock Options or Regions Stock Options, or Newco Stock-Based Awards upon conversion of Union Planters Stock-Based Awards or Regions Stock-Based Awards, in each case pursuant to the transactions contemplated by this Agreement, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from Liability pursuant to
Section 16(b) of the 1934 Act to the fullest extent permitted by applicable Law.

     5.16 Agreement of Affiliates. Union Planters and Regions have disclosed in Section 5.16 of their Disclosure Letters each Person whom they reasonably believe may be deemed an "affiliate" of Union Planters or Regions, respectively, for purposes of Rule 145 under the 1933 Act. Union Planters and Regions shall use their reasonable efforts to cause each such Person to deliver to Newco not later than the First Effective Time, a written agreement, in substantially the form of Exhibit 2-A and 2-B, respectively.

     5.17  Employee Benefits and Contracts.

     (a) Following the Effective Time, Newco at its election shall either (i) provide generally to officers and employees of Union Planters and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries ("Union Planters Continuing Employees"), employee benefits under Compensation and Benefit Plans maintained by Newco, on terms and conditions which are the same as for similarly situated officers and employees of Regions and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries ("Regions Continuing Employees"), or (ii) maintain for the benefit of the Union Planters Continuing Employees, the Compensation and Benefit Plans maintained by Union Planters immediately prior to the First Effective Time; provided that Newco may amend any Compensation and Benefit Plan maintained by Union Planters immediately prior to the First Effective Time to comply with any Law or as necessary and appropriate for other business reasons. Following the First Effective Time, Newco at its election shall either (i) provide generally to Regions Continuing Employees, employee benefits under Compensation and Benefit Plans maintained by Newco, on terms and conditions which are the same as for similarly situated Union Planters Continuing Employees, or (ii) maintain for the benefit of the Regions Continuing Employees, the Compensation and Benefits Plans maintained by Regions immediately prior to the First Effective Time; provided that Newco may amend any Compensation and Benefit Plan maintained by Regions immediately prior to the Effective Time to comply with any Law or as necessary and appropriate for other business reasons. For purposes of this Section 5.17, Compensation and Benefit Plans maintained by Regions or Union Planters are deemed to include Compensation and Benefit Plans maintained by their respective Subsidiaries.

     (b) For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under Newco's Compensation and Benefit Plans, service with or credited by Union Planters or any of its Subsidiaries or any of their predecessors or Regions or any of its Subsidiaries or any of their predecessors shall be treated as service with Newco; provided that this provision shall not cause Regions' tax-qualified defined benefit pension plan (which is not open to new participants) to be opened to new participants. To the extent permitted under applicable Law, Newco shall cause welfare Compensation and Benefit Plans maintained by Newco that cover the Union Planters Continuing Employees or Regions Continuing Employees ("Continuing Employees") after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under welfare Compensation and Benefit Plans maintained by Union Planters or Regions), and
(ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Union Planters Continuing Employees or Regions Continuing Employees under welfare Compensation and Benefit Plans maintained by Union Planters or Regions, respectively, to be credited to such Continuing Employees under welfare Compensation and Benefit Plans maintained by Newco, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such Continuing Employees under welfare Compensation and Benefit Plans maintained by Newco.

     (c) From the First Effective Time or the Effective Time, as the case may be, until December 31, 2005, Newco shall cause each medical Compensation and Benefit Plan maintained by Union Planters or Regions, respectively, to continue in effect for the benefit of the Union Planters Continuing Employees or Regions Continuing Employees, respectively, so long as such Continuing Employees remain eligible to participate and until they shall become eligible to become participants in the corresponding medical Compensation and Benefit Plans maintained by Newco (and, with respect to any such plan or program, subject to complying with the eligibility requirements after taking into account the service crediting and other provisions set forth above and subject to the right of Newco to terminate such plan or program).

     (d) Nothing in this Section 5.17 shall be interpreted as preventing Newco, from and after the Effective Time, from amending, modifying or terminating any Compensation and Benefit Plans maintained by Regions, Compensation and Benefit Plans maintained by Union Planters, or other Contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

     5.18  Indemnification.

     (a) From and after the Effective Time or the First Effective Time, as the case may be, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time or the First Effective Time, as the case may be, a director or officer of Union Planters or Regions or any of their Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of Union Planters, Regions, any of their Subsidiaries, or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time or the First Effective Time, as the case may be, Newco shall indemnify and hold harmless, to the fullest extent permitted by applicable Law each such Indemnified Party against any Liability (including advancement of reasonable attorneys' fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation.

     (b) Newco agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of Union Planters, Regions and their Subsidiaries (the "Covered Parties") as provided in their respective Organizational Documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with Union Planters, Regions or their Subsidiaries and disclosed in Union Planters' Disclosure Letter or Regions' Disclosure Letter with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 5.18(b) shall be deemed to preclude any liquidation, consolidation, or merger of any Union Planters or Regions Subsidiaries, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by Newco is required to effectuate any indemnification, Newco shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Newco and the Indemnified Party.

     (c) Newco, from and after the Effective Time or the First Effective Time, as the case may be, will directly or indirectly cause the Persons who served as directors or officers of Union Planters and Regions immediately prior to the Effective Time to be covered by Union Planters or Regions', respectively, existing directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the Effective Time or the First Effective Time, as the case may be, which were committed by such officers and directors in their capacity as such; provided, that (i) Newco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy, (ii) in no event shall Newco be required to expend more than 250% per year of coverage of the amount currently expended by Union Planters and Regions per year of coverage as of the date of this Agreement (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto, and (iii) if notwithstanding the use of reasonable best efforts to do so, Newco is unable to maintain or obtain the insurance called for by this Section 5.18(c), Newco shall obtain as much comparable insurance as available for the Maximum Amount. Such insurance coverage shall commence at the Effective Time or the First Effective Time, as the case may be, and will be provided for a period of no less than six years after the Effective Time or the First Effective Time, as the case may be.

     (d) Any Indemnified Party wishing to claim indemnification under Section 5.18(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Newco thereof; provided that the failure so to notify shall not affect the obligations of Newco under Section 5.18(a) unless and to the extent that Newco is prejudiced as a result of such failure.

     (e) The provisions of this Section 5.18 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     5.19  Corporate Governance.

     (a) Newco's by-laws at the Effective Time shall contain a Section as set forth below (and all actions shall be taken to give effect thereto). The provisions of this by-law shall also be considered an agreement of the Parties in this Agreement mutatis mutandi.

                                     BY-LAW

          SECTION  .  CEO POSITION AND SUCCESSION; BOARD COMPOSITION.

          (a) The Board of Directors of Newco has resolved that, effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of January 22, 2004, by and between Regions Financial Corporation ("Regions") and Union Planters Corporation ("Union Planters"), as the same may be amended from time to time (the "Merger Agreement")), Carl E. Jones, Jr. shall serve as Chairman of the Board and Chief Executive Officer of Newco and Jackson W. Moore shall become the President and Chief Executive Officer-Designate of Newco. The Board of Directors of Newco has further resolved that Jackson W. Moore shall be the successor to Carl E. Jones, Jr. as the Chief Executive Officer of Newco, with such succession to become effective on July 1, 2005 or any such earlier date as of which Carl E. Jones, Jr. ceases for any reason to serve in the position of Chief Executive Officer of Newco (the date of such succession, the "First Succession Date"), and that Carl E. Jones, Jr. shall continue to serve as Chairman of the Board following the First Succession Date until June 30, 2006. The Board of Directors has further resolved that Jackson W. Moore shall be the successor to Carl E. Jones, Jr. as the Chairman of the Board of Newco, with such succession to become effective on July 1, 2006 or any such earlier date as of which Carl E. Jones, Jr. no longer serves as the Chairman of the Board of Newco (the "Second Succession Date").

          (b) Effective as of the Effective Time, the Board of Directors of Newco shall be comprised of 26 directors, of which thirteen shall be former members of the Board of Directors of Regions chosen by Regions (the "Former Regions Directors") and thirteen of which shall be former members of the Board of Directors of Union Planters chosen by Union Planters (the "Former Union Planters Directors") and the Former Regions Directors and the Former Union Planters Directors shall be apportioned among the three classes of the Board of Directors in a manner as nearly equal as possible. From and after the Effective Time through June 30, 2007, all vacancies on the Board of Directors of Newco created by the cessation of service of a Former Regions Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of Newco by a majority of the remaining Former Regions Directors, and all vacancies on the Board of Directors of Newco created by the cessation of service of a Former Union Planters Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of Newco by a majority of the remaining Former Union Planters Directors, and all directors so nominated and appointed or elected to the Board of Directors of Newco by the Former Regions Directors shall be considered "Former Regions Directors" for purposes of this Section and all directors so nominated and appointed or elected to the Board of Directors of Newco by the Former Union Planters Directors shall be considered "Former Union Planters Directors" for purposes of this Section
       .

          (c) The removal of Carl E. Jones, Jr. or Jackson W. Moore from, or the failure to appoint or re-elect Carl E. Jones, Jr. or Jackson W. Moore to,
     any of the positions specifically provided for in this Section   , and any
     amendment to or termination of any employment agreement with Carl E. Jones, Jr. or Jackson W. Moore, prior to the Second Succession Date and any determination not to nominate Carl E. Jones, Jr. or Jackson W. Moore as a Director of Newco, prior to the Second Succession Date, shall each require the affirmative vote of at least 66 2/3% of the full Board of Directors.

          (d) The provisions of this Section   may be modified, amended or
     repealed, and any By-law provision inconsistent with the provisions of this
     Section   may be adopted, only by an affirmative vote of at least 66 2/3%
     of the full Board of Directors. In the event of any inconsistency between
     any provision of this Section   and any other provision of these By-laws or
     the Newco's other constituent documents, the provisions of this Section are intended to control.

     (b) The headquarters of Newco and the lead Subsidiary bank will be located in Birmingham, Alabama and the following business units of Newco will be headquartered in the following places: (A) banking shall be headquartered in Birmingham, Alabama; and (B) broker-dealer and investment services and mortgage banking shall be headquartered in Memphis, Tennessee unless otherwise determined in each case by the affirmative vote of at least 66 2/3% of the full Newco Board of Directors.

     (c) As of the date hereof, Jackson W. Moore, Union Planters and Regions shall enter into an amendment to Jackson W. Moore's employment agreement. Union Planters and Jackson W. Moore shall also enter into an amendment to Jackson W. Moore's Supplemental Executive Retirement Agreement. As of the date hereof, Carl
E. Jones, Jr. and Regions shall enter into an amendment to Carl E. Jones, Jr.'s employment agreement. No amendment, waiver or change may be made to any of the foregoing without the consent of Regions and Union Planters.

     (d) During each year following the Effective Time, the Board of Directors of Newco shall hold at least two regular meetings of the Board of Directors in Birmingham, Alabama and at least two regular meetings in Memphis, Tennessee unless otherwise determined by the affirmative vote of at least 66 2/3% of the full Board of Directors.

     5.20 Formation of Newco. As soon as practicable following the date of this Agreement, Regions and Union Planters shall cause Newco to be duly organized under Delaware law as a direct subsidiary of Regions and Union Planters and to become a party to this Agreement by executing and delivering a supplement hereto, and the representations, warranties, covenants and agreements contained herein made with respect to, or on behalf of, Newco shall be deemed to be made as of the effective time of Newco becoming a party hereto. The Parties agree to cause Newco to comply with all of Newco's agreements, covenants and obligations under this Agreement and to promptly effect the Newco Stockholder Approval. Prior to the Effective Time, the Board of Directors of Newco shall consist of one Regions officer designated by Regions and one Union Planters officer designated by Union Planters, and following the Effective Time, the Board of Directors of Newco shall be constituted as provided in Section 5.19 above.

     5.21 Change of Method. Union Planters and Regions shall be empowered, upon their mutual agreement and without additional approval of their respective Boards of Directors, at any time prior to the Effective Time, to change the method of effecting the combination of Union Planters and Newco, and/or of Regions and Newco (including the provisions of Article 1 and Article 2), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Newco Common Stock received by Union Planters shareholders in exchange for each share of Union Planters Common Stock,
(ii) adversely affect the tax treatment of Union Planters' shareholders or Regions' stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Union Planters or Regions pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.6.

     5.22 Restructuring Efforts. If either Regions or Union Planters shall have failed to obtain the requisite vote or votes of its Holders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its Holders or at any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change the amount or kind of the merger consideration in a manner adverse to such party or its Holders) and/or to resubmit the transaction to their respective Holders for approval.

                                   ARTICLE 6

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     6.1 Conditions to Obligations of Each Party. The respective obligations of each Party and Newco to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 8.7:

          (a) Stockholder and Shareholder Approval. Union Planters shall have obtained the Union Planters Shareholder Approval and Regions shall have obtained the Regions Stockholder Approval.

          (b) Regulatory Approvals. All Regulatory Consents required to consummate the Merger (the "Required Consents") shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired and (ii) not be subject to any term or condition that would, after the Effective Time, have or be reasonably likely to have, a Material Adverse Effect on Newco.

          (c) No Orders or Restraints; Illegality. No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the First Step Merger or the Second Step Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the First Step Merger or the Second Step Merger.

          (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC or any other Governmental Authority to suspend the effectiveness thereof shall have been initiated and be continuing or be threatened.

          (e) Listing of Newco Common Stock. The shares of Newco Common Stock to be issued to the holders of Union Planters Common Stock and Regions Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     6.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the First Step Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 8.7:

          (a) Representations and Warranties. The representations and warranties of Union Planters and Newco set forth in this Agreement, after giving effect to Sections 4.1 and 4.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Regions shall have received certificates, dated the Closing Date, signed on behalf of Union Planters by the Chief Executive Officer and Chief Financial Officer of Union Planters and signed on behalf of Newco to such effect.

          (b) Performance of Agreements and Covenants. Union Planters and Newco shall have duly performed and complied with the agreements and covenants required to be performed and complied with by it pursuant to this Agreement prior to the Effective Time in all material respects and Regions shall have received a certificate, dated the Closing Date, signed on behalf of Union Planters by the Chief Executive Officer and Chief Financial Officer of Union Planters, to such effect.

          (c) Tax Opinion. Regions shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to Regions, dated the date of the Effective Time, substantially to the effect that, (i) each of the First Step Merger and the Second Step Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Regions and Newco will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code in respect of the First Step Merger and each of Union Planters and Newco will be a party to the reorganization in respect of the Second Step Merger, and
     (iii) no gain or loss will be recognized by holders of Regions Common Stock who exchange all of their Regions Common Stock solely for Newco Common Stock pursuant to the First Step Merger. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Regions reasonably satisfactory in form and substance to such counsel.

          (d) Effective Time. All actions shall have been taken, and all conditions satisfied, for the Effective Time to occur (unless the failure to be so satisfied is a result of actions or omissions by Regions).

     6.3 Conditions to Obligations of Union Planters. The obligations of Union Planters to perform this Agreement and consummate the Second Step Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Union Planters pursuant to Section 8.7:

          (a) Representations and Warranties. The representations and warranties of Regions and Newco set forth in this Agreement, after giving effect to Sections 4.1 and 4.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Union Planters shall have received certificates, dated the Closing Date, signed on behalf of Regions by the Chief Executive Officer and Chief Financial Officer of Regions and signed on behalf of Newco to such effect.

          (b) Performance of Agreements and Covenants. Regions and Newco shall have duly performed and complied with the agreements and covenants required to be performed and complied with by it pursuant to this Agreement prior to the Effective Time in all material respects and Union Planters shall have received a certificate, dated the Closing Date, signed on behalf of Regions by the Chief Executive Officer and Chief Financial Officer of Regions, to such effect.

          (c) Tax Opinion. Union Planters shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to Union Planters, dated the date of the Effective Time, substantially to the effect that, (i) each of the First Step Merger and the Second Step Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Regions and Newco will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code in respect of the First Step Merger and each of Union Planters and Newco will be a party to the reorganization in respect of the Second Step Merger, and
     (iii) no gain or loss will be recognized by holders of Union Planters Common Stock who exchange all of their Union Planters Common Stock solely for Newco Common Stock pursuant to the Second Step Merger. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Union Planters reasonably satisfactory in form and substance to such counsel.

          (d) Consummation of the First Step Merger. The First Effective Time shall have occurred and the First Step Merger shall have been consummated and the covenant set forth in Section 5.19(a) shall have been satisfied in all respects (unless the failure to be so satisfied is as a result of actions or omissions by Union Planters).

                                   ARTICLE 7

                                  TERMINATION

     7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the Union Planters Shareholder Approval and Regions Stockholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the First Effective Time:

          (a) By mutual consent of the Board of Directors of both Parties; or

          (b) By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party's obligations set forth in Section 6.2 or 6.3, as the case dictates, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (c) By the Board of Directors of either Party in the event that any Required Consent has been denied by final nonappealable action of such authority; or

          (d) By the Board of Directors of either Party in the event that the Merger has not been consummated by December 31, 2004 (the "Termination Date"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 7.1; or

          (e) By the Board of Directors of either Party in the event that (i) the Board of Directors of the other Party has failed to recommend that its shareholders vote in favor of this Agreement or has withdrawn, modified or qualified such recommendation in a manner adverse to the terminating Party,
     (ii) the other Party has failed to substantially comply with its obligations under Section 5.6 or 5.13, or (iii) the Board of Directors of the other Party has recommended or endorsed an Acquisition Proposal; or

          (f) By the Board of Directors of either Party, if it determines in good faith by a majority vote that the other Party has substantially engaged in bad faith in breach of its obligations under Section 5.22 of this Agreement.

     7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, and none of Regions, Union Planters, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (a) the provisions of Sections 4.3(q) and 5.11(b), this
Section 7.2, and Article 8 shall survive any such termination and abandonment, and (b) a termination of this Agreement shall not relieve the breaching Party from Liability for any uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1  Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "1933 ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "ACQUISITION PROPOSAL" shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a Party and its Subsidiaries or 25% or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Party.

          "AFFILIATE" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "COMPENSATION AND BENEFIT PLAN" shall mean any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any other employee program or agreement, any medical, vision, dental, or other written health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, including any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA), maintained by, sponsored in whole or in part by, or contributed to by a Party for the benefit of its and its Subsidiaries' employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate and, except for the purposes of Section 5.17, any employment, severance, termination, consulting or retirement Contract with its or its Subsidiaries' current or former employees.

          "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated November 25, 2003, by and between Regions and Union Planters.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

          "DGCL" shall mean the Delaware General Corporation Law, as amended.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., and any other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA PLAN" shall mean any Compensation and Benefit Plan which is an "employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA, or an "employee pension benefit plan," as that term is defined in
     Section 3(2) of ERISA.

          "EXCHANGE AGENT" shall mean an exchange agent mutually agreed upon by Regions and Union Planters, which may be an Affiliate of Regions.

          "EXCHANGE RATIO" shall mean 1.2346.

          "EXHIBITS" 1 through 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FACILITIES" shall mean all buildings and improvements on the Property of any Person and any of its Subsidiaries.

          "FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition or balance sheets (including related notes and schedules, if any) of a Party included in any SEC Report filed by a Party, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in any SEC Report filed by a Party, and (ii) the consolidated statements of condition or balance sheets of a Party (including related notes and schedules, if any), and related statement of income, change in shareholders' equity, and cash flows (including related notes and schedules, if any) included in its SEC Reports.

          "GAAP" shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

          "GOVERNMENTAL AUTHORITY" shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable

     Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities, black mold and any polychlorinated biphenyls).

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTELLECTUAL PROPERTY" shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, Trade Secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "JOINT PROXY STATEMENT/PROSPECTUS" shall mean the joint proxy statement and prospectus and other proxy solicitation materials of Regions and Union Planters constituting a part of the Registration Statement.

          "LAW" shall mean any code, law (including common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable and (ii) in the case of depository institution Subsidiaries of a Party, pledges to secure deposits.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, suit or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations by Regulatory Authorities.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NEWCO COMMON STOCK" shall mean the common stock of Newco.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

          "ORGANIZATIONAL DOCUMENTS" shall mean the articles of incorporation, certificate of incorporation, charter, by-laws or other similar governing instruments, in each case as amended as of the date specified, of any Person, including the Union Planters Amended and Restated Charter and the Regions Restated Certificate of Incorporation.

          "OUTSTANDING" shall mean, with respect to shares of capital stock of a Party, shares of such capital stock that are issued and outstanding at a particular time.

          "PARTY" shall mean either Regions or Union Planters, and "PARTIES" shall mean both Regions and Union Planters.

          "PENSION PLAN" shall mean any ERISA Plan which is also subject to
     Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, order or permit from Governmental Authorities that are required for the operation of a Party's respective businesses.

          "PERMITTED ISSUANCES" shall mean (a) in the case of Regions, (i) issuances of Regions Common Stock upon exercise of Rights outstanding as of the date hereof issued under the Regions Stock Plans, (ii) issuances of new Rights pursuant to and in accordance with the Regions Stock Plans for up to 105% of the number by type (i.e., options, restricted stock) of Rights issued by Regions during the twelve months prior to the date hereof, provided that (A) such new issuances are in the ordinary course of business and consistent with past practice in terms of the timing, type, terms and amount of such issuances and (B) such Rights do not vest in connection with the transactions contemplated by this Agreement, (iii) issuances of Regions Common Stock in accordance with the Regions Stock Plans pursuant to Rights outstanding as of the date hereof and (ii) Rights issued under (a)(ii) above, and (iv) issuances of Regions Common Stock pursuant to the Regions DRIP to the extent permitted hereunder; and (b) in the case of Union Planters, (i) issuances of Union Planters Common Stock upon conversion of Union Planters Series E Preferred Stock, (ii) issuances of Union Planters Common Stock upon exercise of Rights outstanding as of the date hereof issued under the Union Planters Stock Plans, (iii) issuances of new Rights pursuant to and in accordance with the Union Planters Stock Plans for up to 105% of the number by type (i.e., options, restricted stock) of Rights issued by Union Planters during the twelve months prior to the date hereof, provided that (A) such issuances are in the ordinary course of business and consistent with past practice in terms of the timing, type, terms and amount of such issuances and (B) such Rights do not vest in connection with the transactions contemplated by this Agreement, (iv) issuances of Union Planters Common Stock pursuant to the Union Planters DRIP to the extent permitted hereunder, and (v) issuances of Union Planters Common Stock in accordance with the Union Planters Stock Plans pursuant to Rights outstanding as of the date hereof and Rights issued under (b)(iii) above.

          "PERMITTED REPURCHASES" shall mean (a) repurchases of Regions Capital Stock or Union Planters Capital Stock in accordance with any stock repurchase program announced prior to the date of this Agreement by a Party, or any extension or renewal of such program, and (b) repurchases or redemptions (including any cancellation upon conversion into Union Planters Common Stock) of the issued and outstanding shares of Union Planters Series E Preferred Stock in accordance with Section 5.4.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PROPERTY" shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

          "REGIONS CAPITAL STOCK" shall mean Regions Common Stock and Regions Preferred Stock.

          "REGIONS COMMON STOCK" shall mean the $0.625 par value per share common stock of Regions.

          "REGIONS PREFERRED STOCK" shall mean the $1.00 par value per share preferred stock of Regions.

          "REGIONS RESTATED CERTIFICATE OF INCORPORATION" shall mean the restated certificate of incorporation of Regions in effect as of the date of this Agreement and amended from time to time thereafter.

          "REGIONS STOCK PLAN" shall mean any equity compensation plan of Regions.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Newco under the 1933 Act with respect to the shares of Newco Common Stock to be issued to the shareholders of Union Planters and Regions in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Internal Revenue Service, the PBGC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, the NYSE, and the SEC (including, in each case, the staff thereof).

          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

          "RIGHTS" shall mean, with respect to any Person, securities, or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the Regions Stock Options, Regions Stock-Based Awards, Union Planters Stock Options and Union Planters Stock-Based Awards, but shall not include the Union Planters Shareholder Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, offering circulars, information statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Company Act, the Investment Advisers Act, the Trust Indenture Act of 1939, each as amended, state securities and "Blue Sky" Laws, including in each case the rules and regulations of any Governmental Authority promulgated thereunder.

          "SUBSIDIARY" or "SUBSIDIARIES" shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC; provided that there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "TAX" or "TAXES" shall mean all federal, state, local, and foreign taxes, levies, imposts, duties, or other like assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any related interest and penalties, or additions thereto.

          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a Taxing authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "TBCA" shall mean the Tennessee Business Corporation Act, as amended.

          "TECHNOLOGY SYSTEMS" shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property which are used by Person and its Subsidiaries.

          "TENNESSEE CODE" shall mean the Tennessee Code, as amended.

          "TERMINATION FEE" shall mean $225,000,000 for any payments by Union Planters, and $320,000,000 for any payments by Regions.

          "TRADE SECRETS" means all trade secrets and confidential information and know-how, including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

          "UNION PLANTERS AMENDED AND RESTATED CHARTER" shall mean the amended and restated charter of Union Planters in effect as of the date of this Agreement and as amended from time to time thereafter.

          "UNION PLANTERS CAPITAL STOCK" shall mean the Union Planters Common Stock and the Union Planters Preferred Stock.

          "UNION PLANTERS COMMON STOCK" shall mean the $5.00 par value per share common stock of Union Planters, together with the Union Planters Shareholder Rights attached thereto pursuant to the Union Planters Rights Plan.

          "UNION PLANTERS PREFERRED STOCK" shall mean the preferred stock, no par value, of Union Planters, including without limitation the Union Planters Series E Preferred Stock and the Union Planters Series F Preferred Stock.

          "UNION PLANTERS RIGHTS PLAN" shall mean that certain Rights Agreement dated as of January 19, 1999, by and between Union Planters and Union Planters Bank, National Association, as Rights Agent, as amended by the Amendment to Rights Agreement, dated as of December 3, 2001, by and between Union Planters and American Stock Transfer & Trust Company as Rights Agent.

          "UNION PLANTERS SERIES E PREFERRED STOCK" shall mean the Series E Preferred Stock, no par value, of Union Planters.

          "UNION PLANTERS SERIES F PREFERRED STOCK" shall mean the Series F Preferred Stock, no par value, of Union Planters.

          "UNION PLANTERS SHAREHOLDER RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Union Planters Rights Plan.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Agreement...................................................   Preamble
Available Regions Stock Plan Shares.........................   Section 1.6(d)
Available Union Planters Stock Plan Shares..................   Section 2.6(d)
CERCLA......................................................   Section 4.3(h)
Closing.....................................................   Section 2.2
Closing Date................................................   Section 2.2
Continuing Employees........................................   Section 5.17(b)
Covered Parties.............................................   Section 5.18(b)
Delaware Secretary..........................................   Section 1.2
Disclosure Letter...........................................   Section 4.1
Effective Time..............................................   Section 2.3

ERISA Affiliate.............................................   Section 4.3(k)(v)
Exchange Fund...............................................   Section 3.1(a)
FDIC........................................................   Section 4.3(i)(iii)
First Effective Time........................................   Section 1.2
First Step Merger...........................................   Section 1.1
First Succession Date.......................................   Section 5.19(a)
Former Regions Directors....................................   Section 5.19(b)
Former Union Planters Directors.............................   Section 5.19(b)
Holder......................................................   Section 3.1(b)
Indemnified Parties.........................................   Section 5.18(a)
Material Adverse Effect.....................................   Section 4.2(b)
Maximum Amount..............................................   Section 5.18(c)
Merger......................................................   Section 2.1
New Certificates............................................   Section 3.1(a)
Newco.......................................................   Recitals
Newco Stock Option..........................................   Section 1.6(a)
Newco Stock-Based Award.....................................   Section 1.6(b)
Newco Stockholder Approval..................................   Section 4.3(b)(i)(C)
Old Certificates............................................   Section 2.4(b)
Old Regions Certificates....................................   Section 1.3(b)
Old Union Planters Certificates.............................   Section 2.4(b)
PBGC........................................................   Section 4.3(b)(iv)
PCBs........................................................   Section 4.3(h)
Regions.....................................................   Preamble
Regions DRIP................................................   Section 1.6(f)
Regions Insiders............................................   Section 5.15
Regions Stock Option........................................   Section 1.6(a)
Regions Stock-Based Award...................................   Section 1.6(b)
Regions Stockholder Approval................................   Section 4.3(b)(i)(B)
Regulatory Consents.........................................   Section 5.9(b)
Required Consents...........................................   Section 6.1(b)
Second Step Merger..........................................   Section 2.1
Second Succession Date......................................   Section 5.19(a)
SEC Reports.................................................   Section 4.3(d)(i)
Takeover Laws...............................................   Section 4.3(p)
Tennessee Secretary.........................................   Section 2.3
Termination Date............................................   Section 7.1(d)
Union Planters..............................................   Preamble
Union Planters DRIP.........................................   Section 2.6(f)
Union Planters Insiders.....................................   Section 5.15
Union Planters Shareholder Approval.........................   Section 4.3(b)(i)(A)
Union Planters Stock Option.................................   Section 2.6(a)
Union Planters Stock Plan...................................   Section 2.6(a)
Union Planters Stock-Based Award............................   Section 2.6(b)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." The words "hereby," "herein," "hereof" or "hereunder," and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

     8.2  Non-Survival of Representations and Covenants.  Except for Article 1,
Article 2 and Article 3, Sections 5.5(d), 5.11(b) and 5.19, and this Article 8, the respective representations, warranties, obligations, covenants, and agreements of the Parties and Newco shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

     8.3  Expenses.

     (a) Except as otherwise provided in this Section 8.3 or in Section 8.4, each of the Parties and Newco shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that the Parties shall each bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement/Prospectus.

     (b) Nothing contained in this Section 8.3 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party or Newco of the terms of this Agreement or otherwise limit the rights of the non-breaching Party or Newco.

     8.4  Termination Fee.

     (a) In the event that (i) Regions or Union Planters, respectively, shall terminate this Agreement pursuant to Sections 7.1(d) or 7.1(e)(i) or (ii), (ii) the Union Planters Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Union Planters shareholders' meeting where this Agreement was presented to such shareholders for approval and voted upon or the Regions Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Regions stockholders' meeting where this Agreement was presented to such stockholders for approval and voted upon, (iii) at any time after the date of this Agreement and prior to such vote there shall have been publicly announced an Acquisition Proposal with respect to Union Planters or Regions, respectively, that has not been formally and absolutely withdrawn or abandoned prior to such termination, and (iv) within 12 months following such termination an Acquisition Proposal with respect to Union Planters or Regions, respectively, is consummated or a definitive agreement or letter of intent is entered into by Union Planters or Regions, respectively, with respect to an Acquisition Proposal, Union Planters or Regions, respectively, shall pay Regions or Union Planters, respectively, the terminating Party the Termination Fee within five business days after the date of the event described in clause (iv), by wire transfer of immediately available funds.

     (b) In the event that (i) either Party shall terminate this Agreement pursuant to Sections 7.1(d) or 7.1(f), (ii) at any time after the date of this Agreement and prior to such termination there shall have been publicly announced an Acquisition Proposal with respect to the other Party that has not been formally and absolutely withdrawn or abandoned prior to such termination, (iii) following the announcement of such Acquisition Proposal, the other Party shall have either (x) engaged in a bad faith breach of its obligations under Section
5.22 of this Agreement or (y) intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (in the case of this clause (y)) shall have materially contributed to the failure of the Effective Time to occur on or before the Termination Date, and (iv) within 12 months following such termination an Acquisition Proposal with respect to such Party is consummated or a definitive agreement or letter of intent is entered into by such Party with respect to an Acquisition Proposal, such

Party shall pay the terminating Party the Termination Fee within five business days after the date of the event described in clause (iv), by wire transfer of immediately available funds.

     (c) In the event that either Party shall terminate this Agreement pursuant to Sections 7.1(e)(iii), then, in each case, the other Party shall pay to the terminating Party the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.

     (d) The Parties hereby acknowledge that the agreements contained in this
Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Party would enter into this Agreement. In the event that either Party fails to pay when due any amount payable under this Section 8.4, then (i) the defaulting Party shall reimburse the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the defaulting Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) over the "prime rate" (as announced by Citibank, N.A.) in effect on the date such overdue amount was originally required to be paid.

     (e) A Party shall only be obligated to pay one Termination Fee.

     8.5 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Disclosure Letters and Exhibits) constitutes the entire agreement between the Parties and Newco with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or Newco or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as provided in Sections 5.18 and 5.19.

     8.6 Amendments. Before the Effective Time, this Agreement may be amended by a subsequent writing signed by each of the Parties and Newco, whether before or after the Union Planters Shareholder Approval or Regions Stockholder Approval has been obtained, except to the extent that any such amendment would violate applicable Law or would require the approval of the shareholders of Union Planters or stockholders of Regions, unless such required approval is obtained.

     8.7  Waivers.

     (a) Prior to or at the Effective Time, either Party or Newco shall have the right to waive any Default in the performance of any term of this Agreement by the other Party or Newco, to waive or extend the time for the compliance or fulfillment by the other Party or Newco of any and all of such other Party's or Newco's obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party or Newco shall be effective unless in writing signed by a duly authorized officer of such Party or Newco.

     (b) The failure of any Party or Newco at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party or Newco at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     8.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party or Newco (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

     8.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Union Planters:              Union Planters Corporation
                             6200 Poplar Avenue
                             Memphis, TN 38119
                             Telecopy Number: (901) 580-4406
                             Attention: Jackson W. Moore
                                       Chief Executive Officer
Copy to Counsel:             6200 Poplar Avenue
                             Memphis, TN 38119
                             Telecopy Number: (901) 580-5770
                             Attention: E. James House, Jr., Esq.
                                       General Counsel
                             Wachtell, Lipton, Rosen & Katz
                             51 West 52nd Street
                             New York, NY 10019
                             Telecopy Number: (212) 403-2000
                             Attention: Edward D. Herlihy, Esq.
Regions:                     Regions Financial Corporation
                             417 North 20th Street
                             Birmingham, AL 35202
                             Telecopy Number: (205) 326-7818
                             Attention:  Carl E. Jones, Jr.
                                        Chief Executive Officer
Copy to Counsel:             417 North 20th Street
                             Birmingham, AL 35202
                             Telecopy Number: (205) 326-7751
                             Attention: R. Alan Deer, Esq.
                                       General Counsel
                             Sullivan & Cromwell LLP
                             125 Broad Street
                             New York, NY 10004-2498
                             Telecopy Number: (212) 558-3588
                             Attention: H. Rodgin Cohen, Esq.
                                       Mark J. Menting, Esq.

     8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable principles of conflicts of Laws, except to the extent that the Laws of the State of Tennessee relate to the consummation of the Merger.

     8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and which counterparts may be delivered by facsimile.

     8.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     8.13 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party or Newco, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties and Newco acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties and Newco. Nothing contained herein shall require any Party or person to take any action of any type in violation of applicable law.

     8.14 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or Newco. Upon such determination, the Parties and Newco shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties and Newco. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.15 Waiver of Jury Trial. Each Party and Newco acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party and Newco hereby irrevocably and unconditionally waives any right such Party and Newco may have to a trial by jury in respect of any Litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party and Newco certifies and acknowledges that (a) no representative, agent or attorney of the other Party or Newco has represented, expressly or otherwise, that such other Party or Newco would not, in the event of Litigation, seek to enforce the foregoing waiver, (b) each Party and Newco understands and has considered the implications of this waiver, (c) each Party and Newco makes this waiver voluntarily, and (d) each Party and Newco has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.15.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered on its behalf by its duly authorized officers as of the day and year first above written.

                                          REGIONS FINANCIAL CORPORATION

                                          By:    /s/ CARL E. JONES, JR.
                                            ------------------------------------
                                              Name:    Carl E. Jones, Jr.
                                              Title:   Chief Executive Officer

                                          UNION PLANTERS CORPORATION

                                          By:     /s/ JACKSON W. MOORE
                                            ------------------------------------
                                              Name:    Jackson W. Moore
                                              Title:   Chief Executive Officer

                                                                       EXHIBIT 1

                         AMENDMENT TO RIGHTS AGREEMENT

     This Amendment to Rights Agreement (this "Amendment"), dated as of January 22, 2004, by and between UNION PLANTERS CORPORATION, a Tennessee corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation ("Rights Agent"), further amends that certain Rights Agreement (the "Rights Agreement"), dated as of January 19, 1999, by and between the Company and Union Planters Bank, National Association, as amended by the Company and the Rights Agent as of December 3, 2001. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

     WHEREAS, the Company's Board of Directors has approved, and the Company intends to execute, an Agreement and Plan of Merger (as amended, supplemented, modified or replaced from time to time, the "Merger Agreement"), dated as of January 22, 2004, by and between the Company and Regions Financial Corporation, a Delaware corporation ("Regions Financial"), pursuant to which the Company and Regions Financial will be merged with and into a direct wholly owned subsidiary of the Company and Regions Financial organized under Delaware law ("Newco"), with Newco as the surviving corporation (the "Merger");

     WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger, are in the best interests of the Company and its shareholders;

     WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement, that an amendment to the Rights Agreement as set forth herein is necessary and desirable to exempt the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment;

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provisions of the Rights Agreement, subject to the limitations set forth in such
Section 26; and

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth herein;

     NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

          A. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate alphabetical locations:

             "Merger" shall mean the "Merger" as such term is defined in the Merger Agreement.

             "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of January 22, 2004, by and between the Company and Regions Financial, as it may be amended, supplemented, modified or replaced from time to time.

             "Newco" shall mean a direct wholly owned subsidiary of the Company and Regions Financial organized under Delaware law, into which the Company and Regions Financial will merge in the Merger.

             "Regions Financial" means Regions Financial Corporation, a Delaware corporation.

          B. Amendment of the Definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

             "Notwithstanding anything in this Rights Agreement to the contrary, neither Regions Financial, Newco nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person as a result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or (iii) the consummation of any other transaction contemplated by the Merger Agreement, including, without limitation, the exchange of common stock of the Company for common stock of Newco pursuant to the Merger Agreement."

          C. Amendments to Section 3.

          Section 3(b) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

             "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated by the Merger Agreement, including, without limitation, the exchange of common stock of the Company for common stock of Newco pursuant to the Merger Agreement, or (iv) the public announcement of any of the foregoing."

          Section 3 of the Rights Agreement is amended to add the following sentence at the end thereof as a new Section 3(e):

             "(e) Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement, including but not limited to under Section 11 hereof, by virtue of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated by the Merger Agreement, including, without limitation, the exchange of common stock of the Company for common stock of Newco pursuant to the Merger Agreement, or (iv) the public announcement of any of the foregoing."

          D. Effective Date of Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

          E. Effect of Amendment. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.

          F. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

          G. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          H. Governing Law. This Amendment shall be deemed to be a contract made under the law of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the law of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

          I. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          J. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

                                          UNION PLANTERS CORPORATION

                                          By:     /s/ JACKSON W. MOORE
                                            ------------------------------------
                                              Name:    Jackson W. Moore
                                              Title:   Chief Executive Officer

                                          AMERICAN STOCK TRANSFER & TRUST
                                          COMPANY

                                          By:        /s/ JOSEPH WOLF
                                            ------------------------------------
                                              Name:    Joseph Wolf
                                              Title:   Vice President

                                                                     EXHIBIT 2-A

                            FORM OF AFFILIATE LETTER

Newco

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Union Planters Corporation, a Tennessee corporation ("Union Planters"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of January 22, 2004 (the "Merger Agreement"), by and between Union Planters and Regions Financial Corporation, a Delaware corporation ("Regions"), Union Planters and Regions shall be merged with and into a direct wholly owned subsidiary of Union Planters and Regions organized under Delaware law ("Newco") with Newco as the surviving corporation (the "Merger"), and each share of common stock, par value $5.00 per share, of Union Planters ("Union Planters Common Stock") shall be converted into
the right to receive 1 shares of common stock, par value $[     ] per share, of
Newco ("Newco Common Stock"). I further understand that I may receive Newco Common Stock as a result of the exercise of Union Planters Stock Options or other similar Rights. All capitalized terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     I hereby represent, warrant and covenant to Newco that, in the event I receive any Newco Common Stock as a result of the Merger:

          1. The Newco Common Stock to be received by me as a result of the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or any Union Planters Stock Option, Right or other interest (all such shares and securities being referred to herein as "Restricted Securities") will be taken for my own account, and not for others, directly or indirectly, in whole or in part, and I will not make any sale, transfer or other disposition of Restricted Securities in violation of the Act.

          2. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Restricted Securities to the extent I believed necessary with my counsel or counsel for Union Planters.

          3. I have been advised that the issuance of Newco Common Stock to me pursuant to the Merger will be registered with the SEC under the Act. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of Union Planters I may be deemed to have been an affiliate of Union Planters and the distribution by me of Restricted Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Restricted Securities issued to me as a result of the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145, or (iii) in the opinion of counsel in form and substance reasonably acceptable to Newco, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          4. I understand that Newco is under no obligation to register the sale, transfer or other disposition of Restricted Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          5. I also understand that stop transfer instructions will be given to Newco's transfer agent with respect to Restricted Securities and that there will be placed on the certificates for Restricted Securities issued to me, or securities issued in substitution therefor, a legend stating in substance:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE (A) WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND (B) MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT OR UNLESS (1) COVERED BY AN EFFECTIVE REGISTRATION

        STATEMENT UNDER SUCH ACT, (2) IN CONFORMITY WITH THE VOLUME AND OTHER LIMITATIONS OF RULE 145 UNDER SUCH ACT, OR (3) IN ACCORDANCE WITH A LEGAL OPINION IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO NEWCO THAT SUCH SALE OR TRANSFER IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT."

          6. I understand and agree that, unless the transfer by me of my Restricted Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Newco reserves the right, in its sole discretion, to put the following legend on the certificates issued to my transferee:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          7. I understand and agree that the legends set forth in paragraphs (5) and (6) above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Newco's transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I have delivered to Newco (i) a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Newco, or other evidence reasonably satisfactory to Newco to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) evidence or representations reasonably satisfactory to Newco that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 or pursuant to an effective registration under the Act.

          8. By executing this letter, without limiting or abrogating the agreements that I have made as set forth above, I am not admitting that I am an "affiliate" of Union Planters as described in the first paragraph of this letter or waiving any rights I may have to object to any claim that I am such an "affiliate" on or after the date of this letter.

          9. I understand and agree that the foregoing provisions also apply to
     (i) my spouse, (ii) any relative of mine or my spouse occupying my home,
     (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity, and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

          10. I understand and agree that this Letter Agreement will terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

          11. This Letter Agreement shall be governed by the Laws of the State of Delaware.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

ACCEPTED this   day of           , 2004:

NEWCO

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                     EXHIBIT 2-B

                              FORM OF AFFILIATE LETTER

    Newco

    Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Regions Financial Corporation, a Delaware corporation ("Regions"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of January 22, 2004 (the "Merger Agreement"), by and between Union Planters Corporation, a Tennessee corporation ("Union Planters") and Regions, Union Planters and Regions shall be merged with and into a direct wholly owned subsidiary of Union Planters and Regions organized under Delaware law ("Newco") with Newco as the surviving corporation (the "Merger"), and each share of common stock, par value $0.625 per share, of Regions ("Regions Common Stock") shall be converted into the right to
receive 1.2346 shares of common stock, par value $[     ] per share, of Newco
("Newco Common Stock"). I further understand that I may receive Newco Common Stock as a result of the exercise of Regions Stock Options or other similar Rights. All capitalized terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     I hereby represent, warrant and covenant to Newco that, in the event I receive any Newco Common Stock as a result of the Merger:

          1. The Newco Common Stock to be received by me as a result of the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, or any Regions Stock Option, Right or other interest (all such shares and securities being referred to herein as "Restricted Securities") will be taken for my own account, and not for others, directly or indirectly, in whole or in part, and I will not make any sale, transfer or other disposition of Restricted Securities in violation of the Act.

          2. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Restricted Securities to the extent I believed necessary with my counsel or counsel for Regions.

          3. I have been advised that the issuance of Newco Common Stock to me pursuant to the Merger will be registered with the SEC under the Act. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of Regions I may be deemed to have been an affiliate of Regions and the distribution by me of Restricted Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Restricted Securities issued to me as a result of the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145, or
     (iii) in the opinion of counsel in form and substance reasonably acceptable to Newco, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          4. I understand that Newco is under no obligation to register the sale, transfer or other disposition of Restricted Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          5. I also understand that stop transfer instructions will be given to Newco's transfer agent with respect to Restricted Securities and that there will be placed on the certificates for Restricted Securities issued to me, or securities issued in substitution therefor, a legend stating in substance:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE (A) WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND (B) MAY NOT BE SOLD,

        TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT OR UNLESS (1) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, (2) IN CONFORMITY WITH THE VOLUME AND OTHER LIMITATIONS OF RULE 145 UNDER SUCH ACT, OR (3) IN ACCORDANCE WITH A LEGAL OPINION IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO NEWCO THAT SUCH SALE OR TRANSFER IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT."

          6. I understand and agree that, unless the transfer by me of my Restricted Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Newco reserves the right, in its sole discretion, to put the following legend on the certificates issued to my transferee:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          7. I understand and agree that the legends set forth in paragraphs (5) and (6) above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Newco's transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I have delivered to Newco (i) a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Newco, or other evidence reasonably satisfactory to Newco to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) evidence or representations reasonably satisfactory to Newco that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 or pursuant to an effective registration under the Act.

          8. By executing this letter, without limiting or abrogating the agreements that I have made as set forth above, I am not admitting that I am an "affiliate" of Regions as described in the first paragraph of this letter or waiving any rights I may have to object to any claim that I am such an "affiliate" on or after the date of this letter.

          9. I understand and agree that the foregoing provisions also apply to
     (i) my spouse, (ii) any relative of mine or my spouse occupying my home,
     (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity, and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

          10. I understand and agree that this Letter Agreement will terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

          11. This Letter Agreement shall be governed by the Laws of the State of Delaware.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this  day of          , 2004:

NEWCO

By:
    --------------------------------------------------------
    Name:
    Title:

                                                                         ANNEX B

                                [UBS LETTERHEAD]

                                                                JANUARY 22, 2004

The Board of Directors
Regions Financial Corporation
417 North 20th Street
Birmingham, AL 35202

Dear Members of the Board:

     We understand that Regions Financial Corporation, a financial holding company and a Delaware corporation (the "Company"), is considering a transaction whereby each of the Company and Union Planters Corporation, a financial holding company and a Tennessee corporation ("UPC") will be merged (the "Merger") with and into a newly-formed subsidiary of the Company and UPC to be organized under Delaware law ("Newco"). Pursuant to the terms of the Agreement and Plan of Merger, draft dated January 22, 2004 (the "Merger Agreement") by and between UPC and the Company, each issued and outstanding share of the common stock of the Company, par value of $0.625 per share ("Company Common Stock") (other than certain shares specified in the Merger Agreement), will be converted into 1.2346 (the "Exchange Ratio") shares of common stock of Newco ("Newco Common Stock") and each issued and outstanding share of the common stock of UPC, par value of $5.00 per share ("UPC Common Stock") (other than certain shares specified in the Merger Agreement), will be converted into 1.0000 share of Newco Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.

     UBS Securities LLC ("UBS") has acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for its services. UBS also will receive a fee upon delivery of this opinion. In the past, UBS and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates have traded the securities of the Company and UPC, and may in the future trade the securities of the Company, UPC and Newco for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in any such securities.

     Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company's underlying business decision to effect the Merger, nor does our opinion constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any other matter. We have not been asked to, nor do we, offer any opinion as to any terms of the Merger Agreement or the form of the Merger. We express no opinion as to what the value of Newco Common Stock will be when issued pursuant to the Merger Agreement or the prices at which it will trade or otherwise be transferable at any time. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the Merger Agreement that we have examined, and that UPC, the Company and Newco will comply with all the terms of the Merger Agreement (without waiver, modification or amendment in any material respect). We have not been authorized to and have not solicited indications of interest in a possible business combination with the Company from any person.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects of the Company and UPC, including certain publicly available consensus financial forecasts and estimates relating to the Company and UPC that were reviewed and discussed with the management of the

Company, (ii) reviewed the reported prices and trading activity for Company Common Stock and UPC Common Stock, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company and UPC, including estimates and financial forecasts prepared by the managements of the Company and UPC, respectively, that were provided to us by the Company and UPC, respectively, and not publicly available, (iv) conducted discussions with members of the senior management of the Company and UPC concerning the businesses and financial prospects of the Company and UPC; (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and UPC, (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions that we believe to be generally relevant, (vii) considered certain pro forma effects of the Merger on the combined financial statements of the Company and UPC and reviewed certain estimates of synergies and other potential benefits prepared by Company management and reviewed and discussed with the management of UPC, (viii) reviewed drafts of the Merger Agreement and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or UPC, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies and other potential benefits referred to above, we have been advised by the management of the Company and UPC and have assumed, at your direction, that they reflect the best currently available estimates and reasonable judgments as to the future performance of the Company and UPC. In addition, we have assumed with your approval that these future financial results will be achieved and these synergies and other potential benefits will be realized, at the times and in the amounts projected by the management of the Company and UPC. In addition, we have also assumed, with your consent, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on any of the Company, UPC, Newco and the Merger. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

UBS SECURITIES LLC
By:            /s/ MICHAEL E. MARTIN             By:            /s/ P. OLIVIER SARKOZY
     ------------------------------------------       ------------------------------------------
              Name: Michael E. Martin                          Name: P. Olivier Sarkozy
              Title: Managing Director                         Title: Managing Director

                                                                         ANNEX C

                          [MORGAN STANLEY LETTERHEAD]

                                                                January 22, 2004

Board of Directors
Union Planters Corporation
6200 Poplar Avenue
Memphis, TN 38119

Members of the Board:

     We understand that Union Planters Corporation ("Union Planters") and Regions Financial Corporation ("Regions") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 21, 2004 (the "Merger Agreement") which provides, among other things, for a strategic business combination through the merger of Regions with and into a newly formed subsidiary of Regions and Union Planters ("NewCo") (the "First Step Merger") followed immediately thereafter by the merger of Union Planters with and into NewCo (the "Second Step Merger" and together with the First Step Merger, the "Combination"). Pursuant to the First Step Merger, each outstanding share of common stock, par value $0.625 per share, of Regions (the "Regions Common Stock"), other than shares held in the treasury or held by Union Planters or NewCo (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) will be converted into the right to receive
1.2346 shares of common stock, par value $0.01 per share of NewCo (the "NewCo Common Stock"). Pursuant to the Second Step Merger, each outstanding share of common stock, par value $5.00 per share, of Union Planters (the "Union Planters Common Stock") other than shares held by treasury or held by Regions or NewCo (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) will be converted into the right to receive one share (the "Exchange Ratio") of NewCo Common Stock. The terms and conditions of the Combination are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Union Planters Common Stock.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of Union Planters and Regions, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning Union Planters and Regions prepared by the managements of Union Planters and Regions, respectively, including, among other things, financial forecast and profit plans for each company;

          (iii) discussed the past and current operations and financial conditions and the prospects of Union Planters and Regions, including information relating to certain strategic, financial and operational benefits anticipated from the Combination, with senior executives of Union Planters and Regions, respectively;

          (iv) discussed the strategic rationale for the merger with senior management of Union Planters and Regions;

          (v) reviewed the pro forma impact of the Combination on the combined company's earnings per share, consolidated capitalization and financial ratios;

          (vi) reviewed the reported prices and trading activity for Union Planters Common Stock and Regions Common Stock;

          (vii) compared the financial performance of Union Planters and Regions and the prices and trading activity of Union Planters Common Stock and Regions Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (viii) reviewed the financial terms, to the extent publicly available, of certain precedent merger or combination transactions;

          (ix) participated in discussions and negotiations among representatives of Union Planters and Regions and their financial and legal advisors;

          (x) reviewed the draft Merger Agreement and certain related documents; and

          (xi) considered such other factors and performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, profit plans, including information regarding certain strategic, financial and operational benefits anticipated from the combination, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Union Planters and Regions. In addition, we have relied on the assessments by the managements of Union Planters and Regions of the strategic rationale of the Combination. We have assumed that the combination will be consummated in accordance with the terms of the Merger Agreement, including, among other things, that the Combination will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities (including any hedge or derivative positions) of Union Planters and Regions, nor have we been furnished with any such appraisals and we have not made any independent examination of the loan loss reserves or examined any individual loan credit files of Union Planters or Regions. In addition, we have assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals for the Combination, no restrictions will be imposed that would have any material adverse effect on Union Planters or Regions or on the benefits expected to be derived from the Combination. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Union Planters in connection with this transaction and will receive a fee for our services which is contingent upon the completion of the Combination. In the ordinary course of our business, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates may from time to time trade in the securities or the indebtedness of Union Planters and Regions for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In addition, Morgan Stanley and its affiliates may from time to time act as a counterparty to either Union Planters or Regions and have received compensation for such activities. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Union Planters and Regions and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Union Planters in respect to the Combination with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which NewCo Common Stock will trade following consummation of the Combination, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Union Planters should vote at the shareholders' meeting in connection with the Combination.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Union Planters Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:    /s/ JONATHAN M. PRUZAN
                                            ------------------------------------
                                              Jonathan M. Pruzan
                                              Managing Director